AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 1996
                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          MIDSTREAM COMBINATION CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      1321
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)

            DELAWARE                                   94-3248415
(STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                                 1301 MCKINNEY
                              HOUSTON, TEXAS 77010
                                 (713) 754-3546
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                                 DAVID R. DUNN
                                   PRESIDENT
                                 1301 MCKINNEY
                              HOUSTON, TEXAS 77010
                                 (713) 754-3546
            (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------
                                WITH COPIES TO:

          TERRY M. KEE                            DAVID S. PETERMAN, P.C.
PILLSBURY MADISON & SUTRO LLP          AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
    235 MONTGOMERY STREET                  1900 PENNZOIL PLACE -- SOUTH TOWER
SAN FRANCISCO, CALIFORNIA 94104                    711 LOUISIANA STREET
                                                    HOUSTON, TEXAS 77002

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after the effective date of this Registration Statement
                            ------------------------

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [X]

                        CALCULATION OF REGISTRATION FEE

                                                      PROPOSED        PROPOSED
                                                       MAXIMUM         MAXIMUM         AMOUNT OF
TITLE OF SECURITIES TO BE        AMOUNT TO BE       OFFERING PRICE    AGGREGATE      REGISTRATION
       REGISTERED                REGISTERED(1)         PER UNIT      OFFERING PRICE    FEE(2)(3)
- --------------------------------------------------------------------------------------------------
Common Stock, $.01 par value   33,928,605 shares    Not Applicable    Not Applicable   $190,848
- --------------------------------------------------------------------------------------------------

(1) The number of shares of Common Stock of the Registrant to be registered is based upon the number of outstanding shares of NGC Corporation Common Stock that NGC Corporation estimates will be issued and outstanding as of the Closing Date (hereinafter defined), excluding shares of NGC Corporation Common Stock owned by two industrial stockholders of NGC Corporation which will be issued their shares of the Registrant's Common Stock pursuant to an exemption from registration under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of the number of shares of NGC Corporation Common Stock to be cancelled in connection with the Combination, computed in accordance with Rule 457(c) on the basis of the average of the high and low prices per shares of NGC Corporation Common Stock on the New York Stock Exchange on July 30, 1996.

(3) A fee of $202,714.18 was paid under Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing of preliminary proxy materials with the Commission on June 7, 1996. Rule 457(b) under the Securities Act permits the fee required hereby to be offset by the amount already paid under Section 14(g). Accordingly, no additional fee is required to be paid with this filing.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE
ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------

              CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORMS S-4 AND
      PROXY STATEMENT/PROSPECTUS PURSUANT TO ITEM 501(B) OF REGULATION S-K


            FORM S-4 ITEM                LOCATION IN PROXY STATEMENT/PROSPECTUS
- -------------------------------------  ----------------------------------------

A. INFORMATION ABOUT THE RANSACTION

 1.  Forepart of Registration
     Statement and Outside Front
     Cover Page of Prospectus........   Outside Front Cover Page
 2.  Inside Front and Outside Back
     Cover Pages of Prospectus.......   Table of Contents; Available
                                        Information; Incorporation of Certain
                                        Information by Reference

 3.  Risk Factors, Ratio of Earnings
     to Fixed Charges and Other
     Information.....................   Summary; Risk Factors; The Combination;
                                        Contributed Warren Business; Contributed
                                        NGBU Business

 4.  Terms of the Transaction........   Incorporation of Certain Information by
                                        Reference; Summary; The Special Meeting;
                                        The Combination; Certain Provisions of
                                        the Combination Agreement; Comparisons
                                        of Rights of Holders of NGC Common Stock and New NGC Common Stock

 5.  Pro Forma Financial Information.   Not Applicable (See Summary Business
                                        Strategy and Operations of New NGC)

 6.  Material Contacts with Company
     Being Acquired..................   Summary; The Combination; Certain
                                        Provisions of the Combination Agreement

 7.  Additional Information Required
     for Reoffering by Persons and
     Parties Deemed to be
     Underwriters....................   Not Applicable

 8.  Interests of Named Experts and
     Counsel.........................   Not Applicable

 9.  Disclosure of Commission
     Position on Indemnification for
     Securities Act Liabilities......   Not Applicable

B. INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3
     Registrants......................  Not Applicable

11.  Incorporation of Certain
     Information by Reference.........  Not Applicable

12.  Information with Respect to S-2
     or S-3 Registrants...............  Not Applicable

13.  Incorporation of Certain
     Information by Reference.........  Not Applicable

14.  Information with Respect to
     Registrants Other Than S-3 or
     S-2 Registrants.................   Outside Front Cover Page; Summary;
                                        Contributed Warren Business; Contributed
                                        NGBU Business; Summary Business Strategy and Operations of New NGC

C. INFORMATION ABOUT THE ACQUIRING COMPANY

15.  Information with Respect to S-3
     Companies.......................   Outside Front Cover Page; Available
                                        Information; Incorporation of Certain
                                        Information by Reference; Summary; The
                                        Combination; Summary Business Strategy
                                        and Operations of New NGC

16.  Information with Respect to S-2
     or S-3 Companies.................  Not Applicable

17.  Information with Respect to
     Companies Other Than S-2 or S-3
     Companies.......................   Not Applicable

 D.  VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents
     or Authorizations Are to be
     Solicited.......................   Available Information; Incorporation of
                                        Certain Information by Reference

     (1)  Date, Time and Place
          Information................   Outside Front Cover Page; Summary; The
                                        Special Meeting

     (2)  Revocability of Proxy......   Summary; The Special Meeting

     (3)  Dissenters' Rights of
          Appraisal.................    Summary; The Combination

     (4)  Persons Making the
          Solicitation..............    Outside Front Cover Page; Summary; The
                                        Special Meeting

     (5)  Interest of Certain Matters
          to be Acted Upon and Voting
          Securities and Principal
          Holders Thereof............   Summary; The Special Meeting; The
                                        Combination; Certain Provisions of the
                                        Combination Agreement; Principal
                                        Stockholders

     (6)  Vote Required for
          Approval...................   Summary; The Special Meeting

     (7)  Directors and Executive
          Officers' Executive
          Compensation, and Certain
          Relationships and Related
          Transactions...............   Summary; Management and Operations After
                                        the Combination

19.  Information if Proxies, Consents
     or Authorizations are not to be
     Solicited in an Exchange
     Offer...........................   Not Applicable


                                 NGC CORPORATION
                       13430 NORTHWEST FREEWAY, SUITE 1200
                              HOUSTON, TEXAS 77040

To the Stockholders of NGC Corporation:

         Enclosed are a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus, and a Proxy for a Special Meeting of Stockholders (the "Special Meeting") to be held on Friday, August 30, 1996 at 9:00 a.m., Central time, at 13430 Northwest Freeway, Suite 1200, Houston, Texas 77040.

         At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt that certain Combination Agreement and Plan of Merger (the "Combination Agreement"), dated as of May 22, 1996, among NGC Corporation ("NGC"), Chevron U.S.A. Inc ("Chevron") and its wholly-owned subsidiary, Midstream Combination Corp. ("Newco"), which provides for a strategic combination (the "Combination") of NGC with substantially all of Chevron's midstream assets (collectively, the "Contributed Businesses") and certain strategic alliances. In particular, the Combination Agreement contemplates that the following actions will take place:

                  (i) Chevron and certain of its affiliates (collectively, the "Contributing Parties") will contribute to Newco their right, title and interest in the Contributed Businesses (the "Contribution") in exchange for (A) the issuance by Newco to Chevron of approximately 38.6 million shares of Newco Common Stock and approximately 7.8 million shares of Newco Series A Participating Preferred Stock, (B) the assumption by Newco of an aggregate principal amount of approximately $155.4 million in indebtedness of Chevron, subject to certain adjustments, (C) the issuance by Newco of a promissory note payable on demand to the Contributing Parties in the principal amount of $138.4 million, subject to certain adjustments, and (D) the assumption by Newco of substantially all of the liabilities and obligations related to the Contributed Businesses, which NGC's management does not believe are material when compared to the assets to be acquired;

                  (ii) NGC and Chevron, or affiliates thereof, will enter into certain supply, sales and service agreements with respect to natural gas, natural gas liquids and electricity pursuant to which, among other things, New NGC (hereinafter defined) will have the right to (i) purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States and (ii) participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities; and

                  (iii) immediately following the Contribution, NGC will merge with and into Newco, and Newco will be the surviving corporation (in such capacity, "New NGC") and will be renamed "NGC Corporation" and New NGC, as successor in interest to NGC, will assume NGC's rights and obligations under the aforementioned supply, sales and services agreements.

         Upon the consummation of the Combination, each issued and outstanding share of NGC Common Stock will be automatically converted, without any action on the part of the holder thereof, into one share of New NGC Common Stock, and each share of Newco Common Stock and Newco Series A Participating Preferred Stock will remain issued and outstanding as one share of New NGC Common Stock and New NGC Series A Participating Preferred Stock, respectively. Upon consummation of the Combination, the former NGC stockholders will own approximately 74.2% of the issued and outstanding shares of New NGC Common Stock, and Chevron will own the remaining approximately 25.8% of the issued and outstanding shares of New NGC Common Stock and all of the issued and outstanding shares of New NGC Series A Participating Preferred Stock. The New NGC Series A Participating Preferred Stock is convertible into New NGC Common Stock upon the occurrence of certain events. If all of the shares of New NGC Series A Participating Preferred Stock were converted into shares of New NGC Common Stock, the former NGC stockholders and Chevron would own approximately 70.5% and 29.5%, respectively, of the issued and outstanding shares of New NGC Common Stock. Stockholders are urged to review carefully the enclosed Proxy Statement/Prospectus which contains a detailed description of the Combination.

         THE BOARD OF DIRECTORS OF NGC BELIEVES THAT THE COMBINATION IS IN THE BEST INTEREST OF NGC AND ALL OF ITS STOCKHOLDERS. ACCORDINGLY, ON MAY 20, 1996, THE NGC BOARD UNANIMOUSLY APPROVED THE COMBINATION AGREEMENT AND THE COMBINATION AND RECOMMENDS THAT THE NGC STOCKHOLDERS VOTE FOR APPROVAL OF THE COMBINATION AGREEMENT AND THE COMBINATION. THE BOARD OF DIRECTORS OF NGC HAS RECEIVED A WRITTEN OPINION FROM ITS FINANCIAL ADVISOR, LEHMAN BROTHERS INC., DATED AS OF MAY 20, 1996, THAT THE CONSIDERATION TO BE PAID BY NGC FOR THE CONTRIBUTED BUSINESSES PURSUANT TO THE COMBINATION AGREEMENT IS FAIR TO NGC FROM A FINANCIAL POINT OF VIEW AS OF THAT DATE.

         All stockholders are invited to attend the Special Meeting in person. Pursuant to the Delaware General Corporation Law (the "DGCL"), the affirmative vote of holders of at least a majority of the issued and outstanding shares of NGC Common Stock is required to approve the Combination Agreement.

         In order that your shares may be represented at the Special Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting in person you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.

         We appreciate the support of our stockholders and look forward to the future of New NGC and its strategic business alliances with Chevron.

                                                           C. L. Watson
                                                           Chairman of the Board

Houston, Texas
August 2, 1996
Enclosures

                                NGC CORPORATION
                      13430 NORTHWEST FREEWAY, SUITE 1200
                              HOUSTON, TEXAS 77040
                              TEL: (713) 507-6400
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 30, 1996
                            ------------------------

     A Special Meeting of Stockholders (the "Special Meeting") of NGC CORPORATION, a Delaware corporation ("NGC"), will be held on Friday, August 30, 1996 at 9:00 a.m., Central time, at 13430 Northwest Freeway, Suite 1200, Houston, Texas 77040, for the following purposes:

         (i) To consider and vote upon a proposal to approve and adopt a Combination Agreement and Plan of Merger, dated as of May 22, 1996 (the "Combination Agreement"), that has been entered into by NGC, Chevron U.S.A. Inc., a Pennsylvania corporation ("Chevron"), and Midstream Combination Corp., a Delaware corporation and wholly-owned subsidiary of Chevron ("Newco"), and the transactions contemplated thereby; and

         (ii) To transact such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

         The Combination Agreement provides for a strategic combination of NGC with substantially all of Chevron's midstream assets and certain strategic alliances (the "Combination"). In particular, the Combination Agreement contemplates that the following actions will take place: (a) Chevron and certain of its affiliates (collectively, the "Contributing Parties") will contribute to Newco their right, title and interest in the Contributed Businesses (the "Contribution") in exchange for (i) the issuance by Newco to Chevron of 38,623,210 shares of Newco Common Stock and 7,815,363 shares of Newco Series A Participating Preferred Stock, (ii) the assumption by Newco of an aggregate principal amount of approximately $155.4 million in indebtedness of Chevron, subject to certain adjustments, (iii) the issuance by Newco of a promissory note payable on demand to the Contributing Parties in the principal amount of $138.4 million, subject to certain adjustments and (iv) the assumption by Newco of substantially all of the liabilities and obligations related to the Contributed Businesses, which NGC's management does not believe are material when compared to the assets to be acquired, (b) New NGC (hereinafter defined) and Chevron, or affiliates thereof, will enter into certain ancillary supply, sales and service agreements with respect to natural gas, natural gas liquids and electricity, pursuant to which, among other things, New NGC will have the right to (i) purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States and (ii) participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities; and (c) immediately following the Contribution, NGC will merge with and into Newco, and Newco will be the surviving corporation (in such capacity, "New NGC") and will be renamed "NGC Corporation" and New NGC, as the successor in interest to NGC, will assume NGC's rights and obligations under the aforementioned supply, sales and services agreements.

         Stockholders of record of NGC Common Stock at the close of business on July 19, 1996 (the "Record Date") will be entitled to vote at the Special Meeting and any adjournment thereof. Only holders of record of NGC Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination by any NGC stockholder at NGC's office, for purposes pertaining to the Special Meeting, during normal business hours for a period of at least ten days prior to the Special Meeting.

         You are cordially invited and urged to attend the Special Meeting in person. Whether or not you plan to attend, please complete, sign, date and promptly return the enclosed Proxy in the enclosed self-addressed, stamped envelope. A stockholder of NGC who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting.

         THE BOARD OF DIRECTORS OF NGC HAS APPROVED AND ADOPTED THE COMBINATION AGREEMENT AND THE COMBINATION. THE BOARD OF DIRECTORS OF NGC RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE COMBINATION AGREEMENT AND THE COMBINATION. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF NGC, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR COOPERATION IS APPRECIATED.

                                         By order of the Board of Directors,
                                         NGC CORPORATION
                                         KENNETH E. RANDOLPH
                                         SECRETARY

Houston, Texas
August 2, 1996

                           PROXY STATEMENT/PROSPECTUS

                                NGC CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 30, 1996

                          MIDSTREAM COMBINATION CORP.
                               33,928,605 SHARES
                                OF COMMON STOCK,
                            PAR VALUE $.01 PER SHARE

         This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the stockholders of NGC Corporation, a Delaware corporation ("NGC"), in connection with the solicitation of proxies by the Board of Directors of NGC for use at a special meeting of stockholders of NGC to be held on August 30, 1996, and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, holders of shares of common stock, par value $.01 per share, of NGC ("NGC Common Stock") on the close of business on July 19, 1996 (the "Record Date") will consider and vote upon a proposal to approve and adopt a Combination Agreement and Plan of Merger, dated as of May 22, 1996 (the "Combination Agreement"), that has been entered into by NGC, Chevron U.S.A. Inc., a Pennsylvania corporation ("Chevron"), and Midstream Combination Corp., a Delaware corporation and wholly-owned subsidiary of Chevron ("Newco"). The Combination Agreement provides for a strategic combination of NGC with substantially all of Chevron's midstream assets and certain strategic alliances. In particular, the Combination Agreement contemplates that the following actions will take place:

                  (i) Chevron, Chevron Pipe Line Company, a Delaware corporation ("CPL"), and Chevron Chemical Company, a Delaware corporation ("Chevron Chemical" and together with Chevron and CPL, the "Contributing Parties") will contribute to Newco their right, title and interest (the "Contribution") in the Contributed Businesses (hereinafter defined) in exchange for (A) the issuance by Newco to Chevron of 38,623,210 shares of common stock, par value $.01 ("Newco Common Stock"), and 7,815,363 shares of Series A Participating Preferred Stock of Newco, par value $.01 ("Newco Series A Participating Preferred Stock"), (B) the assumption by Newco of an aggregate principal amount of approximately $155.4 million in indebtedness of Chevron, subject to adjustment, (C) the issuance by Newco of a promissory note payable on demand to the Contributing Parties in the principal amount of $138.4 million (the "Newco Note"), subject to certain adjustments and (D) the assumption by Newco of substantially all of the liabilities and obligations related to the Contributed Businesses, which NGC's management does not believe are material when compared to the assets to be acquired;

                  (ii) NGC and Chevron, or affiliates thereof, will enter into certain ancillary supply, sales and service agreements with respect to natural gas, natural gas liquids and electricity, pursuant to which, among other things, New NGC will have the right to (i) purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States and (ii) participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities; and

                  (iii) immediately following the Contribution, NGC will merge with and into Newco (the "Merger"), and Newco will be the surviving corporation (in such capacity, "New NGC") and will be renamed "NGC Corporation" and New NGC, as the successor in interest to NGC, will assume NGC's rights and obligations under the aforementioned supply, sales and services agreements.

         The transactions contemplated by the Combination Agreement and the agreements and other documents that will be entered into in connection with the Combination Agreement shall hereinafter be referred to as the "Combination."

         Following the consummation of the Combination, each issued and outstanding share of NGC Common Stock will be automatically converted without any action on the part of the holder thereof into one share of New NGC Common Stock, and each share of Newco Common Stock and Newco Series A Participating Preferred Stock will remain issued and outstanding as one share of New NGC Common Stock and New NGC Series A Participating Preferred Stock, respectively.

         This Proxy Statement/Prospectus also constitutes the prospectus for the offering of shares of New NGC Common Stock to be issued in the Combination to all holders of NGC Common Stock other than BG Holding and NOVA Gas (U.S.). In connection therewith, Newco has filed a Registration Statement (of which this Proxy Statement/Prospectus is a part) on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "SEC"). All information concerning NGC or New NGC contained or incorporated by reference in this Proxy Statement/Prospectus has been furnished by NGC, and all information concerning Newco and the Contributed Businesses contained in this Proxy Statement/Prospectus has been furnished by Chevron.

         SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR INFORMATION THAT SHOULD BE CONSIDERED REGARDING AN INVESTMENT IN NGC AND, UPON CONSUMMATION OF THE COMBINATION, NEW NGC.

                            ------------------------

         This Proxy Statement/Prospectus and the accompanying proxy are first being mailed to NGC stockholders on or about August 2, 1996.

THESE SECURITIES IN THE COMBINATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     --------------------------------------

         The date of this Proxy Statement/Prospectus is August 2, 1996.

                                  [MAP INSERT]

[The map will be of the United States and will indicate, among other things, the approximate location of each material gathering and processing facility, fractionator, terminal, marketing hub, underground storage facility, pipeline and certain other assets and offices of NGC and the Contributed Businesses.]

                                       2

                             AVAILABLE INFORMATION

         NGC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such materials can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at the prescribed rates. The NGC Common Stock is listed on the New York Stock Exchange (the "NYSE") and, as a result, the periodic reports, proxy statements and other information filed by NGC with the SEC can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         Newco has filed with the SEC the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of New NGC Common Stock to be issued pursuant to the Combination to all holders of NGC Common Stock other than BG Holding and NOVA Gas (U.S.). This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement, including exhibits filed as a part thereof, are available for inspection and copying at the SEC's offices as described above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         NGC's (i) Annual Report on Form 10-K/A for the year ended December 31, 1995, including the consolidated financial statements and schedule of NGC and the report thereon by Arthur Andersen LLP and the financial statements of Accord Energy Ltd. and the report thereon by Price Waterhouse contained in the Annual Report, as filed with the SEC on July 26, 1996 (as so amended, the "Form 10-K"),
(ii) Quarterly Report on Form 10-Q/A for the three month period ended March 31, 1996, as filed with the SEC on July 26, 1996 (as so amended, the "Form 10-Q"), and (iii) the Current Reports on Form 8-K dated January 21, 1996, May 22, 1996 and July 26, 1996, as filed with the SEC on January 23, 1996, May 24, 1996 and July 31, 1996, respectively, are each hereby incorporated by reference herein.

         All documents filed by NGC with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         NGC undertakes to provide without charge to each person to whom a copy of this Proxy Statement/Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement/Prospectus incorporates. Written or oral requests for such copies should be directed to NGC Corporation, 13430 Northwest Freeway, Suite 1200, Houston, Texas 77040, Attention: Investor Relations, telephone number
(713) 507-6400.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus or in the documents incorporated herein by reference in connection with the solicitation and the offering made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by NGC or Chevron. This Proxy Statement/Prospectus does

                                       3

not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities made under this Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has not been any change in the affairs of NGC, Newco or the Contributed Businesses since the date of this Proxy Statement/Prospectus other than as set forth in the documents incorporated herein by reference.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST FROM INVESTOR RELATIONS, NGC CORPORATION, 13430 NORTHWEST FREEWAY, SUITE 1200, HOUSTON, TEXAS 77040, TELEPHONE NUMBER 713/507-6400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 22, 1996.

                   UNCERTAINTY OF FORWARD LOOKING STATEMENTS

         This Proxy Statement/Prospectus, including any documents that are incorporated by reference as set forth in "Incorporation of Certain Information by Reference", contains forward looking statements. Such statements are typically punctuated by words or phrases such as "anticipate," "estimate," "projects," "management believes," "NGC believes" and words or phrases of similar import. Such statements are subject to certain risks, uncertainties or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that may have a direct bearing on New NGC's results of operations and financial condition are: (i) competitive practices in the industries in which New NGC will compete, (ii) fluctuations in energy commodity prices which have not been properly hedged or which are inconsistent with NGC's net open position in its energy marketing activities, (iii) environmental liabilities to which New NGC may become subject in the future which are not covered by an indemnity or insurance, (iv) the ability of New NGC to successfully integrate the operations of NGC and the Contributed Businesses after the consummation of the Combination, and (v) the impact of current and future laws and governmental regulations (particularly environmental regulations) affecting the energy industry in general and New NGC's operations in particular. FOR ADDITIONAL DISCUSSION OF THESE AND OTHER RISKS, SEE "RISK FACTORS" BEGINNING ON PAGE 20 OF THIS PROXY STATEMENT/PROSPECTUS.

                                       4

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

AVAILABLE INFORMATION .....................................................    3
INCORPORATION OF CERTAIN INFORMATION
  BY REFERENCE ............................................................    3
UNCERTAINTY OF FORWARD LOOKING
  STATEMENTS ..............................................................    4
SUMMARY ...................................................................    7
  Risk Factors ............................................................    7
  Summary Business Descriptions ...........................................    7
  Ownership Structure and
    Organization of New NGC After
    Consummation of the
    Combination ...........................................................    8
  The Special Meeting .....................................................    9
  The Combination .........................................................   11
  Stockholder Agreements ..................................................   15
  Ancillary Agreements ....................................................   16
  Accounting Treatment ....................................................   16
  Certain Federal Income Tax
    Consequences ..........................................................   16
  NYSE Listing ............................................................   17
  Appraisal Rights ........................................................   17
  Management After the Combination ........................................   17
  Comparative Rights of NGC and New
    NGC Stockholders ......................................................   17
  Market and Market Prices ................................................   17
  Dividend Policy .........................................................   18
  Recent Developments .....................................................   19
RISK FACTORS ..............................................................   20
  Fluctuations in Commodity Prices;
    Risk Management Activities ............................................   20
  Industry Consolidation and
  Competition .............................................................   21
  Integration of Businesses ...............................................   21
  Potentially Depressing Effect of
    Future Sales of New NGC Common
    Stock .................................................................   22
  Conflicts of Interest ...................................................   22
  Control by British Gas, NOVA and
    Chevron ...............................................................   23
  Governmental Regulation and
    Environmental Matters .................................................   24
  Principal Suppliers of Natural Gas
    and Natural Gas Liquids ...............................................   24
  Availability of Natural Gas Supply
    for Processing ........................................................   24
  Prohibition Against Conducting
    Certain Business Activities ...........................................   25
  Failure by Chevron to Transfer
    Assets Comprising the Contributed
    Businesses ............................................................   25
  Title to Properties .....................................................   26
  Governmental and Regulatory Filings
    and Approvals .........................................................   26
THE SPECIAL MEETING .......................................................   27
  General .................................................................   27
  Purposes of the Special Meeting .........................................   27
  Vote Required ...........................................................   27
  Voting of Proxies .......................................................   27
  Revocability of Proxies .................................................   27
  Solicitation of Proxies .................................................   28
  Record Date; Shares Entitled to
    Vote ..................................................................   28
  Quorum ..................................................................   28
THE COMBINATION ...........................................................   28
  Background of the Combination ...........................................   28
  Recommendation of the NGC Board of
    Directors .............................................................   31
  Opinion of Independent Financial
    Advisor ...............................................................   32
  Operation of Newco Prior to the
    Effective Time ........................................................   36
  Contribution; Merger; Conversion of
    NGC Common Stock ......................................................   36
  Effective Time ..........................................................   37
  Post-Combination Ownership
    Structure .............................................................   37
  NYSE Listing ............................................................   37
  Appraisal Rights ........................................................   38
  Management After the Combination ........................................   38
  Governmental and Regulatory Filings
    and Approvals .........................................................   38
  Accounting Treatment ....................................................   39
  Certain Federal Income Tax
    Consequences ..........................................................   39
CERTAIN PROVISIONS OF THE COMBINATION
  AGREEMENT ...............................................................   41
  General .................................................................   41
  Consideration Due to the
    Contributing Parties ..................................................   41
  Inability to Contribute Assets ..........................................   41
  Consideration Adjustment ................................................   43
  Employee Matters ........................................................   45
  Environmental Matters ...................................................   45
  Tax Matters .............................................................   45
  Representations and Warranties ..........................................   46
  Conduct of Business Prior to
    Combination ...........................................................   46
  Certain Pre-Closing Covenants ...........................................   47
  Conditions to the Combination ...........................................   48
  Amendments and Waivers ..................................................   49
  Termination .............................................................   49
  Adoption of Newco Certificate of
    Incorporation .........................................................   50
  Effect of Combination on Certain
    Debt of NGC ...........................................................   50
STOCKHOLDER AGREEMENTS ....................................................   50
  Voting Agreements .......................................................   50
  New NGC Stockholders Agreement ..........................................   50
  Scope of Business Agreement .............................................   53
  Registration Rights Agreement ...........................................   53
ANCILLARY AGREEMENTS ......................................................   54
  General .................................................................   54
  Natural Gas Purchase and Sale
    Agreement .............................................................   54
  Master Alliance Agreement ...............................................   55
  Master Natural Gas Processing
    Agreement .............................................................   55

                                       5



                                                                            PAGE
                                                                            ----

  Master Natural Gas Liquids Purchase
    Agreement .............................................................   55
  West Texas LPG Pipeline
    Agreements ............................................................   56
  Operating Agreement (Houston Area
    Pipelines) ............................................................   56
  Gas Supply and Service
    Agreements ............................................................   56
  Master Power Service Agreements .........................................   56
  Feedstock Sale and Refinery Product
    Purchase Agreements ...................................................   57
  Feedstock Sale and Refinery Product
    Master Services Agreement .............................................   57
  Barge Co. ...............................................................   57
  CCC Product Sale and Purchase
    Agreement .............................................................   57
  Chevron Chemical/Warren LP Services
    Agreement .............................................................   58
  Galena Park Services Agreement ..........................................   58
  Venice Operating Agreement ..............................................   58
  Product Storage Lease and Terminal
    Access Agreement (Venice) .............................................   58
  Lone Star Swap Transaction
    Confirmation (CUSA/NGC Master
    Swap Agreement) .......................................................   58
APPRAISAL RIGHTS ..........................................................   58
CONTRIBUTED WARREN BUSINESS ...............................................   59
  Business Description ....................................................   59
  Description of Properties ...............................................   62
CONTRIBUTED NGBU BUSINESS .................................................   65
  Overview ................................................................   65
  History .................................................................   65
  Gas Supply ..............................................................   65
  Gas Sales ...............................................................   65
  Transportation and Storage ..............................................   65
  Risk Management .........................................................   66
  Competition .............................................................   66
  Legal Proceedings .......................................................   66
  Employees ...............................................................   66
SUMMARY BUSINESS STRATEGY AND
  OPERATIONS OF NEW NGC ...................................................   66
  Business Strategy .......................................................   66
  Business and Properties of New
    NGC ...................................................................   67
  Inapplicability of Certain
    Financial Information .................................................   68

MARKET PRICE AND DIVIDENDS ON NGC
  COMMON STOCK ............................................................   69

MANAGEMENT AND OPERATIONS AFTER THE
  COMBINATION .............................................................   70
  Board of Directors and Executive
    Officers ..............................................................   70
  Committees of the New NGC Board of
    Directors .............................................................   73
  Compensation of Directors ...............................................   73

EXECUTIVE COMPENSATION ....................................................   74
  Stock Option Grants .....................................................   75
  Option Exercises and Year End Value
    Table .................................................................   75
  Employment Agreements ...................................................   75
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS ............................................................   78
  Indebtedness of Management ..............................................   78
  Business Relationships with NOVA;
    NOVA's Other Gas Services
    Businesses ............................................................   78
  Business Relationships with British
    Gas; British Gas' Other Gas
    Service Businesses ....................................................   79
  Business Relationships with
    Chevron; Chevron's Other
    Businesses ............................................................   80
PRINCIPAL STOCKHOLDERS ....................................................   81
DESCRIPTION OF NEWCO CERTIFICATE OF
  INCORPORATION AND BYLAWS ................................................   83
  General .................................................................   83
  Newco Common Stock ......................................................   83
  Newco Preferred Stock ...................................................   83
  Restrictions on Business
    Activities ............................................................   84
  Takeover Statute and Related
    Provisions ............................................................   84
COMPARISON OF RIGHTS OF HOLDERS OF
  NGC COMMON STOCK AND NEW NGC COMMON
  STOCK ...................................................................   86
  Certificate of Incorporation ............................................   86
  Bylaws ..................................................................   87
TRANSFER AGENT ............................................................   88
LEGAL MATTERS .............................................................   88
EXPERTS ...................................................................   88
STOCKHOLDER PROPOSALS .....................................................   88

                                   APPENDICES

APPENDIX I  -- GLOSSARY OF CERTAIN CAPITALIZED TERMS, ABBREVIATIONS AND OIL AND
               GAS INDUSTRY TERMS

APPENDIX II  -- COMBINATION AGREEMENT AND PLAN OF MERGER

APPENDIX III -- FAIRNESS OPINION OF LEHMAN BROTHERS INC.

APPENDIX IV -- CERTIFICATE OF INCORPORATION OF NEW NGC

                                       6


                                    SUMMARY

         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT / PROSPECTUS. CERTAIN CAPITALIZED TERMS USED IN THIS PROXY STATEMENT / PROSPECTUS ARE DEFINED ELSEWHERE HEREIN OR IN THE GLOSSARY ATTACHED HERETO AS APPENDIX I (THE "GLOSSARY").

RISK FACTORS

         STOCKHOLDERS OF NGC SHOULD CAREFULLY EVALUATE CERTAIN RISK FACTORS REGARDING AN INVESTMENT IN NGC OR, UPON CONSUMMATION OF THE COMBINATION, NEW NGC. SEE "RISK FACTORS."

SUMMARY BUSINESS DESCRIPTIONS

         NGC

         NGC is a leading North American marketer of natural gas, natural gas liquids ("NGLs"), crude oil and electric power and is engaged in natural gas gathering, processing and transportation through ownership and operation of natural gas processing plants, storage facilities and pipelines. Through joint ventures in both Canada and the United Kingdom, NGC has expanded geographically its vision of providing customers having multiple energy commodity needs with cost-effective products and value added services. Acting in the role of a large-scale aggregator, processor, marketer and supplier of multiple energy products and services, NGC has evolved into a "one-stop" energy commodity and service provider.

         NGC is a holding company that operates principally through two subsidiaries, Natural Gas Clearinghouse ("Clearinghouse") and Trident NGL, Inc. ("Trident"). NGC was formed through a strategic business combination (the "Trident Combination"), consummated on March 14, 1995, between Clearinghouse and Trident NGL Holding, Inc. ("Holding"), under which Holding was renamed NGC Corporation.

         The principal executive office of NGC is located at 13430 Northwest Freeway, Suite 1200, Houston, Texas 77040, and the telephone number of that office is (713) 507-6400.

         NEWCO/CONTRIBUTED BUSINESSES

         Newco is a wholly-owned subsidiary of Chevron that was formed in order to facilitate the consummation of the Combination and has conducted no activities other than in connection with the Combination Agreement and the Combination. The principal executive office of Newco is 1301 McKinney, Houston, Texas 77010 and the telephone number at such address is 713/754-3546.

         Pursuant to the Combination, the Contributing Parties will contribute to Newco substantially all of the assets comprising Warren Petroleum Company and Chevron's Natural Gas Business Unit and an undivided 49% interest in those assets that constitute the West Texas LPG Pipeline (the "Contributed West Texas LPG Pipeline Business"). As used in this Proxy Statement/Prospectus, (i) the term "Warren" shall refer to Warren Petroleum Company, an unincorporated division of Chevron, and the "Contributed Warren Business" shall refer to that portion of Warren that Chevron is contributing to Newco (which, upon consummation of the Combination, will become New NGC), (ii) the term "NGBU" shall refer to the Natural Gas Business Unit, an unincorporated business unit of the Chevron U.S.A. Production Co. division, and the "Contributed NGBU Business" shall refer to that portion of NGBU that Chevron is contributing to Newco pursuant to the Combination and (iii) the term "Contributed Businesses" shall refer to the Contributed Warren Business, the Contributed NGBU Business and the Contributed West Texas LPG Pipeline Business, collectively.

         Warren engages in all aspects of the NGLs business including gas gathering and processing, fractionating, storing, transporting and marketing. Warren is responsible for virtually all of Chevron's domestic NGL purchases and sales, its major gas processing operations east of the Rocky Mountains and Chevron's international liquified petroleum gas ("LPG") activities. NGBU markets Chevron's gas production from the lower 48 states and Chevron's Canadian production that is exported to the United States. NGBU is also responsible for the delivery of natural gas to Chevron's major United States downstream

                                       7

facilities. When profitable opportunities are available, NGBU purchases gas for resale and contracts for transportation or storage capacity. The West Texas LPG Pipeline consists of approximately 1,950 miles of 10-inch to 14-inch diameter pipeline that transports raw LPGs from natural gas processing plants located in eastern New Mexico and West Texas to fractionation facilities and terminals in Mont Belvieu, Texas. Upon consummation of the Combination, an affiliate of CPL will own the other 51% of the West Texas LPG Pipeline and CPL will serve as operator of the pipeline system.

         NEW NGC

         As a result of the combination of NGC with the Contributed Businesses' gathering, processing and fractionation facilities, New NGC will be a leading North American gatherer, processor, transporter and marketer of energy products and services.

         New NGC's integrated asset base will include, among other things, interests in approximately 15,000 miles of natural gas gathering and transmission pipelines, 57 gas processing plants, three NGL fractionation facilities, 60 million barrels of NGL storage capacity, three NGL import/export marine terminals, ten other NGL terminals and approximately 2,100 miles of NGL pipelines.

         NGC believes that New NGC's strategic alliances with Chevron, which will include the right to market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States, will further enhance New NGC's position as a leading marketer of energy products and its business strategy of being an "Energy Store" providing creative solutions for its customers. In addition, the combination of NGC's and the Contributed Businesses' midstream assets and marketing operations is expected to provide opportunities to reduce costs through reduction or elimination of duplicative functions and through the consolidation of certain facilities. Finally, after the Combination, NGC believes that New NGC will have a stronger balance sheet than NGC based on a comparison of NGC's debt-to-equity ratio immediately prior to the consummation of the Combination with New NGC's expected debt-to-equity ratio immediately after consummation of the Combination, thereby providing New NGC with greater financial flexibility for growth through acquisitions and enhancements to existing facilities.

         NGC believes that New NGC will also be positioned to capitalize on gathering, processing and marketing opportunities in Canada and on natural gas, crude oil and electric power marketing opportunities in the United Kingdom and potentially in Europe. In addition, NGC believes that New NGC will be positioned to market electric power domestically through Electric Clearinghouse, Inc., a wholly-owned subsidiary of NGC ("ECI"), as the deregulated electric power market continues to evolve. Through an alliance with Chevron, New NGC will have opportunities to provide electricity to Chevron's refineries, chemical plants and other United States facilities and to market or purchase excess electricity generated by such facilities.

         The principal executive office of New NGC will be located at 13430 Northwest Freeway, Suite 1200, Houston, Texas 77040, and the telephone number of that office will be (713) 507-6400.

         As used herein, unless the context otherwise requires, (i) the term "NGC" refers to NGC Corporation and its Subsidiaries, (ii) the term "Newco" refers to Midstream Combination Corp., a wholly-owned subsidiary of Chevron, and
(iii) the term "New NGC" refers to Newco, as the surviving corporation in the Combination, and its Subsidiaries upon consummation of the Combination. New NGC will own all of the assets and operations of both NGC and the Contributed Businesses.

OWNERSHIP STRUCTURE AND ORGANIZATION OF NEW NGC AFTER CONSUMMATION OF THE COMBINATION

         The chart below depicts the organization and ownership of New NGC Common Stock on a pro forma basis after giving effect to the Combination. The ownership percentages for certain stockholders set forth in the chart were calculated using certain information set forth in the most recent Schedule 13D filed with the SEC by each such stockholder. In order to more clearly set forth the pro forma ownership interests of New NGC Common Stock, the chart does not

                                       8

attribute beneficial ownership of certain shares of New NGC Common Stock to more than one holder or group of holders, as the case may be, nor does the chart attribute beneficial ownership of shares that an individual or group has the right to acquire upon the exercise of options and warrants exercisable within 60 days of July 19, 1996, by such individual or group, and thus reflects certain ownership percentages that differ from those set forth under the caption "Principal Stockholders."

- ----------------  ----------------  ----------------  -------------------  ----------------  ----------------
|              |  |              |  |              |  | PEP Individuals |  |              |  |              |
|  BG Holding  |  |  NOVA Gas    |  |  Chevron     |  | and Associated  |  |   Public     |  |     Other    |
|              |  |   (U.S.)     |  |              |  |     Persons     |  | Stockholders |  |              |
- ----------------  ----------------  ----------------  -------------------  ----------------  ----------------
    | 25.8%(1)(2)   | 25.8%(1)        | 25.8%(1)            | 11.3%(1)         | 10.7%(1)       | 0.6%(1)(3)
    |               |                 |                     |                  |                |
    ---------------------------------------------------------------------------------------------
                                                     |
                                                     |
                                              ----------------
                                              |   New NGC    |
                                              ----------------
                                                      |
                                                      |
     ----------------------------------------------------------------------------------------------------
     |                       |                        |                      |                          |
     |                       |                        |                      |                          |
- ----------------    --------------------    --------------------    --------------------   --------------------
|              |    |   Natural Gas    |    |                  |    | Warren Petroleum |   |     Electric     |
|   NOTTI(4)   |    |  Clearninghouse  |    | Trident NGL, Inc.|    |     Company,     |   |  Clearinghouse,  |
|              |    |       (5)        |    |                  |    |     Limited      |   |       Inc.       |
|              |    |                  |    |                  |    |  Partnership (6) |   |                  |
- ----------------    --------------------    --------------------    --------------------   --------------------

- ------------

(1) These ownership percentages do not give effect to the 7,815,363 shares of New NGC's Series A Participating Preferred Stock, $.01 par value per share ("New NGC Series A Participating Preferred Stock") that will be owned by Chevron after consummation of the Combination. Each share of New NGC Series A Participating Preferred Stock is convertible into one share of New NGC Common Stock upon the occurrence of certain events. See "Description of Newco Certificate of Incorporation and Bylaws -- Newco Preferred Stock". If all of the shares of New NGC Series A Participating Preferred Stock were converted into shares of New NGC Common Stock, the ownership percentages of New NGC Common Stock would be (i) BG Holding, 24.5%, (ii) NOVA Gas (U.S.), 24.5%, (iii) Chevron, 29.5%, (iv) the PEP Individuals and Associated Persons, 10.7%, (v) the Public Stockholders, 10.3%, and (iv) Other, 0.5%.

(2) British Gas plc has announced its intention, subject to shareholder approval, to enter into a de-merger transaction, which will create two separate publicly-traded companies: TransCo International and British Gas Energy. TransCo International will continue to own the shares of New NGC Common Stock issued to BG Holding. British Gas Energy will include British Gas plc's interests in the Accord Energy joint venture with NGC.

(3)      Includes shares held by the trustee of the NGC Savings Plan.

(4) NGC Oil Trading and Transportation, Inc., or NOTTI, is an indirect wholly-owned subsidiary of NGC that conducts NGC's oil trading and transportation activities, and, upon consummation of the Combination, will continue to conduct such activities for New NGC.

(5) On the Closing Date, the Contributed NGBU Business will be operated by Clearinghouse, which will conduct New NGC's natural gas marketing operations.

(6) After the consummation of the Combination, New NGC will transfer the assets and operations of the Contributed Warren Business to a wholly-owned subsidiary named Warren Petroleum Company, Limited Partnership ("Warren LP").

         On May 22, 1996, NGC, BG Holdings, Inc., a Delaware corporation ("BG Holding") and indirect wholly-owned subsidiary of British Gas plc, NOVA Gas Services (U.S.) Inc., a Delaware corporation ("NOVA Gas (U.S.)") and indirect wholly-owned subsidiary of NOVA Corporation, and Chevron entered into a stockholders agreement (the "New NGC Stockholders Agreement"), the effectiveness of which is conditioned upon the consummation of the Combination. The New NGC Stockholders Agreement contains certain provisions relating to, among other things, voting arrangements (including, among other things, provisions relating to the election of directors), transfer restrictions and corporate governance. See "Stockholders Agreements -- New NGC Stockholders Agreement" for further information on the New NGC Stockholders Agreement.

THE SPECIAL MEETING

         TIME, DATE AND PLACE. The Special Meeting is scheduled to be held on Friday, August 30, 1996 at 9:00 a.m., Central time, at 13430 Northwest Freeway, Suite 1200, Houston, Texas 77040.

                                       9

         PURPOSES OF THE SPECIAL MEETING. The purposes of the Special Meeting are to (i) consider and vote upon a proposal to approve and adopt the Combination Agreement and approve the transactions contemplated thereby, including the Combination and (ii) transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

         VOTE REQUIRED. The affirmative vote of the holders of at least a majority of all outstanding shares of NGC Common Stock is required to approve and adopt the Combination Agreement. As a result, abstentions, failures to vote and broker non-votes will have the same effect as votes against the Combination Agreement since they are not votes for approval. Pursuant to the Voting Agreements (as hereinafter defined), holders of a sufficient number of shares (approximately 80% of the issued and outstanding shares of NGC Common Stock as of the Record Date) have agreed to approve the Combination Agreement and the Combination.

         VOTING OF PROXIES. Shares of NGC Common Stock represented by properly executed proxies received at or prior to the Special Meeting, and which have not thereafter been properly revoked as described below, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Combination Agreement and the Combination, and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting.

         REVOCABILITY OF PROXIES. An NGC stockholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by any manner permitted by law, including (i) giving written notice of revocation by mail or facsimile to NGC prior to the Special Meeting or (ii) properly submitting to NGC by mail or facsimile a duly executed proxy bearing a later date. Submissions to NGC should be made to NGC Corporation, Attn: Corporate Secretary, at 13430 Northwest Freeway, Suite 1200, Houston, Texas 77040, facsimile number (713) 507-6808. Any beneficial owner whose shares of NGC Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to change such beneficial holder's vote should contact such registered holder promptly and instruct such registered holder on such beneficial owner's behalf. There is no guarantee that there will be sufficient time prior to the Special Meeting for the registered holder to deliver a revocation upon instruction by the beneficial owner.

         SOLICITATION OF PROXIES. NGC will bear the cost of the solicitation of proxies from its stockholders. In addition to the solicitation of proxies by mail, directors, officers and employees of NGC may solicit proxies from stockholders personally or by telephone, telegraph or facsimile transmissions. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for their out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with banks, brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of NGC Common Stock held of record by such beneficial owners, and, upon request, NGC will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

         RECORD DATE; SHARES ENTITLED TO VOTE. The close of business on July 19, 1996 has been fixed as the Record Date for determining holders of shares of NGC Common Stock entitled to notice of and to vote at the Special Meeting. As of the Record Date, 111,073,380 shares of NGC Common Stock were outstanding and held of record by 273 holders. The NGC Common Stock is the only class of capital stock of NGC issued and outstanding. Each stockholder of record as of the close of business on the Record Date is entitled at the Special Meeting to one vote for each share of NGC Common Stock held.

         QUORUM. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of NGC Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Pursuant to the Voting Agreements, holders of a sufficient number of shares (approximately 80% of the issued and outstanding

                                       10

shares of NGC Common Stock as of the Record Date) to constitute a quorum have agreed to attend the Special Meeting in person or by proxy and vote such shares in favor of the Combination Agreement and the Combination.

THE COMBINATION

         GENERAL. The description of the terms and conditions of the Combination, the Combination Agreement and any related documents in this Proxy Statement / Prospectus is qualified in its entirety by reference to the copy of the Combination Agreement, attached as Appendix II to this Proxy Statement / Prospectus, and to each of the other Appendices and exhibits to this Proxy Statement / Prospectus. NGC stockholders are urged to read the Combination Agreement and such other Appendices and exhibits carefully in their entirety.

         CONTRIBUTION; MERGER; CONVERSION OF NGC COMMON STOCK. Pursuant to the Combination Agreement, on the Closing Date and immediately prior to the Effective Time (as defined in the Glossary), the Contributing Parties will contribute the Contributed Businesses to Newco in exchange for (i) the issuance by Newco to Chevron of 38,623,210 shares of Newco Common Stock and 7,815,363 shares of Newco Series A Participating Preferred Stock, (ii) the assumption by Newco of an aggregate principal amount of approximately $155.4 million in indebtedness owed by Chevron to an affiliate of Chevron, subject to certain adjustments, (iii) the issuance by Newco to the Contributing Parties of the Newco Note in an aggregate principal amount of $138.4 million, subject to certain adjustments and (iv) the assumption by Newco of substantially all of the liabilities and other obligations relating to the Contributed Businesses, which NGC's management does not believe are material when compared to the assets being acquired. NGC and Chevron, or affiliates thereof, will enter into certain ancillary supply, sales and service agreements with respect to natural gas, natural gas liquids and electricity pursuant to which, among other things, New NGC (as successor in interest to NGC) will have the right to (i) purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical, in the United States and (ii) participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical plants, as well as to purchase or market excess electricity generated by such facilities. See "Ancillary Agreements." After the Contribution, NGC will merge with and into Newco, and Newco will be the surviving corporation in the Merger and will continue its existence under the DGCL as "NGC Corporation."

         Following the consummation of the Combination, each issued and outstanding share of NGC Common Stock will be automatically converted without any action on the part of the holder thereof into one share of New NGC Common Stock, and each share of Newco Common Stock and Newco Series A Participating Preferred Stock will remain issued and outstanding as one share of New NGC Common Stock and New NGC Series A Participating Preferred Stock, respectively. Upon consummation of the Combination, the former NGC stockholders will own approximately 74.2% of the issued and outstanding shares of New NGC Common Stock and Chevron will own the remaining approximately 25.8% of the issued and outstanding shares of New NGC Common Stock and all of the issued and outstanding shares of New NGC Series A Participating Preferred Stock. The New NGC Series A Participating Preferred Stock is convertible into New NGC Common Stock upon the occurrence of certain events. If all of the shares of New NGC Series A Participating Preferred Stock were converted into shares of New NGC Common Stock, the former NGC stockholders and Chevron would own approximately 70.5% and 29.5%, respectively, of the issued and outstanding shares of New NGC Common Stock.

         RECOMMENDATION OF THE NGC BOARD OF DIRECTORS. The Board of Directors believes that the terms of the Combination are fair to and in the best interests of NGC and its stockholders. ACCORDINGLY, THE NGC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE COMBINATION AGREEMENT AND THE COMBINATION AND RECOMMENDS THAT THE NGC STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE COMBINATION AGREEMENT AND THE COMBINATION. For a discussion of the factors

                                       11

considered by the NGC Board of Directors in reaching its decision and the reasons given for its decision see "The Combination -- Background of the Combination" and " -- Recommendation of the NGC Board of Directors." As mentioned above, holders of approximately 80% of the outstanding shares of NGC Common Stock as of the Record Date (including BG Holding, NOVA Gas (U.S.) and certain of the executive officers of NGC) have agreed to vote for the approval of the Combination Agreement and the Combination.

         OPINION OF INDEPENDENT FINANCIAL ADVISOR. On May 20, 1996, Lehman Brothers Inc., an internationally recognized investment banking firm ("Lehman Brothers"), delivered an oral opinion to the effect that, based on various considerations and assumptions, the consideration to be paid by NGC for the Contributed Businesses was, as of that date, fair from a financial point of view. Lehman Brothers subsequently confirmed its oral opinion by delivery of its written opinion to the NGC Board of Directors dated as of May 20, 1996. In rendering its opinion, Lehman Brothers, among other things, reviewed information about the Contributed Businesses provided to it by Chevron and certain publicly available and other information about the Contributed Businesses, reviewed financial projections prepared by NGC relating to New NGC and NGC on a standalone basis and by Chevron with respect to the Contributed Businesses, conducted discussions with members of senior management of each of NGC, Warren and Chevron, reviewed certain information relating to comparable transactions and companies, reviewed financial information relating to the Combination and reviewed the Combination Agreement and certain agreements to be entered into in connection therewith.

         A copy of the full text of Lehman Brothers written opinion which sets forth assumptions made, procedures followed, matters considered and limits of Lehman Brothers' review, is attached to this Proxy Statement/Prospectus as Appendix III and is incorporated herein by reference, and should be read carefully in its entirety.

         REPRESENTATIONS AND WARRANTIES. The Combination Agreement contains representations and warranties customary in transactions such as the Combination by each of NGC and Chevron relating to, among other things, corporate status and authority, the authorization and validity of the Combination Agreement, capitalization, the business and operations of NGC and the Contributed Businesses and governmental approvals and consents.

         CONDUCT OF BUSINESS PENDING THE COMBINATION. The Combination Agreement restricts the ability of NGC, Chevron (with respect to the Contributed Businesses) and Newco to take certain actions and enter into certain transactions pending the Combination.

         CONDITIONS TO THE CONSUMMATION OF THE COMBINATION. The obligation of NGC and Chevron to effect the Combination is subject to certain conditions or waivers of such conditions, including, among others, the representations and warranties in the Combination Agreement having been true and correct and no material breaches thereof having occurred; the receipt of certain regulatory approvals; the adoption and approval of the Combination Agreement by NGC's stockholders; each party having received a legal opinion of the other party's counsel; and the execution of certain agreements attached to the Combination Agreement as exhibits.

         GOVERNMENTAL AND REGULATORY APPROVALS. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), certain acquisition transactions, including the Combination, may not be consummated unless certain information has been furnished to the United States Federal Trade Commission (the "FTC") and the United States Department of Justice and certain waiting period requirements have been satisfied. Under the HSR Act, certain parties with significant interests in the Combination, including NGC, Chevron, British Gas plc, NOVA Corporation, and Messrs. C.L. Watson (Chairman, Chief Executive Officer and President of NGC), Stephen W. Bergstrom (Senior Vice President of NGC and President of Clearinghouse), Kenneth E. Randolph (Senior Vice President, General Counsel and Secretary of NGC) and Jacob S. Ulrich (President of NGC's Accord Energy Ltd. subsidiary), filed Notification and Report Forms under the HSR Act to provide the FTC with certain information in order to allow the FTC to evaluate the

                                       12

antitrust aspects of the Combination. On July 12, 1996, the FTC issued second requests for information under the HSR Act to NGC and Chevron. The issuance of a second request indicates that the FTC believes that the Combination raises issues under the antitrust laws that require close examination.

         NGC and Chevron have participated in discussions in which members of the FTC Staff have expressed significant antitrust concerns concerning the Combination, focused upon certain fractionation facilities and operations that comprise a part of NGC and the Contributed Businesses. The FTC Staff is continuing to investigate the Combination, and NGC and Chevron have supplied documents and information in response to the FTC's second requests. To date, there have been no discussions by NGC or Chevron with the Commissioners of the FTC, and the FTC itself, to the knowledge of NGC and Chevron, has taken no position with respect to the antitrust merits of the Combination. The outcome of the ongoing investigation is uncertain.

         NGC and Chevron are vigorously defending the legality of the Combination under the antitrust laws. There can be no assurance, however, that the FTC will not request the divestiture of certain assets in order to resolve antitrust concerns that it may find are presented by the Combination. In the event the FTC makes such a request and NGC and Chevron agree, the divestiture commitment would likely be embodied in a consent decree requiring New NGC to accomplish the divestiture within a specified period of time following consummation of the Combination. In such an event, New NGC may not be able to realize the full fair value of an asset that was required to be sold, or may be required to dispose of an asset that it considers important in deriving the full benefits and synergies from the Combination.

         If the parties were unable to resolve any antitrust concerns expressed by the FTC, either through a consent decree or through an FTC decision to close its investigation, and were to proceed toward consummation of the Combination, it is likely that the FTC would seek to enjoin the Combination, in whole or in part, under the antitrust laws by filing a complaint in a United States District Court requesting the court to temporarily enjoin the Combination until administrative litigation before the FTC challenging the Combination is commenced and resolved. Therefore, although the approval of the FTC is a condition to the obligation of NGC and Chevron to effect the Combination which could be waived, the practical effect of this process is that the Combination will not be consummated until the issues raised by the FTC are resolved. See "Certain Provisions of the Combination Agreement -- Inability to Contribute Assets" and "Risk Factors -- Governmental and Regulatory Filings and Approvals."

         Under Regulation 4064/89 of the Council of the European Communities, as amended, and the rules and regulations promulgated thereunder (the "EU Merger Regulation"), certain transactions may not be consummated until they have been notified to and cleared by the competition authorities of the European Commission. Accordingly, NGC, Chevron Corporation, British Gas plc, and NOVA Corporation submitted to the European Commission a joint notification under the EU Merger Regulation. On July 25, 1996, the European Commission cleared the Combination.

         NGC and Chevron have made or anticipate making certain filings with various federal, state and local governments and agencies. These filings relate to, among other things, filings by the parties with local governments to effect the transfer of real estate that is a part of the Contributed Businesses, filings with the Federal Energy Regulatory Commission (the "FERC") regarding the contribution by Chevron to Newco of the Contributed West Texas LPG Pipeline Business, and filings with the United States Coast Guard regarding the transfer by Chevron of barges to a joint venture between Chevron and New NGC. Other than the filings and approvals set forth above, NGC and Chevron are not aware of any other governmental or regulatory approvals required for the consummation of the Combination, other than compliance with applicable securities laws.

         TERMINATION. The Combination Agreement may be terminated at any time prior to the Effective Time (as defined in the Glossary) (a) by mutual consent of the Board of Directors of NGC and Chevron; (b) by either NGC or Chevron if the Combination has not occurred by the close of business on September 30, 1996, other than as a result of a failure to fulfill any obligation or covenant under

                                       13

the Combination Agreement by the terminating party (other than the covenant to exercise reasonable actions to consummate the Combination); (c) by NGC, upon any breach of any representation, warranty or covenant on the part of Chevron set forth in the Combination Agreement, other than breaches which in the aggregate would not reasonably be expected to have a Material Adverse Effect (as defined in the Glossary) in excess of $25 million in respect of the Contributed Businesses; provided that if such breach is cured by Chevron within 30 calendar days after notice thereof through the continuous exercise of its reasonable best efforts, then NGC may not terminate the Combination Agreement as a result of such breach, (d) by Chevron, upon a breach of any representation, warranty or covenant on the part of NGC set forth in the Combination Agreement, other than such breaches which in the aggregate would not reasonably be expected to have a Material Adverse Effect on NGC in excess of $25 million; provided that if such breach is cured by NGC within 30 calendar days after notice thereof through the continuous exercise of its reasonable best efforts, then Chevron may not terminate the Combination Agreement as a result of such breach, (e) by either NGC or Chevron if either Chevron or NGC, respectively, solicits, initiates or encourages the submission or communication of an Alternative Transaction (as defined in the Glossary) or Significant Disposition (as defined in the Glossary); or (f) by either party in the event a governmental entity shall have issued an order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Combination. Termination of the Combination pursuant to the provisions set forth above may only be effected through written notice by the terminating party to the other party, which notice shall set forth the basis for such termination. The date on which the termination notice is received shall be deemed to be the "Termination Date."

         TERMINATION FEE. In the event the Combination Agreement is terminated by NGC or Chevron because Chevron or NGC (as applicable) solicits, initiates, or encourages the submission or communication of an Alternative Transaction or Significant Disposition, then the breaching party shall pay the other party the amount of $30 million as liquidated damages; provided, however, that in no event shall a party be obligated to pay the other party $30 million in liquidated damages if the other party, at the time it terminated the Combination Agreement, could not satisfy the applicable conditions to Closing.

         If within six months following the Termination Date, either Chevron or NGC (an "Acting Party") signs a definitive agreement concerning, or issues a public announcement contemplating consummation of, an Alternative Transaction or a Significant Disposition with any Person (as defined in the Glossary) or Affiliate (as defined in the Glossary) of such Person who, prior to the Termination Date, has made or caused to be made a proposal to such Acting Party communicating price terms for an Alternative Transaction or a Significant Disposition, then the Acting Party shall pay to the other party the amount of $30 million in liquidated damages; provided, however, that in no event shall the Acting Party be obligated to pay $30 million in liquidated damages if the Combination Agreement was terminated by the Acting Party as a result of a failure by the other party to satisfy any of the applicable conditions to Closing.

         The Combination Agreement provides that in no event shall more than $30 million in liquidated damages be paid pursuant to the relevant termination provisions thereunder, and in the event that either party pays or is obligated to pay $30 million in liquidated damages under the Combination Agreement, each party thereto shall thereafter be free to effect an Alternative Transaction or Significant Disposition at any time without recourse by the other party.

         ADOPTION OF CERTIFICATE OF INCORPORATION AND BYLAWS. Upon consummation of the Combination, the certificate of incorporation of Newco, as the surviving corporation in the Combination, will become the New NGC Certificate of Incorporation and will be amended to change Newco's name to "NGC Corporation". In addition, certain changes will be effected in the Newco Bylaws as a result of the Combination. Consequently, the New NGC Certificate of Incorporation and Bylaws will differ in some respects from the NGC Certificate of Incorporation and Bylaws. For further information on the differences between the NGC Certificate of Incorporation and Bylaws and the New NGC Certificate of Incorporation and Bylaws, see " -- Comparative Rights of NGC and New NGC

                                       14

Stockholders" and "Comparison of Rights of Holders of NGC Common Stock and New NGC Common Stock."

STOCKHOLDER AGREEMENTS

         The following is a brief summary of certain agreements which Chevron and certain stockholders of NGC entered into on May 22, 1996 or will enter into as of the Closing Date.

         VOTING AGREEMENTS. In connection with the execution of the Combination Agreement, Chevron entered into a voting agreement (collectively, the "Voting Agreements") with each of BG Holding, NOVA Gas (U.S.), C.L. Watson, Chairman of the Board, Chief Executive Officer and President of NGC, Bruce M. Withers, Vice Chairman of NGC, Stephen W. Bergstrom, Senior Vice President of NGC and President of Clearinghouse, H. Keith Kaelber, Senior Vice President, Chief Financial Officer and President of the Financial Services Division of NGC and Kenneth E. Randolph, Senior Vice President, General Counsel and Secretary of NGC (collectively, the "Majority Stockholders"), which collectively own approximately 80% of the outstanding shares of NGC Common Stock as of the Record Date (collectively, the "Majority Stockholder Shares"). Pursuant to the Voting Agreements, the Majority Stockholders have agreed to vote the Majority Stockholder Shares, or upon the request of Chevron to grant Chevron an irrevocable proxy to vote such shares, (i) in favor of the Combination Agreement and the transactions contemplated thereby and (ii) against any proposal for the amendment of the NGC Certificate of Incorporation or Bylaws or any merger, consolidation, sale or purchase of assets, reorganization, recapitalization, liquidation or winding up of or by NGC or sale of all or substantially all of the stock or assets of a subsidiary of NGC (other than pursuant to the Combination Agreement).

         NEW NGC STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT. On May 22, 1996, BG Holding, NOVA Gas (U.S.) and Chevron entered into the New NGC Stockholders Agreement, which is conditioned upon and will become effective upon the consummation of the Combination. The New NGC Stockholders Agreement provides that such stockholders will vote their New NGC Common Stock, subject to certain conditions, to elect as the 13 initial directors of New NGC (i) three designees of the BG Group (as defined in the Glossary), (ii) three designees of the NOVA Group (as defined in the Glossary), (iii) three designees of the Chevron Group (as defined in the Glossary), (iv) the Chairman and Chief Executive Officer of New NGC, (v) an officer of New NGC selected by the Chairman and Chief Executive Officer of New NGC and (vi) two independent directors, one of whom may be designated by Hicks, Muse, Tate & Furst Incorporated ("HMTF") pursuant to that certain Stockholders Agreement, dated October 21, 1994 (the "Trident Stockholders Agreement"), among NGC (as successor in interest to Holding), HMTF and certain other parties thereto. The NGC Stockholders Agreement also provides, among other things and subject to various conditions, exceptions, restrictions and limitations, that (i) the BG Group, NOVA Group and Chevron Group will not vote their New NGC Common Stock in favor of any amendment to the New NGC Certificate of Incorporation or New NGC Bylaws, any merger involving New NGC or certain other matters, in each case unless each of the BG Group, NOVA Group and Chevron Group vote in favor of such action, (ii) none of the BG Group, NOVA Group and Chevron Group shall dispose of or acquire New NGC Common Stock except as permitted by the New NGC Stockholders Agreement and (iii) none of the BG Group, NOVA Group or Chevron Group shall enter into an international joint venture with New NGC for a two year period commencing on the Closing Date, except as provided in the New NGC Stockholders Agreement.

         Pursuant to the Combination Agreement, NGC and BG Holding, NOVA Gas (U.S.) and Chevron will enter into a registration rights agreement (the "New NGC Registration Rights Agreement") on the Closing Date. Subject to certain limitations, the New NGC Registration Rights Agreement will grant BG Holding, NOVA Gas (U.S.) and Chevron certain rights to demand that New NGC register their shares of New NGC Common Stock under the Securities Act. In addition, in the event that New NGC undertakes the registration of New NGC Common Stock for its own account or for the account of any of its stockholders, BG Holding, NOVA Gas (U.S.) and Chevron will have certain rights to have their New NGC Common Stock

                                       15

registered in connection therewith. However, the rights of such parties under the New NGC Registration Rights Agreement are expressly subordinate to the registration rights of certain parties to the Trident Stockholders Agreement.

         For a more detailed description of these agreements, see "Stockholder Agreements."

ANCILLARY AGREEMENTS

         In connection with the Combination, New NGC and Chevron, or affiliates thereof, will enter into certain ancillary supply, sales and service agreements with respect to natural gas, natural gas liquids and electricity, pursuant to which, among other things, New NGC (as successor in interest to NGC) will have the right to (i) purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States and (ii) participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities.

ACCOUNTING TREATMENT

         The Combination will be accounted for as a purchase of the Contributed Businesses by NGC. New NGC, as the surviving corporation, will reflect, in its consolidated financial statements, the assets and liabilities of NGC at book value and the assets and liabilities of the Contributed Businesses at the fair market value (determined in accordance with accounting guidelines) of the consideration to be paid to the Contributing Parties for the Contributed Businesses. In accordance with accounting guidelines, the fair market value of the Contributed Businesses shall be based upon (i) the market value of the NGC Common Stock on and around January 21, 1996, the date on which NGC and Chevron entered into the Exclusivity Agreement and (ii) the amount of indebtedness that New NGC will assume or issue in connection with the Combination.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion briefly summarizes certain of the principal federal income tax consequences associated with the Merger to an NGC stockholder who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and who holds shares of NGC Common Stock as a capital asset. However, the following discussion does not address the potential tax consequences applicable to stockholders (i) who have received such shares in connection with the performance of services, (ii) who are dealers in securities or (iii) who are subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as insurance companies, tax-exempt organizations, nonresident alien individuals or foreign entities.

         The following summary is based on the Code, applicable Treasury Regulations promulgated under the Code ("Treasury Regulations"), judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not materially alter the statements and conclusions set forth herein. Furthermore, the following discussion addresses only certain federal income tax matters and does not consider any state, local or foreign tax consequences of the Combination Agreement or the transactions contemplated thereby.

         EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE COMBINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY AND THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

         The Merger has been structured with the intention that it qualify as a reorganization under Section 368(a)(1) of the Code. Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to NGC, has delivered an opinion to NGC that states that, subject to the qualifications and assumptions contained therein, the Merger

                                       16

will qualify as a reorganization under such section and, therefore, no gain or loss will be recognized by NGC or its stockholders (except to the extent that the NGC stockholders receive any cash pursuant to the Merger), Newco or New NGC. The aggregate adjusted tax basis and holding periods of the New NGC Common Stock received by the NGC stockholders will be the same as that for the NGC Common Stock exchanged therefor. The tax basis and holding periods of NGC in its assets will carry over to New NGC.

NYSE LISTING

         The NGC Common Stock is listed on the NYSE under the trading symbol "NGL". The NYSE has preliminarily indicated that it will continue to list the NGC Common Stock that is converted into New NGC Common Stock after the consummation of the Combination under the same trading symbol (NGL). Prior to the consummation of the Combination, NGC anticipates that it will file a supplemental listing application to list the shares of New NGC Common Stock that Chevron will own immediately following the consummation of the Combination.

APPRAISAL RIGHTS

         Holders of NGC Common Stock who have not voted in favor of the Combination will not have any appraisal rights or any right to receive cash for their shares of NGC Common Stock under Delaware law.

MANAGEMENT AFTER THE COMBINATION

         At the Effective Time, the number of directors of New NGC will be increased from three to 13, and the directors of New NGC will include each of the ten directors of NGC as of the Effective Time and the three individuals who are serving as directors of Newco immediately prior to the Effective Time. The senior management of New NGC will be comprised of the current members of NGC's senior management, including Mr. C.L. Watson who will serve as New NGC's Chairman, Chief Executive Officer and President. In addition, Messrs. Stephen A. Furbacher, formerly President of Warren, and Mark L. Hazelwood, formerly Senior Vice President -- Pipeline Operations of Arco Transportation Company, have each joined NGC and, upon consummation of the Combination, will join New NGC's senior management as Senior Vice President of New NGC and President of Warren and Senior Vice President of New NGC and President of New NGC Global Energy Services, Inc., respectively.

COMPARATIVE RIGHTS OF NGC AND NEW NGC STOCKHOLDERS

         Rights of NGC stockholders are currently governed by Delaware law, the NGC Certificate of Incorporation and the NGC Bylaws. Upon consummation of the Combination, the certificate of incorporation of Newco, as the surviving corporation in the Combination, will become the New NGC Certificate of Incorporation and will be amended to change Newco's name to "NGC Corporation". In addition, certain changes will be effected in the Newco Bylaws as a result of the Combination. Consequently, the New NGC Certificate of Incorporation and Bylaws will differ in many respects from the NGC Certificate of Incorporation and Bylaws. Namely, the New NGC Certificate of Incorporation will contain a provision that restricts New NGC from selling certain types of products in certain regions of the world without the approval of stockholders that own 85% of the outstanding shares of New NGC Common Stock, subject to certain exceptions. In addition, the New NGC Certificate of Incorporation will contain provisions setting forth the terms of the New NGC Series A Participating Preferred Stock, all of which will be owned by Chevron on the Closing Date. For further information on the differences between the NGC Certificate of Incorporation and Bylaws and the New NGC Certificate of Incorporation and Bylaws, see "Comparison of Rights of Holders of NGC Common Stock and New NGC Common Stock."

MARKET AND MARKET PRICES

         The NGC Common Stock is listed and traded on the NYSE under the ticker symbol "NGL". The closing sale price of NGC Common Stock on January 19, 1996, the last full trading day preceding the public announcement of the execution of the exclusivity agreement relating to the Combination (the

                                       17

"Exclusivity Agreement"), as reported on the NYSE -- Composite Tape, was $9.00 per share. The closing sale price of the NGC Common Stock on May 21, 1996 (the last full trading day prior to the public announcement of the execution of the Combination Agreement), as reported on the NYSE -- Composite Tape was $15.375 per share. The closing sale price of NGC Common Stock on July 31, 1996, the last full trading day preceding the printing of this Proxy Statement / Prospectus was $16.250 per share. See "Principal Stockholders" for certain information on the change in the percentage of stock ownership owned by certain executive officers, directors and 5% stockholders of NGC as a result of the Combination.

         The following table sets forth, for the calendar periods indicated, the high and low per share sale prices of NGC Common Stock as reported on the NYSE Composite Tape and related dividends paid per share of NGC Common Stock during such periods.


                                         HIGH        LOW      DIVIDEND
                                       ---------  ---------   --------
1996
First Quarter........................  $  12.750  $   8.625   $ 0.0125
Second Quarter.......................     16.125     12.250     0.0125
Third Quarter (through July 31,
1996)................................     17.000     15.250     0.0125   (1)
1995(2)
First Quarter........................  $  11.500  $   9.000   $ 0.0125
Second Quarter.......................     10.375      8.750     0.0125
Third Quarter........................     10.375      9.000     0.0125
Fourth Quarter.......................      9.625      8.375     0.0125
1994(3)
First Quarter........................  $  11.875  $   8.875   $ 0.0125
Second Quarter.......................     10.000      8.000     0.0125
Third Quarter........................     12.250      9.375     0.0125
Fourth Quarter.......................     11.125      9.375     0.0125

- ------------

(1) On July 9, 1996, NGC declared its quarterly dividend payable on September 3, 1996 to stockholders of record on July 29, 1996.

(2) Stock price and per share dividend rate information relates to Holding for the period commencing on January 1, 1995 and continuing through and including March 13, 1995, the last trading day prior to the consummation of the Trident Combination, and to NGC thereafter.

(3) Reflects the high and low price of Holding's common stock and the per share dividend rate declared by Holding during the stated periods.

DIVIDEND POLICY

         The holders of NGC Common Stock are entitled to receive dividends if, when and as declared by the NGC Board of Directors out of funds legally available therefor. NGC anticipates that New NGC will continue NGC's present policy of paying quarterly dividends of $0.0125 per share of New NGC Common Stock.

         The NGC Credit Agreement (as defined in the Glossary) and NGC's Senior Notes (as defined in the Glossary) do not contain any specific restrictions on the ability of NGC or any of its subsidiaries to declare and pay dividends in respect of its or their capital stock, although certain financial covenants contained in such credit agreement and in the indenture covering the Senior Notes may limit the ability of NGC to do so.

         The indentures setting forth the terms and conditions of the 14% Senior Subordinated Notes of Trident due 2001 and the 10.25% Subordinated Notes of Trident due 2003 contain restrictions on Trident's ability to pay cash dividends to NGC, which in turn may adversely affect NGC's ability to pay dividends to its shareholders.

                                       18

RECENT DEVELOPMENTS

         On February 12, 1996, Apache Corporation ("Apache") requested arbitration to resolve issues arising under a gas marketing contract (the "Apache Contract") with Clearinghouse pursuant to the arbitration provisions of such contract. On February 26, 1996, Clearinghouse responded by denying Apache's claims and by alleging several counterclaims of its own with respect to Apache's performance under the Apache Contract. In connection with the arbitration proceedings, on April 9, 1996, Apache filed a lawsuit against Clearinghouse in the 55th Judicial District Court of Harris County, Texas (the "Court"). In that lawsuit, Apache alleges that Clearinghouse is intentionally delaying the progress of the arbitration, and requests relief, pursuant to the Texas General Arbitration Act, in the form of an order appointing a third arbitrator, compelling discovery and requiring Clearinghouse to assign certain contracts allegedly belonging to Apache. Clearinghouse filed a response to the lawsuit on May 6, 1996, asking that the Court dismiss Apache's application for relief or abate the suit pending resolution of all matters by the arbitration panel according to the terms of the Apache Contract. Clearinghouse has also requested payment of all attorneys' fees and other litigation expenses incurred in responding to and defending the lawsuit. Clearinghouse intends to vigorously defend the lawsuit and the arbitration proceeding brought by Apache. In the arbitration proceeding and again in the lawsuit, Apache claims that it is entitled to actual damages in an unspecified amount in excess of $8 million, and punitive damages calculated by tripling the amount of actual damages. NGC's management believes, based on its review of the facts and consultation with outside counsel, that the ultimate resolution of the Apache lawsuit will not have a material adverse impact on NGC's financial position or results of operations, and that any payments eventually made in connection with the arbitration and/or the lawsuit will be less than the amount claimed. However, the resolution of lawsuits and arbitration proceedings often involve matters and have consequences that are beyond the control of the parties thereto and can result in damage awards that have little relationship to the merits of the lawsuit or arbitration proceeding, as the case may be. Accordingly, there can be no assurance that the resolution of the Apache lawsuit and arbitration proceeding will be as currently contemplated. The failure to resolve the Apache lawsuit or arbitration proceeding in a manner currently contemplated by management could have a material adverse effect on the results of operations and financial condition of NGC and, upon consummation of the Combination, New NGC.

                                       19

                                  RISK FACTORS

         THE FOLLOWING RISK FACTORS SHOULD BE EVALUATED CAREFULLY WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING INFORMATION INCORPORATED HEREIN BY REFERENCE, IN CONNECTION WITH VOTING UPON THE COMBINATION AGREEMENT AND THE COMBINATION AND/OR MAINTAINING AN INVESTMENT IN NEW NGC.

FLUCTUATIONS IN COMMODITY PRICES; RISK MANAGEMENT ACTIVITIES

         NGC's and the Contributed Businesses' products, including natural gas, NGLs, crude oil and related byproducts, are commodities. The prices of these commodities are subject to material changes in response to changes in the weather, the seasons, relatively minor changes in supply and demand, general economic conditions and other market conditions over which New NGC will have no control. Other market conditions which will affect the business of New NGC include the availability and prices of alternative energy and feedstock sources, government regulation, industry-wide inventory levels and the impact of energy conservation efforts.

         NGC utilizes certain types of fixed-price contracts and other risk management instruments in connection with its natural gas and NGL marketing lines of business. These contracts include contracts which commit NGC to purchase or sell energy commodities at fixed prices in the future (i.e. fixed-price forward purchase and sales contracts), futures and options contracts traded on the New York Mercantile Exchange ("NYMEX") and swaps and options traded in the over-the-counter financial markets. The availability and use of the foregoing types of contracts allow NGC to manage and hedge its fixed-price purchase and sales commitments, to provide fixed-price commitments as a service to its customers and suppliers, to reduce its exposure relative to the volatility of cash market prices and to protect its investment in storage inventories. NGC may, at times, have a bias in the market, within NGC's established limits, resulting from the management of its portfolio. In addition, by utilizing exchange for physical transactions allowed by the NYMEX, which enable entities to take delivery of, or sell, a physical quantity of natural gas in exchange for a futures position, NGC is able to secure additional sources of physical natural gas supply, or create additional markets for existing supply, through the use of natural gas futures contracts. Although NGC generally attempts to balance its fixed-price physical and financial purchase and sales contracts in terms of contract volumes and the timing of performance and delivery obligations, net open positions often exist or are established due to the origination of new transactions and the assessment of, and response to, changing market conditions. NGC will establish a net open position in the market when it believes, based upon information gained from its energy marketing activities, that future price movements will be consistent with its net open position. To the extent net open positions exist, NGC is exposed to the risk that fluctuating market prices move in a manner that is not consistent with NGC's net open position, which, depending on the magnitude of the price movement and the net open position, may result in a material adverse effect on NGC's financial position and results of operations.

         NGC's marketing operations, exclusive of risk management activities, are relatively insensitive to commodity price fluctuations since most of the segment's purchase and sales contracts do not contain fixed-price provisions. Generally, the prices contained in these contracts are tied to a current or index price and, therefore, adjust with changes in overall market conditions. Unlike NGC's marketing operations (exclusive of risk management activities), NGC's natural gas gathering and processing businesses are sensitive to commodity price fluctuations. Operating margins associated with natural gas gathering and processing activities is sensitive to changes in NGL prices and to a lesser extent, natural gas prices. Typically, field plant (as defined in the Glossary) margins are impacted mainly by fluctuations in NGL prices, while straddle plants (as defined in the Glossary) are impacted by fluctuations in both NGL and natural gas prices, due to the nature of the gas processing contracts commonly in place for each type of plant. A contraction of the margin between NGL and natural gas prices results in lower unit margins on natural gas volumes processed, and may also result in lower volumes processed, or lower recoveries of certain NGLs (primarily ethane) at certain straddle plants. As the margin between such prices approaches zero, NGC is contractually able to mitigate the effect of such contraction by discontinuing NGL recovery at those plants where

                                       20

recovery becomes uneconomical, until the margin between such prices expands and again allows economical recovery of NGLs. A prolonged contraction of such margins could materially affect the financial condition and results of operations of NGC. Like straddle plant margins, operating margins associated with third-party processing activities are not only sensitive to changes in both NGL and natural gas prices, but also the relationship between the two.

INDUSTRY CONSOLIDATION AND COMPETITION

         All phases of the businesses in which NGC is engaged are highly competitive. In connection with both domestic and foreign operations, NGC encounters strong competition from companies of all sizes, having varying levels of financial and personnel resources.

         NGC's management believes that the market for natural gas and related products and financial instruments is becoming increasingly sophisticated and efficient, and that this increasing sophistication and efficiency is causing downward pressure on per-unit profit margins in the industry. The primary factors contributing to this trend are the increasing availability of pricing information to market participants in the natural gas industry, the increasing number of products and services being offered in the industry and the entry of new participants in the various markets related to the natural gas industry. In addition, major oil and gas companies, utilities and large independents are placing greater emphasis and resources on energy marketing and, in some instances, have entered into joint ventures with other producers or have acquired energy marketing companies to enhance their energy marketing expertise and capabilities. Accordingly, the energy marketing industry has undergone rapid consolidation recently and NGC believes that this trend will continue in the future. The trend towards industry consolidation has been further accelerated by the demands on the part of both suppliers and customers that marketing companies have sufficient financial resources to deliver the energy commodity in the quantities the customers contracted to purchase and/or pay for the quantities of the energy commodity that suppliers have contracted to supply, which has caused many of the energy marketing companies to fail or be sold to bigger industry participants. Some of these new participants will have greater financial resources than New NGC. Accordingly, NGC believes that its financial condition and access to capital markets will have an increasingly important effect on NGC's ability to compete effectively. Operationally, NGC believes that remaining a low cost merchant and continuing to effectively combine value-added services, competitively priced supplies and price risk management services will be critical to achieving success in its natural gas marketing operations.

         Independent electric power marketers are operating in a rapidly-developing industry and, as a result, the competitive issues incumbent on their operations are evolving as the industry evolves. NGC believes that many of the competitive issues impacting its gas marketing operations will similarly arise and impact the electric power marketing industry.

         NGC's natural gas liquids, crude oil marketing and gas transmission businesses face significant competition from a variety of competitors including major integrated oil companies, major pipeline companies and their marketing affiliates and national and local gas gatherers, processors, brokers, marketers and distributors of varying sizes and experience. The principal areas of competition include obtaining gas supplies for gathering and processing operations, obtaining supplies of raw product for fractionation, the marketing of NGLs, crude oil, residue gas, helium, condensate and sulfur, and the transportation of natural gas, NGLs and crude oil, the location and operating efficiency of facilities, the reliability of services and price and delivery capabilities.

INTEGRATION OF BUSINESSES

         The combination of NGC with the Contributed Businesses to form New NGC has several potential operating and business risks. Among others, these risks include (i) loss of, or additional expense in retaining, current customers of NGC, the Contributed Warren Business and the Contributed NGBU Business, (ii) failure to integrate management from NGC and the Contributed Businesses and the resulting loss of efficiency or employees and (iii) the inability to effectively control selling, general and administrative expenses. If the Combination is consummated, there can be no assurance that New NGC will be successful in integrating NGC and the Contributed Businesses or that anticipated enhanced marketing

                                       21

capabilities or geographic expansion will be realized nor can there be any assurance that New NGC will realize the anticipated benefits of the proposed Combination.

         Following the Combination, New NGC will seek to reduce expenses by eliminating or consolidating duplicative or unnecessary facilities, positions, marketing programs and other expenses. Because of the inherent uncertainties associated with merging companies, especially large companies, there can be no assurance that New NGC will be able to realize the full cost savings or revenue enhancements NGC currently expects to realize as a result of the proposed Combination or that such savings or enhancements will be realized at the times currently anticipated. Furthermore, there can be no assurance that any cost savings which may be realized will not be offset by increases in other expenses, operating losses, including losses due to problems in integrating the Contributed Businesses and NGC or other material adverse effects of such activities.

POTENTIALLY DEPRESSING EFFECT OF FUTURE SALES OF NEW NGC COMMON STOCK

         Upon consummation of the Combination, New NGC will have approximately
149.7 million shares of New NGC Common Stock issued and outstanding. Of these shares, approximately 33.9 million shares of New NGC Common Stock will be registered under the Securities Act in connection with the Combination. As of the date of this Proxy Statement/Prospectus, only approximately 16.1 million shares are freely tradeable. Accordingly, upon consummation of the Combination, the "public float" will be increased by approximately 110% (or by approximately
17.8 million shares). Prior to the date of the Special Meeting, almost all of these additional shares were restricted for resale either by Rule 144 and/or pursuant to lock-up agreements that expire on August 29, 1996. Since these shares will become freely tradeable as a result of being registered in connection with the Combination and/or the expiration of the lock-up period, many of the holders thereof may elect to sell all or a portion of their shares into the public securities market immediately following the consummation of the Combination.

         In addition, upon consummation of the Combination, BG Holding, NOVA Gas (U.S.) and Chevron will each own approximately 38.6 million shares of New NGC Common Stock or approximately 115.9 million shares in the aggregate (which collectively will represent approximately 77.4% of the New NGC Common Stock). In the event that all of the shares of the New NGC Series A Participating Preferred Stock are converted into shares of New NGC Common Stock, BG Holding and NOVA Gas (U.S.) will each own approximately 38.6 million shares of New NGC Common Stock and Chevron will own approximately 46.4 million shares of New NGC Common Stock or these parties will own approximately 123.7 million shares in the aggregate (which collectively would represent approximately 78.5% of the New NGC Common Stock). Subject to certain terms and conditions, BG Holding, NOVA Gas (U.S.) and Chevron will each have the right to require New NGC to register their shares of NGC Common Stock for resale under the Securities Act. See "Stockholders Agreements -- Registration Rights Agreement." Unless registered under the Securities Act, such shares will be subject to the resale restrictions of Rule 144 and Rule 144A promulgated under the Securities Act, which includes, in the case of Rule 144, a two year holding period and volume limitations.

         Given the relatively small size of the "public float" of NGC Common Stock immediately prior to the consummation of the Combination, the sale of a substantial number of shares of New NGC Common Stock into the public securities market after the consummation of the Combination could have a potentially depressing effect on its market price.

CONFLICTS OF INTEREST

     After the Combination, British Gas plc, a United Kingdom corporation ("British Gas") which is the indirect parent company of BG Holding, NOVA Corporation, an Alberta corporation ("NOVA") which is the indirect parent of NOVA Gas (U.S.) and Chevron Corporation, a corporation which is the parent of Chevron ("ChevCorp"), will each indirectly own approximately 25.8% of the total outstanding shares of New NGC Common Stock. British Gas and NOVA are major natural gas services companies with significant natural gas gathering, processing, marketing and transportation operations. ChevCorp, as a fully-integrated major oil and gas company, also engages in activities that will be in competition with New NGC.

                                       22

None of the agreements that have been or will be entered into among NGC, British Gas, NOVA or Chevron pursuant to the Combination contain any restrictions on the business that may be conducted by British Gas, NOVA or Chevron. Accordingly, conflicts may arise among New NGC, on the one hand, and British Gas, NOVA or Chevron, on the other, in connection with the conduct of their respective businesses. These conflicts may be resolved in favor of British Gas, NOVA or Chevron and against New NGC.

         In addition, British Gas directly owns 51% of Accord Energy Ltd. ("Accord Energy") and an affiliate of NOVA directly owns approximately 50% of Novagas Clearinghouse Limited Partnership ("NCL"), with NGC owning the other 49% and approximately 50%, respectively. NCL engages in natural gas gathering, processing and transportation and natural gas and natural gas liquids marketing in Canada, while Accord Energy markets energy products in the United Kingdom. The terms of the NCL arrangement do not restrict the business that may be conducted by NOVA or NGC (or, upon consummation of the Combination, New NGC). The terms of the Accord Energy joint venture contain certain restrictions on the business that may be conducted by British Gas and NGC (and, upon consummation of the Combination, New NGC). Accordingly, certain conflicts may arise as a result of business conducted by Accord Energy and British Gas in the United Kingdom and/or the business conducted by NCL and NOVA in Canada. These conflicts, should they arise, may be resolved in favor of British Gas and NOVA. See "Description of Newco Certificate of Incorporation and Bylaws -- Restrictions on Business Activities."

CONTROL BY BRITISH GAS, NOVA AND CHEVRON

         Upon consummation of the Combination, BG Holding, NOVA Gas (U.S.) and Chevron will own, in the aggregate, approximately 77.4% of the outstanding New NGC Common Stock. The New NGC Stockholders Agreement among such parties provides, among other things, that the parties will vote their New NGC Common Stock to elect three designees of each of BG Group, the NOVA Group and the Chevron Group as nine of the 13 directors of New NGC. Accordingly, if BG Holding, NOVA Gas (U.S.) and Chevron acted together as a group or if any two of them acted in concert with one or more of the other board members (including the two management designees or the two independent directors), they would be able to control the outcome of many matters considered by the board. See "Stockholder Agreements -- New NGC Stockholders Agreement."

         The New NGC Bylaws provide that New NGC shall not take certain actions unless approved by the affirmative vote of at least 11 directors. These actions include, among other things, proposing amendments to the New NGC Certificate of Incorporation, amending the New NGC Bylaws, entering into a new line of business or making asset dispositions or acquisitions in excess of $10 million, subject to certain exceptions. See "Comparison of Rights of Holders of NGC Common Stock and New NGC Common Stock -- Bylaws." Accordingly, the directors designated by any of BG Holding, NOVA Gas (U.S.) or Chevron will have the ability to block any of these and other specified actions. In extraordinary corporate transactions, such parties have effectively agreed to vote together as a group, and, in such an event, would have the ability to control the outcome of these matters submitted to a vote of New NGC's stockholders. As to other matters submitted to a vote of the stockholders of New NGC, if BG Holding, NOVA Gas (U.S.) and Chevron acted together as a group, they would have the ability to control any action submitted to a vote of the New NGC Stockholders, except for the requisite stockholder approval needed to approve the corporate action described under the caption "Description of Newco Certificate of Incorporation and Bylaws -- Restrictions on Business Activities." The New NGC Stockholders Agreement also contains certain other provisions, including, among other things, restrictions on the transfer and acquisition of New NGC Common Stock by such parties. See "Stockholder Agreements -- New NGC Stockholders Agreement."

         In addition, the New NGC Certificate of Incorporation will provide that the New NGC Board of Directors will have the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. See "Description of Newco Certificate of Incorporation and Bylaws -- Newco Preferred Stock." Any series of preferred stock authorized by the board would likely be senior to the New NGC Common Stock with respect to dividends, liquidation rights and possibly voting, and could discourage an unsolicited takeover proposal, a merger or a

                                       23

tender offer that is in the best interest of the stockholders of New NGC or that is favored by the holders of a majority of the outstanding shares of New NGC.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

         NGC's and the Contributed Businesses' operations are both subject to federal, state and local laws and regulations protecting the environment. Such laws and regulations have generally become more stringent in recent years, often imposing stricter environmental standards and greater environmental liabilities on a greater number of parties for breaching such standards. Many of the gathering, processing and transportation assets that comprise the Contributed Businesses or a part of NGC have been in operation for more than 30 years and, accordingly, were not constructed or, in the past, operated in compliance with environmental laws or regulations that exist as of the date hereof. Accordingly, the environmental laws and regulations as they exist today or as they may be amended in the future may impose significant liability on New NGC for damages, cleanup costs and penalties in the event of certain discharges in the environment.

         In connection with the Combination, Chevron has agreed to indemnify New NGC against certain environmental liabilities related to the gathering, processing and transportation assets that comprise a part of the Contributed Businesses (the "Chevron Facilities"), in each case only to the extent that such liabilities relate to such assets' operations prior to the Closing Date. However, this indemnity is limited and, among other things, expires five years after the Closing Date and only covers liabilities under environmental laws or regulations in effect on the Closing Date. In addition, certain assets and properties of NGC are covered by indemnities by third parties with respect to environmental liabilities, which will generally inure to the benefit of New NGC upon consummation of the Combination. However, the occurrence of any material environmental liability, and/or the failure of an indemnitor to meet its indemnification obligations with respect thereto, could have a material adverse effect on New NGC's operations and financial condition.

PRINCIPAL SUPPLIERS OF NATURAL GAS AND NATURAL GAS LIQUIDS

         NGC purchases natural gas from a variety of suppliers under contracts with varying terms and conditions intended to ensure a stable supply of natural gas. When purchasing natural gas, NGC considers price, location, liquids content and quantities available. In 1995, NGC purchased natural gas in every major producing basin in the United States and Canada from over 600 suppliers, ranging from major producers to small independent companies. In recent years, Pan-Alberta Gas Ltd. ("Pan Alberta Gas") and Apache were significant suppliers of natural gas to NGC. An affiliate of NGC, NCL, acquired Pan Alberta Gas from NOVA in the second quarter of 1995. In addition, effective September 30, 1995, the Apache Contract terminated. NGC believes that it has been able to replace the volumes previously supplied under the Apache Contract without causing a material adverse effect on NGC's results of operations. Further, NGC believes that the gas purchase and sale agreement with Chevron (the "Gas Purchase and Sale Agreement"), pursuant to which New NGC will be entitled to purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska), will provide it with a steady source of natural gas for the foreseeable future. NGC believes that the gas volumes provided to New NGC under this agreement will initially be approximately 2 Bcf of gas per day and will constitute a significant percentage of New NGC's gas supply. The Gas Purchase and Sale Agreement will have a primary term of 10 years and will be automatically extended for five year periods thereafter unless either party thereto provides the other party written notice of such party's desire to terminate the agreement at least 60 days prior to the expiration of the applicable term. Either party to the Gas Purchase and Sale Agreement may terminate the agreement under certain limited circumstances, including (i) a material breach of the agreement by the other party, (ii) the other party dissolves or (iii) the other party becomes insolvent or is in bankruptcy. The termination of the Gas Purchase and Sale Agreement could have a material adverse effect on New NGC.

AVAILABILITY OF NATURAL GAS SUPPLY FOR PROCESSING

         Natural gas is the primary source of natural gas liquids. To obtain from natural gas suppliers volumes of committed natural gas reserves to supply new natural gas gathering and processing projects, as well as to

                                       24

attempt to maintain natural gas throughput and committed reserve levels for existing facilities, New NGC will have to continually contract to process additional natural gas provided from new or existing sources. Future natural gas supplies available for processing at New NGC's plants will be affected by a number of factors that are not within its control, including the depletion rate of natural gas reserves currently connected and the extent of exploration for, production and development of, and demand for, natural gas in the areas in which NGC currently operates and in which New NGC will operate.

         In the year ended December 31, 1995, a majority of the natural gas supplied to Trident (a wholly-owned subsidiary of NGC that conducts a substantial portion of NGC's NGL business) was under contracts with remaining terms of five years or more. Long-term contracts do not provide protection from shut-ins or supply curtailments by natural gas suppliers. Shut-ins or curtailments due to low natural gas prices historically have not materially affected Trident's field plant operations because a significant portion of the gas supplied to its field plants is produced in association with crude oil or condensate, which are priced independently of natural gas. However, certain of Trident's straddle plants have been affected by curtailments and shut-ins. Although Trident has historically been successful in contracting for new natural gas supplies and in renewing natural gas supply contracts as they have expired, there can be no assurance that it will be able to do so on a similar basis in the future.

PROHIBITION AGAINST CONDUCTING CERTAIN BUSINESS ACTIVITIES

         Under the New NGC Certificate of Incorporation, stockholders will generally have to give their consent before New NGC can effect a sale of petroleum products (other than natural gas) intended for consumption or resale in certain parts of Africa, most of Asia, Australia and other areas of the Pacific west of the International Date Line. The vote required to give such consent is 85% of the outstanding shares of New NGC Common Stock. However, New NGC will be permitted to conduct such activities without a stockholder vote to the extent permitted by a Scope of Business Agreement between Newco and ChevCorp (the "Scope of Business Agreement"). In addition, the stockholder vote requirement will terminate when and if the Scope of Business Agreement terminates. The effect of the foregoing charter and contractual provisions is to give ChevCorp substantial control over any business New NGC may conduct with Caltex Petroleum Corporation, a Delaware corporation ("Caltex") that is a 50% - 50% joint venture between ChevCorp and Texaco, Inc., or in competition therewith. As the owner of Chevron, ChevCorp will be able to cause Chevron not to give its approval to activities requiring stockholder approval under the New NGC Certificate of Incorporation. At present, Chevron's vote alone is sufficient to prevent the requisite stockholder consent from being obtained. In addition, pursuant to the New NGC Stockholders Agreement, no member of the BG Group, NOVA Group or Chevron Group may enter into an international joint venture with New NGC for a two year period commencing on the Closing Date, subject to certain exceptions. As a result of the provisions in the New NGC Certificate of Incorporation, New NGC Stockholders Agreement and the Scope of Business Agreement, New NGC could be effectively precluded from engaging in certain business activities which would otherwise be supported by the Board of Directors and management of New NGC and a majority of the outstanding shares of New NGC. This in turn could have an adverse effect on the further development of New NGC's business. See "Description of Newco Certificate of Incorporation and Bylaws -- Restrictions on Business Activities," "The Combination -- Background to the Combination" and "Stockholder Agreements -- New NGC Stockholders Agreement."

FAILURE BY CHEVRON TO TRANSFER ASSETS COMPRISING THE CONTRIBUTED BUSINESSES

         Certain assets, including, without limitation, gas supply contracts and gas processing facilities, may not be transferred by the applicable Contributing Party to Newco on or prior to the Closing Date without (i) such Contributing Party receiving the approval of a third party, (ii) permitting a third party to exercise certain preferential rights to purchase such Contributing Party's interest in the asset or (iii) a significant loss in use of the asset to New NGC. In such an event, such assets may not be contributed to Newco on the Closing Date and shall be retained by Chevron (each, a "Retained Asset"). In the event that Chevron retains a Retained Asset, the Combination Agreement provides that Chevron and NGC shall agree to alternate means of transferring value or, alternatively, to the "fair value" of such asset or assets, which

                                       25

shall result in an adjustment to the consideration to be received by Chevron in the Combination. In the event that Chevron and NGC do not agree on the fair value, Chevron shall ascribe a fair value to the Retained Asset ("Minimum Value"), which shall be binding on the parties for the purpose of closing. The Minimum Value is subject to review in an arbitration proceeding prescribed by the Combination Agreement in the event that the Retained Asset is not subsequently transferred to New NGC by the first anniversary of the Closing Date. See "Certain Provisions of the Combination Agreement -- Inability to Contribute Assets."

         In the event that Chevron is unable to transfer a Retained Asset to Newco, New NGC may not receive the benefits from the Combination that NGC anticipates it will receive. Further, should NGC and Chevron not be able to agree upon the fair value of a Retained Asset and such asset is not transferred to New NGC by the first anniversary of the Closing Date, there can be no assurance that New NGC will be successful in an arbitration proceeding in receiving the value that NGC ascribed to such asset when evaluating the Combination.

TITLE TO PROPERTIES

         A substantial portion of the Contributed Businesses consists of real property. In the Combination Agreement, Chevron has made certain limited representations and warranties as to the title of the real property assets that comprise the Contributed Businesses and has granted New NGC certain rights to indemnification in the event that Chevron is in breach of such representations and warranties. However, the indemnification is generally limited to losses that arise as a result of a third party title claim relating to such assets during a two year period commencing on the Closing Date. NGC has conducted title due diligence on certain of such real property assets that it believes to be reasonable under the circumstances. However, there can be no assurance that the real property assets comprising a part of the Contributed Businesses do not have title defects that either (i) provide the basis for third party claimant to dispossess or otherwise encumber such asset(s) after the expiration of the indemnity or (ii) do not result in a third party claim but adversely affect the marketability of such assets.

GOVERNMENTAL AND REGULATORY FILINGS AND APPROVALS

         Under the HSR Act, certain parties with significant interests in the Combination, including NGC, Chevron, British Gas, NOVA, and Messrs. Watson, Bergstrom, Randolph and Ulrich, filed Notification and Report Forms under the HSR Act to provide the FTC with certain information in order to allow the FTC to evaluate the antitrust aspects of the transaction. On July 12, 1996, the FTC issued second requests for information under the HSR Act to NGC and Chevron. The issuance of a second request indicates that the FTC believes that the Combination raises issues under the antitrust laws that require close examination.

         NGC and Chevron have participated in discussions in which members of the FTC Staff have expressed significant antitrust concerns concerning the Combination, focused upon certain fractionation facilities and operations that comprise a part of NGC and the Contributed Businesses. The FTC Staff is continuing to investigate the Combination, and NGC and Chevron have supplied documents and information in response to the FTC's second requests. To date, there have been no discussions by NGC or Chevron with the Commissioners of the FTC, and the FTC itself, to the knowledge of NGC and Chevron, has taken no position with respect to the antitrust merits of the Combination. The outcome of the ongoing investigation is uncertain.

         NGC and Chevron are vigorously defending the legality of the Combination under the antitrust laws. There can be no assurance, however, that the FTC will not request the divestiture of certain assets in order to resolve antitrust concerns that it may find are presented by the Combination. In the event the FTC makes such a request and NGC and Chevron agree, the divestiture commitment would likely be embodied in a consent decree requiring New NGC to accomplish the divestiture within a specified period of time following consummation of the Combination. In such an event, New NGC may not be able to realize the full fair value of an asset that was required to be sold, or may be required to dispose of an asset that it considers important in deriving the full benefits and synergies from the Combination.

                                       26

         If the parties were unable to resolve any antitrust concerns expressed by the FTC, either through a consent decree or through an FTC decision to close its investigation, and were to proceed toward the consummation of the Combination, it is likely that the FTC would seek to enjoin the Combination, in whole or in part, under the antitrust laws by filing a complaint in a United States District Court requesting the court to temporarily enjoin the Combination until administrative litigation before the FTC challenging the Combination is commenced and resolved. Therefore, although the approval of the FTC is a condition to the obligation of NGC and Chevron to effect the Combination which could be waived, the practical effect of this process is that the Combination will not be consummated until the issues raised by the FTC are resolved.

         Private parties may also seek to take actions under the antitrust laws. There can be no assurance that a challenge to the Combination on antitrust grounds will not be made or, if such a challenge is made, what the result of any such challenge will be. See "The Combination -- Governmental and Regulatory Filings and Approvals."

                              THE SPECIAL MEETING

GENERAL

         This Proxy Statement/Prospectus is being furnished to stockholders of NGC in connection with the solicitation of proxies by the NGC Board of Directors for use at the Special Meeting of stockholders to be held on Friday, August 30, 1996, at 9:00 a.m., Central time, at 13430 Northwest Freeway, Suite 1200, Houston, Texas 77040 and at any adjournments or postponements thereof.

         This Proxy Statement/Prospectus also constitutes the Prospectus with respect to 33,928,605 shares of New NGC Common Stock issuable in connection with the Combination.

PURPOSES OF THE SPECIAL MEETING

         At the Special Meeting, holders of shares of NGC Common Stock will consider and vote upon a proposal to approve and adopt the Combination Agreement and transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements thereof. THE NGC BOARD OF DIRECTORS HAS APPROVED THE COMBINATION AGREEMENT AND THE COMBINATION AND RECOMMENDS THAT NGC STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE COMBINATION AGREEMENT AND THE COMBINATION.

VOTE REQUIRED

         The affirmative vote of the holders of at least a majority of all outstanding shares of NGC Common Stock is required to approve and adopt the Combination Agreement. As a result, abstentions, failures to vote and broker non-votes will have the same effect as votes against the Combination Agreement since they are not votes for approval. Pursuant to the Voting Agreements, holders of a sufficient number of shares (approximately 80% of the issued and outstanding shares of NGC Common Stock as of the Record Date) have agreed to vote such shares in favor of the Combination Agreement and the Combination. See "Stockholder Agreements -- Voting Agreements."

VOTING OF PROXIES

         Shares of NGC Common Stock represented by properly executed proxies received at or prior to the Special Meeting, and which have not thereafter been properly revoked as described below, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Combination Agreement and the Combination, and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting.

REVOCABILITY OF PROXIES

         An NGC stockholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by any manner permitted by law, including (i) giving written notice of revocation by

                                       27

mail or facsimile to NGC prior to the Special Meeting or (ii) properly submitting to NGC by mail or facsimile a duly executed proxy bearing a later date. Submissions to NGC should be made to NGC Corporation, Attn: Corporate Secretary, at 13430 Northwest Freeway, Suite 1200, Houston, Texas 77040, facsimile (713) 507-6808. Any beneficial owner whose shares of NGC Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to change such beneficial holder's vote should contact such registered holder promptly and instruct such registered holder on such beneficial holder's behalf. There is no guarantee that there will be sufficient time prior to the Special Meeting for the registered holder to deliver a revocation upon instruction by the beneficial owner.

SOLICITATION OF PROXIES

         NGC will bear the cost of the solicitation of proxies from its stockholders. In addition to the solicitation of proxies by mail, directors, officers and employees of NGC may solicit proxies from stockholders personally or by telephone, telegraph or facsimile transmissions. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for their out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with banks, brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of NGC Common Stock held of record by such persons, and, upon request, NGC will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

RECORD DATE; SHARES ENTITLED TO VOTE

         The close of business on July 19, 1996 has been fixed as the Record Date for determining holders of NGC Common Stock entitled to notice of and to vote at the Special Meeting. As of the Record Date, 111,073,380 shares of NGC Common Stock were outstanding and held of record by 273 holders. The NGC Common Stock is the only class of capital stock of NGC issued and outstanding. Each stockholder of record as of the close of business on the Record Date is entitled at the Special Meeting to one vote for each share of NGC Common Stock held.

QUORUM

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of NGC Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Pursuant to the Voting Agreements, holders of a sufficient number of shares (approximately 80% of the issued and outstanding shares of NGC Common Stock as of the Record Date) to constitute a quorum have agreed to attend the Special Meeting and vote such shares in favor of the Combination Agreement and the Combination. See "Stockholder Agreements -- Voting Agreements."

                                THE COMBINATION

         The following is a brief summary of certain aspects of the Combination.

BACKGROUND OF THE COMBINATION

         At a regularly scheduled meeting of the NGC Board of Directors on September 14, 1995, management presented its view of the future of the midstream energy industry. Specifically, management described the competitive factors which it believed were likely to lead to further consolidation of the midstream natural gas industry and the opportunities existing as the domestic electric power industry becomes deregulated. See "Risk Factors -- Competition and Industry Consolidation" for further information on the competition and consolidation in the energy services industry. Management further discussed the business opportunities arising from industry consolidation and the feasibility of exploiting these opportunities in furthering NGC's business strategy. See "Summary Business Strategy and Operations of New NGC -- Business Strategy."

         Among the opportunities discussed was the possibility of combining the midstream assets of a large participant in the industry with NGC's assets, operations and management. NGC's management observed

                                       28

that several of the major integrated petroleum companies (the "Majors") owned and operated significant midstream assets and stated its belief that certain of the Majors might be interested in combining their midstream assets with NGC's. The discussions focused on the benefits which might be realized from such a transaction, including the potential for immediate and substantial increase in asset base, capacity, supply and scope of operations, as well as the improved operating results that would likely occur from a combination due to operating efficiencies and the elimination of duplicative functions. The NGC Board of Directors and NGC's management also discussed that any such transaction would probably require the issuance of a significant number of shares of NGC Common Stock for whatever assets were to be acquired, and that NGC's industrial stockholders, British Gas and NOVA, which together owned approximately 70% of the issued and outstanding shares of NGC Common Stock, would not support any transaction in which the contributing party received a controlling voting interest in the combined entity. The NGC Board concluded that the possibility of a strategic combination was an attractive opportunity, and authorized management to pursue preliminary discussions with the Majors to ascertain their level of interest.

         Beginning in September 1995, members of NGC management engaged in informal discussions with several of the Majors (the "Candidates") with respect to a possible combination of midstream assets. These discussions typically included general expressions of each party's expectations as to how a combination might be valued and structured, with most of the Candidates indicating that they would insist upon acquiring a controlling voting interest in the combined entity. During mid-November 1995, NGC's management reviewed its discussions with the Candidates and concluded that a combination of midstream assets was an attractive opportunity. Management noted that the selection of the preferred Candidate would require an analysis of numerous factors, including the interest of the Candidate in pursuing a combination, a comparison of operating strategies and objectives and the ability to integrate the Candidate's midstream assets with those of NGC. Management also discussed that any potential combination would have to be structured so that the contributing party would not receive a controlling voting interest in the combined entity. Based on these criteria, management concluded that a combination of NGC with Chevron's midstream assets presented the most attractive opportunity.

         Based on NGC's preliminary discussions with the Candidates, NGC's management believed that Chevron was the only Candidate that appeared to be flexible in structuring the terms of the combination such that it would not have a controlling interest in the combined entity. Further, Chevron expressed a high level of interest in pursuing a strategic combination and shared NGC's vision with respect to consolidation in the energy services industry and the model of a "one-stop" energy service and commodity provider. Based on the success of NGC's management in devising and implementing the "Energy Store" business strategy and in combining the operations of Clearinghouse and Trident in the Trident Combination, Chevron further believed that NGC's management had the ability to pursue this vision. Chevron also indicated its interest in expanding its participation in gas marketing and in entering the electric power marketing industry. In addition, Chevron expressed its interest in pursuing a further strategic alliance between it and the combined entity, pursuant to which the combined entity would have the right to market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States. NGC believed that the midstream assets owned and operated by Chevron represented an excellent strategic fit with the midstream assets acquired in the Trident Combination and with NGC's historical gas marketing operations. NGC was also attracted to the strategic alliance, which it felt would provide the combined entity with a significant supply of natural gas and NGL's for processing and marketing. Further, management believed that Chevron's presence in Canada, Europe and Asia represented long-term growth opportunities for New NGC.

         On November 21, 1995, NGC and Chevron entered into a Confidentiality Agreement pursuant to which each party provided the other with certain information to assist in evaluating the desirability of pursuing a strategic combination. During the period between November 21, 1995 through December 8, 1995, representatives of NGC and Chevron met several times (in person or via conference call) to discuss preliminary valuation issues and the structure of the Combination. These conversations focused primarily on the tax and corporate considerations affecting the structure of the Combination and the form and amount

                                       29

of consideration to be paid for the Contributed Businesses and what aspects of Chevron's midstream businesses would constitute the Contributed Businesses. In addition, the parties discussed certain strategic alliances between Chevron and the combined entity. During this period, both NGC and Chevron began conducting preliminary due diligence on the operations of Warren and NGBU and NGC, respectively.

         At a regularly scheduled meeting of the NGC Board of Directors on December 8, 1995, management updated the NGC Board on the discussions with Chevron, including the parties' preliminary discussions on (i) the structure of the transaction, (ii) the amount and form of the consideration to be paid for the Contributed Businesses, (iii) the assets that would comprise the Contributed Businesses and (iv) certain strategic alliances that might be entered into by Chevron and the new entity. A general discussion of these issues ensued in which management answered many questions posed by members of the board of directors. After this discussion, the NGC Board of Directors authorized management to pursue further discussions with Chevron regarding a potential strategic combination and to conduct further due diligence on Warren and NGBU. During the period between December 8, 1995 and January 21, 1996, representatives of NGC and Chevron met several times to further discuss the strategic combination and to conduct further due diligence on Warren and NGBU. These meetings continued to concern the structure and value of the transaction, the form of consideration to be received by Chevron and the strategic alliances that would be entered into by Chevron and the new entity. During this period, NGC's management periodically informed board members of the progress of the discussions with Chevron. On January 21, 1996, NGC and Chevron entered into the Exclusivity Agreement pursuant to which the parties agreed to negotiate exclusively with one another through March 31, 1996 regarding the strategic combination of substantially all of Chevron's North American midstream assets with NGC. The Exclusivity Agreement also contemplated, among other things, that New NGC and Chevron would enter into certain agreements and strategic alliances pursuant to which New NGC would market substantially all of Chevron's production of natural gas and excess electricity as well as supply energy and feedstock to substantially all of Chevron's refineries and Chevron Chemical's Facilities in the United States. The Exclusivity Agreement also set forth certain parameters as to the structure of the Combination and the form and amount of consideration to be paid to Chevron.

         During the period from January 22, 1996 through May 20, 1996, representatives of NGC and Chevron conducted their due diligence investigations and met to negotiate the terms and conditions of the Combination. During this period, NGC's management continued to update NGC's directors on the progress of the negotiations with Chevron. At a regularly scheduled board meeting convened on March 14, 1996, the NGC Board of Directors reviewed the Exclusivity Agreement and discussed with NGC's management the progress of the negotiations with Chevron. A general discussion of these issues ensued in which management answered questions posed by members of the board. Thereafter, negotiations with Chevron continued on both the Combination Agreement and all of the related agreements which defined Chevron's and New NGC's post-closing relationship. On May 9, 1996, NGC held its annual meeting of the board of directors, where the board of directors was again updated by management on the status of the negotiations with Chevron. In addition, the board members discussed with NGC's management the terms of a draft of the Combination Agreement that was distributed to the board members during the week prior to the meeting. After doing so, the NGC Board of Directors decided to wait on a more definitive draft of the Combination Agreement and New Stockholders Agreement before voting on the Combination.

         After the annual board meeting, negotiations on the Combination Agreement and related agreements continued, and NGC's management continued to inform the board of the status of the negotiations. A telephonic meeting of the NGC Board of Directors was held on May 20, 1996. Prior to the telephonic board meeting, NGC's management circulated a draft of the Combination Agreement for its board members' review. At the board meeting, the board was informed that Lehman Brothers had rendered an oral opinion to that effect that, based on various considerations and assumptions and subject to Lehman Brothers' final review of the executed Combination Agreement and certain related agreements, the consideration to be paid by NGC for the Contributed Businesses was, as of that date, fair from a financial point of view. See " -- Opinion of Independent Financial Advisor." NGC's management then provided the members of the board with further information on the Combination Agreement (which had been circulated to the board members the week before the board meeting) and the related agreements that defined New NGC's relationship with

                                       30

Chevron after consummation of the Combination, including the right of New NGC to purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States and participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities. A general discussion of these agreements ensued in which NGC's management answered certain questions posed by the board members. Among other things, the board and NGC's management discussed the scope of business limitation that Chevron proposed to include in the New NGC Certificate of Incorporation and the Scope of Business Agreement. In determining whether to accept the contractual and charter limitations, the board members considered, among other things, the current scope of operations of NGC and the Contributed Businesses, including the absence of any current NGC operations that would be in conflict with these provisions. In addition, the NGC Board of Directors considered the potential for an increase in New NGC's business if a favorable contractual relationship developed with Caltex and Chevron's position that it would not enter into the Combination in the absence of such provisions, which Chevron deemed necessary to protect the integrity of its Caltex joint venture from indirect competition by Caltex's two stockholders (i.e., Chevron and Texaco). Finally, the NGC Board of Directors discussed the benefits that the stockholders of NGC would derive from the Combination, notwithstanding the prohibitions proposed to be contained in the New NGC Certificate of Incorporation and Scope of Business Agreement. Following such discussion and deliberations, the Board of Directors determined that the Combination was in the best interest of NGC stockholders and thus unanimously approved the Combination and the execution of the Combination Agreement and certain related agreements, including those agreements described under the captions "Stockholder
Agreements" and "Ancillary Agreements." On May 22, 1996, NGC, Chevron and
Newco entered into the Combination Agreement and certain related agreements.

RECOMMENDATION OF THE NGC BOARD OF DIRECTORS

         The NGC Board of Directors believes that the terms of the Combination are fair to and in the best interests of NGC and its stockholders. ACCORDINGLY, THE NGC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE COMBINATION AGREEMENT AND THE COMBINATION AND RECOMMENDS THAT THE NGC STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE COMBINATION AGREEMENT AND THE COMBINATION.

         The belief of the NGC Board of Directors that the terms of the Combination are fair to and in the best interests of NGC and its stockholders and the resulting decision to approve the Combination Agreement were based upon, among other things, (i) the opinion of Lehman Brothers, which is described below, that the consideration to be paid by NGC for the Contributed Businesses pursuant to the Combination Agreement is fair to NGC from a financial point of view and (ii) the factors set forth under the caption " -- Background of the Combination," including, without limitation, (A) the shared vision of NGC and Chevron with respect to the consolidation in the energy services industry and the model of a "one-stop" energy service and commodity provider, (B) the strategic fit of the Contributed Businesses with the midstream assets acquired in the Trident Combination and with NGC's historical gas marketing operations and (C) the rights of New NGC to purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States and participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities.

         The foregoing discussion of the information and factors considered and given weight by the NGC Board of Directors is not intended to be exhaustive but is believed to include the material factors the NGC Board of Directors considered. In addition, in making the determination to approve and recommend the Combination, considering the wide variety of factors considered in connection with its evaluation of the proposed Combination, the NGC Board of Directors did not find it practical to, and did not quantify or

                                       31

otherwise attempt to assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

OPINION OF INDEPENDENT FINANCIAL ADVISOR

         In November 1995, NGC engaged Lehman Brothers to act as its financial advisor in connection with the Combination. NGC instructed Lehman Brothers, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to NGC of the consideration to be paid by NGC for the Contributed Businesses in the Combination, and in such regard, to conduct such investigations as Lehman Brothers deemed appropriate for such purposes. Lehman Brothers advised the Board of Directors of NGC, in its written opinion dated as of May 20, 1996, that the consideration to be paid by NGC for the Contributed Businesses in connection with the Combination was fair to NGC from a financial point of view. Lehman Brothers is not under any obligation to update its opinion at Closing.

         THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION, IS INCLUDED AS APPENDIX III TO THIS PROXY STATEMENT/PROSPECTUS, AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING IS A SUMMARY OF LEHMAN BROTHERS' OPINION AND THE METHODOLOGY LEHMAN BROTHERS USED TO RENDER ITS FAIRNESS OPINION.

         No limitations were imposed by NGC on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Board of Directors of NGC as to the form or amount of the consideration to be paid by NGC for the Contributed Businesses in the Combination, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe an absolute specific value to the Contributed Businesses but made its determination as to the fairness, from a financial point of view, of the consideration to be paid by NGC for the Contributed Businesses in the Combination on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Board of Directors of NGC and was rendered to the Board of Directors of NGC in connection with its consideration of the Combination. Lehman Brothers' opinion does not constitute a recommendation to any stockholder of NGC as to how such stockholder should vote with respect to the Combination. Lehman Brothers was not requested to opine as to, and its opinion does not address, NGC's underlying business decision to proceed with or effect the Combination.

         In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Combination Agreement and the specific terms of the Combination; (ii) a preliminary draft of this Proxy Statement/Prospectus and such other publicly available information concerning NGC and Chevron that Lehman Brothers believed to be relevant; (iii) historical and projected financial and operating information with respect to the business, operations and prospects of NGC and the Contributed Businesses furnished to Lehman Brothers by NGC and Chevron, respectively; (iv) a trading history of NGC's common stock from March 14, 1995 to the present and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant; (v) a comparison of the historical financial results and present financial condition of NGC and the Contributed Businesses with those of other companies that Lehman Brothers deemed relevant; (vi) a comparison of the financial terms of the Combination with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant; (vii) projected pro forma financial and operating results for New NGC furnished to Lehman Brothers by NGC, including a comparison with historical and projected information for NGC on a standalone basis; (viii) the relative contribution of the Contributed Businesses and NGC to the historical and projected financial and operating results of New NGC; (ix) certain projections of cost savings and operating synergies expected to result from a combination of the businesses of NGC and the Contributed Businesses furnished to Lehman Brothers by NGC; (x) the pro forma ownership profile of New NGC; and (xi) the proposed accounting treatment for the Combination, as described to Lehman Brothers by NGC and its accountants. In addition, Lehman Brothers had discussions with the management of NGC and of Chevron, in each case concerning their respective businesses' operations, assets, financial condition and prospects and the business, operations, assets, financial condition

                                       32

and prospects of New NGC and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

         In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and relied upon the assurances of management of NGC that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of NGC, upon advice of NGC Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NGC as to the future financial performance of NGC. With respect to the financial projections of the Contributed Businesses, Lehman Brothers reviewed such projections with Chevron and assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Chevron as to the future financial performance of the Contributed Businesses. However, for purposes of its analysis, Lehman Brothers made certain adjustments to the projections of the Contributed Businesses. Lehman Brothers discussed these adjusted projections with the management of NGC and they agreed with the appropriateness of the use of such adjusted projections in performing Lehman Brothers' analysis. With respect to the pro forma financial projections of New NGC, Lehman Brothers relied on NGC's projections, the adjusted projections for the Contributed Businesses and certain assumptions regarding cost savings, financing, accounting treatment and other items. Lehman Brothers discussed the assumptions regarding cost savings, financing, accounting treatment and other items with the management of NGC and they have agreed with the appropriateness of the use of such assumptions in performing Lehman Brothers' analysis. In arriving at its opinion, Lehman Brothers assumed that New NGC will perform substantially in accordance with such pro forma projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of NGC or of the Contributed Businesses and did not make or obtain any evaluations or appraisals of the assets or liabilities of NGC or the Contributed Businesses. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

         In connection with rendering of its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NGC or Chevron. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

         VALUATION ANALYSIS. Lehman Brothers prepared valuations of the assets/operations to be contributed to New NGC by both NGC and Chevron. These valuations of the separate businesses were analyzed before the consideration of cost savings and operating synergies resulting from the Combination. In determining valuation, Lehman Brothers used the following methodologies: discounted cash flow analysis ("DCF Analysis"), comparable transactions analysis and comparable company trading analysis. Each of these methodologies was used to generate a reference enterprise value range for each of NGC and the Contributed Businesses. The enterprise value range for each company was adjusted for appropriate on and off balance sheet assets and liabilities to arrive at an equity value range for each company. The reference value ranges were then used to evaluate the terms of the Combination on a value basis. The value of the total package of consideration being issued in the Combination to Chevron by NGC varied widely with the changing stock

                                       33

price of NGC and the various estimates of the cost savings and operating synergies resulting from the Combination. Based on a comparison of such values, the valuation analysis supported the conclusion that the consideration being paid by NGC for the Contributed Businesses in the Combination was fair to NGC from a financial point of view.

         Because of the significant percentage of New NGC equity to be received by Chevron pursuant to the Combination, the reference value ranges (in terms of implied ownership levels) were also compared to the ownership interest specified in the Combination Agreement. After adjusting the enterprise value ranges of the Contributed Businesses for the approximately $296 million of assumed debt and New NGC debt, the implied equity value ranges for the Contributed Businesses were compared to the NGC equity value reference ranges to determine an implied equity ownership percentage in New NGC for Chevron. The implied equity ownership ranges for Chevron in New NGC derived using the various valuation methodologies described below all support the conclusion that the consideration being paid by NGC for the Contributed Businesses (i.e., 28.0% of New NGC -- after adjusting for the $296 million of non-equity consideration) was fair to NGC from a financial point of view because such analysis supported even higher ownership percentages for Chevron than the 28.0% specified in the Combination Agreement. The various valuation analyses are summarized below:

                  (i) Discounted Cash Flow Analysis -- Lehman Brothers prepared an after-tax cash flow model for both NGC and the Contributed Businesses utilizing information and projections provided by NGC and Chevron. Lehman Brothers used a 10% discount rate and terminal value EBITDA multiples of 7.0x - 8.0x for both entities. The 10% discount rate was based on Lehman Brothers' review of the financial terms of similar transactions in the midstream sector. The terminal value multiples were selected based on the current trading multiples of similar publicly-traded companies and the multiples from recent acquisitions of similar assets and companies.

                  This methodology yielded a range of enterprise values and equity values for the Contributed Businesses and NGC. The equity value ranges ascribed to the Contributed Businesses were adjusted for the approximately $296 million of non-equity consideration. Using the midpoint of the equity value ranges, Chevron's equity contribution to New NGC (as a percentage of the total equity being contributed to New
         NGC) is slightly less than the equity interest in New NGC that Chevron will own after consummation of the Combination.

                  (ii) Comparable Transactions Analysis -- Lehman Brothers reviewed certain publicly available information on selected gas gathering, processing and marketing transactions which took place from May of 1994 to May of 1996, including Transok/Tejas Gas, Cornerstone/El Paso, ENSERCH/Texas Utilities, Seagull Group/Tejas Power, Eastex/El Paso Natural Gas, Hadson/LG&E, Trident NGL/Natural Gas Clearinghouse, Meridian Oil/KN Energy, Grand Valley Gas/Associated Natural Gas, Mitchell Energy/Centana Energy, and Valero Natural Gas Partners/Valero Energy. Using publicly available information, Lehman Brothers calculated the total purchase price (equity purchase price plus any assumed obligations) multiples of certain historical and projected financial criteria (such as earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), and net property, plant and equipment ("Net PP&E")). Lehman Brothers placed the most emphasis on EBITDA multiples. The highest, average and lowest multiples of historical EBITDA were 17.2x, 10.4x and 7.0x, respectively. The highest, average and lowest multiples of projected EBITDA (excluding instances where projected data was not available) were 9.1x, 8.1x and 6.0x, respectively. Given NGC's leading market position (in both gas and power marketing and gas processing), consistent history of growth, projected growth profile, and strong international operations, Lehman Brothers determined that NGC would merit a premium EBITDA multiple when compared to the Contributed Businesses. Lehman Brothers determined that, with respect to NGC, the appropriate benchmark multiples for historical and projected EBITDA were in the ranges of 9.0x - 11.0x and 8.0x - 9.0x, respectively, and that with respect to the Contributed Businesses, the appropriate benchmark multiples for historical and projected EBITDA were in the ranges of 7.5x - 9.0x and 7.0x - 8.0x, respectively.

                                       34

                  This methodology yielded a range of enterprise values and equity values for the Contributed Businesses and NGC. The equity value ranges ascribed to the Contributed Businesses were adjusted for the approximately $296 million of non-equity consideration. Using the midpoint of the equity value ranges, Chevron's equity contribution to New NGC (as a percentage of the total equity being contributed to New
         NGC) is slightly higher than the equity interest in New NGC that Chevron will own after consummation of the Combination.

                  Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the Contributed Businesses and NGC and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Combination that would affect the acquisition values of the Contributed Businesses and NGC and such acquired companies.

                  (iii) Comparable Company Trading Analysis -- Lehman Brothers reviewed the public stock market trading multiples for selected midstream companies with operations similar to NGC and the Contributed Businesses including Aquila Gas Pipeline Corporation, USX-Delhi, KN Energy, Tejas Gas Corporation, TPC Corporation and Western Gas Resources, Inc. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income and cash flow from operations) and the adjusted capitalization multiples of certain historical and projected financial criteria (such as EBITDA, EBIT and Net PP&E). The adjusted capitalization of each company was obtained by adding its long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded or liquidation value if not) and the book value of any minority interest minus its cash balance. Lehman Brothers placed the most emphasis on multiples of adjusted capitalization to historical 1995 and projected 1996 and 1997 EBITDA. The highest, average and lowest multiples of historical 1995 EBITDA were 11.6x, 9.8x and 7.9x, respectively. The highest, average and lowest multiples of projected 1996 EBITDA were 9.6x, 8.0x and 5.9x, respectively. The highest, average and lowest multiples of projected 1997 EBITDA were 9.0x, 7.lx and 5.2x, respectively. For the same reasons described above under "Comparable Transactions Analysis", the superior growth profile and strategic position of NGC relative to the Contributed Businesses caused Lehman Brothers to determine that with respect to NGC the appropriate benchmark multiples for historical 1995 and projected 1996 and 1997 EBITDA were 10.0x - 11.0x, 8.0x - 9.0x and 7.0x - 8.0x, respectively, versus 8.0x - 9.5x, 7.0x - 8.0x and 6.0x - 7.5x, respectively, for the Contributed Businesses.

                  This methodology yielded a range of enterprise values and equity values for the Contributed Businesses and NGC. The equity value ranges ascribed to the Contributed Businesses were adjusted for the approximately $296 million of non-equity consideration. Using the midpoint of the equity value ranges, Chevron's equity contribution to New NGC (as a percentage of the total equity being contributed to New
         NGC) is slightly higher than the equity interest in New NGC that Chevron will own after consummation of the Combination.

                  Because of the inherent differences between the businesses, operations and prospects of the Contributed Businesses and NGC and the businesses, operations and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Contributed Businesses and NGC and the companies in the comparable company group that would affect the public trading values of the Contributed Businesses and NGC and such comparable companies.

         CONTRIBUTION ANALYSIS. Lehman Brothers analyzed the relative income statement contribution of the Contributed Businesses and NGC to New NGC based on 1996 and 1997 projected financial data and

                                       35

assuming no cost savings or operating synergies. The analysis indicated that in both 1996 and 1997 the Contributed Businesses would contribute a percentage of New NGC's combined net income and combined cash flow from operations that was in excess of the 28.0% equity interest that Chevron would receive in New NGC as a result of the Combination.

         PRO FORMA COMBINATION ANALYSIS. Using earnings estimates for the Contributed Businesses and NGC prepared by their respective managements for the years 1996 and 1997, Lehman Brothers compared the earnings per share and cash flow per share of NGC on a stand alone basis, to the earnings per share and cash flow per share of New NGC. Lehman Brothers performed this analysis under the following scenarios: (i) assuming no operating synergies or cost savings and
(ii) assuming operating synergies and cost savings. Under the no operating synergies or cost savings case, the Combination was slightly accretive to both NGC's earnings and cash flow per share in 1996 and 1997. Under the operating synergies and cost savings case, the Combination was substantially accretive to both NGC's earnings per share and cash flow per share in 1996 and 1997. This analysis also indicated that New NGC would have a lower ratio of long-term debt to total capitalization and higher interest expense coverage ratios than NGC would have had on a stand alone basis.

         Lehman Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The NGC Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with NGC and because its investment banking professionals have substantial experience in transactions comparable to the Combination.

         Lehman Brothers has previously rendered certain financial advisory and investment banking services to NGC, for which it has received customary compensation. Pursuant to the terms of an engagement letter agreement, dated January 9, 1996, between Lehman Brothers and NGC, NGC has paid Lehman Brothers a financial advisory fee of $150,000. In addition, NGC has agreed to pay Lehman Brothers a transaction fee of up to $4.5 million contingent upon the successful completion of the Combination. The transaction fee is calculated based upon the value of the consideration exchanged. Based on current estimates, the transaction fee is expected to be in the range of $3.7 million to $4.1 million. The financial advisory fee is creditable towards the transaction fee. In addition, NGC has agreed to reimburse Lehman Brothers for its reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities that may arise under the federal securities laws. Lehman Brothers also has performed various investment banking services for Chevron in the past, and is currently engaged to perform investment banking services for Chevron which are unrelated to the Combination, and has received and will receive customary fees for such services.

         In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of NGC and Chevron for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPERATION OF NEWCO PRIOR TO THE EFFECTIVE TIME

         Immediately prior to the Effective Time, Newco will have only one issued and outstanding share of Newco Common Stock, which shall be owned by Chevron, and will be operated as a shell corporation with only minimal organizational capital.

CONTRIBUTION; MERGER; CONVERSION OF NGC COMMON STOCK

         Pursuant to the Combination Agreement, on the Closing Date and immediately prior to the Effective Time, the Contributing Parties will contribute the Contributed Businesses to Newco in exchange for (i) the issuance by Newco to Chevron of 38,623,210 shares of Newco Common Stock and 7,815,363 shares of Newco Series A Participating Preferred Stock, (ii) the assumption by Newco of an aggregate principal amount of approximately $155.4 million in indebtedness owed by Chevron to an affiliate of Chevron,

                                       36

subject to certain adjustments, (iii) the issuance by Newco to the Contributing Parties of the Newco Note in an aggregate principal amount of $138.4 million, subject to certain adjustments and (iv) the assumption by Newco of all of the liabilities and other obligations relating to the Contributed Businesses, other than liabilities associated with (x) the offsite disposal of Hazardous Materials (as defined in the Glossary) from the operation of the Contributed Businesses prior to the time the Contributed Businesses are contributed to Newco pursuant to the Contribution Agreement (the "Contribution Time"), (y) underpayment of royalties on the production of natural gas prior to the Contributed Time and (z) certain specified litigation (collectively, the "Assumed Liabilities").
Although NGC has conducted what it believes to have been reasonable due diligence on the assets to be acquired and the liabilities to be assumed in the Combination, it is difficult to definitively quantify the exact amount of the ultimate liability arising from such assumption. However, given NGC's due diligence investigation and right to indemnification under certain circumstances, NGC's management currently believes that the Assumed Liabilities will be in the range of $10 million to $20 million, and in any event that they will not be material when compared to the assets to be acquired in the Combination. NGC and Chevron, or affiliates thereof, will also enter into certain supply, sales and service agreements with respect to natural gas, NGLs and electricity, including agreements pursuant to which New NGC (as successor in interest to NGC) will have the right to (i) purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States and (ii) participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical plants, as well as to purchase or market excess electricity generated by such facilities. See "Ancillary Agreements." After the Contribution, NGC will merge with and into Newco, and Newco will be the surviving corporation in the Merger and will continue its existence under the DGCL as "NGC Corporation" and the separate existence of NGC shall cease.

         Following the consummation of the Combination, each issued and outstanding share of NGC Common Stock will be automatically converted without any action on the part of the holder thereof into one share of New NGC Common Stock, and each share of Newco Common Stock and Newco Series A Participating Preferred Stock will remain issued and outstanding as one share of New NGC Common Stock and New NGC Series A Participating Preferred Stock, respectively.

EFFECTIVE TIME

         The Combination Agreement provides that the Combination will become effective at the time and on the date specified in the certificate of merger relating to the merger of NGC with and into Newco, which will be filed with the Secretary of State of the State of Delaware on the Closing Date. NGC anticipates that, if all conditions to the Combination have been satisfied or waived and the requisite approval from the NGC stockholders has been obtained on August 30, 1996, the certificate of merger will provide that the Merger, and hence the Combination, will be effective at midnight on August 31, 1996. See "-- Certain Provisions of the Combination Agreement -- Conditions to the Combination."

POST-COMBINATION OWNERSHIP STRUCTURE

         As of the Effective Time, the former NGC stockholders will own, in the aggregate, approximately 110.9 million shares of New NGC Common Stock (or approximately 74.2% of the outstanding shares of New NGC Common Stock), and Chevron will own approximately 38.6 million shares of New NGC Common Stock (or approximately 25.8% of the outstanding shares of New NGC Common Stock) and 7,815,363 shares of New NGC Series A Participating Preferred Stock, which will represent all of the issued and outstanding preferred stock of New NGC.

NYSE LISTING

         The NGC Common Stock is listed on the NYSE under the trading symbol "NGL". The NYSE has preliminary indicated that it will continue to list the NGC Common Stock that is converted into New NGC Common Stock after the consummation of the Combination under the same trading symbol (NGL). Prior to

                                       37

the consummation of the Combination, NGC anticipates that it will file a supplemental listing application to list the shares of New NGC Common Stock that Chevron will own immediately following the Combination.

APPRAISAL RIGHTS

         Holders of NGC Common Stock who have not voted in favor to the Combination will not have any appraisal rights or any right to receive cash for their shares of NGC Common Stock under Delaware law.

MANAGEMENT AFTER THE COMBINATION

         At the Effective Time, the number of directors of New NGC will be increased from three to 13, and the directors of New NGC will include each of the ten directors of NGC as of the Effective Time and the three individuals who are serving as directors of Newco immediately prior to the Effective Time. The senior management of New NGC will be comprised of the current members of NGC's senior management, including Mr. C.L. Watson who will serve as New NGC's Chairman, Chief Executive Officer and President. In addition, Messrs. Stephen A. Furbacher, formerly President of Warren, and Mark L. Hazelwood, formerly a Senior Vice President -- Pipeline Operations of Arco Transportation Company, have each joined NGC and, upon consummation of the Combination, will join New NGC' senior management as a Senior Vice President of New NGC and President of Warren and Senior Vice President of New NGC and President of New NGC Global Energy Services, Inc., respectively. See "Management and Operations After the Combination."

         NGC and Chevron are also engaged in discussions regarding the integration of NGC and the Contributed Businesses following the Effective Time with the goal of, among other things, eliminating duplications in personnel, responsibilities and functions. Following the Effective Time, it is anticipated that a number of officers and other employees of New NGC may be terminated over a transition period. The prospective management of New NGC may cause New NGC to enter into arrangements with officers and other key employees of NGC or Chevron and their subsidiaries who are terminated or who resign following the Combination, including employment, retainer or various other arrangements, to assure access to such employees' expertise and knowledge of NGC or Chevron operations, as required.

GOVERNMENTAL AND REGULATORY FILINGS AND APPROVALS

         HSR ACT. Under the HSR Act, certain acquisition transactions, including the Combination, may not be consummated unless certain information has been furnished to the FTC and the United States' Department of Justice and certain waiting period requirements have been satisfied. Under the HSR Act, certain parties with significant interests in the Combination, including NGC, Chevron, British Gas, NOVA, and Messrs. Watson, Bergstrom, Randolph and Ulrich filed Notification and Report Forms under the HSR Act to provide the FTC with certain information in order to allow the FTC to evaluate the antitrust aspects of the transaction. On July 12, 1996, the FTC issued second requests for information under the HSR Act to NGC and Chevron. The issuance of a second request indicates that the FTC believes that the Combination raises issues under the antitrust laws that require close examination.

         NGC and Chevron have participated in discussions in which members of the FTC Staff have expressed significant antitrust concerns concerning the Combination, focused upon certain fractionation facilities and operations that comprise a part of NGC and the Contributed Businesses. The FTC Staff is continuing to investigate the Combination, and NGC and Chevron have supplied documents and information in response to the FTC's second requests. To date, there have been no discussions by NGC or Chevron with the Commissioners of the FTC, and the FTC itself, to the knowledge of NGC and Chevron, has taken no position with respect to the antitrust merits of the Combination. The outcome of the ongoing investigation is uncertain.

         NGC and Chevron are vigorously defending the legality of the Combination under the antitrust laws. There can be no assurance, however, that the FTC will not request the divestiture of certain assets in order to resolve antitrust concerns that it may find are presented by the Combination. In the event the FTC makes such a request and NGC and Chevron agree, the divestiture commitment would likely be embodied in a consent decree requiring New NGC to accomplish the divestiture within a specified period of time

                                       38

following consummation of the Combination. In such an event, New NGC may not be able to realize the full fair value of an asset that was required to be sold, or may be required to dispose of an asset that it considers important in deriving the full benefits and synergies from the Combination.

         If the parties were unable to resolve any antitrust concerns expressed by the FTC, either through a consent decree or through an FTC decision to close its investigation, and were to proceed toward consummation of the Combination, it is likely that the FTC would seek to enjoin the Combination, in whole or in part, under the antitrust laws by filing a complaint in a United States District Court requesting the court to temporarily enjoin the Combination until administrative litigation before the FTC challenging the Combination is commenced and resolved. Therefore, although the approval of the FTC is a condition to the obligation of NGC and Chevron to effect the Combination which could be waived, the practical effect of this process is that the Combination will not be consummated until the issues raised by the FTC are resolved. See "Risk Factors -- Governmental and Regulatory Filings and Approvals."

         EU FILING. Under the EU Merger Regulation, certain transactions may not be consummated until they have been notified to and cleared by the competition authorities of the European Commission. Accordingly, NGC, ChevCorp, British Gas, and NOVA submitted to the European Commission a joint notification under the EU Merger Regulation. On July 25, 1996, the European Commission cleared the Combination.

         OTHERS. NGC and Chevron have made or anticipate making certain filings with various federal, state and local governments and agencies. These filings relate to, among other things, filings by the parties with local governments to effect the transfer of real estate that is a part of the Contributed Businesses, filings with the FERC regarding the contribution by Chevron to Newco of the Contributed West Texas LPG Pipeline Business, and filings with the United States Coast Guard regarding the transfer by Chevron of barges to a joint venture between Chevron and New NGC. Other than the filings and approvals set forth above, NGC and Chevron are not aware of any other governmental or regulatory approvals required for consummation of the Combination, other than compliance with applicable securities laws.

ACCOUNTING TREATMENT

         The Combination will be accounted for as a purchase of the Contributed Businesses by NGC. New NGC, as the surviving corporation, will reflect, in its consolidated financial statements, the assets and liabilities of NGC at book value and the assets and liabilities of the Contributed Businesses at the fair market value (determined in accordance with accounting guidelines) of the consideration to be paid to the Contributing Parties for the Contributed Businesses. In accordance with accounting guidelines, the fair market value of the Contributed Businesses shall be based upon (i) the market value of the NGC Common Stock on and around January 21, 1996, the date on which NGC and Chevron entered into the Exclusivity Agreement and (ii) the amount of indebtedness that New NGC will assume or issue in connection with the Combination.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the principal federal income tax consequences associated with the Merger to an NGC stockholder who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and who holds shares of NGC Common Stock as a capital asset. The following discussion does not address the potential tax consequences applicable to stockholders (i) who have received such shares in connection with the performance of services, (ii) who are dealers in securities or (iii) who are subject to special treatment under the Code (such as insurance companies, tax-exempt organizations, nonresident alien individuals or foreign entities).

         The following summary is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not materially alter the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could

                                       39

affect the tax consequences of the Combination Agreement to Chevron and its stockholders, Newco, and NGC and its stockholders. No ruling has been requested from the IRS with respect to any of the matters discussed herein and, thus, no assurance can be provided that opinions and statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or would be sustained by a court if so challenged. Furthermore, the following discussion addresses only certain federal income tax matters and does not consider any state, local or foreign tax consequences of the Combination Agreement or the transactions contemplated thereby.

         EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE COMBINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY AND THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

         TAX-FREE REORGANIZATION. The Merger has been structured with the intention that it qualify as a reorganization under Section 368(a)(1) of the Code. Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to NGC, has delivered an opinion to NGC to the effect that:

                  (i) the Merger will qualify as a reorganization under Section 368(a)(1) of the Code;

                  (ii) pursuant to Sections 361(a), 357(a) and 354(a) of the Code, no gain or loss will be recognized by NGC pursuant to the Merger or by the NGC stockholders upon the receipt of New NGC Common Stock in exchange for their NGC Common Stock pursuant to the Merger (except to the extent of any cash received);

                  (iii) pursuant to Section 358(a) of the Code, the aggregate adjusted tax basis of the New NGC Common Stock received by each NGC stockholder will be the same as the aggregate adjusted tax basis of the NGC Common Stock exchanged therefor, increased to the extent gain is recognized upon such exchange and decreased to the extent of cash or other property received upon such exchange; and

                  (iv) pursuant to Section 1223(1) of the Code, the holding period of the New NGC Common Stock received by each NGC stockholder will include the period for which the NGC Common Stock was held by such stockholder, provided that the NGC Common Stock was held as a capital asset at the Effective Time of the Merger.

         Such tax opinion relies, as to factual matters, on the present and continuing accuracy of (i) factual representations made in the Combination Agreement and (ii) certain factual matters addressed by representations and letters by certain executive officers of NGC, Chevron, BG Holding and NOVA Gas (U.S.). Additionally, Counsel has been instructed to assume for purposes of forming its opinion that: (i) BG Holding, NOVA Gas (U.S.), and the management stockholders of NGC will continue to hold the NGC Common Stock currently held by them until the Effective Time; (ii) BG Holding, NOVA Gas (U.S.), and the management stockholders of NGC will not acquire additional shares of NGC Common Stock prior to the Effective Time; and (iii) the transactions contemplated by the Combination Agreement and agreements referenced therein will be consummated in compliance with all material terms and conditions as described in such agreements, none which will have been or will be waived or modified by NGC, Chevron and Newco.

         TAX CONSEQUENCES TO NGC, NEWCO, AND NEW NGC. NGC, Newco, and New NGC will not recognize gain or loss as a result of the Merger. New NGC's aggregate adjusted tax basis in the assets received from NGC will be the same as NGC's aggregate adjusted tax basis in such assets. The holding period of the assets received by New NGC will include the period for which NGC held such assets. Further, New NGC will not recognize gain as a result of the issuance of shares of New NGC Common Stock, the payment of cash to Chevron or the assumption of debt of Chevron in exchange for the Contributed Businesses. In addition, Newco will treat the contribution of assets by Chevron to Newco for federal income tax purposes as a transfer described in Section 351 of the Code. Consequently, Newco's aggregate adjusted tax basis in the assets contributed will be the same as Chevron's aggregate adjusted tax basis in such assets, increased by the amount of gain, if any, recognized by Chevron on the transfer.

                                       40

                CERTAIN PROVISIONS OF THE COMBINATION AGREEMENT

GENERAL

         The following is a brief summary of certain provisions of the Combination Agreement. The full text of the Combination Agreement is attached hereto as Appendix II and is incorporated herein by reference. NGC stockholders are urged to read the Combination Agreement in its entirety.

CONSIDERATION DUE TO THE CONTRIBUTING PARTIES

         The following provides a brief description of the consideration that the Contributing Parties will receive for contributing the Contributed Businesses to Newco (the "Consideration").

         SHARES OF COMMON STOCK AND SERIES A PARTICIPATING PREFERRED STOCK. Upon consummation of the Contribution, Newco will issue (i) 38,623,210 shares of Newco Common Stock to Chevron and (ii) 7,815,363 shares of Newco Series A Participating Preferred Stock to Chevron. Upon consummation of the Combination, each share of issued and outstanding Newco Common Stock and Newco Series A Participating Preferred Stock will be automatically converted, without any action on the part of the holder thereof, into one share of New NGC Common Stock or New NGC Series A Participating Preferred Stock, respectively.

         NEWCO NOTE. Upon consummation of the Contribution, Newco will issue and deliver the Newco Note to Chevron. Upon issuance, the Newco Note will have an aggregate principal balance of $138.4 million. The principal balance of the Newco Note shall be subject to adjustment at Closing in the manner described under the caption "Consideration Adjustment." At the Effective Time, New NGC will pay the entire outstanding principal balance of the Newco Note and Chevron shall cancel such note and return it to New NGC.

         ASSUMED INDEBTEDNESS. Upon consummation of the Contribution, Chevron and Newco will enter into an assumption agreement (the "Note Assumption Agreement"). Pursuant to the Note Assumption Agreement, Newco will assume approximately $155.4 million (subject to certain adjustments) in outstanding principal (as adjusted, the "Assumed Indebtedness") under that certain promissory note (the "Chevron Capital Note") made payable on demand by Chevron in favor of Chevron Capital U.S.A. Inc. ("Chevron Capital"). Under the terms of the Note Assumption Agreement, interest shall accrue on the Assumed Indebtedness at an annual rate of 7.95% commencing on the Closing Date and shall be due and payable in equal semi-annual installments on August 14 and February 14 of each year. Pursuant to the terms of the Note Assumption Agreement, New NGC (as successor to Newco) shall be obligated to pay the Assumed Indebtedness, plus all accrued and unpaid interest thereon, on demand by Chevron Capital made on or after the second anniversary of the Closing Date or, if Chevron Capital does not demand repayment earlier, on August 14, 2004.

         ASSUMED LIABILITIES. Upon consummation of the Contribution, Newco shall assume all liabilities, obligations or claims, contingent or otherwise and whether known or unknown, relating to the Contributed Businesses, other than liabilities associated with (i) the offsite disposal of Hazardous Materials from the operation of the Contributed Businesses prior to the Contribution Time, (ii) underpayment of royalties on the production of natural gas prior to the Contribution Time and (iii) certain specified litigation. Such assumed claims, liabilities and obligations shall include those relating to leases, easements, permits, licenses, contracts, facilities and environmental matters. Newco shall indemnify and hold Chevron harmless against any and all obligations, liabilities, claims and losses that Chevron may suffer or otherwise incur as a result of any of the liabilities, claims or obligations that Newco will assume pursuant to the Contribution Agreement, subject to New NGC's right of indemnification by Chevron pursuant to the Combination Agreement.

INABILITY TO CONTRIBUTE ASSETS

         The Combination Agreement contains provisions to address circumstances in which the Contributing Parties may not be able to transfer assets that are a part of the Contributed Business to Newco at Closing, whether due to regulatory approvals, third parties exercising preferential rights or otherwise. More

                                       41

specifically, if either NGC or Chevron determines in good faith that a Contributing Party is unable (or in the case of contracts, that it is impractical) to transfer to Newco an asset or property included in the Contributed Businesses or is unable to transfer to Newco such asset or property without a significant loss of use thereof by New NGC, such party shall promptly communicate such fact to the other party and consult with such party concerning such impediment. If Chevron and NGC are unable to agree on a solution to overcome such impediment fully (which could include alternative means of transferring value effectively), the Contributing Party shall retain such asset or property (whether one or more, a "Retained Asset") and the net value which cannot be effectively transferred. In such case, Chevron and NGC shall endeavor in good faith to determine the fair value of the Retained Asset for purposes of the Estimated Consideration Adjustment (as defined hereinafter). If the parties agree on such fair value (the "Agreed Value"), they shall document their agreement in writing, which shall provide, among other things, the Agreed Value the parties ascribed to the Retained Asset. The Agreed Value set forth in such written agreement shall be final and binding on the parties. If Chevron and NGC are unable to agree on the fair value of the Retained Asset, then not less than five Business Days prior to the Closing Date, Chevron shall provide NGC with a document providing a reasonable estimate of the fair value of the Retained Asset (the "Minimum Value") and the basis for determining such value. The Minimum Value shall be binding on the parties for the purpose of Closing, but shall be subject to certain adjustments provided in the Combination Agreement after Closing. The amount of the Minimum Value or Agreed Value shall result in a reduction in the Consideration due to the Contributing Parties as set forth under the caption " -- Consideration Adjustment" below.

         During the period commencing on the Closing Date and continuing through and including the first anniversary thereof (the "Interim Period"), Chevron shall use its best efforts to transfer to New NGC any Retained Asset or reasonably equivalent economic value therefor that is reasonably acceptable to New NGC. In the event that Chevron is able to transfer the Retained Asset to New NGC during the Interim Period, New NGC shall make a cash payment to Chevron equal to (i) the sum of the Minimum Value or Agreed Value (as the case may be) of the Retained Asset plus interest thereon at a rate of 6% per annum from the Closing Date through and including the date on which the Retained Asset is transferred to New NGC, less (ii) any net cash flow attributable to such Retained Asset during such period.

         If NGC and Chevron shall have disagreed as to the fair value of a Retained Asset, and such asset was not transferred during the Interim Period or the value of such asset was not resolved in the manner described above, then within five Business Days after the first anniversary of the Closing Date, New NGC shall refer the matter for resolution by an investment banking firm without a conflict of interest (the "Independent Value Expert") to be selected by Lehman Brothers and Goldman Sachs (the "Value Experts") by giving notice to Chevron and each of the Value Experts of its election to do so. If New NGC fails to provide Chevron with proper notice, then the Minimum Value shall be conclusively deemed to be the fair value of the Retained Asset and shall be final and binding on the parties.

         Within ten Business Days after referring a matter to the Value Experts, the Value Experts shall select the Independent Value Expert. Within five Business Days thereafter, each party shall deliver to the other party and to the Independent Value Expert a notice setting forth in reasonable detail the fair value such party ascribes to each Retained Asset and the basis of such valuation (the "Decision Notice"). Within five Business Days after receiving the Decision Notice, the Independent Value Expert shall choose the fair value of the Retained Asset as set forth in one party's Decision Notice and is not empowered to choose a different value. The decision of the Independent Value Expert shall be in writing and shall be final and binding upon the parties.

         If the Minimum Value is less than the value attributed to the Retained Asset by the Independent Expert (the "Definitive Value"), Chevron shall pay New NGC the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding payment date. If the Minimum Value is greater than the Definitive Value, New NGC shall pay Chevron the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding payment date.

                                       42

CONSIDERATION ADJUSTMENT

         The Consideration due to the Contributing Parties will be subject to the adjustments set forth below (in the aggregate, the "Consideration Adjustment").

     PRE-CLOSING CONSIDERATION ADJUSTMENTS

         Five calendar days prior to the Closing Date, Chevron will deliver to NGC (after consultation with NGC) an estimate of the adjustments to be made to the Consideration (the "Estimated Consideration Adjustment") based on the information available at such time. Any increase to the Consideration shall result in an increase in the principal amount of the Newco Note, and any decrease in the Consideration shall result in a decrease in the principal balance of the Newco Note, and if the Newco Note is cancelled as a result of any Estimated Consideration Adjustment, then the remainder, if any, of the Estimated Consideration Adjustment shall be applied to reduce principal balance of the Assumed Indebtedness. The following provides a brief description of the adjustments that shall be made to the Consideration on the Closing Date.

         NGBU FIXED BOOK. The amount of the Newco Note includes a value for the NGBU long-term fixed price position "book" (the "Fixed Book Value") of $12 million. The Fixed Book Value shall be recomputed as of Closing by marking it to market pursuant to the terms of the Combination Agreement. The Consideration will be (i) increased by any amount by which the Fixed Book Value as of the Closing exceeds $12 million, or (ii) decreased by any amount by which $12 million exceeds the Fixed Book Value as of the Closing Date.

         INVENTORY ADJUSTMENT. The amount of each product in the inventory of Warren will be determined as of the Closing Date based on Chevron's accounting records. The amounts of product derived from Chevron's accounting records shall then be compared with the amount of such product that the parties have agreed that Newco shall receive on the Closing Date pursuant to the Contribution. For each product, if the amount of such product reflected in the accounting records is greater (or less) than the amount of such product set forth in the Combination Agreement, then the difference shall result in an increase (or decrease) in the Consideration by the value of such amount. Such value shall be calculated by multiplying the amount of such variance by the amount equal to the average of the closing Oil Price Information Service ("OPIS") prices for such product for the ten published days prior to the Closing Date.

         DISPOSITION OF ASSETS. The Consideration will be reduced by an amount equal to any cash or the value of other consideration received or to be received by Chevron (unless such other consideration is included in the Contributed Businesses) as a result of any dispositions of any of the properties or assets that comprise the Contributed Businesses during the period commencing on May 22, 1996 and continuing through and including the Closing Date, except for (i) sales of inventory, (ii) sales or other dispositions of any of the assets or properties that comprise the Contributed Businesses to the extent subsequently replaced with assets or properties of equivalent value prior to the Closing Date and (iii) minor sales or dispositions of assets or properties comprising the Contributed Businesses that do not exceed $25,000 individually or $500,000 in the aggregate.

         CASUALTY LOSS. The Consideration will be (i) reduced by the amount of any Casualty Loss (as defined in the Glossary) that occurs with respect to the Contributed Businesses after May 22, 1996 and prior to the Closing Date and (ii) increased by the sum of the amount of any Casualty Loss with respect to the NGC Facilities that occurs after May 22, 1996 and prior to the Closing Date multiplied by a fraction, the numerator of which is 28 and the denominator of which is 72.

         RETAINED ASSETS. The Consideration will be reduced by the Minimum Value or Agreed Value of any Retained Asset. See "-- Inability to Contribute Assets."

         NGBU STORED GAS. The Consideration will be increased by the fair market value of the aggregate amount of natural gas maintained by the NGBU in storage as of the Closing Date as determined in accordance with the provisions of the Combination Agreement.

         NUG CONTRACT ADJUSTMENTS. The amount of the Newco Note was computed based on an assumed value for the NUG Contracts (as defined in the Glossary) of $38 million (the "NUG Value"), based on

                                       43

such contracts being marked to market employing fair market values as of April 26, 1996, in accordance with the provisions of the Combination Agreement. The NUG Value will be recomputed as of the Closing Date, in accordance with the methodology set forth in the Combination Agreement, and the Consideration shall be increased by the amount by which the NUG Value as of the Closing Date exceeds $38 million and decreased by the amount by which $38 million exceeds the NUG Value as of the Closing Date.

         POST JUNE 1ST ADDITIONAL ADJUSTMENTS. In the event that the Closing Date occurs after June 1, 1996, the following additional adjustments to the Consideration will be made. The Consideration will (i) be reduced by (A) the net operating cash flow from the Contributed Warren Business during the period commencing on June 1, 1996 and continuing through and including the Closing Date (the "Adjustment Period"), adjusted to give effect to the Ancillary Agreements relating to the Contributed Warren Business during the Adjustment Period, as if each of such Ancillary Agreement was in effect as of June 1, 1996, plus the amount of depreciation and amortization and any write-downs of assets for accounting purposes, but only to the extent that such write-downs have an earnings but not a cash effect; and (B) an amount equal to $952,865 per month to reflect an agreed adjustment to the Consideration for the cash flow from the Contributed Businesses (excluding the Contributed Warren Business) for the Adjustment Period (proportionately reduced for each portion of a month if the Closing does not occur on the first day of a month) and (ii) increased by (A) any amount reflected in net income relating to (x) Casualty Loss (as defined in the Combination Agreement) suffered by the contributed Warren Business or (y) a disposition of assets (see "-- Disposition of Assets" above), (B) the amount of capital expenditures on the Contributed Warren Business reasonably made by Chevron during the Adjustment Period in accordance with the Combination Agreement, (C) interest at 6% per annum during the Adjustment Period on the sum of the Assumed Indebtedness and the Newco Note, as adjusted to take into account the Estimated Consideration Adjustment, and (D) an amount equal to $580,482.16 times the number of record dates for the payment of dividends on NGC Stock after June 1, 1996 through the Closing Date.

     POST-CLOSING CONSIDERATION ADJUSTMENTS

         As promptly as practicable but in no event later than 90 calendar days following the Closing Date, Chevron shall deliver to New NGC (after consultation with New NGC), a schedule (the "Preliminary Adjustment Schedule") setting forth in reasonable detail the calculation of the actual Consideration Adjustment. The Preliminary Adjustment Schedule shall be subject to review by New NGC. Within 30 calendar days after its receipt of the Preliminary Adjustment Schedule, New NGC shall advise Chevron whether based on such review New NGC has any exceptions to the Preliminary Adjustment Schedule. Unless New NGC shall deliver to Chevron within such 30 calendar day period a letter specifying in reasonable detail any such exceptions, the Preliminary Adjustment Schedule shall be conclusive and binding on New NGC and Chevron. If New NGC shall submit a letter detailing any exceptions to the Preliminary Adjustment Schedule, then Chevron and New NGC shall mutually agree on which exceptions shall result in adjustments to the Preliminary Consideration Adjustment (as adjusted, the "Definitive Consideration Adjustment").

         If the Definitive Consideration Adjustment is greater than the Estimated Consideration Adjustment, Chevron shall pay New NGC the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding payment date. If the Definitive Consideration Adjustment is less than the Estimated Consideration Adjustment, New NGC shall pay Chevron the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding payment date.

     ADJUSTMENT REGARDING LONDON OPERATIONS

         Chevron agreed, as a contingent reduction to the Consideration due to Chevron under the Combination Agreement, that if the London Earnings (as defined in the Glossary) for 1997, 1998 and 1999 (the "Operative Years"), shall equal at least a total of $54 million as reflected in the calculations contained in a notice sent by New NGC to Chevron, Chevron shall pay to New NGC, $33 million plus an amount equal to

                                       44

interest on such sum from the Closing Date to the date of payment at a rate of 6% per annum, compounded semi-annually. If the London Earnings from the Operative Years are more than $30 million but less than $54 million, Chevron shall pay to New NGC an amount determined by multiplying $33 million by a fraction, the numerator of which shall be the total net earnings for the Operative Years in excess of $30 million, and the denominator of which shall be 54 million, plus an amount equal to interest on such sum from the Closing Date to the date of payment at a rate of 6% per annum, compounded semi-annually.

EMPLOYEE MATTERS

         In addition to making several representations, warranties and covenants regarding their respective employee benefit plans and labor concerns, the parties to the Combination Agreement have agreed that the NGC Group and the Chevron Group shall jointly select the employees of the Chevron Group who currently are associated with the Contributed Businesses who shall receive offers of employment with New NGC and its Subsidiaries and the employees of the NGC Group who shall remain employed by the Newco Group. Each of the NGC Group and the Chevron Group have assumed certain obligations with respect to such employees under the Combination Agreement. The Chevron Group shall be responsible for, among other things, certain of such employees' relocation costs, severance costs, unused or accrued vacation, and post-retirement medical, dental and life insurance coverage. In addition, certain of Chevron's employee benefit plans shall fully vest as of the Closing Date with respect to such employees who are participants in such plans, and Chevron shall permit distributions to such participants to the extent they are eligible therefor. NGC and the Newco Group shall be responsible for, among other things, certain of such employees' severance costs and shall permit such employees to participate in Newco Group's medical and dental plans, supplemental life insurance coverage, and employee benefit plans.

ENVIRONMENTAL MATTERS

         Pursuant to the Combination Agreement, each party has agreed to indemnify the other and its respective Subsidiaries and Affiliates for certain environmental liabilities arising out of, among others things, a Release (as defined in the Glossary) of a Hazardous Material (as defined in the Glossary) at a Facility in violation of Environmental and Safety Laws (as defined in the Glossary). Chevron's and NGC's respective obligations are limited to, among other things, environmental remediation costs resulting from conditions or Releases by NGC or Chevron (with respect to the Contributed Businesses) on or prior to the Closing Date, in each case in violation of Environmental and Safety Laws as such laws are in effect on the Closing Date. Furthermore, in the case of an indemnifiable environmental remediation claim, the indemnitor shall only be obligated for the cost of bringing the property in compliance with Environmental and Safety Laws in effect on the Closing Date. The Combination Agreement also includes provisions governing the mechanics of conducting remediation operations that are covered by the indemnity. Such environmental indemnities shall survive for a period commencing on the Closing Date and continuing through August 30, 2001, except in cases where a notice covering an environmental indemnity claim is received by the indemnitor prior to August 30, 2001. In cases where a notice is received on or prior to August 30, 2001, the indemnity shall survive with respect to claims covered by such notice. In addition, New NGC will be obligated to indemnify Chevron for certain losses, liabilities and other expenses relating to the Contributed Businesses that are incurred by Chevron resulting from conditions, Releases or violations of Environmental and Safety Laws that occur after the Closing Date.

TAX MATTERS

         Each of the parties to the Combination Agreement has agreed to be responsible for its own taxes, including any costs incurred with the preparation of tax returns and tax audits. In addition, New NGC has agreed to indemnify Chevron (and its subsidiaries and affiliates) with respect to certain taxes of NGC, and Chevron has agreed to indemnify New NGC with respect to certain taxes of Chevron (and its subsidiaries and affiliates), and each of such parties has agreed to indemnify the other for certain taxes that may be incurred as a result of a breach or other violation of the tax provisions of the Combination Agreement. Such indemnification obligations shall survive the Closing for a period ending 90 days after the latest of (i) the lapse of the applicable period for assessment, imposition or refund of taxes; (ii) receipt by one party of a

                                       45

notice from the other party of any proposed tax adjustments to be borne pursuant to a tax audit; (iii) the lapse of the applicable period for assessment, imposition, or refund of taxes relating to the taxable year or period in which the tax savings are actually realized; or (iv) the determination of the arbitrator as described in the Combination Agreement.

REPRESENTATIONS AND WARRANTIES

         The Combination Agreement contains representations and warranties customary in transactions such as the Combination by each of NGC and Chevron relating to, among other things, corporate status and authority, the authorization and validity of the Combination Agreement, capitalization, the business and operations of NGC and the Contributed Businesses and governmental approvals.

CONDUCT OF BUSINESS PRIOR TO COMBINATION

         Prior to the consummation of the Combination, NGC has agreed that (i) it shall, and shall cause each of its Subsidiaries to, (a) carry on its businesses in the usual, regular and ordinary course and consistent with past practices, (b) use its commercially reasonable best efforts to preserve its business organization, maintain its rights and franchises, and preserve its relationships with customers, suppliers and others having business dealings with it, except where the failure to so act would not result in a Material Adverse Effect on NGC, and (c) use its commercially reasonable efforts to keep available the services of sufficient officers and employees to carry on the business of NGC; (ii) it shall not (a) except for its regularly scheduled quarterly dividends of $0.0125 per share, declare or pay any dividend on or make any other distribution in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock, (c) repurchase, redeem or otherwise acquire any shares of its capital stock, except from employees or their accounts under the Savings Plan upon the termination of their employment, (d) issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock of any class or any securities convertible into, or rights, warrants or options to acquire, any shares, except for issuances of equity securities in the ordinary course of business or pursuant to exercises of existing options and warrants, existing stock purchase plans or the savings plans, or (e) sell or otherwise dispose of any securities of any Subsidiary, or enter into any agreement or understanding with respect thereto, except to the extent otherwise permitted under the Combination Agreement; (iii) it shall not
(a) amend its certificate of incorporation or bylaws, or (b) enter into, or permit any Subsidiary to enter into, any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by the Combination Agreement; (iv) without the consent of Chevron, enter into agreements or conduct operations which under the NGC Certificate of Incorporation and Bylaws require the affirmative vote of eight members of the NGC Board of Directors or unanimous approval of the Executive Committee of NGC; provided, however, that in making its determination of whether to approve such a transaction, Chevron shall act in the same manner and with the same fiduciary responsibilities to the stockholders of NGC as if it were a member of the Board of Directors considering such matter, (v) except for sales of inventory in the ordinary course of business and except for sales of other assets and properties which NGC reasonably determines, after consultation with Chevron, are necessary or advisable to obtain requisite regulatory approval, NGC shall not, and shall not permit any Subsidiary of NGC to, sell, lease or otherwise dispose of any of its assets having a market value in excess of $5 million in any one transaction or in excess of $10 million in the aggregate; (vi) it will not and will not permit any Subsidiary to enter into any new line of business; and (vii) it will not change in any material respect its methods of accounting (a) in effect at December 31, 1995, except as required by law, IRS regulation or changes in generally accepted accounting principles with which its independent auditor concurs, or (b) for income and deductions for federal income tax purposes from those employed in the preparation of the consolidated federal income tax return of NGC for the taxable year ending December 31, 1995, except as required by law or IRS regulation, nor will NGC change its fiscal year.

         Prior to the consummation of the Combination, Chevron has agreed that
(i) it shall, and shall cause each of its Subsidiaries and Affiliates to, (a) carry on the business relating to the Contributed Businesses in

                                       46

the usual, regular and ordinary course and consistent with past practices, (b) use its commercially reasonable best efforts to preserve its business organization, maintain its rights and franchises, and preserve its relationships with customers, suppliers and others having business dealings with the Contributed Businesses and (c) use its commercially reasonable efforts to keep available the services of sufficient officers and employees to operate the Contributed Businesses; (ii) it shall not, and shall not permit any of its Subsidiaries or Affiliates to, enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by the Combination Agreement; (iii) except for sales of inventory in the ordinary course of business or sales of other assets or properties which Chevron reasonably determines, after consultation with NGC, are necessary or advisable to obtain a requisite regulatory approval, Chevron shall not, and shall not permit any Subsidiary or Affiliate of Chevron to, sell, lease or otherwise dispose of any of the assets or properties that comprise the Contributed Businesses having a market value in excess of $1 million in any one transaction or in excess of $5 million in the aggregate; (iv) from May 22, 1996 until immediately prior to the Contribution, Newco shall be and remain a shell company, with no assets (other than minimal organizational capital), liabilities, business or operations, and prior to the Effective Time, Chevron shall not permit Newco to hire new individuals or adopt, maintain or contribute to any employee benefit plan, policy, program, agreement or arrangement; (v) during the period commencing on May 22, 1996 and continuing through and including the Effective Time, Newco shall not issue, deliver, sell or authorize or otherwise agree to the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock or any class of securities convertible into, or rights, warrants or options to acquire any shares of its capital stock, except as contemplated by the Combination Agreement; and (vi) during the Adjustment Period, neither Chevron nor its Subsidiaries or Affiliates shall make any capital expenditures in respect of the Contributed Businesses in an amount that exceeds $1 million for any single transaction or with respect to any single asset or property comprising a part of the Contributed Businesses or $5 million in the aggregate, except for capital expenditures for which Newco or Chevron has received the prior written consent of NGC.

         NGC and Chevron have agreed that during the period commencing on May 22, 1996 until the Termination Date, neither of them will nor will they knowingly permit or authorize any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, either party or its Subsidiary to solicit, initiate, or encourage the submission of any communication or participate in any negotiations regarding:

                  (i) any possible or proposed transaction involving the disposition of $100 million or more in value of interests in the assets or properties of NGC or comprising the Contributed Businesses (a "Significant Disposition"); or

                  (ii) any possible or proposed transaction in North America substantially similar in nature and scope to the Combination or involving the acquisition by NGC or Chevron of $250 million or more in value of interests in (a) assets substantially similar to the assets owned as of May 22, 1996 by NGC or (b) the Contributed Businesses (an "Alternative Transaction").

CERTAIN PRE-CLOSING COVENANTS

         Pursuant to the Combination Agreement, each of NGC and Chevron has agreed that it will, among other things, (i) provide the other party or their respective accountants, counsel or other representatives with reasonable access to its personnel, properties, contracts, commitments, books and records necessary to evaluate the Combination; (ii) consult with the other party prior to making any press releases or other public disclosures regarding the Combination Agreement or transactions contemplated thereby; (iii) promptly inform the other party of the occurrence or non-occurrence of any event which would be likely to cause any representation or warranty in the Combination Agreement to be inaccurate, or any covenant, condition or agreement therein to not be satisfied; and (iv) use reasonable efforts to take all actions, or cause to be done all things, necessary to consummate the transactions contemplated by the Combination Agreement as soon as practicable, including, among other things, seeking or making all filings, orders, consents or authorizations required under applicable law and obtaining consents from governmental bodies or parties to any material contracts.

                                       47

CONDITIONS TO THE COMBINATION

         Pursuant to the Combination Agreement, the obligations of NGC and Chevron to effect the Combination are subject to, among other things, (i) obtaining any requisite regulatory approvals, (ii) this Proxy Statement/Prospectus having become effective under the Securities Act, and no stop order suspending its effectiveness shall have been issued; (iii) the NYSE confirming in writing that the New NGC Common Stock has been accepted for listing on the NYSE and (iv) approval of the Combination Agreement from NGC stockholders at the Special Meeting having been obtained. In addition, the obligations of NGC and Chevron to effect the Combination are subject to there being no injunction, order, decree, restraint, suit or other prohibition that would prevent the consummation of the Combination and there being no action, suit or proceeding by the Department of Justice or the FTC that would materially and adversely affect the rights of certain current stockholders of NGC to control New NGC upon consummation of the Combination or for New NGC and certain of its Subsidiaries to own their respective assets or operate their respective businesses. Such condition recognizes the authority of the FTC and the Department of Justice to take action under the antitrust laws of the United States, including the HSR Act, with respect to the Combination, including seeking to enjoin the Combination or requiring the divestiture of certain assets of NGC or the Contributed Businesses. See "Risk Factors -- Governmental and Regulatory Approvals and Filings" and "The Combination -- Governmental and Regulatory Filings and Approvals".

         The obligation of NGC to effect the Combination is subject to, among others, the following conditions, each of which may be waived by NGC in its sole discretion: (i) the representations and warranties of Chevron contained in the Combination Agreement having been true and correct on the date of the Combination Agreement, other than such breaches of such representations and warranties which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Contributed Businesses of in excess of $25 million (including Casualty Losses suffered by Chevron, and the fair value of any Retained Assets), (ii) Chevron shall have performed and complied in all material respects with all agreements, obligations, and conditions required by the Combination Agreement to be performed or complied with it on or prior to the Closing Date, (iii) NGC shall have received an opinion of counsel from Pillsbury Madison & Sutro LLP, counsel to Chevron, with respect to (A) the due authorization, execution and delivery of the Combination Agreement by Chevron and Newco and (B) the authorized, issued and outstanding capital stock of Newco,
(iv) Chevron and Newco shall have each executed and delivered the Contribution and Assumption Agreement, (v) Chevron shall have received all of the material consents from third parties set forth in the Combination Agreement, (vi) Chevron shall have caused each officer of Newco to have resigned as of the Effective Time, except for those officers that will continue serving as officers of New NGC pursuant to the Combination Agreement, (vii) NGC shall have received certain tax representations and affidavits from Chevron and (viii) each agreement attached as an exhibit to the Combination Agreement which Chevron or any of its Subsidiaries or Affiliates is a party shall have been executed and delivered by Chevron and such Subsidiaries and Affiliates (as applicable) on or before the Closing Date.

         The obligation of Chevron to effect the Combination is subject to, among others, the following conditions, each of which may be waived by Chevron in its sole discretion: (i) the representations and warranties of NGC contained in the Combination Agreement having been true and correct on the date of the Combination Agreement, other than such breaches of such representations and warranties which in the aggregate would not reasonably be expected to have a Material Adverse Effect on NGC of in excess of $25 million (including Casualty Losses suffered by NGC and any amounts to which Chevron is entitled under the environmental indemnification provisions of the Combination Agreement), (ii) NGC shall have performed and complied in all material respects with all agreements, obligations, and conditions required by the Combination Agreement to be performed or complied with it on or prior to the Closing Date, (iii) Chevron shall have received an opinion of counsel from Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to NGC, with respect to (A) the due authorization, execution and delivery of the Combination Agreement by NGC and (B) the authorized, issued and outstanding shares of capital stock of NGC, (iv) Chevron shall have received certain tax representations from BG Holding, NOVA Gas (U.S.) and certain other individuals and (v) each agreement attached to the Combination Agreement as an exhibit to which

                                       48

NGC or any of its Subsidiaries or Affiliates is a party shall have been executed and delivered by NGC and such Subsidiaries and Affiliates (as applicable) on or before the Closing Date.

AMENDMENTS AND WAIVERS

         The Combination Agreement may be amended to the extent permitted by law (but only by written agreement) at any time prior to the Closing Date. Any provision contained in the Combination Agreement may be waived in writing by the party benefiting from such provision.

TERMINATION

         REASONS FOR TERMINATION. The Combination Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of the Board of Directors of NGC and Chevron; (ii) by either NGC or Chevron if the Combination has not occurred by the close of business on September 30, 1996, other than as a result of a failure to fulfill any covenant under the Combination Agreement by the terminating party (other than a breach of the covenant that the parties use reasonable efforts to consummate the Combination); (iii) by NGC, upon a breach of a representation, warranty or covenant on the part of Chevron set forth in the Combination Agreement, or if any representation or warranty of Chevron shall become untrue, that results in a Material Adverse Effect in excess of $25 million in the aggregate in respect of the Contributed Businesses; provided that if such breach is cured by Chevron within 30 calendar days after notice thereof through the continuous exercise of its reasonable best efforts, then NGC may not terminate the Combination Agreement as a result of such breach, (iv) by Chevron, upon a breach of a representation, warranty or covenant on the part of NGC set forth in the Combination Agreement, or if any representation or warranty of NGC shall become untrue, that results in a Material Adverse Effect in excess of $25 million in the aggregate in respect of NGC; provided that if such breach is cured by NGC within 30 calendar days after notice thereof through the continuous exercise of its reasonable best efforts, then Chevron may not terminate the Combination Agreement as a result of such breach, (v) by either NGC or Chevron if either Chevron or NGC, respectively, solicits, initiates or encourages the submission or communication of an Alternative Transaction or Significant Disposition; (vi) by either party in the event a governmental entity shall have issued an order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Combination.

         TERMINATION FEE. In the event the Combination Agreement is terminated by NGC or Chevron pursuant to clause (v) under "Reasons For Termination" above, then the breaching party shall pay the other party the amount of $30 million by wire transfer of immediately available funds as liquidated damages; provided, however, that in no event shall a party be obligated to pay the other party $30 million in liquidated damages if the other party, at the time it terminated the Combination Agreement, could not satisfy the applicable conditions to Closing.

         If within six months following the Termination Date, either Chevron or NGC (an "Acting Party") signs a definitive agreement concerning, or issues a public announcement contemplating consummation of, an Alternative Transaction or a Significant Disposition with any Person or Affiliate of such Person who, prior to the Termination Date, has made or caused to be made a proposal to such Acting Party communicating price terms for an Alternative Transaction or a Significant Disposition, then the Acting Party shall pay to the other party, on the first Business Day following such action, the amount of $30 million in liquidated damages by wire transfer of immediately available funds to an account designated by the other party; provided, however, that in no event shall the Acting Party be obligated to pay $30 million in liquidated damages if the Combination Agreement was terminated by the Acting Party as a result of a failure by the other party to satisfy any of the applicable conditions to Closing.

         The Combination Agreement provides that (i) in no event shall more than $30 million in liquidated damages be paid thereunder and (ii) in the event that either party pays or is obligated to pay $30 million in liquidated damages under the Combination Agreement, each party thereto shall thereafter be free to effect an Alternative Transaction or Significant Disposition at any time without recourse by the other party.

                                       49

ADOPTION OF NEWCO CERTIFICATE OF INCORPORATION

         The Combination Agreement provides that upon consummation of the Combination, Newco will be the corporation legally surviving the Combination and Newco's Certificate of Incorporation and Bylaws will become the certificate of incorporation and bylaws of New NGC. Although the New NGC Certificate of Incorporation will be similar in many respects to the NGC Certificate of Incorporation, there will be some important differences. Namely, the New NGC Certificate of Incorporation will contain a provision that restricts New NGC from selling certain types of products in certain regions of the world without the approval of stockholders that own 85% of the outstanding shares of New NGC Common Stock, subject to certain exceptions. See "Risk Factors -- Prohibition Against Conducting Certain Business Activities." In addition, the New NGC Certificate of Incorporation will contain provisions setting forth the terms of the New NGC Series A Participating Preferred Stock, all of which will be owned by Chevron on the Closing Date. See "Risk Factors -- Control by British Gas, NOVA and Chevron." For further information on the differences between the NGC Certificate of Incorporation and the New NGC Certificate of Incorporation, see "Comparison of Rights of Holders of NGC Common Stock and New NGC Common Stock."

EFFECT OF COMBINATION ON CERTAIN DEBT OF NGC

         Pursuant to the Combination Agreement, New NGC will be required to take any and all actions necessary to assume the Senior Notes of NGC and all obligations under the NGC Credit Agreement, dated as of March 14, 1995 (the "NGC Credit Agreement"), by and among NGC, The First National Bank of Chicago and certain other institutions which are parties thereto. NGC believes that the indenture governing the Senior Notes permits NGC to consummate the Combination, provided that New NGC assumes the Senior Notes. NGC contemplates that New NGC will assume the Senior Notes on the Closing Date (immediately following the Closing). The NGC Credit Agreement will require NGC to receive a waiver prior to consummating the Combination. NGC believes that it will obtain such a waiver prior to the Closing Date.

                             STOCKHOLDER AGREEMENTS

         The following is a brief summary of certain agreements which certain stockholders of NGC and, in certain cases, Chevron entered into on May 22, 1996 or will enter into as of the Closing Date. Such agreements are exhibits to the Registration Statement and are hereby incorporated herein by reference. NGC stockholders are urged to read these agreements in their entirety.

VOTING AGREEMENTS

         In connection with the execution of the Combination Agreement, Chevron entered into Voting Agreements with each of BG Holding, NOVA Gas (U.S.), C.L. Watson, Chairman of the Board, Chief Executive Officer and President of NGC, Bruce M. Withers, Vice Chairman of NGC, Stephen W. Bergstrom, Senior Vice President of NGC and President of Clearinghouse, H. Keith Kaelber, Senior Vice President, Chief Financial Officer and President of the Financial Services Division of NGC and Kenneth E. Randolph, Senior Vice President, General Counsel and Secretary of NGC (collectively, the "Majority Stockholders"), which collectively own approximately 80% of the outstanding shares of NGC Common Stock as of the Record Date (collectively, the "Majority Stockholder Shares"). Pursuant to the terms of the Voting Agreements, the Majority Stockholders have agreed to vote the Majority Stockholder Shares at any meeting or action by written consent, and have agreed to execute a proxy in favor of Chevron to vote the Majority Stockholder Shares (i) in favor of the Merger pursuant to the Combination Agreement and the transactions contemplated thereby and (ii) against any proposal (other than pursuant to the Combination Agreement) for the amendment of the NGC Certificate of Incorporation or Bylaws or any merger, consolidation, sale or purchase of assets, reorganization, recapitalization, liquidation or winding up of or by NGC or sale of all or substantially all of the stock or assets of a subsidiary of NGC, in any case, other than as permitted or contemplated by the Combination Agreement. The obligation of the stockholders under their respective Voting Agreements shall terminate on the earliest of (i) the Effective Time of the Combination, (ii) the date of termination of the Combination Agreement in accordance with Article 13 thereof or (iii)

                                       50

December 31, 1996. Any proxy granted to Chevron under any of the Voting Agreements will be irrevocable for the term of the Voting Agreements and will be coupled with an interest. Upon consummation of the Combination, the Majority Stockholders will hold approximately 59.4% of the New NGC Common Stock.

NEW NGC STOCKHOLDERS AGREEMENT

         GENERAL. In connection with the Trident Combination, Holding (as predecessor in interest to NGC), BG Holding, NOVA Gas (U.S.) and certain other parties entered into a Stockholders Agreement, effective as of March 14, 1995 (the "Clearinghouse Owners Stockholders Agreement"), which relates to certain voting arrangements, transfer restrictions, corporate governance, preemptive rights and other matters. Upon consummation of the Combination, the Clearinghouse Owners Stockholders Agreement will be terminated. BG Holding, NOVA Gas (U.S.) and Chevron have entered into the New NGC Stockholders Agreement, which will become effective as of the Effective Time, which relates to certain voting arrangements, transfer restrictions, corporate governance and other matters. The following is a brief description of the New NGC Stockholders Agreement.

         BOARD OF DIRECTORS. The parties to the New NGC Stockholders Agreement have agreed to vote their New NGC Common Stock, subject to certain conditions, to cause the New NGC Board of Directors to consist of 13 directors to be nominated as follows:

                  (i) each of the BG Group, NOVA Group and Chevron Group may nominate (A) three directors as long as it remains a Class A Group (as defined below); (B) two directors as long as it remains a Class B Group (as defined below); and (C) one director as long as it remains a Class C Group (as defined below);

                  (ii) two members shall be officers of New NGC, the nomination of whom shall be as follows: (A) so long as his employment agreement so provides, the Chief Executive Officer of New NGC (1) shall be a member of the New NGC Board of Directors and (2) shall nominate another officer of New NGC; (B) if the Chief Executive Officer is no longer required to be a member of the New NGC Board of Directors pursuant to his employment agreement, then two officers of New NGC shall be nominated by the New NGC Board of Directors;

                  (iii) two members shall be independent directors, the nomination of whom shall be as follows: (A) one member shall be a nominee of HMTF to the extent required by the Trident Stockholders Agreement and one member shall be nominated by the New NGC Board of Directors; (B) at all other times, both such members shall be nominated by the New NGC Board of Directors;

                  (iv) all other members, if any, shall be nominated and elected in accordance with applicable law.

         Pursuant to the New NGC Stockholders Agreement, (i) a "Class A Group" is defined as a Group (as defined in the Glossary) that owns collectively at least 34,760,890 shares of New NGC Common Stock; (ii) a "Class B Group" is defined as a Group that owns collectively at least 23,173,926 shares of New NGC Common Stock but less than 34,760,890 shares of New NGC Common Stock, and (iii) a "Class C Group" is defined as a Group that owns collectively at least 11,586,963 shares of New NGC Common Stock but less than 23,173,926 shares of New NGC Common Stock. Upon consummation of the Combination, the BG Group, the NOVA Group and the Chevron Group will each own 38,623,211 shares of New NGC Common Stock and, accordingly, will each be a Class A Group under the New NGC Stockholders Agreement. Consequently, the BG Group, NOVA Group and Chevron Group will each be entitled to designate three directors to serve on the New NGC Board of Directors based their ownership of New NGC Common Stock upon consummation of the Combination.

         VOTING ARRANGEMENTS ON CERTAIN MATTERS. The parties to the New NGC Stockholders Agreement have agreed not to vote in their capacity as stockholders in favor of any of the following matters unless each party that is a Class A Group informs each other Group that such Class A Group is in favor of such action: (i) any amendment to the New NGC Certificate of Incorporation or Bylaws;
(ii) any sale of all or substantially all of the assets of New NGC, including any amendment to the terms of such sale; (iii) any

                                       51

merger or consolidation of New NGC with any person, or any liquidation or dissolution of New NGC, including any amendment to the terms of such merger, consolidation, liquidation or dissolution.

         EXECUTIVE COMMITTEE. The New NGC Stockholders Agreement provides that each of the BG Group, the NOVA Group and the Chevron Group, as long as any such Group is a Class A Group or a Class B Group, may designate one director as a member of the executive committee of the New NGC Board of Directors.

         TRANSFER RESTRICTIONS. The New NGC Stockholders Agreement generally prohibits transfers by the parties of shares of New NGC Common Stock prior to January 1, 1997. On or after January 1, 1997, the parties may transfer shares subject to certain preferential purchase rights in favor of the other Groups. Certain indirect transfers of shares of New NGC Common Stock also give rise to the preferential purchase rights. Transfers among members of a Group and certain other specified transfers are exempt from the restrictions.

         RESTRICTIONS ON CERTAIN PURCHASES AND AGREEMENTS. Subject to certain exceptions, the parties to the New NGC Stockholders Agreement have agreed that prior to January 1, 1997, no party will acquire ownership of any additional shares of New NGC Common Stock. Any Group that is subject to the New NGC Stockholders Agreement that is contemplating acquiring additional shares of New NGC Common Stock must offer the other Groups the opportunity to participate in such acquisition so that each Group may, if it chooses, stay at the same ownership level as the other Groups. The parties to the New NGC Stockholders Agreement have agreed, subject to certain exceptions, not to enter into any voting trust or agreement or other stockholders agreement (other than the Trident Stockholders Agreement) with respect to the acquisition, disposition or voting of New NGC Common Stock.

         TERM; TERMINATION; CERTAIN WAIVERS. The New NGC Stockholders Agreement will have an initial term of ten years commencing at the Effective Time, which may be extended up to three additional years by any Class A Group that provides notice to each other Group prior to the date 90 days prior to the tenth anniversary of the Effective Time. Upon expiration of the initial term (or any extension thereof, if applicable), the New NGC Stockholders Agreement will automatically renew on an annual basis for an additional year commencing on the last day of the initial term or, if extended, the last day of the renewal term, unless a party to the New NGC Stockholders Agreement objects not less than 90 days prior to the commencement of the renewal period or unless, in each case, the agreement is terminated earlier in the manner set forth below. The New NGC Stockholders Agreement shall terminate prior to the expiration of the initial term or any renewal term on (i) the first date on which all Groups that have rights under such agreement collectively own less than 30% of the New NGC Common Stock, (ii) the date of the dissolution, liquidation or winding up of New NGC without a successor corporation, (iii) ten business days following the date of the delivery to the other parties of a written termination notice executed by a Class A Group that then owns a number of shares of New NGC Common Stock in excess of 50% of the New NGC Common Stock, which notice shall include copies of a consent to such termination by each other Class A Group and (iv) ten business days following the date of the delivery to the other parties of a written notice executed by a Class A Group that owns 75% of the issued and outstanding shares of New NGC Common Stock. In general, the New NGC Stockholders Agreement may only be altered, supplemented, amended or waived by the written consent of each party.

         JOINT VENTURES. For a period of two years from the Effective Time, the written consent of each Class A Group will be required for the formation of any partnership or other business arrangement involving shared ownership between New NGC and any member of a Class A Group, provided that such consent will not be required for any such arrangement involving crude oil, or products refined from crude oil or NGLs or LPGs involving Caltex directly or through one or more members of the Chevron Group. Thereafter, no Group will, either directly or indirectly, form any partnership or other business arrangement involving shared ownership between New NGC and any member of such Group without prior consultation with each Class A Group.

                                       52

SCOPE OF BUSINESS AGREEMENT

         Newco and ChevCorp have entered into a Scope of Business Agreement relating to certain business opportunities and benefits that accrue to Chevron under that certain Caltex Operating Agreement (the "Caltex Operating Agreement") between Chevron and Texaco Inc. concerning Caltex. Upon consummation of the Combination, New NGC will be subject to all of Newco's rights and obligations under this agreement. Pursuant to the Scope of Business Agreement, one or more members of the Chevron Group may provide New NGC from time to time with information about Caltex or the Chevron Group to facilitate discussions of Caltex-related commercial opportunities suitable for exploitation in whole or in part by New NGC. Any confidential or proprietary information provided to New NGC pursuant to such agreement may not be disclosed by New NGC to any third party, except as otherwise required by law. Following an exchange of such information, Chevron and New NGC will consult concerning the mutual desirability and feasibility of New NGC, alone or in conjunction with members of the Chevron Group, exploiting the Caltex-related commercial opportunities. After such consultations, New NGC may conduct business with Caltex through one or more members of the Chevron Group, or separately, as the case may be, but in each case as mutually agreed between Chevron and New NGC.

         The Scope of Business Agreement shall terminate, from and after the Combination, if (a) members of the Chevron Group collectively own less than 11,586,983 shares of New NGC Common Stock, as adjusted to reflect any reclassification, subdivision or combination of the outstanding shares of New NGC Common Stock into a greater or lesser number of shares of Common Stock and to give effect to any recapitalization, merger or consolidation in which all outstanding shares of New NGC Common Stock are exchanged for capital stock of a successor to New NGC, and (b) no nominee of the Chevron Group is represented on the Board of Directors of New NGC or any corporate successor to New NGC. The Scope of Business Agreement shall also terminate if no member of the Chevron Group remains an owner of shares of Caltex or any successor thereto, or otherwise as mutually agreed by the parties thereto. In the event that the Scope of Business Agreement terminates, the charter provisions prohibiting New NGC from engaging in certain types of business activities without stockholder approval terminates as well. See "Description of Newco Certificate of Incorporation and Bylaws -- Restrictions on Business Activities."

REGISTRATION RIGHTS AGREEMENT

         NGC, BG Holding, NOVA Gas (U.S.) and Chevron will enter into a Registration Rights Agreement, effective on the Closing Date, which grants, subject to certain restrictions, each of BG Holding, NOVA Gas (U.S.) and Chevron the right to demand on up to three occasions, the registration of their New NGC Common Stock under the Securities Act. BG Holding, NOVA Gas (U.S.) and Chevron may exercise their demand registration rights by providing New NGC a written request, whereupon NGC as expeditiously as reasonably possible must prepare and file a registration statement under the Securities Act to effect the offering of stock held; provided, however, that if the registration request covers less than 5% of the then outstanding shares of New NGC Common Stock, then New NGC will not be required to prepare such registration statement.

         In addition, the Registration Rights Agreement will grant certain "piggy back" registration rights to BG Holding, NOVA Gas (U.S.) and Chevron. All expenses of any registrations under the Registration Rights Agreement will be borne by New NGC, other than applicable underwriting fees, discounts or commissions and certain out-of-pocket expenses of the selling stockholders. New NGC will further agree to indemnify the selling stockholders against certain securities law liabilities.

                                       53

                              ANCILLARY AGREEMENTS

GENERAL

         Pursuant to the Combination, NGC and Chevron, or affiliates thereof, will enter into certain ancillary supply, sales and service agreements with respect to natural gas, natural gas liquids and electricity. Under these agreements, New NGC (as successor in interest to NGC or Newco, as the case may be) will have the right to purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States. In addition, under certain of the ancillary agreements, New NGC will purchase NGLs and other products from Chevron and Chevron Chemical. Under certain other ancillary agreements, New NGC will have the right to participate in future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities. Finally, certain ancillary agreements provide for New NGC and Chevron or their affiliates to provide certain services to each other, both on an interim and a long term basis.

         The following is a summary description of the material ancillary agreements, each of which will be entered into by the parties thereto on or prior to the Closing Date, and each of which, unless stated otherwise, will become effective as of the Effective Time. The material ancillary agreements have been filed as exhibits to the Registration Statement and are incorporated herein by reference. NGC stockholders are urged to read all of such agreements in their entirety. Upon consummation of the Combination, New NGC or one of its affiliates will assume all of the rights and responsibilities of NGC and Newco under these agreements. Therefore, any reference to NGC or Newco in the following description of the agreements shall be a reference to New NGC or its affiliates after the Combination. Furthermore, all references to Warren LP in the following discussion shall refer to Warren Petroleum Company, Limited Partnership, which will be a wholly-owned subsidiary of New NGC. After consummation of the Combination, New NGC will contribute the Contributed Warren Business to Warren LP and the Contributed NGBU Business to Clearinghouse.

NATURAL GAS PURCHASE AND SALE AGREEMENT

         Chevron and Clearinghouse will enter into a Natural Gas Purchase and Sale Agreement, under which Chevron will agree to sell and Clearinghouse will agree to purchase substantially all gas produced and owned or controlled by Chevron in the United States (except Alaska), subject to certain conditions and exceptions. The price paid by Clearinghouse to Chevron for the gas delivered to Clearinghouse will be a market responsive price based on prevailing index prices reported in commercial publications, will change each month, and will vary by source of supply and delivery point. The Natural Gas Purchase and Sale Agreement will provide for liquidated damages if either party fails to deliver or purchase at least 95% of the quantity of gas designated for delivery by Chevron in a given month. This agreement will remain in effect for an initial term of ten years, and for additional five year terms thereafter unless terminated by either party by giving written notice of termination no later than 60 days' prior to the last day in the then effective term. In addition, a party may terminate this agreement in the event the other party (i) materially breaches the agreement and fails to cure after receipt of notice, (ii) dissolves, or (iii) becomes insolvent or bankrupt.

         Pursuant to the Natural Gas Purchase and Sale Agreement, Clearinghouse will be required to provide Chevron one or more letters of credit from a bank or banks acceptable to Chevron and in an aggregate amount determined monthly based on estimated volumes of gas to be delivered by Chevron, applicable index prices and Clearinghouse's open line of credit. In general, the higher the index prices of gas and volumes delivered under the Natural Gas Purchase and Sale Agreement, the higher the amount of the letter(s) of credit. Based on Clearinghouse's initial estimate of the initial volumes of gas to be delivered by Chevron, current index prices of natural gas and Clearinghouse's initial open line of credit, NGC anticipates that Clearinghouse will be required to provide an initial letter of credit in the amount of approximately $225 million pursuant to the terms of the Natural Gas Purchase and Sale Agreement.

         NGC is currently in the process of obtaining a new $300 million letter of credit and reimbursement facility (the "LC Facility"), the express purpose of which will be to provide (i) letters of credit in support

                                       54

of New NGC's obligations under the Natural Gas Purchase and Sale Agreement and
(ii) loans to the extent of any unreimbursed drawings made by Chevron under such letters of credit. NGC has received a proposal from Canadian Imperial Bank of Commerce ("CIBC"), as the agent bank, to fully underwrite the LC Facility; however, NGC has elected to syndicate the LC Facility on a "best efforts" basis. As of the date of this filing, CIBC has committed $50 million to the LC Facility and is in the process of syndicating the remaining portion of the LC Facility. NGC's management believes that the syndication of the LC Facility will be complete prior to the Effective Time. It is anticipated that the LC Facility will mature 364 days after the date it becomes effective and will contain certain financial and other covenants similar to those contained in the NGC Credit Agreement. In addition, it is contemplated that the obligations of New NGC under the LC Facility will be fully and unconditionally guaranteed on a joint and several basis by certain of New NGC's subsidiaries.

MASTER ALLIANCE AGREEMENT

         Chevron, Chevron Chemical, CPL, and other Chevron affiliates, NGC, Clearinghouse, Warren LP, ECI and other NGC Affiliates will enter into a Master Alliance Agreement. The purpose and intent of the Master Alliance Agreement is to efficiently manage and optimize the economic benefits of any contract in existence during the term of the Master Alliance Agreement between Chevron or its affiliates and NGC or its affiliates ("Covered Contracts"), to ensure that the Covered Contracts remain mutually beneficial, to facilitate new business between Chevron or its affiliates and NGC or its affiliates with respect to energy products or services, to minimize disputes arising from the Covered Contracts, and to resolve quickly and efficiently any disputes which may arise thereunder. In each case where Chevron or its affiliates and NGC or its affiliates are parties to a Covered Contract, each party will appoint at least one representative to serve on a team to help administer the relationship between the parties The Master Alliance Agreement will be effective for a primary term of ten years, and year to year thereafter until terminated by either party at the end of the primary term, or at the end of any annual period after the primary term, by giving not less than 180 days' prior written notice of termination.

MASTER NATURAL GAS PROCESSING AGREEMENT

         Chevron and Warren LP will enter into a Master Natural Gas Processing Agreement establishing a long term, cooperative, commercial relationship whereby substantially all of Chevron's processable United States natural gas production will be processed by Warren LP in those geographic areas where Warren LP currently has processing facilities and in other areas where it is economically practical for Warren LP to acquire or install facilities to process Chevron's gas, along with third party gas that may be available for processing in any such facilities. The intent of the Master Gas Processing Agreement is to provide for the processing of Chevron's gas in Warren LP's plants under terms that are fair and equitable for both parties. In doing so, Chevron and Warren LP will enter into natural gas processing agreements pursuant to which Chevron's interests connected to Warren LP field plants will be committed for processing for the life of the interests and Chevron's interests in the Gulf of Mexico will be committed to Warren LP for a term coterminous with the Natural Gas Purchase and Sale Agreement referenced above. The Master Natural Gas Processing Agreement will be effective for a primary term of ten years, and year to year thereafter until and unless terminated by either party at the end of the primary term, or at the end of any annual period after the primary term by giving the other party not less than 12 months prior written notice of termination. If the Master Gas Sales Agreement terminates prior to the Master Gas Processing Agreement, the Master Gas Processing Agreement will cease to apply to Chevron's gas produced from the Gulf of Mexico area on the date the Master Gas Sale Agreement terminates.

MASTER NATURAL GAS LIQUIDS PURCHASE AGREEMENT

         Chevron and Warren LP will enter into a Master Natural Gas Liquids Purchase Agreement, which will provide for the purchase and/or marketing by Warren LP of NGLs processed and/or fractionated in Chevron's plants, third party plants and Warren LP's plants (excluding such processed and/or fractionated NGLs in Warren LP's Gulf Coast area straddle plants) under terms that are fair and equitable for both parties. Under the Master Natural Gas Liquids Purchase Agreement, Chevron agrees to sell to Warren LP

                                       55

and Warren LP agrees to purchase from Chevron all of Chevron's right, title and interest in the natural gas liquids produced at certain processing or fractionation plants. Warren LP will pay Chevron for the natural gas liquids purchased under this agreement a market responsive price based on prevailing index prices as quoted by the OPIS for Mt. Belvieu, Texas or Conway, Kansas, less applicable transportation and fractionation costs, or a net back price, depending on the particular delivery point. Every five years, either party will have the option to open this agreement solely for the purpose of renegotiating the pricing provisions. The Master Natural Gas Liquids Purchase Agreement will remain in effect for a period of 10 years and from year to year thereafter unless terminated by either party upon at least 90 days advance written notice.

WEST TEXAS LPG PIPELINE AGREEMENTS

         As part of the Contributed Businesses, New NGC will receive an undivided 49% interest in the West Texas LPG Pipeline which will then be contributed to the West Texas LPG Pipeline Partnership, a Delaware limited partnership (the "West Texas Partnership") which will be established on the Closing Date to own a common carrier pipeline system for the transportation of LPGs from various points in New Mexico and Texas to Mont Belvieu, Texas. CPL or an affiliate of CPL will contribute all of its interest in the West Texas Pipeline and will own the remaining 51% interest in the West Texas Partnership. The West Texas Partnership will be governed by the West Texas LPG Pipeline Partnership Agreement. Pursuant to that agreement, certain specified matters will require the consent of New NGC. Under a separate Operating Agreement, CPL will operate the pipeline facilities for the West Texas Partnership. CPL will also grant unto the West Texas Partnership a non-exclusive license for the use of existing rights-of-way in connection with the use and operation of the West Texas Pipeline.

OPERATING AGREEMENT (HOUSTON AREA PIPELINES)

         Warren LP and CPL will enter into an Operating Agreement which relates to the operation of certain petroleum products pipeline facilities, located in the vicinity of Houston, Texas, that will be owned by Warren LP. Pursuant to the Operating Agreement, CPL will operate, maintain and repair certain petroleum products pipeline facilities, and make any modifications or improvements thereof, and perform any duties as may be requested by Warren LP or that CPL deems necessary or advisable. Warren LP will pay CPL full and complete compensation sufficient to cover CPL's overhead in relation to its direct costs as well as a management fee.

GAS SUPPLY AND SERVICE AGREEMENTS

         Chevron Products Co. ("Chevron Products") or Chevron Chemical, as applicable, and Clearinghouse will enter into certain Gas Supply and Service Agreements with respect to Chevron Products' or Chevron Chemical's plants at Oak Point, Louisiana, St. James Parish, Louisiana, Orange, Texas, Cedar Bayou, Texas, Pascagoula, Mississippi, Salt Lake City, Utah, El Segundo, California, Perth Amboy, New Jersey and Richmond, California. Pursuant to these agreements, Chevron Products or Chevron Chemical, as applicable, will agree to purchase a portion or all of the pertinent plant's natural gas requirements from Clearinghouse at a market based price determined at the beginning of each month. In some of the agreements, Clearinghouse also agrees to manage and utilize certain existing gas purchase or transportation arrangements. At Chevron Products' or Chevron Chemical's option, as applicable, such party can lock in the price of all or a portion of the gas purchased under these contracts for a one-year period based on the current applicable futures price. Some of these agreements contain provisions that provide Clearinghouse with a management incentive fee based on the price of the gas Clearinghouse delivers to the purchaser as compared to a market index price.

MASTER POWER SERVICE AGREEMENTS

         Chevron U.S.A. Production Co., Chevron Products and Chevron Chemical will each enter into Master Power Service Agreements with ECI with respect to the United States (except for Alaska) under which Chevron and Chevron Chemical agree to provide ECI the right to participate in existing or future opportunities to (i) purchase electric power from generating units or contractual supply owned, controlled or

                                       56

operated by one of the Chevron entities listed above (ii) supply electric power to facilities owned, controlled or operated by one of the Chevron entities listed above or to which one of the Chevron entities listed above is contractually obligated to supply electric power, and (iii) otherwise participate in any existing or future market opportunities in which one of the Chevron entities listed above is involved and which pertains to the sale, purchase, transmission, distribution and/or generation of electric power. These agreements provide that if either party has an opportunity to provide electric power to or purchase electric power from any of the above mentioned facilities, the opportunity to satisfy such need on a mutually acceptable basis will be provided to the other party for a specified time, after which the presenting party may either satisfy such need on its own or enter an agreement with another entity to satisfy such need.

FEEDSTOCK SALE AND REFINERY PRODUCT PURCHASE AGREEMENTS

         Chevron will enter into Feedstock Sale and Refinery Product Purchase Agreements (the "Feedstock Agreements") with Warren LP, with respect to Chevron's refineries situated at El Paso, Texas, Pascagoula, Mississippi, Salt Lake City, Utah, El Segundo, California, and Richmond, California; and a Refinery Product Sale Agreement with respect to Chevron's refinery situated in Hawaii. Pursuant to the Feedstock Agreements, Chevron will agree to purchase all of the pertinent refinery's needs for feedstocks such as isobutane, normal butane and mixed butane from Warren LP, in some instances at a market based price and others at a price based on Warren LP's cost. In addition, Warren LP will agree to purchase all of the pertinent refinery's (including the Hawaii refinery's) production of certain refinery products such as propane, PP mix (as defined in the Glossary), normal butane and mixed butane from Chevron, in some instances at a market based price and others at a price based on the price on which Warren LP resells the applicable refinery products.

FEEDSTOCK SALE AND REFINERY PRODUCT MASTER SERVICES AGREEMENT

         Chevron will enter into a Feedstock Sale and Refinery Product Master Services Agreement with Warren LP, with respect to the provision of services to certain of Chevron refineries by Warren LP and the provision of certain rail car transportation services by Chevron. Under this agreement Warren LP will provide certain transportation, product storage, isomerization (a process connected to the production of isobutane), and feedstock and refinery product transportation services to Chevron. Chevron will provide certain rail transportation and freight audit and payment services to Warren LP. Chevron and Warren LP will charge each other fees based on negotiated rates for the services provided under the agreement.

BARGE CO.

         Effective as of the Closing Date, Chevron and NGC will establish a new company ("Barge Co.") to own and operate 21 barges currently owned by Chevron. Warren LP will own a 25% interest in Barge Co., with the remaining 75% interest to be owned by Chevron. Barge Co. will enter into separate time charters with Warren LP covering each barge. New NGC will have the right to purchase Chevron's interest in Barge Co. for a period of two years after the Closing Date (the "Call Period") at a predetermined price specified in the agreement. After the expiration of the Call Period, Chevron will have the right to sell its interest in Barge Co. to New NGC for a predetermined price specified in the agreement, or alternatively, to a third party. New NGC will enter into a services agreement with Chevron Chemical to provide certain barge transportation services which will match the term of the time charters. See "Contributed Warren Business -- Business Description Transportation."

CCC PRODUCT SALE AND PURCHASE AGREEMENT

         Chevron Chemical and Warren LP will enter into a Product Sale and Purchase Agreement which relates to the purchase and sale between such parties of EP Mix (as defined in the Glossary), propane, normal butane and natural gasoline (collectively, the "Products"). Warren LP will agree to sell to Chevron Chemical and Chevron Chemical will agree to purchase from Warren LP a specified minimum daily volume of Products as nominated by Chevron Chemical. Warren LP will use its best effort to sell and deliver to Chevron Chemical 100% of any additional Products that are needed. Chevron Chemical will pay Warren LP for the Products a market responsive price based on published OPIS prices for each Product. For any

                                       57

additional Products purchased above the specified number, Chevron Chemical will pay a price mutually agreed upon by the parties. In addition to the foregoing, Chevron Chemical will pay Warren LP a per barrel delivery fee for all Products. Every five years after the Effective Time, the parties will have the option to open this agreement solely for the purpose of renegotiating the pricing provisions.

CHEVRON CHEMICAL/WARREN LP SERVICES AGREEMENT

         Chevron Chemical and Warren LP will enter into a Services Agreement under which Warren LP will provide certain motor transportation, ship terminalling and gas terminalling services to Chevron Chemical, and Chevron Chemical will provide access to export refrigeration equipment and gas terminalling and feedstock pipeline services to Warren LP. Chevron Chemical and Warren LP will charge each other fees based on negotiated rates for the services provided under this agreement. This agreement has an initial ten-year term that extends year-to-year until terminated by either party's giving notice two years in advance.

GALENA PARK SERVICES AGREEMENT

         Chevron Products Company and Warren LP will enter into a Galena Park Services Agreement. After the Combination, Chevron will own and operate the Galena Park Light Products Terminal, and Warren LP will own and operate the Galena Park LPG Terminal. During the term of this agreement, Warren LP and Chevron Products Company will provide services to each other and pay each other fixed fees equal to the parties' best estimate of operating expenses actually incurred with respect to the services provided. This agreement will terminate upon the termination of all the services provided thereunder. The services will continue until terminated by either mutual agreement, by a party giving 18 months' written notice of its intent to terminate, or by a party who is receiving services giving 30 days' written notice.

VENICE OPERATING AGREEMENT

         Chevron and Warren LP will enter into a Venice Operating Agreement under which Warren LP, as an independent contractor, will perform for Chevron the duties of operator of Chevron's Venice Complex. For the services rendered by Warren LP, Chevron will pay a monthly fee to Warren LP. For any capital expenditure projects provided and managed by Warren LP, Warren LP will receive an overhead charge on each project depending on the amount of the capital expenditure. Chevron will reimburse Warren LP for all authorized expenses.

PRODUCT STORAGE LEASE AND TERMINAL ACCESS AGREEMENT (VENICE)

         Chevron and Warren LP will enter into a certain Product Storage Lease and Terminal Access Agreement under which Chevron will lease the right to use its Venice storage facility for storage of NGLs by Warren LP. Furthermore, Chevron will grant Warren LP the right to use (1) the Venice barge terminal for the loading and unloading of NGLs and (2) the pipeline delivery facilities that are used in connection with the storage facility and barge terminal.

LONE STAR SWAP TRANSACTION CONFIRMATION (CUSA/NGC MASTER SWAP AGREEMENT)

         Chevron, as fixed price payor, and NGC will enter into a certain Confirmation, effective as of the Effective Time, which supplements, forms a part of and is subject to the Master Agreement dated as of February 1, 1993 executed by NGC and Chevron. This confirmation relates to a commodity swap whereby the fixed price is based on the price paid to Chevron pursuant to a Gas Purchase Agreement dated July 27, 1955, between Chevron and Lone Star Gas Company, and the floating price is based on a published index price, and the notional quantity of gas is based on the quantity of gas delivered by Chevron under the Lone Star contract.

                                APPRAISAL RIGHTS

         If the Combination is consummated, holders of shares of NGC Common Stock will not be entitled to appraisal rights.

                                       58

                          CONTRIBUTED WARREN BUSINESS

         Pursuant to the Combination, the Contributing Parties are contributing a substantial portion of the business conducted by Warren (the "Contributed Warren Business") and an undivided 49% interest in the West Texas LPG Pipeline (the "Contributed West Texas LPG Pipeline Business") to Newco. The following is a brief description of (i) Warren's business and operations and the assets and properties that will comprise the Contributed Warren Business and (ii) the Contributed West Texas LPG Pipeline Business.

BUSINESS DESCRIPTION

     OVERVIEW

         Warren, an unincorporated division of Chevron, engages in all aspects of the NGLs business including gas gathering and processing, fractionating, storing, transporting and marketing. Warren is responsible for virtually all of Chevron's domestic NGL purchases and sales, its major gas processing operations east of the Rocky Mountains and Chevron's international LPG activities. Warren has been a part of Chevron since 1984, when Chevron merged with Gulf Oil, which at the time owned Warren.

     GAS GATHERING AND PROCESSING

         The Contributed Warren Business will include approximately 4,600 miles of gas gathering pipelines which deliver unprocessed natural gas from numerous production locations to Warren' processing plants, and interests in 23 gas processing plants in Oklahoma, Texas, Louisiana and New Mexico having a total processing capacity of approximately 2.1 billion cubic feet of gas per day.

         Warren currently uses a variety of processing designs tailored to handle individual gas streams to extract NGLs. The designs typically employ either an absorption or a cryogenic expander process. In the absorption process, the raw natural gas stream passes through refrigerated absorption oil which, when heated, yields the absorbed NGL components. In the cryogenic expander process, the gas liquids are separated from the natural gas stream under very low temperature conditions.

         Following extraction of gas liquids, natural gas pipelines receive merchantable dry gas for transmission and sale or delivery to end-users. Other pipelines transport the raw NGLs to fractionators for further processing into their marketable components. Warren's share of NGL production extracted from Chevron and third-party natural gas streams in contributed plants was approximately 54,000 barrels per day in 1995.

     FRACTIONATION AND STORAGE

         The Contributed Warren Business will also include Warren's fractionation and storage facility in the Mont Belvieu complex near Houston which has between 160,000 and 180,000 barrels per day of raw NGL fractionation capacity and between 5,000 and 30,000 barrels per day of import mix capacity (throughput capacity varies with product composition and ambient temperature). In addition, the Contributed Warren Business will have a salt dome storage capacity of over 31 million barrels of product.

     TRANSPORTATION

         Mont Belvieu serves as the hub of the nation's NGL distribution system, with pipelines linking the terminal with most refineries and petrochemical plants along the upper Texas Gulf Coast. Other pipelines deliver NGLs throughout the eastern United States.

         The Contributed Warren Business will include the Warrengas marine terminal located on the Houston Ship Channel. Dedicated pipelines linked to the Mont Belvieu complex allow Warren to off-load two products from one vessel or one product from two vessels simultaneously. The marine terminal can handle specialty products such as olefins, pentanes and hexanes in addition to the traditional LPGs such as propane and butane.

         Warren distributes product to its customers using barges, rail tank cars and the industry's largest fleet of cryogenic transport trucks. Although the rail cars will not be contributed to New NGC pursuant to the Combination, New NGC will have the right to use such rail cars to provide transportation services to third parties pursuant to the Feedstock Sale and Refinery Product Master Services Agreement. See "Ancillary

                                       59

Agreements -- Feedstock Sale and Refinery Product Master Services Agreement." The fleet of cryogenic transport trucks will be a part of the Contributed Warren Business. In connection with the Combination, the 21 barges owned by Chevron will be contributed to Barge Co., a joint venture that will be 75% owned by Chevron and 25% owned by New NGC. Barge Co. will enter into separate time charters with New NGC covering each barge for a term of two years. New NGC will have the right to purchase Chevron's interest in Barge Co. for a period of two years after the Effective Date, which right is assignable to a third party. See "Ancillary Agreements -- Barge Co."

     MARKETING

         In 1995, Warren marketed an average of approximately 283,000 barrels of NGLs per day through approximately 250 supply points in 46 states. Petrochemical manufacturers are the main purchasers of ethane. Residential and commercial users, in addition to petrochemical producers, provide major markets for propane. Both petrochemical producers and oil refiners provide the major markets for butanes and natural gasolines. Warren's marketing operations will also be included in the Contributed Warren Business.

     COMPETITION

         Upon consummation of the Combination, the Contributed Warren Business, as a part of New NGC's consolidated operations, will be subject to the competitive environment as described under the caption "Risk Factors -- Industry Consolidation and Competition."

     OPERATIONAL RISKS AND INSURANCE

         Warren's operations are subject to the usual hazards incident to the transmission, processing, storage and sale of natural gas and NGLs, such as explosions, product spills, leaks and fires. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of operations at the affected facility.

         NGC anticipates that upon consummation of the Combination that New NGC will maintain general public liability, property and business interruption insurance in amounts, including deductibles, that it considers to be consistent with industry standards. It is also likely that the insurance policies will not provide coverage for losses or liabilities relating to pollution, except for sudden and accidental occurrences, which is consistent with industry standards.

         In connection with the Combination, Chevron has agreed to indemnify New NGC for certain environmental and other liabilities relating to the facilities comprising a part of the Warren Contributed Business. This indemnity continues from the Closing Date through and including August 30, 2001 and will cover certain environmental liabilities that relate to the period prior to the Closing Date and is subject to certain limitations and thresholds. See "Certain Provisions of the Combination Agreement -- Environmental Matters."

         After consummation of the Combination, the occurrence of a significant event not fully insured or indemnified against could materially and adversely affect New NGC's operations and financial condition. Moreover, no assurance can be given that New NGC will be able to maintain adequate insurance in the future at rates it considers reasonable. See "Risk Factors -- Governmental Regulations and Environmental Matters."

     GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

         Certain of the Contributing Businesses' pipeline activities and facilities are involved in the intrastate transportation of natural gas and NGLs and the interstate transportation of NGLs, and are subject to state and/or federal regulation. The processing of natural gas for the removal of liquids currently is not viewed by the FERC as an activity subject to its jurisdiction. If a processing plant's primary function is extraction of NGLs and not natural gas transportation, the FERC has traditionally maintained that the plant is not a facility for transportation or sale for resale of natural gas in interstate commerce and therefore is not subject to jurisdiction under the Natural Gas Act of 1938, as amended (the "NGA"). Even though the FERC has

                                       60

made no specific declaration as to the jurisdictional status of Warren's gas processing operations or facilities, Chevron believes that because the Contributed Businesses' gas processing plants are primarily involved in removing NGLs, their processing activities are exempt from FERC jurisdiction.

         The Contributed Warren Business will own pipeline gathering facilities in conjunction with certain of its field plants. Under the NGA, facilities which perform a gathering function are exempt from FERC jurisdiction. Interstate transmission facilities, on the other hand, are subject to FERC jurisdiction. The FERC distinguishes between these two types of activities on a fact-specific basis, which may make it difficult to state with certainty the status of Warren's pipeline gathering facilities. Although the FERC has not issued any order or opinion declaring these facilities as gathering rather than transmission facilities, Chevron management believes that these systems meet the tests that the FERC currently uses to establish a pipeline's status as a gatherer.

         Supplies of natural gas available to Warren may be affected by state regulations. In 1992, Oklahoma and Texas modified the rules governing wellhead production allowables and the prorationing of gas production in order to more accurately match available production to current market demand. Chevron believes these recent modifications of the prorationing rules in effect in Oklahoma and Texas have not had a material effect on Warren's operations. Louisiana has also been considering the modification of its existing proration rules. Chevron cannot predict whether other states will adopt new or similar regulations or what effect, if any, any such regulations would have on its operations.

         The West Texas LPG Pipeline is an interstate pipeline and is thus subject to FERC rates and service jurisdiction under the Interstate Commerce Act. CPL has made appropriate tariff filings with FERC respecting those operations and services.

         Except as specifically exempted, the Contributed Warren Business's pipeline operations are subject to federal safety standards promulgated by the Department of Transportation under applicable federal pipeline safety legislation, as supplemented by various state safety statutes and regulations.

         The Contributed Businesses' operations are subject to extensive federal, state and local statutes, rules and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Compliance with these statutes, rules and regulations requires capital and operating expenditures including those related to monitoring and permitting at various operating facilities and remediation obligations. Chevron's environmental expenditures on the assets comprising the Contributed Warren Business have not been prohibitive in the past, but NGC believes that such expenditures may increase in the future with the trend toward stricter standards, greater regulation and more extensive permitting requirements.

         The vast majority of federal environmental remediation provisions are contained in the Superfund laws the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and the Superfund Amendments and Reauthorization Act ("SARA") and in the corrective action provisions of the Federal Resource Conservation and Recovery Act ("RCRA"). Typically, the Environmental Protection Agency ("EPA") acts pursuant to Superfund legislation to remediate facilities that are abandoned or inactive or whose owners are insolvent; however, the legislation may be applied to sites still in operation. Superfund law imposes liability, regardless of fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the current or previous owner and operator of a site and companies that disposed, or arranged for the disposal, of the hazardous substance found at a site. CERCLA also authorized the EPA and, in certain instances, private parties to take actions in response to threats to public heath or the environment and to seek recovery from such responsible party. RCRA provisions apply to facilities that have been used to manage or are currently managing hazardous waste and which are either still in operation or have recently been closed. As amended, RCRA requires facilities to remedy any releases of hazardous wastes or hazardous waste constituents at waste treatment, storage or disposal facilities.

         The Contributed Warren Business is subject to the environmental risks normally incident to the operation of storage facilities, pipelines, plants and other facilities for gathering, processing, treating,

                                       61

storing and transporting natural gas and other products including, but not limited to, uncontrollable flows of natural gas, fluids and other substances into the environment, fires, pollution and other environmental and safety risks. These activities are subject to environmental and safety regulation by federal and state authorities, including, without limitation, the EPA, the New Mexico Environmental Department, the Louisiana Department of Environmental Quality, the Oklahoma Department of Environmental Quality, the Oklahoma State Department of Health, the Oklahoma Water Resources Development Board, the Texas Railroad Commission and Texas Natural Resources Conservation Commission. The design, construction, operation and maintenance of the Contributed Business's pipeline facilities are subject to the safety regulations established by the Secretary of the Department of Transportation pursuant to the Natural Gas Pipeline Safety Act ("NGPSA"), or by the state regulations meeting the requirements of the NGPSA.

         In 1990, the United States Congress enacted comprehensive amendments to the federal Clean Air Act. Although some of the regulations promulgated pursuant to such amendments have not yet been adopted, such regulations, when effective, will likely require increased capital and operating costs for the operations of the Contributed Warren Business.

         To Chevron's knowledge, the Contributed Warren Business is in substantial compliance with applicable environmental laws, regulations, orders and rules. Further, to the best of Chevron's knowledge, there are no existing, pending or threatened actions, suits, investigations, inquiries, proceedings or clean-up obligations by any governmental authority or third party relating to any violations of any environmental laws with respect to the assets which would have a material adverse effect on New NGC's future operations and financial condition.

     LEGAL PROCEEDINGS

         Warren is involved in certain legal proceedings that have arisen in the ordinary course of business. To the extent that such legal proceedings relate to the Warren Contributed Business, New NGC will be subject to any liabilities resulting from such proceedings, unless Chevron has agreed to retain such legal proceedings pursuant to the Contribution Agreement. Subject to certain limitations, Chevron has agreed to indemnify New NGC for any losses, damages or expenses that are incurred in connection with legal proceedings that relate to the Contributed Warren Business that are filed after the Closing Date but are based on events that occurred prior to the Closing Date.

     EMPLOYEES

         Chevron employs approximately 930 employees in its Warren division. Approximately 330 of these are technical, marketing and administrative employees while approximately 600 are field employees. Chevron management considers relations with such employees to be good.

DESCRIPTION OF PROPERTIES

         The following tables provide certain information, including operating data for the year ended December 31, 1995, concerning the gas processing, fractionation, isomerization, storage, terminal, pipeline and gathering facilities which comprise a part of the Contributed Businesses' assets. Many of these assets are strategically located within key industry centers in Texas, Oklahoma, Florida, Mississippi and Louisiana. The gas processing plants and fractionation facilities are located on tracts of land owned in fee or leased from others.

     GATHERING SYSTEMS AND PROCESSING FACILITIES

         The Contributed Warren Business will include both operated and non-operated field plants and straddle plants. Field plants aggregate volumes from multiple producing wells into quantities that can be economically processed to extract NGLs and to remove water vapor, solids and other contaminants. Straddle plants are situated on third-party mainline natural gas pipelines and serve to provide flexibility to changing market

                                       62

conditions by allowing operators to extract NGLs from a natural gas stream when the market value of NGLs separated from the natural gas stream is higher than the market value of the same unprocessed natural gas. NGC estimates that aggregate 1995 operating expenses associated with the gas gathering systems and processing plants set forth below were approximately $55 million. The following table provides certain other information on such facilities.

                                                           LOCATION                     TOTAL PLANT
                                                   ------------------------    -----------------------------      GROSS
GAS PROCESSING AND GATHERING                           COUNTY/                   NOMINAL      1995 INLET GAS       NGL
FACILITIES                              % OWNED        PARISH         STATE    CAPACITY(1)      THROUGHPUT      PRODUCTION
                                        -------    ---------------    -----    -----------    --------------    ----------
                                                                                 (MMCFD)         (MMCFD)          (MBPD)
FIELD PLANTS:
Eunice(2)(3).........................   100.00     Lea                NM             68               56            6.5
Monument(2)(3).......................   100.00     Lea                NM             80               75            7.2
Saunders/Vada/Bluitt(2)(3)...........   100.00     Lea                NM             47               40            5.8
Canadian/Tonkawa(2)(3)...............   100.00     Hemphill           TX             25               21            2.0
Leedey(2)(3).........................   100.00     Roger Mills        OK             50               40            3.3
Sherman(2)(3)........................   100.00     Grayson            TX             33               14            0.7
Moores Orchard(2)....................   100.00     Fort Bend          TX             10                4            0.1
Monahans/Worsham(2)(3)...............   100.00     Ward               TX             31               26            2.2
Fashing(2)...........................    44.66     Atascosa           TX             45               43            1.0
Sand Hills(2)(3).....................   100.00     Crane              TX            255              105           11.9
Puckett(2)(3)........................   100.00     Pecos              TX             60               38            0.0
Maysville(3).........................    21.00     Garvin             OK            135              117           14.7
Indian Basin(3)......................    14.19     Eddy               NM            210              147            7.8
STRADDLE PLANTS:
Yscloskey(2).........................    27.20     St. Bernard        LA          1,850            1,652           25.4
Calumet..............................    20.09     St. Mary's         LA          1,400            1,160           20.4
Sea Robin............................    19.07     Vermillion         LA          1,000              669           16.0
Toca.................................     8.86     St. Bernard        LA          1,050              611           12.9
Bluewater............................    16.72     Acadia             LA            950              555           13.1
Grand Chenier........................     2.73     Cameron            LA          1,000              145            5.7
Iowa.................................     9.92     Jefferson Davis    LA            500              497            5.1
Laverne..............................     0.86     Harper             OK            200               77            3.1
North Terrebone......................     1.83     Terrebone          LA          1,450              863           28.9
Patterson............................     1.09     St. Mary           LA            600              388            9.8

- ------------

(1) Estimated based on typical field gas composition and plant operation.

(2) Currently operated by Warren.

(3) Contains an associated gas gathering system.

         Warren also owns a 3.69% interest in the Diamond M facility, which is located in Scurry County, Texas. The processing plant relating to the Diamond M facility is currently shut in. All gas produced into the gathering system associated with the Diamond M facility is now processed at a third party facility.

     FRACTIONATION FACILITIES

         NGLs removed from a natural gas stream at gas processing plants are in the form of a commingled stream of liquid hydrocarbons. The commingled hydrocarbons are separated at fractionation facilities into the component NGL products ethane, propane, normal butane, isobutane and natural gasoline. The isomerization plant further separates a stream of mixed butanes into its component parts. NGC estimates that operating expenses for the following fractionation facilities were approximately $23 million in 1995. The following table provides certain information concerning the fractionation facility that will be a part of the Contributed Warren Business.

                                                       LOCATION                TOTAL PLANT
                                                   -----------------    --------------------------
                                                    COUNTY/               NOMINAL          1995
FRACTIONATION FACILITIES:               % OWNED     PARISH     STATE    CAPACITY(1)     THROUGHPUT
                                        -------    ---------   -----    -----------     ----------
                                                                                  (MBPD)
Mont Belvieu Fractionator............   100.00     Chambers     TX           170            148
Mont Belvieu Isomerization Plant.....   100.00     Chambers     TX            18(2)            (3)

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                       63

- ------------

(1) Capacity data is at nominal recovery rates.

(2) Represents isobutane production capacity.

(3) The isomerization plant was not utilized by Chevron during 1995.

     TERMINAL AND STORAGE FACILITIES

         The following table provides information concerning terminal and storage facilities that will be a part of the Contributed Warren Business:

                                                            LOCATION
                                                     ----------------------
  TERMINAL AND STORAGE FACILITIES:      % OWNED         COUNTY       STATE                DESCRIPTION
- -------------------------------------   --------     -------------   ------   ------------------------------------
Mont Belvieu Terminal/Storage........     100.00     Chambers          TX     Product storage and terminal
                                                                                facility
Mont Belvieu Transport Terminal......     100.00     Chambers          TX     Administrative offices and repair
                                                                              shop
Warrengas Terminal...................     100.00     Harris            TX     LPG import/export terminal
Gladewater Terminal..................     100.00     Gladewater        TX     Raw LPG transport terminal
Bridgeport Transport Terminal........      65.00     Jack              TX     Raw LPG transport terminal
Hattiesburg Terminal.................      50.00     Forrest           MS     Propane terminal
Abilene Transport Terminal...........     100.00     Taylor            TX     Raw LPG transport terminal
Greenville Terminal..................     100.00     Washington        MS     Propane terminal
Port Everglades Marine Terminal......     100.00     Broward           FL     Propane terminal
Tampa Marine Terminal................     100.00     Hillsborough      FL     Propane terminal
Lampton-Love Terminal................     100.00     Forrest           MS     Idle product transport facility
Calvert City Terminal................     100.00     Marshall          KY     Product transport terminal
GREEN FIELD TERMINAL SITE:
Louisville Land Terminal.............     100.00     Jefferson         KY     Ohio riverfront terminal property

     PIPELINES

         The following table identifies pipeline and gathering system assets that will comprise a part of the Contributed Businesses:

                                                       1995
PIPELINE SYSTEMS:                       % OWNED     THROUGHPUT      STATE                DESCRIPTION
                                        --------    -----------    -------  -------------------------------------
                                                      (MBPD)
West Texas LPG Pipeline..............     49.00(1)       135        TX/NM   Interstate natural gas liquids
                                                                            pipeline
Houston Gathering System.............    100.00           48         TX     Natural gas liquids pipeline
                                                                            servicing the Houston, TX area
                                                                            facilities.
Texas City Pipeline..................    100.00            8         TX     Natural gas liquids pipeline

- ------------

(1) Upon consummation of the Combination, CPL or an affiliate thereof will own the remaining 51%.

     OTHER ASSETS

         In addition to the previously described assets, the Contributed Warren Business will include various idle processing facilities, training and maintenance facilities, sales office space, various transportation assets and certain office and other equipment.

                                       64

                           CONTRIBUTED NGBU BUSINESS

         Pursuant to the Combination, Chevron will contribute substantially all of NGBU's operations (the "Contributed NGBU Business") to Newco. The following is a brief description of NGBU's business and operations.

OVERVIEW

         NGBU markets Chevron's natural gas from the lower 48 states and Chevron's Canadian production that is exported to the United States. NGBU is also responsible for the delivery of natural gas to Chevron's major United States facilities. When profitable opportunities are available, NGBU purchases gas for resale and contracts for transportation or storage capacity.

HISTORY

         During the mid-1980's, natural gas deregulation allowed many producers, including Chevron, to market their natural gas in the developing spot market instead of under long-term, dedicated contracts to pipelines. At that time, Chevron decided to market its own gas by forming NGBU. Initially, Chevron marketed mostly to LDC's and pipelines under long-term contracts and sold spot gas to marketers and others. As gas deregulation continued, NGBU's marketing strategies evolved to provide more services to a broader customer group. Today, NGBU is a full service marketer providing risk management, volume flexibility, energy management, and other services to a diverse group of customers.

GAS SUPPLY

         During the fiscal year ended December 31, 1995, NGBU's gas supply included approximately 1.9 Bcf per day from Chevron's domestic production, approximately 100 MMcfd from Chevron's Canadian exports to the United States, and approximately 150 MMcfd from Warren. In addition, in 1995, NGBU purchased approximately 900 Mmcfd from third party producers. Approximately two-thirds of this volume was purchased on the spot market with the balance purchased under contracts that vary between a few months and two years. A majority of NGBU's gas supply contracts contain pricing provisions that tie the price to be paid to an index price published on a regular basis in one of several natural gas industry publications. NGBU's purchasing activity has grown significantly during the past two years and complements NGBU's objective to add value to Chevron's natural gas and reduce gas costs to Chevron's corporate facilities.

GAS SALES

         During the fiscal year ended December 31, 1995, NGBU marketed approximately 2.7 Bcf of gas per day to over 400 third party customers in the United States. Approximately one-half of this volume was sold in the spot market under contracts with a term of 30 days or less. The other half was sold under long term contracts that vary from a few months to 10 years (most of which have a term of one year to three years). A majority of NGBU's gas sales contracts contain pricing provisions which provide that the price to be paid is determined monthly based on an index published in a natural gas industry publication. In addition to the commodity rate charged, certain of the contracts contain a reservation fee provision, which is typically expressed as a cents-per-MMBtu charge. NGBU's customer groups include other marketers, local distribution companies, electric power generators, industrial users, and some commercial users. In addition to its third party sales, during 1995, NGBU delivered approximately 350 MMfcd of gas to Chevron's facilities, primarily refineries and a few chemical plants.

TRANSPORTATION AND STORAGE

         NGBU has several long-term firm transportation contracts (one to ten years) to assure that Chevron equity gas will flow to markets. However, most of these long-term firm transportation agreements are not part of the Contributed NGBU Business. In addition, NGBU contracts for short-term firm transportation (less than 6 months) or interruptible transportation to move equity gas to higher value markets, most of which are included in the Contributed NGBU Business.

                                       65

         During 1995, NGBU contracted for storage capacity of approximately 15 Bcf. Most of this storage capacity is under short-term contracts (less than one year) and the activity is driven by opportunities created by seasonal or regional price differentials and volatility. NGBU has two storage contracts that are longer than one year and total 2 Bcf in capacity. During the period from January 1, 1996 through May 31, 1996, this storage activity has been lower because natural gas prices during this period have been unseasonably high, thereby making it more economical to sell the gas rather than incur the cost of storing it.

RISK MANAGEMENT

         Upon consummation of the Combination, the Contributed NGBU Business will be integrated into New NGC's energy marketing segment and, accordingly, will be subject to New NGC's risk management policies. NGC anticipates that New NGC's risk management policies will be the same as NGC's current risk management policies. See "Risk Factors -- Fluctuations in Commodity Prices; Risk Management Activities."

COMPETITION

         Upon consummation of the Combination, the Contributed NGBU Business, as a part of New NGC's consolidated operations, will be subject to the competitive environment as described under the caption "Risk Factors -- Industry Consolidation and Competition."

LEGAL PROCEEDINGS

         NGBU is involved in certain legal proceedings that have arisen in the ordinary course of business. To the extent that such legal proceedings relate to the Contributed NGBU Business, New NGC will be subject to any liabilities resulting from such proceedings, unless Chevron has agreed to retain such legal proceedings pursuant to the Contribution Agreement. Subject to certain limitations, Chevron has agreed to indemnify New NGC for any losses, damages or expenses that are incurred in connection with legal proceedings that relate to the Contributed NGBU Business that arise in the future but are based on events that occurred prior to the Closing Date.

EMPLOYEES

         Chevron employs approximately 130 employees in NGBU. Chevron management considers relations with such employees to be good.

              SUMMARY BUSINESS STRATEGY AND OPERATIONS OF NEW NGC

         The following discussion provides a brief description of the present business strategy of NGC, the assets and operations of New NGC immediately after consummation of the Combination and the basis for not including certain financial information relating to the Contributed Businesses in this Proxy Statement/Prospectus.

BUSINESS STRATEGY

         GENERAL. Traditionally, gas gathering, processing and fractionation operations were considered by integrated petroleum companies and others to be solely a manufacturing process. Gas marketing activities have historically focused on earning a margin on the spread between natural gas purchases and sales by matching available gas supply with end user purchasers. In a vertically integrated environment, these business activities typically functioned independently and were treated as separate business units, each having independent operational and financial goals.

         NGC'S BUSINESS STRATEGY. NGC's business strategy, which it refers to as the "Energy Store" concept, embraces a commercial approach to integrating commodity marketing, risk management and production activities with the goal of maximizing value through a unified operation. Acting in the role of a large scale aggregator, processor, marketer and reliable supplier of multiple products and services, NGC is able to customize or package products and services to meet individual client specifications. NGC's management believes that this one-stop resource for energy commodity needs allows NGC to be flexible in

                                       66

meeting the changing demands of producers and end users of energy products while remaining abreast of volatile market conditions. For example, NGC's marketers manage the multiple energy commodities and risk management services provided by NGC with the objective of taking advantage of volatile commodity markets and providing purchasers with a customized package of energy products and services to meet their energy needs, risk portfolio requirements and cost structure. The marketing and production operations of NGC are designed to act in tandem to deliver to the marketplace the product(s) which will satisfy the high expectations of NGC's customers while focusing on maximizing NGC's consolidated operational and financial results. In other words, instead of the traditional "Buy-Make-Sell" business matrix which NGC management believes is used by the majority of integrated energy businesses, NGC utilizes a market driven decision matrix which emphasizes strategic operational decisions in terms of which commodity (or package of commodities and services) will best benefit NGC's consolidated operating results. Such strategic operational decisions are driven by the ever changing commodity markets served by NGC. As a result, NGC is able to offer customers a portfolio of energy products and services, balancing needs and current supply, transportation and storage availability with seasonal pricing information. NGC believes that the combination of reliable product supply and delivery capabilities, multiple energy commodity products and a sophisticated risk management service program provides NGC with flexibility in the marketplace. To achieve its strategic goals, NGC is growing its business horizontally across the midstream energy industry segment rather than employing the vertical integration theory which NGC's management believes is predominantly used by other major integrated energy companies. The horizontal expansion of NGC's core businesses provides a strong base and concentration of supply, expertise and services which allow for implementation and integration of the Energy Store concept.

BUSINESS AND PROPERTIES OF NEW NGC

         As a result of the combination of NGC with the Contributed Businesses' gathering, processing and fractionation facilities, New NGC will be a leading North American gatherer, processor, transporter and marketer of energy products and services.

         New NGC's integrated asset base will include, among other things, interests in approximately 15,000 miles of natural gas gathering and transmission pipelines, 57 gas processing plants, three NGL fractionation facilities, 60 million barrels of NGL storage capacity, three NGL import/export marine terminals, ten other NGL terminals and approximately 2,100 miles of NGL pipelines.

         NGC believes that New NGC's strategic alliances with Chevron, which will include the right to market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States, will further enhance New NGC's position as a leading marketer of energy products and its business strategy of being an "Energy Store" providing creative solutions for its customers. In addition, the combination of NGC's and the Contributed Businesses' midstream assets and marketing operations is expected to provide opportunities to reduce costs through reduction or elimination of duplicative functions and through the consolidation of certain facilities. Finally, after the Combination, NGC believes that New NGC will have a stronger balance sheet than NGC based on a comparison of NGC's debt-to-equity ratio immediately prior to the consummation of the Combination with New NGC's expected debt-to-equity ratio immediately after consummation of the Combination, thereby providing New NGC with greater financial flexibility for growth through acquisitions and enhancements to existing facilities.

         NGC believes that New NGC will also be positioned to capitalize on gathering, processing and marketing opportunities in Canada and on natural gas, crude oil and electric power marketing opportunities in the United Kingdom and potentially in Europe. In addition, NGC believes that New NGC will be positioned to market electric power domestically through ECI as the deregulated electric power market continues to evolve. Through an alliance with Chevron, New NGC will have opportunities to provide electricity to Chevron's refineries, chemical plants and other United States facilities and to market or purchase excess electricity generated by such facilities.

                                       67

INAPPLICABILITY OF CERTAIN FINANCIAL INFORMATION

         As a major integrated oil company, Chevron historically operated the Contributed Businesses as vertically integrated service and support functions for its production, refining and marketing operations. A substantial portion of the business activities engaged in by the Contributing Businesses, including purchases and sales, have historically been of an intercompany nature. However, upon consummation of the Combination, the Contributed Businesses will be integrated into New NGC and operated using the "Energy Store" strategy discussed in " -- Business Strategy" above. For these reasons, New NGC does not believe that the historical operational results of the Contributed Businesses provide a meaningful basis for evaluating the results of operations that the Contributing Businesses would have realized had they been managed and operated with independent operational and financial goals or the contribution to New NGC's results of operations once integrated into NGC's "Energy Store" concept. Therefore, no historical financial information on any of the Contributed Businesses has been included in this Proxy Statement/Prospectus.

                                       68

                 MARKET PRICE AND DIVIDENDS ON NGC COMMON STOCK

         The NGC Common Stock is listed and traded on the NYSE under the ticker symbol "NGL". The closing sale price of NGC Common Stock on January 19, 1996, the last full trading day preceding the public announcement of the execution of the Exclusivity Agreement, as reported on the NYSE Composite Tape, was $9.00 per share. The closing sale price of the NGC Common Stock on May 21, 1996 (the last full trading day prior to the public announcement of the execution of the Combination Agreement), as reported on the NYSE Composite Tape was $15.375 per share. The closing sale price of NGC Common Stock on July 31, 1996, the last full trading day preceding the printing of this Proxy Statement / Prospectus was $16.250 per share. See "Principal Stockholders" for certain information on the change in the percentage of stock ownership owned by certain executive officers, directors and 5% stockholders of NGC as a result of the Combination.

         The following table sets forth, for the calendar periods indicated, the high and low per share sale prices of NGC Common Stock as reported on the NYSE Composite Tape and related dividends paid per share of NGC Common Stock during such periods.


                                         HIGH           LOW          DIVIDEND
                                        -------        ------        --------
1996
First Quarter........................   $12.750        $8.625        $ 0.0125
Second Quarter.......................    16.125        12.250          0.0125
Third Quarter (through July 31,
  1996)..............................    17.000        15.250          0.0125(1)
1995(2)
First Quarter........................   $11.500        $9.000        $ 0.0125
Second Quarter.......................    10.375         8.750          0.0125
Third Quarter........................    10.375         9.000          0.0125
Fourth Quarter.......................     9.625         8.375          0.0125
1994(3)
First Quarter........................   $11.875        $8.875        $ 0.0125
Second Quarter.......................    10.000         8.000          0.0125
Third Quarter........................    12.250         9.375          0.0125
Fourth Quarter.......................    11.125         9.375          0.0125

- ------------

(1) On July 9, 1996, NGC declared its quarterly dividend payable on September 3, 1996 to stockholders of record on July 29, 1996.

(2) Stock price and per share dividend rate information relates to Holding for the period commencing on January 1, 1995 and continuing through and including March 13, 1995, the last trading day prior to the consummation of the Trident Combination, and to NGC thereafter.

(3) Reflects the high and low price of Holding's common stock and the per share dividend rate declared by Holding during the stated periods.

         The holders of NGC Common Stock are entitled to receive dividends if, when and as declared by the NGC Board of Directors out of funds legally available therefor. NGC anticipates that New NGC will continue NGC's present policy of paying quarterly dividends of $0.0125 per share of New NGC Common Stock.

         The NGC Credit Agreement (as defined in the Glossary) and NGC's Senior Notes (as defined in the Glossary) do not contain any specific restrictions on the ability of NGC or any of its subsidiaries to declare and pay dividends in respect of its or their capital stock, although certain financial covenants contained in such credit agreement and in the indenture covering the Senior Notes may limit the ability of NGC to do so.

         The indentures setting forth the terms and conditions of the 14% Senior Subordinated Notes of Trident due 2001 and the 10.25% Subordinated Notes of Trident due 2003 contain restrictions on Trident's ability to pay cash dividends to NGC, which in turn may adversely affect NGC's ability to pay dividends to its shareholders.

                                       69

                MANAGEMENT AND OPERATIONS AFTER THE COMBINATION

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information with respect to those individuals who will serve as members of the New NGC Board of Directors and executive officers of New NGC after the consummation of the Combination.


                NAME                   AGE*              POSITION(S)
- -----------------------------------   ---- -------------------------------------
C. L. Watson........................    46  Chairman of the Board, Chief
                                            Executive Officer, President and a
                                            Director of New NGC
Stephen W. Bergstrom................    38  Senior Vice President and a Director
                                            of New NGC; President of
                                            Clearinghouse
Stephen A. Furbacher................    48  Senior Vice President of New NGC and
                                            President of Warren Petroleum
                                            Company, Limited Partnership
Mark L. Hazelwood...................    46  Senior Vice President of New NGC and
                                            President of NGC Global Energy
                                            Services, Inc.
H. Keith Kaelber....................    48  Senior Vice President and Chief
                                            Financial Officer of New NGC and
                                            President of New NGC's Financial
                                            Services Division
Kenneth E. Randolph.................    39  Senior Vice President, General
                                            Counsel and Secretary of New NGC
Stephen J. Brandon..................    48  Director
Roy Alan Gardner....................    50  Director
David R. Varney.....................    50  Director
C. Kent Jespersen...................    50  Director
Jeffrey M. Lipton...................    53  Director
Albert Terence Poole................    53  Director
Daniel L. Dienstbier................    56  Director
J. Otis Winters.....................    63  Director
Darald W. Callahan..................    53  Director
Donald L. Paul......................    50  Director
Peter J. Robertson..................    49  Director

- ------------

* As of June 1, 1996.

     The directors of New NGC will hold office until the next annual meeting of the stockholders of New NGC and until their successors are duly elected and qualified. The executive officers named above will serve in such capacities until the next annual meeting of the New NGC Board of Directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

     C. L. Watson will serve as Chairman of the Board, Chief Executive Officer, President, and a Director of New NGC upon consummation of the Combination. He has served as Chairman of the Board, Chief Executive Officer and a director of NGC since March 1995. Mr. Watson served as Chairman and as a member of the Clearinghouse Management Committee from May 1989 through March 1995, and as Chief Executive Officer and President of Clearinghouse from September 1985 through March 1995. Prior to his employment with Clearinghouse, Mr. Watson served as Director of Gas Sales for the Western United States for Conoco Inc.

     Stephen W. Bergstrom will serve as Senior Vice President and a Director of New NGC and as President of Clearinghouse upon consummation of the Combination. He has served as Senior Vice President and a Director of NGC since March 1995. Mr. Bergstrom served as Executive Vice President of Clearinghouse and a member of the Clearinghouse Management Committee from May 1989 through March 1995. In addition, Mr. Bergstrom served as Senior Vice President -- Gas Marketing and Supply of Clearinghouse from May 1987 through May 1990 and as Vice President -- Gas Supply of Clearinghouse from July 1986 through May 1987. Prior to his employment with Clearinghouse, Mr. Bergstrom served as Vice President -- Gas Supply of Enron Gas Marketing, a subsidiary of Enron Corp.

                                       70

     Stephen A. Furbacher will serve as Senior Vice President of New NGC and as President of Warren LP upon consummation of the Combination. He has served as a Senior Vice President of NGC since May 1996. Prior thereto, he served as President of Warren, an unincorporated division of Chevron, from September 1994 until May 1996. From September 1992 to August 1994, Mr. Furbacher served as a Vice President of Chevron U.S.A. Production Company and General Manager of the Natural Gas Business Unit of Chevron. From July 1989 until August 1992, he served as Assistant General Manager of NGBU. Mr. Furbacher was employed by Chevron from August 1973 to May 1996.

     Mark L. Hazelwood will serve as Senior Vice President of New NGC and as President of NGC Global Energy Services, Inc. ("Global Energy") upon consummation of the Combination. He has served as Senior Vice President of NGC and President of NGC Global Energy since April 1996. From February 1994 to April 1996, Mr. Hazelwood served as Senior Vice President -- Pipeline Operations of ARCO Transportation Company. From March 1991 to February 1994, he served as Senior Vice President -- Marketing of ARCO Oil and Gas Company. Prior to joining NGC, Mr. Hazelwood had been employed by ARCO Oil & Gas Company and its affiliates since 1979.

     H. Keith Kaelber will serve as Senior Vice President, Chief Financial Officer and President of the Financial Services Division of New NGC upon consummation of the Combination. He has served as Senior Vice President and Chief Financial Officer of NGC since March 1995 and as President of the Financial Services Division of NGC since January 1996. Mr. Kaelber served as Senior Vice President and Chief Financial Officer of Clearinghouse from August 1990 until March 1995. Mr. Kaelber was previously employed by NCNB, which has since become NationsBank, from 1978 to 1990, serving as Executive Vice President prior to joining Clearinghouse.

     Kenneth E. Randolph will serve as Senior Vice President, General Counsel and Secretary of New NGC upon consummation of the Combination. He has served as Senior Vice President, General Counsel and Secretary of NGC since March 1995. Mr. Randolph served as Senior Vice President and General Counsel of Clearinghouse since July 1987. In addition, he served as a member of the Clearinghouse Management Committee from May 1989 through February 1994 and managed Clearinghouse's marketing operations in the Western and Northwestern United States from July 1984 through July 1987. Prior to his employment with Clearinghouse, Mr. Randolph was associated with the Washington, D.C. office of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

     Stephen J. Brandon will serve as a Director of New NGC upon consummation of the Combination. He has served as Executive Director (Commercial) of British Gas since August 1995. From 1987 to July 1995, Mr. Brandon was employed by General Electric Company where he served as Vice President responsible for Southeast Asian operations from 1993 to July 1995.

     Roy Alan Gardner will serve as a Director of New NGC upon consummation of the Combination. He has served as a Director of NGC since June 1995. Mr. Gardner has served as Executive Director, Finance of British Gas since November 1994 prior to which he had been Managing Director of GEC Marconi Limited since December 1992, having rejoined GEC in September 1994 as Deputy Managing Director. Mr. Gardner was appointed to the Board of Directors of GEC in July 1994 and remains a Non-executive Director of GEC plc. Mr. Gardner joined GEC upon leaving Northern Telecom Europe Limited ("Northern Telecom") where he was Chief Operating Officer following Northern Telecom's takeover of STC plc, which he joined in 1986 as Finance Director.

     David R. Varney will serve as a Director of New NGC upon consummation of the Combination. He has served as Executive Director of British Gas since June 1996. From January 1996 to May 1996, Mr. Varney served as a Director of Shell International Petroleum Company. From December 1991 to December 1995, he served as Managing Director on the Board of Shell UK Ltd. During 1990 and until December 1991, Mr. Varney served as Head of Marketing, Branding and Product Development for Shell International Petroleum Company, Ltd.

     C. Kent Jespersen will serve as a Director of New NGC upon consummation of the Combination. He has served as a Director of NGC since March 1995. Mr. Jespersen served as Vice Chairman of Clearinghouse and as a member of the Clearinghouse Management Committee from January 1994 through March 1995. Mr. Jespersen has served as Senior Vice President of NOVA since September 1993. From June 1992

                                       71

to September 1993, he served as Senior Vice President (Corporate Development) of NOVA's predecessor, NOVA Corporation of Alberta ("NOVA Alberta"). From 1989 to June 1992, Mr. Jespersen served as President of Foothills Pipe Lines Ltd. ("Foothills Pipe Lines").

     Jeffrey M. Lipton will serve as a Director of New NGC upon consummation of the Combination. He has served as a Director of NGC since March 1995. Mr. Lipton served as a member of the Clearinghouse Management Committee from January 1994 through March 1995. Mr. Lipton has served as President of NOVA from September 1994 to the present, as Senior Vice President and Chief Financial Officer of NOVA from February 1994 to September 1994 and as Senior Vice President of Novacor Chemicals Inc., an indirect subsidiary of NOVA, from December 1993 to February 1994. Prior to joining NOVA in December 1993, Mr. Lipton served as Vice President (Corporate Plans) of E.I. du Pont de Nemours & Co. ("du Pont") from January 1993 to December 1993, and Vice President (Corporate Marketing and Continuous Improvement) of du Pont from October 1990 to January 1993.

     Albert Terence Poole will serve as a Director of New NGC upon consummation of the Combination. He has served as a Director of NGC since March 1996. Mr. Poole has served as a Senior Vice President and Chief Financial Officer of NOVA since September 1994. Mr. Poole served as Senior Vice President, Corporate Development and Controller of NOVA from March 1994 through August 1994, and, from September 1993 to March 1994, Mr. Poole held the same position at NOVA Alberta. From 1988 to August 1993, Mr. Poole served as Vice President and Controller of NOVA Alberta.

     Darald W. Callahan will serve as a Director of New NGC upon consummation of the Combination. He has served as a Director of Newco since July 1996. Mr. Callahan has served as Senior Vice President of Chevron Chemical since October 1991 and served as President of Warren, an unincorporated division of Chevron, from December 1987 through September 1991. Mr. Callahan has been employed by Chevron Corporation and its affiliates since 1964.

     Donald L. Paul will serve as a Director of New NGC upon consummation of the Combination. He has served as a Director of Newco since May 1996. Mr. Paul has served as President of Chevron Canada Resources Limited since November 1994 and served as President of Chevron Petroleum Technology Co. from August 1992 through October 1994. Prior thereto, he served as Vice President-Exploration Research and Development of Chevron Oil Field Research Company from September 1990 through July 1992. Mr. Paul has been employed by Chevron Corporation and its affiliates since 1975.

     Peter J. Robertson will serve as a Director of New NGC upon consummation of the Combination. He has served as a Director of Newco since July 1996. Mr. Robertson has served as a Vice President of Chevron Corporation since September 1994, responsible for strategic planning and coordination of Chevron Corporation's quality improvement activities. Mr. Robertson served as President of Warren, an unincorporated division of Chevron, from October 1991 through September 1994. Prior thereto, he served as Vice President-Finance of Chevron from October 1989 through September 1991. Mr. Robertson has been employed by Chevron Corporation and its affiliates since 1973.

     Daniel L. Dienstbier will serve as a Director of New NGC upon consummation of the Combination. He has served as a Director of NGC since March 1995. Mr. Dienstbier has nearly 30 years of experience in the oil and gas industry. He served as President and Chief Operating Officer of American Oil & Gas Corp. from October 1993 through July 1994, President and Chief Operating Officer of Arkla, Inc. from July 1992 through October 1993 and President of Jule, Inc., a private company involved in energy consulting and joint venture investments in the pipeline, gathering and exploration and production industries, from February 1991 through June 1992. Prior thereto, Mr. Dienstbier served as President and Chief Executive Officer of Dyco Petroleum Corp. and Executive Vice President of Diversified Energy from February 1989 through February 1991. In addition, he served as President of the Gas Pipeline Group of Enron Corp. from July 1985 through July 1988. Presently, Mr. Dienstbier is pursuing private investments. In the past, Mr. Dienstbier has served as a member on the board of directors of several public companies, including American Oil & Gas Corp., Arkla, Inc., Enron Corp. and Midwest Resources.

     J. Otis Winters will serve as a Director of New NGC upon consummation of the Combination. He has served as a Director of NGC and its predecessor, Holding, since August 1995. Mr. Winters is the Chairman of Pate, Winters & Stone, Inc., a consulting firm, and has served in such position since 1990. In 1989, Mr.

                                       72

Winters was a Managing Director of Mason Best Company, a private investment firm. From 1987 to 1988, he was President of Oriole Oil Company, an oil and gas investment firm.

COMMITTEES OF THE NEW NGC BOARD OF DIRECTORS

     Upon consummation of the Combination, New NGC will have the following standing committees of the New NGC Board of Directors.

     EXECUTIVE COMMITTEE. The Executive Committee will be delegated the authority to approve any actions that the New NGC Board of Directors could approve, except to the extent restricted by law, the New NGC Bylaws or the New NGC Certificate of Incorporation. The Executive Committee will be comprised of Messrs. Watson, Jespersen, Gardner and one of the Chevron designees.

     AUDIT COMMITTEE. The Audit Committee will be responsible for meeting with the auditors, internal auditors and senior executives of New NGC to review and inquire into matters affecting the financial reporting of New NGC and recommending to the New NGC Board of Directors the auditors to be recommended for appointment at the annual stockholders meeting. The Audit Committee will be comprised of Messrs. Dienstbier and Winters.

     COMPENSATION, CORPORATE GOVERNANCE AND HUMAN RESOURCES COMMITTEE. The Compensation, Corporate Governance and Human Resources Committee (the "Compensation Committee") will review recommendations of the appointment of persons to senior executive positions, determine terms of employment and compensation and be responsible for the proper and orderly administration of New NGC's retirement and savings plan (other than matters relating to the funding and investment of the plan's trust funds). This committee will also be responsible for the compensation and governance of the New NGC Board of Directors and, subject to the rights of the parties to the New NGC Stockholders Agreement and the Trident Stockholders Agreement, recommending to the New NGC Board of Directors nominees for election or appointment to the New NGC Board of Directors, as the case may be. In addition, this committee will be responsible for maintaining an effective working relationship between the new NGC Board of Directors and management of New NGC. The Compensation Committee will recommend awards under the NGC Corporation Employee Equity Option Plan (the "NGC Corporation EEP") and the NGC Corporation Amended and Restated 1991 Stock Option Plan (the "Stock Option Plan"), and will recommend awards under any other employee stock option plans adopted by New NGC. The Compensation Committee will be comprised of Messrs. Dienstbier, Lipton, Winters and one of each of the Chevron designees and British Gas designees.

     FINANCE COMMITTEE. The Finance Committee will be responsible for reviewing with management and reporting to the New NGC Board of Directors on an annual basis, the financing plans and objectives of New NGC. The Finance Committee will be comprised of Messrs. Dienstbier, Gardner, Poole, Watson, Winters and one of the Chevron designees.

     RISK AND ENVIRONMENT COMMITTEE. The Risk and Environment Committee will be responsible for overseeing environmental and occupational health and safety policies of New NGC and will be comprised of Messrs. Jespersen and Winters and one of each of the Chevron designees and British Gas designees.

COMPENSATION OF DIRECTORS

     For serving on the New NGC Board of Directors, each of the non-employee directors will be paid an annual retainer of $22,000 plus $1,250 per board or committee meeting attended. In addition, each such director will be entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the New NGC Board of Directors or committees thereof. Each non-employee director of New NGC will also have the option to receive shares of New NGC Common Stock, in lieu of cash, in payment of his annual retainer and meeting fees pursuant to the terms of the NGC Corporation Non-Employee Director Compensation Plan. Each New NGC Director, other than Messrs. Watson and Bergstrom, will be a non-employee director for purposes of such plan.

                                       73

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation earned by the individual who served as NGC's Chief Executive Officer and who will serve as New NGC's Chief Executive Officer and the four most highly compensated persons of NGC at the end of 1995 (the "Named Executive Officers") in combined salary and bonus earned in 1995 from NGC, Clearinghouse and Trident, as the case may be, as well as amounts earned by or awarded to such individuals for services rendered in all capacities to NGC, Clearinghouse or Trident, as the case may be, during 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                                              ------------
                                                            ANNUAL COMPENSATION                  SHARES
                                                  ----------------------------------------     UNDERLYING
                                        FISCAL                              OTHER ANNUAL         STOCK           ALL OTHER
        NAME AND POSITION(S)             YEAR      SALARY       BONUS      COMPENSATION(1)     OPTIONS(2)     COMPENSATION(3)
- -------------------------------------   -------   ---------  -----------   ---------------    ------------    ---------------
Charles L. Watson....................     1995    $ 600,600  $ 1,993,600(4)     --               --              $  69,620
  Chairman of the Board,                  1994    $ 581,400  $ 1,993,600(4)     --               --              $  70,022
  Chief Executive Officer and                                $ 1,076,000(5)
  President of NGC                        1993    $ 456,790  $ 1,478,210(4)     --               --              $  83,892
Stephen W. Bergstrom.................     1995    $ 300,312  $   483,400(4)     --               --              $  31,763
  Senior Vice President                   1994    $ 288,850  $   483,400(4)     --               --              $  33,484
  of NGC and                                                 $   253,000(5)
  President of Clearinghouse              1993    $ 248,620  $   336,380(4)     --               --              $  40,607
Bruce M. Withers, Jr.................     1995    $ 252,667      --     (5)     --               --              $ 184,850
  Vice Chairman of NGC                    1994    $ 326,000  $   182,000(6)     --               --              $  49,281
  and Chairman and Chief                  1993    $ 319,583  $   130,000(6)     --               34,375          $  48,253
  Executive Officer of Trident
Kenneth E. Randolph..................     1995    $ 227,100  $   104,200(4)     --               26,620          $  23,543
  Senior Vice President,                  1994    $ 209,478  $    81,600(4)     --               --              $  23,670
  General Counsel and                                        $    75,000(5)
  Secretary of NGC                        1993    $ 166,634  $   133,366(4)     --               --              $  26,141
H. Keith Kaelber.....................     1995    $ 212,004  $   118,000(4)     --               25,062          $  25,140
  Senior Vice President                   1994    $ 194,065  $    97,992(4)     --               --              $  27,292
  Chief Financial Officer of                                 $    75,000(5)
  NGC                                     1993    $ 153,471  $    88,565(4)     --              289,875          $  23,461

- ------------

(1) No Named Executive Officer received perquisites that exceeded 10% of annual salary and bonus, or $50,000.

(2) Messrs. Randolph and Kaelber received grants of 26,620 and 25,062 options, respectively, in 1995 under the Stock Option Plan. Amounts reported for Mr. Kaelber in 1993 represent the amounts granted under the Clearinghouse Employee Equity Option Plan (the "EEP") as restated into options to purchase NGC Common Stock under the NGC Corporation Employee Equity Option Plan (the "NGC Corporation EEP"), and, as adjusted pursuant to the terms of such plan to reflect the issuance of 5,461,538 shares of NGC Common Stock (the "Contingent Shares") in March 1996 pursuant to the Trident Combination. In connection with the Trident Combination, all equity options granted under the EEP were amended and restated into options to purchase NGC Common Stock under the NGC Corporation EEP. Amounts reported for 1993 consist of stock purchase rights granted to and exercised by Mr. Withers of 34,375 shares of Common Stock of Trident. No Clearinghouse equity option grants or stock option grants were made to or exercised by Messrs. Watson or Bergstrom during 1995, 1994 or 1993.

(3) During 1995, 1994 and 1993, respectively, Messrs. Watson, Bergstrom, Withers, Randolph and Kaelber received company contributions to their respective savings plan accounts of $20,490, $20,490, $15,600, $17,760 and $20,490, respectively; $13,765, $18,542, $20,760, $15,945 and $20,953,
    respectively; and $23,622, $26,898, $21,006, $17,809 and $19,425,
    respectively. During 1995, 1994 and 1993 respectively, Messrs. Watson, Bergstrom, Withers, Randolph and Kaelber received excess savings plan payments of $33,795, $11,273, $8,250, $5,783 and $4,650, respectively.
    During 1994 and 1993, respectively, Messrs. Watson, Bergstrom, Randolph and Kaelber received service premiums of $8,972, $4,528, $3,646 and $3,034, respectively, and $22,840, $12,431, $8,332 and $4,036, respectively. No service premiums were paid in 1995. A life insurance premium of $15,335 was paid by Clearinghouse, or NGC, as the case may be, on Mr. Watson's behalf in each of 1995, 1994 and 1993. Mr. Withers received a payment of $161,000 in August 1995 upon the expiration of the initial term of his employment agreement. See " -- Employment Agreements."

(4) Bonuses shown for Messrs. Watson, Bergstrom, Randolph and Kaelber for 1995 were awarded and paid in 1995; bonuses for 1994 were awarded and paid in 1994; and bonuses for 1993 were awarded and paid in 1993. These bonus awards were based on the provisions of NGC's Above Base Incentive Compensation Plan (the "ABIC Plan") and were subject to guaranteed bonus provisions of each of Messrs. Watson and Bergstrom's respective employment agreements. See "-- Employment Agreements" for a description of Messrs. Watson and Bergstrom's employment agreements.

(5) Bonus awarded in 1994 to be paid in equal installments in 1995 and 1996.

(6) Mr. Withers bonuses for 1994 and 1993, respectively, were determined and paid in 1995 and 1994, respectively, based on provisions of Trident's Management Incentive Plan, subject to the guaranteed bonus provision of his employment agreement. Mr. Withers did not receive a bonus in 1995. See
    " -- Employment Agreements."

                                       74

STOCK OPTION GRANTS

     The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 1995 under the NGC Corporation EEP or the Stock Option Plan. No stock option grants were made by NGC to Messrs. Watson, Bergstrom or Withers during 1995.

                               INDIVIDUAL GRANTS


                                                                                                        POTENTIAL RELIZABLE
                                                                                                          VALUE AT ASSUMED
                                                                                                        ANNUAL RATE OF STOCK
                                            NUMBER OF           % TOTAL                                  PRICE APPRECIATION
                                            SECURITIES         GRANTED TO     EXERCISE                    FOR OPTION TERM
                                        UNDERLYING OPTIONS    EMPLOYEES IN     PRICE      EXPIRATION    --------------------
                NAME                         GRANTED          FISCAL 1995     $/SHARE        DATE          5%         10%
- -------------------------------------   ------------------    ------------    --------    -----------   ---------  ---------
Charles L. Watson....................        --                  --             --            --           --         --
Bruce M. Withers, Jr.................        --                  --             --            --           --         --
Stephen W. Bergstrom.................        --                  --             --            --           --         --
Kenneth E. Randolph..................         26,620               1.6%        $ 9.38       12/08/05    $ 157,034  $ 397,940
H. Keith Kaelber.....................         25,062               1.5%        $ 9.38       12/08/05    $ 147,843  $ 374,649

OPTION EXERCISES AND YEAR END VALUE TABLE

     The following table sets forth for Messrs. Watson, Withers, Randolph and Kaelber certain information regarding options held by them at December 31, 1995. Mr. Bergstrom did not own any options to purchase NGC Common Stock at December 31, 1995. See " -- Stock Option Grants" and "Principal Stockholders."

                                                                              NUMBER OF SHARES                    VALUE OF
                                                                            UNDERLYING EXERCISED                UNEXERCISED
                                                                              STOCK OPTIONS OR                  IN-THE-MONEY
                                                                             EQUITY OPTIONS AT                 STOCK OPTIONS
                                        SHARES ACQUIRED                      DECEMBER 31, 1995               DECEMBER 31, 1995
                                          ON EXERCISE        VALUE      ----------------------------    ----------------------------
                                          OF OPTIONS       REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                        ---------------    ---------    -----------    -------------    -----------    -------------
Charles L. Watson....................       --                --           --            1,738,717(1)       --        $11,901,517(2)
Bruce M. Withers, Jr.................       123,618        $ 661,356      200,797(1)       --            $ 573,275(2)     --
Stephen W. Bergstrom.................       --                --           --              --               --            --
Kenneth E. Randolph..................       --                --           --               26,620(3)       --                   (3)
H. Keith Kaelber.....................       --                --           --              289,875(1)       --        $ 1,984,194(2)
                                            --                --           --               25,062(3)       --                   (3)

- ------------

(1) Options granted to Messrs. Watson, Withers and Kaelber were outstanding on March 14, 1995 and have been adjusted to reflect the allocation of the Contingent Shares. See "-- Principal Stockholders" and "-- Stock Option Plan."

(2) Value based on the closing price of $8.875 on the NYSE -- Composite Tape for NGC Common Stock on December 29, 1995.

(3) The options granted during 1995 to Messrs. Randolph and Kaelber have an exercise price of $9.38 per share. (Based on the December 29, 1995, $8.875 closing price, such options were out-of-the-money at December 31, 1995.)

EMPLOYMENT AGREEMENTS

     C. L. WATSON EMPLOYMENT AGREEMENT. Clearinghouse entered into an employment and non-competition agreement with C. L. Watson, dated as of May 19, 1992, pursuant to which Clearinghouse agreed to employ Mr. Watson as Chairman, Chief Executive Officer and President of Clearinghouse. Mr. Watson is currently employed as Chairman, Chief Executive Officer and President of NGC. Mr. Watson's agreement provides for (i) a five year primary term expiring on May 19, 1997 and
(ii) a non-compete term of two years beyond the termination of the agreement prohibiting Mr. Watson from engaging in any business in competition with Clearinghouse. The agreement also places certain restrictions upon Mr. Watson's ability to communicate confidential information concerning NGC to third parties.

     Mr. Watson's employment agreement entitles him to receive a base salary of $456,790, subject to increase as determined by the Compensation Committee. Mr. Watson is also entitled to certain guaranteed bonus amounts under the ABIC Plan based on the operating profits of NGC. In addition, Mr. Watson is entitled to participate in the Deferred Compensation Plan and the NGC Corporation EEP. Mr. Watson also

                                       75

has certain rights to participate (up to 10%) in investment opportunities of NGC on such terms as Mr. Watson and NGC shall agree upon. As of December 31, 1995, Mr. Watson's annual base salary was $600,600. If Mr. Watson is terminated without cause prior to May 19, 1997, he is entitled to receive 2.99 times the average of his annual base salary and ABIC Plan bonus over the three calendar years preceding the calendar year in which he is terminated.

     STEPHEN W. BERGSTROM EMPLOYMENT AGREEMENT. Clearinghouse entered into an employment and non-competition agreement with Stephen W. Bergstrom, dated as of May 19, 1992, pursuant to which Clearinghouse agreed to employ Mr. Bergstrom as Executive Vice President of Clearinghouse. Mr. Bergstrom is currently employed as Senior Vice President of NGC and President of Clearinghose. Mr. Bergstrom's employment agreement provides for (i) a five year primary term expiring on May 19, 1997 and (ii) a non-compete term of two years beyond the termination of the agreement prohibiting Mr. Bergstrom from engaging in any business in competition with NGC. The agreement also places certain restrictions upon Mr. Bergstrom's ability to communicate confidential information concerning NGC to third parties.

     Mr. Bergstrom's employment agreement entitles him to receive a base salary of $248,620, subject to increase as determined by the Compensation Committee. Mr. Bergstrom is also entitled to certain guaranteed bonus amounts under the ABIC Plan based on the operating profits of NGC. In addition, Mr. Bergstrom is entitled to participate in the Deferred Compensation Plan. As of December 31, 1995, Mr. Bergstrom's annual base salary was $300,312. If Mr. Bergstrom is terminated without cause prior to May 19, 1997, he is entitled to receive 2.99 times the average of his annual base salary and ABIC Plan bonus over the three calendar years preceding the calendar year in which he is terminated.

     BRUCE M. WITHERS, JR. EMPLOYMENT AGREEMENT. Holding and Trident entered into an employment agreement with Bruce M. Withers, Jr. dated as of July 9, 1991, pursuant to which each of Holding and Trident agreed to employ Mr. Withers as Chairman of the Board and Chief Executive Officer and (subject to vote by the stockholders) a director. Mr. Withers' employment agreement was amended in certain respects as of April 28, 1994. As amended, the initial term of the agreement ended on July 31, 1995. Mr. Withers has exercised an option granted under his employment agreement to extend the agreement for an additional term of one year commencing on August 1, 1995 and terminating on July 31, 1996. NGC and Mr. Withers agreed to an additional amendment to Mr. Withers' employment agreement, which provided that following the Trident Combination, Mr. Withers would no longer be employed as Chairman of the Board, Chief Executive Officer and a director of Holding. Instead, Mr. Withers is employed as Vice Chairman of NGC.

     During the initial term of his employment agreement, Mr. Withers was entitled to a base salary of $300,000 per year, subject to increase by the Trident Board of Directors, a guaranteed bonus of 40% of his base salary and a performance bonus not to exceed 60% of his base salary, which was based on the profitability of Trident. If, at the end of the initial term, Mr. Withers had not been paid aggregate compensation of $2,000,000, NGC agreed to pay Mr. Withers the difference between the aggregate compensation actually paid and $2,000,000. In August 1995, following the end of the initial term, Mr. Withers was paid $161,000 pursuant to the foregoing provision of his employment agreement. During the additional term of his employment agreement, which commenced August 1, 1995 and which will end July 31, 1996, Mr. Withers is paid an annual salary of $150,000.

     If Mr. Withers' employment is terminated by NGC, other than for cause, during additional terms of his employment agreement, Mr. Withers will be entitled to be paid $150,000, less the aggregate compensation paid during the additional term to the date of termination, in equal monthly installments, commencing the month following the month of termination and ending on July 31, 1996.

     Pursuant to his employment agreement, Trident granted Mr. Withers a ten-year option to purchase 312,500 shares of Trident Common Stock exercisable at a price of $6.40 per share. The option is currently exercisable in full at any time. In March 1995, Mr. Withers exercised 123,618 of his options. As of March 28, 1996, as adjusted for the Contingent Share allocation, 200,797 of Mr. Withers' options remained outstanding at an adjusted exercise price of $6.02 per share.

                                       76

     STEPHEN A. FURBACHER EMPLOYMENT AGREEMENT. NGC entered into an employment and non-competition agreement with Stephen A. Furbacher, dated as of April 2, 1996, but effective for all purposes as of May 22, 1996, (the date of signing of the Combination Agreement). Pursuant to this agreement, NGC agreed to employ Mr. Furbacher as a Senior Vice President of NGC, and, upon consummation of the Combination, as President of Warren Petroleum. Mr. Furbacher is currently employed as a Senior Vice President of NGC. Mr. Furbacher's agreement provides for (i) a five year primary term expiring on May 22, 2001 and (ii) a non-compete term of two years beyond the termination of the agreement prohibiting Mr. Furbacher from engaging in any business in competition with NGC. The agreement also places certain restrictions upon Mr. Furbacher's ability to communicate confidential information concerning NGC to third parties.

     Mr. Furbacher's employment agreement entitles him to receive a base salary of $250,000, subject to increase as determined by the Compensation Committee. Mr. Furbacher is also entitled to certain guaranteed bonus of $100,000 per annum during the five year primary term of his employment agreement. Thereafter, Mr. Furbacher is eligible to participate in the ABIC Plan, but there is no guaranteed bonus amount. In addition, Mr. Furbacher is entitled to $1,500,000 as additional compensation in the form of equity or cash during the term of the agreement reduced by any base salary or bonus received in excess of the base salary and guaranteed bonus under the ABIC Plan. Mr. Furbacher is also entitled to participate in the Deferred Compensation Plan and the NGC Employee Equity Option Plan. If Mr. Furbacher is terminated without cause prior to May 22, 2001, he is entitled to receive his base salary and guaranteed bonus for the remainder of the primary term or two years from the date of termination, whichever is shorter.

     Mr. Furbacher's employment agreement also provides that NGC pay Mr. Furbacher the difference between the purchase price of his Houston home and the net proceeds to him from the sale of his Tulsa home, with the amount of such payment not to exceed $50,000. In addition, NGC has agreed to provide Mr. Furbacher with a bridge loan of up to $100,000, to be repaid with interest computed at 6% per annum on the earlier to occur of the sale of his Tulsa home or March 31, 1997.

     MARK L. HAZELWOOD EMPLOYMENT AGREEMENT. NGC entered into an employment and non-competition agreement with Mark L. Hazelwood, dated as of March 15, 1996, but effective for all purposes as of April 15, 1996. Pursuant to this agreement, NGC agreed to employ Mr. Hazelwood as a Senior Vice President of NGC and President of NGC Global Energy Services, Inc. Mr. Hazelwood is currently employed as a Senior Vice President of NGC. Mr. Hazelwood's agreement provides for (i) a five year primary term expiring on April 15, 2001 and (ii) a non-compete term of two years beyond the termination of the agreement prohibiting Mr. Hazelwood from engaging in any business in competition with NGC. The agreement also places certain restrictions upon Mr. Hazelwood's ability to communicate confidential information concerning NGC to third parties.

     Mr. Hazelwood's employment agreement entitles him to receive a base salary of $250,000, subject to increase as determined by the Compensation Committee. Mr. Hazelwood is also entitled to certain guaranteed bonus of $100,000 per annum during the five year primary term of his employment agreement. Thereafter, Mr. Hazelwood is eligible to participate in the ABIC Plan, but there is no guaranteed bonus amount. In addition, Mr. Hazelwood is entitled to $1,500,000 as additional compensation in the form of equity or cash during the term of the agreement reduced by any base salary or bonus received in excess of the base salary and guaranteed bonus under the ABIC Plan. Mr. Hazelwood is also entitled to participate in the Deferred Compensation Plan and the NGC Employee Equity Option Plan. If Mr. Hazelwood is terminated without cause prior to April 15, 2001, he is entitled to receive his base salary and guaranteed bonus for the remainder of the primary term or two years from the date of termination, whichever is shorter.

     Mr. Hazelwood's employment agreement also provides that NGC pay Mr. Hazelwood the difference between the purchase price of his California home, excluding improvements thereon, and the net proceeds to him from the sale of his California home, with the amount of such payment not to exceed $100,000.

                                       77

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS OF MANAGEMENT

     In January 1994, Clearinghouse entered into an employment agreement with James T. Hackett, formerly a Senior Vice President of NGC, pursuant to which Clearinghouse agreed to hire Mr. Hackett as Executive Vice President of Clearinghouse. In connection with Mr. Hackett's relocation from Chicago and purchase of a home in Houston, Clearinghouse loaned Mr. Hackett $500,000, at 6.25% interest. The promissory note issued by Mr. Hackett in connection with the loan is secured by a combination of the proceeds of his "puts" under the Clearinghouse partnership agreement, which, in connection with the Trident Combination, became the proceeds of the sale of certain shares of NGC Common Stock under the Clearinghouse Owners Stockholders Agreement, and the proceeds from the sale of his Chicago home. Mr. Hackett resigned as an officer of NGC in December 1995. As of December 31, 1995, the outstanding balance of the loan, including interest, was $280,638. The terms of the note require payment of principal and accrued interest by July 1, 1998.

     In 1993, Mr. Withers and other key executives of Trident were granted the right to purchase shares of Common Stock of Trident for $8.64 cash per share. Trident loaned such executives a portion of the purchase price of such shares. Trident loaned Mr. Withers $148,500 to finance such purchase. The principal of such loans was payable in three equal annual installments, the first of which was paid May 17, 1994. Each such loan bore interest at 6% per annum. The outstanding balance of each such loan was paid in full in March 1995. During 1995, Mr. Withers was indebted to Trident for $100,388 with respect to the 1993 stock purchase.

     Other than Messrs. Hackett and Withers, no other director, executive officer, nominee for election as a director or 5% stockholder was indebted to NGC, Clearinghouse, or Trident, as the case may be, for an amount exceeding $60,000 during 1995.

BUSINESS RELATIONSHIPS WITH NOVA; NOVA'S OTHER GAS SERVICES BUSINESSES

     Various business relationships between NOVA and NGC, together with NOVA's operations as a major natural gas services company, may present conflicts of interest as NOVA and NGC each pursue business opportunities. These conflicts may be resolved in favor of NOVA.

     JOINT VENTURE

     In February 1994, Clearinghouse, through its wholly owned subsidiary NGC Canada, Inc. ("NGC Canada"), and NOVA Gas International Ltd. ("NGI") formed NCL to market, exchange, gather, process, purchase, sell, transport and store natural gas and NGLs in Canada. NCL's gas sales are approximately 3.0 Bcf per day.

     NGI owns an approximate 50.02% equity interest in NCL. NGI is a limited partner of NCL, directly owning a 49% limited partnership interest, and also owns 51% of the voting stock of NCL's general partner, Novagas Clearinghouse Ltd. (the "NCL general partner"), which owns a 2% general partnership interest in NCL and is responsible for the management and control of partnership interests in NCL. NGC and NGI have equal control over the management of the NCL general partner.

     In June 1995, NCL acquired Pan-Alberta Gas which, in recent years, had been a significant supplier of natural gas to NGC. NGC and Pan-Alberta Gas have entered into an agreement pursuant to which NGC markets certain volumes of gas sourced by Pan-Alberta Gas into West Coast markets. NGC shares in the proceeds of such sales above certain benchmarks.

     During the fiscal year ended December 31, 1995, NGC Canada and NGI each invested approximately $18.8 million (Cdn.) (approximately $13.7 million (U.S.) based on December 31, 1995 exchange rates) in cash or assets in NCL. Although NGC and NGI have no legal commitments to provide future funding to NCL, NCL is pursuing other investment opportunities, some of which may result in NGC and NGI making additional contributions. For the year ended December 31, 1995, NCL generated net income before taxes of approximately $9.1 million (Cdn.) (approximately U.S. $7.3 million, net to NGC's equity interest).

                                       78

     NCL has entered into service agreements with each of NGC, NOVA and subsidiaries of NOVA under which each will provide administrative services to NCL on an arm's-length fee or on a cost recovery basis. NCL sells approximately 275,000 MMBtu of gas per day to NGC at market responsive prices.

     During 1995, a subsidiary of NGC entered into an agreement with NCL pursuant to which NGC provides risk management and gas trading assistance to NCL. In 1995, NGC received a one-time fee of $5.25 million (Cdn.) (approximately $3.85 million U.S.) payable out of NCL profits. In addition, NGC receives a fee per MMBtu if certain benchmarks are met.

     OTHER NOVA BUSINESSES

     NOVA, through its subsidiaries, joint ventures and other affiliates, is a major international gas services company that engages in the transmission, gathering, processing, storage and marketing of natural gas, together with related activities. NOVA's natural gas transportation operations currently include its 13,300-mile Alberta pipeline system, which collects and transports gas for use in Alberta and for delivery to connecting pipeline systems for export to eastern Canada and the United States. In 1995, this system transported
4.3 trillion cubic feet of natural gas. NOVA also owns 50% of the Foothills pipeline system which transports up to 2.6 million cubic feet per day of Western Canadian natural gas to major markets in the United States. NOVA also produces and markets various petrochemicals in Canada and the United States. NOVA purchases large amounts of petroleum products, natural gas and NGL's as fuel or feedstock for its petrochemical operations. Further, NOVA engages in NGL extraction, transportation, storage, marketing and related activities.

     These operations and NOVA's pursuit of additional gas services opportunities will overlap with New NGC's operations and strategy. There are no contractual limits on NOVA's ability to compete with New NGC. Under the terms of the NGC Stockholders Agreement, BG Holding, NOVA Gas (U.S.) and Chevron agreed that BG Holding, NOVA Gas (U.S.) and Chevron may have interests in other business ventures that may be competitive with the activities of New NGC and that, to the fullest extent permitted by law, nothing in the New NGC Stockholders Agreement will limit the current or future business activities of the parties thereto or their affiliates, whether or not such activities are competitive with those of New NGC. Accordingly, conflicts of interest may arise between NOVA and New NGC as they each pursue natural gas services business opportunities. These conflicts may be resolved in favor of NOVA.

BUSINESS RELATIONSHIPS WITH BRITISH GAS; BRITISH GAS' OTHER GAS SERVICE
BUSINESSES

     Various business relationships between British Gas and NGC, together with British Gas' operations as a major natural gas services company, may present conflicts of interest as British Gas and NGC each separately pursues business opportunities. These conflicts may be resolved in favor of British Gas.

     ACCORD ENERGY

     British Gas owns 51% of Accord Energy and NGC owns 49%, although NGC has equal control over the management of Accord Energy. Accord Energy's primary focus is marketing gas in the short-term market (less than three years) in the United Kingdom. Accord Energy currently purchases a portion of British Gas' exploration and production division's equity crude oil. In the medium-to-longer term, Accord Energy's business plan calls for it to be a competitive multi-fuel entity, marketing and trading energy products, including natural gas, liquefied natural gas, NGLs, crude oil, fuel oil, electricity and liquefied petroleum gases, all supported through utilizing financial instruments.

     As of December 31, 1995, NGC and British Gas had invested approximately $3.8 million and $3.9 million, respectively, in Accord Energy. Although NGC and British Gas have no legal commitments to provide future funding to Accord Energy, Accord Energy is pursuing other investment opportunities some of which may result in NGC and British Gas making additional contributions. For the year ended December 31, 1995, Accord Energy generated net income (net to NGC's equity interest) of approximately $11.8 million.

                                       79

     OTHER BRITISH GAS BUSINESSES

     British Gas, through its subsidiaries and affiliates, is a major international gas services company that engages in energy-related activities, including the transmission, gathering, processing, storing and marketing of natural gas and related activities. These operations and British Gas' pursuit of additional opportunities will overlap with New NGC's operations and strategy. There are no contractual limits on BG Holding's ability to compete with New NGC. Under the terms of the New NGC Stockholders Agreement, BG Holding, NOVA Gas (U.S.) and Chevron agreed that BG Holding, NOVA Gas (U.S.) and Chevron may have interests in other business ventures that may be competitive with the activities of NGC and that, to the fullest extent permitted by law, nothing in the New NGC Stockholders Agreement shall limit the current or future business activities of the parties thereto or their affiliates, whether or not such activities are competitive with those of New NGC. Accordingly, conflicts of interest may arise between British Gas and New NGC as they each pursue business opportunities. These conflicts may be resolved in favor of British Gas.

     CHANGE IN RELATIONSHIP WITH BRITISH GAS

     British Gas plc has announced its intention, subject to shareholder approval, to enter into a de-merger transaction, which will create two separate publicly-traded companies: TransCo International and British Gas Energy. TransCo International will continue to own the shares of New NGC Common Stock issued to BG Holding. British Gas Energy will include British Gas plc's interests in the Accord Energy joint venture with NGC.

BUSINESS RELATIONSHIPS WITH CHEVRON; CHEVRON'S OTHER BUSINESSES

     Various business relationships between Chevron and NGC, together with Chevron's operations as a major vertically integrated energy company, may present conflicts of interest as Chevron and NGC each pursue business opportunities. These conflicts may be resolved in favor of ChevCorp.

     ANCILLARY AGREEMENTS AND STRATEGIC ALLIANCES CONTEMPLATED BY THE
COMBINATION

     Pursuant to the Combination Agreement, NGC and Chevron, or affiliates thereof, will enter into certain supply, sales and service agreements pursuant to which, among other things, New NGC (as successor in interest to NGC and Newco) will have the right to (i) purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States and (ii) participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities. See "Ancillary Agreements" for further information on these agreements.

     OTHER CHEVRON BUSINESS

     ChevCorp is a major vertically integrated oil and gas company and is the sixth largest oil and gas company (by revenues) in the world. ChevCorp, through its subsidiaries, affiliates and joint ventures, is involved in exploration and production of oil and gas, gas gathering, transportation, storage, refining and distribution (wholesale and retail).

     Accordingly, ChevCorp's present operation and its pursuit of additional gas services opportunities overlap with NGC's operations and strategy. There are no contractual limits on ChevCorp's ability to compete with New NGC. Under the terms of the New NGC Stockholders Agreement, BG Holding, NOVA Gas (U.S.) and Chevron will agree that each of them may have interests in other business ventures that are or may be competitive with the activities of New NGC and that, to the fullest extent permitted by law, nothing in the New NGC Stockholders Agreement shall limit the current or future business activities of the parties thereto or their affiliates, whether or not such activities are competitive with those of New NGC. Accordingly, conflicts of interest may arise between ChevCorp and its affiliates and New NGC as they each pursue natural gas services business opportunities. These conflicts may be resolved in favor of ChevCorp.

                                       80

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of NGC Common Stock as of July 19, 1996, by (i) each person who is known by NGC to own beneficially 5% or more of NGC Common Stock, (ii) each director of NGC, (iii) each executive officer of NGC named in the Summary Compensation Table and (iv) all directors and executive officers of NGC as a group. Share amounts and percentages shown for each individual or group in the table are adjusted to give effect to the exercise of all options and warrants exercisable by such individual or group within 60 days of July 19, 1996. In addition, the table sets forth certain information, assuming consummation of the Combination, regarding beneficial ownership of New NGC Common Stock by (i) each person who NGC believes would beneficially own more than 5% of the outstanding New NGC Common Stock at the Effective Time, (ii) each person who will serve on the New NGC Board of Directors following the Effective Time, (iii) each executive officer of New NGC named in the Summary Compensation Table under the heading "Management and Operations After the Combination-Executive Compensation" and (iv) all directors and officers of New NGC as a group following the Effective Time.

                                               NGC COMMON                 NEW NGC COMMON
                                              STOCK(1)(2)                  STOCK(1)(2)
                                        ------------------------     ------------------------
                                        NUMBER OF     PERCENTAGE     NUMBER OF     PERCENTAGE
                                          SHARES       OF CLASS        SHARES       OF CLASS
                                        ----------    ----------     ----------    ----------
BG Holdings, Inc.(2)(3)..............   38,623,211       34.8        38,623,211       25.8
  1100 Louisiana
  Suite 2500
  Houston, Texas 77002
British Gas plc(2)(3)(4).............   38,623,211       34.8        38,623,211       25.8
  The Adelphi
  1-11 John Adams Street
  London WC2N 6HT
NOVA Gas Services (U.S.) Inc.(2).....   38,623.211       34.8        38,623,211       25.8
  690 Mechanic Street
  Leominster, Massachusetts 01453
NOVA Corporation(2)(5)...............   38,623,211       34.8        38,623,211       25.8
  801 Seventh Avenue S.W.
  Calgary, Alberta T2P 2N6
Chevron U.S.A. Inc.(2)(6)............       --          --           38,623,211       25.8
  1301 McKinney
  Houston, Texas 77010
Chevron Corporation(2)(6)(7).........       --          --           38,623,211       25.8
  575 Market Street
  San Francisco, CA 94104
C.L. Watson(2)(8)....................    7,393,855        6.7         7,393,855        4.9
  13430 Northwest Freeway
  Houston, Texas 77040
Stephen W. Bergstrom(2)(9)...........    2,425,229        2.2         2,425,229        1.6
Bruce M. Withers, Jr.(10)............      206,112       *              206,112       *
Kenneth E. Randolph(2)(11)...........    1,157,227        1.0         1,157,227       *
H. Keith Kaelber(2)(11)..............      692,190       *              692,190       *
Stephen J. Brandon...................       --          --               --          --
Roy Alan Gardner.....................       --          --               --          --
David R. Varney......................       --          --               --          --
C. Kent Jespersen....................        2,553       *                2,553       *
Jeffrey M. Lipton....................        4,533       *                4,533       *
Albert Terence Poole.................          450       *                  450       *
J. Otis Winters(12)..................       12,606       *               12,606       *

                                       81

Daniel L. Dienstbier.................     4,179          *             4,179          *
Darald W. Callahan...................       --          --               --          --
Donald L. Paul.......................       --          --               --          --
Peter J. Robertson...................       --          --               --          --
Executive Officers and
  Directors of NGC and New NGC,
  respectively,
  as a Group (13 and 17 persons,
  respectively)(8)(9)(10(11)(12).....   11,898,934       10.7        11,898,934        7.9

- ------------

  *  Less than 1%, respectively.

 (1) Unless otherwise noted, each of the persons has sole voting and investment power with respect to the shares reported.

 (2) BG Holdings, NOVA Gas (U.S.), Mr. Watson and certain other persons are parties to the Clearinghouse Owners Stockholders Agreement, which provides that, among other things, the parties thereto will vote their NGC Common Stock, subject to certain conditions, to elect as the ten directors of NGC three designees of the BG Group, three designees of NOVA Group, two officers of NGC designated by the former owners of equity interests in Clearinghouse, other than BG Holding and NOVA Gas (the "PEP Group") and two independent directors, one of whom may be designated by HMTF pursuant to the New Trident Stockholders Agreement. Approximately 85.0%, or 94,093,700 shares of NGC Common Stock are subject to the Clearinghouse Owners Stockholders Agreement. Upon consummation of the Combination, the Clearinghouse Owners Stockholders Agreement will be terminated and BG Holding, NOVA Gas (U.S.) and Chevron will enter into the New NGC Stockholders Agreement, pursuant to which each of the BG Group, NOVA Group and Chevron Group will agree, among other things, that they will vote their stock, subject to certain conditions, to elect as the 13 directors of New NGC, three designees of the BG Group, three designees of the NOVA Group, three designees of the Chevron Group, Mr. C.L. Watson, another member of New NGC's senior management selected by Mr. Watson and two independent directors, one of which shall be a designee of HMTF to the extent provided in the New Trident Stockholders Agreement. For further information, see "Stockholder Agreements -- New NGC Stockholders Agreement."

 (3) British Gas plc has announced its intention, subject to shareholder approval, to enter into a de-merger transaction, which will create two separate publicly-traded companies: TransCo International and British Gas Energy. TransCo International will continue to own the shares of New NGC Common Stock issued to BG Holding. British Gas Energy will include British Gas plc's interests in the Accord Energy joint venture with NGC.

 (4) British Gas, through subsidiaries, indirectly owns 100% of the capital stock of BG Holding. Consequently, British Gas may be deemed to beneficially own all of the shares of NGC Common Stock or New NGC Common Stock (as applicable) owned of record by BG Holding.

 (5) NOVA, through subsidiaries, indirectly owns 100% of the capital stock of NOVA Gas (U.S.). Consequently, NOVA may be deemed to beneficially own all of the shares of NGC Common Stock or New NGC Common Stock (as applicable) owned of record by NOVA Gas (U.S.).

 (6) Excludes 7,815,363 shares of New NGC Series A Participating Preferred Stock that Chevron will own of record upon consummation of the Combination. Each share of New NGC Series A Participating Preferred Stock may be converted into one share of New NGC Common Stock at the option of Chevron upon the occurrence of certain events or automatically upon the sale by Chevron to a non-affiliate. See "Description of Newco Certificate of Incorporation and Bylaws Newco Preferred Stock" for further information on the New NGC Series A Participating Preferred Stock.

 (7) ChevCorp beneficially owns 100% of the capital stock of Chevron. Consequently, Chevron may be deemed to beneficially own all of the shares of New NGC Common Stock and New NGC Series A Participating Preferred Stock owned of record by Chevron.

 (8) Includes 3,179,360 shares of NGC Common Stock that is owned by trusts established by Mr. Watson. Mr. Watson is the sole trustee of these trusts. Mr. Watson may be deemed to beneficially own all of the shares of NGC Common Stock owned of record by such trusts. The number of shares does not include approximately 682 shares of NGC Common Stock held by the Trustee of the NGC Corporation Profit Sharing/401(k) Savings Plan (the "401(k)
     Plan") as of December 31, 1995, for the account of Mr. Watson.
     Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of employment.

 (9) Includes 630,561 shares of NGC Common Stock that is owned by trusts established by Mr. Bergstrom. The trusts are irrevocable and Mr. Bergstrom's brother is the trustee of the Trusts. Mr. Bergstrom disclaims beneficial ownership of such securities. The number of shares does not include approximately 967 shares of NGC Common Stock held by the Trustee of the 401(k) Plan as of December 31, 1995, for he account of Mr. Bergstrom. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such Participants upon termination of employment.

(10) Includes 5,315 shares of NGC Common Stock held directly by Mr. Withers and 200,797 shares of NGC Common Stock issuable upon the exercise of currently exercisable stock options held by Mr. Withers. The number of shares does not include approximately 4,385 shares of NGC Common Stock held by the Trustee of the 401(k) Plan as of December 31, 1995, for the account of Mr. Withers. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of employment.

(11) The number of shares does not include approximately 815, and 1,139 shares respectively, of NGC Common Stock held by the Trustee of the 401(k) Plan as of December 31, 1995, for the accounts of Messrs. Randolph and Kaelber, respectively. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of employment.

(12) Includes 6,378 shares held by Mr. Winters and 6,228 shares issuable to Mr. Winters upon exercise of an immediately exercisable warrant.

                                       82

          DESCRIPTION OF NEWCO CERTIFICATE OF INCORPORATION AND BYLAWS

GENERAL

     Newco's authorized capital stock currently consists of 450,000,000 shares, of which 50,000,000 shares, par value $0.01 per share, are designated Newco Preferred Stock and 400,000,000 shares, par value $0.01 per share, are designated Newco Common Stock. As of July 19, 1996, there are 111,073,380 shares of Newco Common Stock outstanding and no shares of Newco Preferred Stock outstanding. Newco will be the corporation legally surviving the Combination, and Newco's Certificate of Incorporation will become the certificate of incorporation and bylaws of New NGC at the Effective Time.

NEWCO COMMON STOCK

     Except as otherwise required by law, and subject to any special voting rights which may be granted any series of Newco Preferred Stock, each holder of Newco Common Stock is entitled to one vote for each share of Newco Common Stock standing in such other holder's name on the records of Newco on each matter submitted to a vote of the stockholders.

     Subject to the rights of the holders of the Newco Preferred Stock, the holders of the Newco Common Stock are entitled to receive when, as, and if declared by the Newco Board of Directors, out of funds legally available therefor, dividends payable in cash, stock, or otherwise.

     Upon any liquidation, dissolution, or winding up of Newco, whether voluntarily or involuntarily, and after the holders of the Newco Preferred Stock and the holders of any bonds, debentures, or other obligations of Newco shall have been paid in full the amounts to which they shall be entitled (if any), or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of Newco shall be distributed pro rata to the holders of the Newco Common Stock and the holders of Newco Series A Participating Preferred Stock in accordance with their respective rights and interest, to the exclusion of the holders of any other series of the Newco Preferred Stock and any bonds, debentures, or other obligations of Newco.

NEWCO PREFERRED STOCK

     Newco Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, and rights, and qualifications, limitations and restrictions thereof as described in the Newco Certificate of Incorporation.

     The Newco Certificate of Incorporation authorizes the issuance of 8,000,000 shares of Newco Preferred Stock to be designated as Series A Participating Preferred Stock (the "Newco Series A Participating Preferred Stock").

     Except as provided by law, holders of Newco Series A Participating Preferred Stock shall have no voting rights on any matter and such shares are not redeemable.

     Subject to certain anti-dilutive adjustments in the event of reclassification of Newco Common Stock, the holders of the Newco Series A Participating Preferred Stock shall be entitled to receive dividends or distributions equal per share in amount and kind to any dividend or distribution payable on shares of Newco Common Stock, when and as the same are declared by the Newco Board of Directors out of any funds legally available therefor and paid to the holders of Newco Common Stock, and no dividend may be declared and paid on Newco Common Stock unless an identical dividend or distribution is declared and paid concurrently on Newco Series A Participating Preferred Stock.

     In the event of any liquidation, dissolution or winding up of Newco, whether voluntary or involuntary, no distribution shall be made to the holders of Newco Common Stock or any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Newco Series A Participating Preferred Stock unless, prior thereto, the holders of the Newco Series A Preferred Stock shall have received $1.00 per share.

     At the option of the holder, each share of Newco Series A Participating Preferred Stock may be converted, subject to certain adjustments, into one share of Newco Common Stock (i) (a) in order to avoid

                                       83

dilution of the holder's percentage ownership of the issued Newco Common Stock, provided that, with respect to dilution resulting from the issuance of additional compensatory options as approved by a supermajority of the Newco Board of Directors (provided Chevron designees sit on the New NGC Board of Directors), the holder would have no such conversion right so long as its ownership of Newco Common Stock would still be greater than 20% of the Newco Common Stock, or (b) to maintain a percentage ownership of the issued Newco Common Stock at least equal to that of the then largest other stockholder of Newco; (ii) if any entity other than the holder or an affiliate of the holder makes a tender offer for Newco Common Stock and the holder tenders the shares of the Newco Series A Participating Preferred Stock in the same proportion as it tenders Newco Common Stock; (iii) upon approval by the stockholders of any merger or recapitalization proposal in which the Newco Series A Participating Preferred Stock would be treated differently than Newco Common Stock, and (iv) upon approval by the Newco stockholders of any (a) sale of all or substantially all of the assets of Newco or (b) liquidation, dissolution or winding up of Newco.

RESTRICTIONS ON BUSINESS ACTIVITIES

     Under the New NGC Certificate of Incorporation, stockholders must generally give their consent before New NGC can effect a sale of petroleum products (other than natural gas) intended for consumption or resale in certain parts of Africa, most of Asia, Australia and other areas of the Pacific west of the International Date Line. The vote required to give such consent is 85% of the outstanding shares of New NGC Common Stock. However, New NGC will be permitted to conduct such activities without a stockholder vote to the extent permitted by a Scope of Business Agreement between Newco and ChevCorp, the corporate parent company of Chevron. In addition, this restriction on business activity will terminate when and if the Scope of Business Agreement terminates. See "Stockholder Agreements
- -- Scope of Business Agreement."

     The Scope of Business Agreement contemplates an exchange of information between ChevCorp and New NGC relating to the potential development of commercial opportunities in which New NGC could participate, involving Caltex, which is owned fifty percent by ChevCorp and fifty percent by Texaco Inc. Caltex is a leading refiner and marketer of petroleum products in Asia and South and East Africa. However, no specific business ventures involving Caltex have yet been discussed between NGC and ChevCorp, and ChevCorp is not obligated to bring specific opportunities to NGC. The Scope of Business Agreement would terminate if ChevCorp ceased to be an owner of Caltex or if Chevron ceased to own, directly or indirectly, more than 11,586,983 shares of New NGC Common Stock and ceased to have a representative on the Board of Directors of New NGC.

     The effect of the foregoing charter and contractual provisions is to give ChevCorp substantial control over any business New NGC may conduct with ChevCorp's Caltex affiliate or in competition therewith. As the owner of Chevron, ChevCorp will be able to cause Chevron not to give its approval to activities requiring stockholder approval under the charter. At present, Chevron's vote alone is sufficient to prevent the requisite stockholder consent from being obtained. Accordingly, New NGC could be effectively precluded from engaging in certain business activities which would otherwise be supported by the Board of Directors and management of New NGC and a majority of the outstanding shares of New NGC. This in turn would have an adverse effect on the further development of New NGC's business. See "Risk Factors -- Prohibition Against Conducting Certain Business Activities."

TAKEOVER STATUTE AND RELATED PROVISIONS

     Certain provisions of the Newco Certificate of Incorporation, the Newco Bylaws and the DGCL may impede an unsolicited takeover attempt or otherwise have an anti-takeover effect. In particular, these provisions may discourage potential acquirors from making bids or frustrate the ability of acquirors to consummated an acquisition of Newco, even when the acquiror is offering stockholders a substantial premium to the then current market price of their stock or is making an offer that is favored by a substantial majority of stockholders. Each of the Newco Certificate of Incorporation and Newco Bylaws have been filed as an exhibit to this Registration Statement and stockholders are encouraged to read the Newco Certificate of Incorporation and Bylaws in their entirety.

                                       84

     The following is a summary of the provisions of the Newco Certificate of Incorporation, Newco Bylaws and DGCL that might impede an unsolicited material takeover attempt or otherwise have an antitakeover effect.

     LIMITATIONS ON DIRECTORS' LIABILITY. The Newco Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be liable to Newco or its stockholders for monetary damages for breach of fiduciary duty as director. By virtue of these provisions, a director of Newco is not personally liable for monetary damages for breach of such director's fiduciary duty except for liability for (i) breach of duty of loyalty to Newco or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are unlawful under the DGCL and (iv) any transaction from which such director receives an improper personal benefit. In addition, Newco Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of Newco pursuant to the Newco Certificate of Incorporation or otherwise, NGC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     PREFERRED STOCK. The Newco Certificate of Incorporation authorizes a total of 50,000,000 shares of preferred stock which the Newco Board of Directors may, without further action by Newco's stockholders, from time to time, issue in series and may, at the time of issuance, determine the powers, rights, preferences and limitations of any such series. The issuance of shares of Newco Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. In addition, under certain circumstances, the issuance of Newco Preferred Stock could adversely affect or dilute the voting power of the holders of Newco Common Stock. Of the 50,000,000 shares of preferred stock available for issuance, the Newco Certificate of Incorporation authorizes the issuance of 8,000,000 shares of Newco Series A Participating Preferred Stock. See "-- Newco Preferred Stock." Upon consummation of the Contribution, Newco will issue approximately 7.8 million shares of Newco Series A Participating Preferred Stock to Chevron.

     SECTION 203 OF THE DGCL. Newco is subject to Section 203 of the DGCL ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years after the date such person became an interested stockholder, unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by the persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding the shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     By restricting the ability of Newco to engage in business combinations with an interested person, the application of Section 203 to Newco may provide a barrier to hostile or unwanted takeovers. Newco has not opted out of Section 203.

                                       85

  COMPARISON OF RIGHTS OF HOLDERS OF NGC COMMON STOCK AND NEW NGC COMMON STOCK

     In connection with the Combination, the Newco Certificate of Incorporation and Newco Bylaws will be amended and, as amended, will serve as the New NGC Certificate of Incorporation and New NGC Bylaws, respectively. The principal amendments to be effected to the Newco Certificate of Incorporation and Bylaws in connection with the Combination will be as follows: (i) changing Newco's corporate name to "NGC Corporation", (ii) increasing the number of directors constituting the Board of Directors from three to 13 and certain other changes in connection therewith (E.G., number of directors required for a quorum at a board meeting) and (iii) requiring a supermajority vote by the Board of Directors to approve certain corporate actions. See "-- Bylaws -- Vote Required for Certain Director Approval."

     In the event that the Combination is consummated, the stockholders of NGC immediately prior to the consummation of the Combination will become stockholders of New NGC. Accordingly, the rights of such stockholders will be governed by the New NGC Certificate of Incorporation and New NGC Bylaws and will continue to be governed by Delaware law. Although the NGC Certificate of Incorporation and Bylaws and the New NGC Certificate of Incorporation and Bylaws will be similar in many respects, there will be some important differences.

     The following provides a summary description of the material differences in rights of NGC stockholders under the NGC Certificate of Incorporation and the NGC Bylaws as compared with the rights of New NGC stockholders under the New NGC Certificate of Incorporation and the New NGC Bylaws. The governing documents of NGC and the proposed governing documents of New NGC are attached hereto as appendices or filed as exhibits to this Registration Statement and are incorporated by reference herein in their entirety. See (i) Exhibit 3.1 to NGC's Annual Report on Form 10-K for the year ended December 31, 1994 for the NGC Certificate of Incorporation, (ii) Exhibit 3.2 to NGC's Annual Report on Form 10-K/A for the year ended December 31, 1995 for the NGC Bylaws, (iii) Appendix IV to this Proxy Statement/Prospectus for a form of the New NGC Certificate of Incorporation, and (iv) Exhibit 3.6 to this Registration Statement for a form of New NGC Bylaws. NGC stockholders are urged to read each such document in its entirety.

CERTIFICATE OF INCORPORATION

     AUTHORIZED CAPITAL STOCK. The NGC Certificate of Incorporation authorizes the NGC Board of Directors to issue up to 300,000,000 shares of NGC Common Stock, up to 50,000,000 shares of NGC Preferred Stock in one or more series and with such voting powers and designations, preferences, limitations and relative rights as may be designated by the Trident Board of Directors. As of the July 19, 1996, there were 111,073,380 shares of NGC Common Stock and no shares of Preferred Stock issued and outstanding.

     The New NGC Certificate of Incorporation will authorize the New NGC Board of Directors to issue up to 400,000,000 shares of New NGC Common Stock and up to 50,000,000 shares of New NGC Preferred Stock. Further, the New NGC Certificate of Incorporation will provide the terms of the Series A Participating Preferred Stock. See "Description of Newco Certificate of Incorporation and Bylaws -- Newco Preferred Stock."

     Assuming the consummation of the Combination, immediately following the Effective Time approximately 149,696,591 and 7,815,363 shares of New NGC Common Stock and New NGC Series A Participating Preferred Stock, respectively, will be issued and outstanding.

     RESTRICTIONS ON BUSINESS ACTIVITIES. Under the New NGC Certificate of Incorporation, stockholders must generally give their consent before New NGC can effect a sale of petroleum products (other than natural gas) intended for consumption or resale in certain parts of Africa, most of Asia, Australia and other areas of the Pacific west of the International Date Line. The vote required to give such consent is 85% of the outstanding shares of New NGC Common Stock; provided, however, that New NGC may conduct such activities if permitted under the terms of the Scope of Business Agreement. See "Description of Newco's

                                       86

Certificate of Incorporation and Bylaws -- Restrictions on Business Activities." Under NGC's certificate of incorporation, NGC may engage in any type of business that is permitted under Delaware law.

BYLAWS

     NUMBER OF DIRECTORS. The NGC Certificate of Incorporation provides, and the New NGC Certificate of Incorporation will provide, that the number of directors serving on the board of directors shall be fixed by, or in the manner provided in, the bylaws of NGC or New NGC, as the case may. The NGC Bylaws provide that the number of directors comprising the NGC Board of Directors is ten. Furthermore, the Clearinghouse Owners Stockholders Agreement provides that the Clearinghouse Owners will cause the NGC Board of Directors at all times to consist of ten directors and contains agreements of the Clearinghouse Owners with respect to the election and removal of eight of the ten directors. In addition, the New Trident Stockholders Agreement requires BG Holding and NOVA Gas (U.S.), if the Stockholders Agreement is terminated, to vote in favor of an HMTF designee for director for a period of two years following the Effective Time.

     The New NGC Bylaws will provide that the number of directors comprising the New NGC Board of Directors shall be 13. Furthermore, upon consummation of the Combination, the Clearinghouse Owners Stockholders Agreement will be terminated and the New NGC Stockholders Agreement will become effective. This agreement will contain agreements of BG Holding, NOVA Gas (U.S.) and Chevron with respect to the election and removal of the 13 directors. See "Stockholder Agreements -- New NGC Stockholders Agreement."

     VOTE REQUIRED FOR CERTAIN BOARD OF DIRECTOR APPROVAL. The NGC Bylaws provide that NGC shall not take (or permit to be taken in its capacity as a shareholder or partner or otherwise permit any of its subsidiaries to take) certain specified actions unless approved by the affirmative vote of at least eight directors. These actions include, among other things, (i) any merger, consolidation or liquidation of NGC or any subsidiary or any purchase or other acquisition of any NGC Common Stock; (ii) any sale of all or substantially all of the assets of NGC; (iii) approving any amendment to the NGC Certificate of Incorporation; (iv) NGC or any subsidiary entering into any line of business that neither the NGC nor any subsidiary is engaged in at the Effective Time; (v) NGC or any subsidiary paying any dividend or otherwise making any distribution to any person; (vi) NGC or any subsidiary issuing any stock or other security or ownership interests to any person; and (vii) NGC or any subsidiary (A) making, or committing to make, any payment in excess of $5.0 million per transaction or contract (or series of related transactions or contracts), whether as or in connection with a capital expenditure, asset purchase, investment, rental, settlement, equity contribution, loan, guaranty or otherwise, (B) borrowing any amount in excess of $5.0 million per transaction or contract (or series of related transactions or contracts), (C) disposing of or otherwise transferring any assets (or related assets) whose fair market value exceeds $5.0 million or
(D) entering into any contract or transaction (or series of contracts or transactions) pursuant to which NGC or any of its subsidiaries will receive more than $5.0 million. Notwithstanding the foregoing, if one or more directors give written notice that they intend to abstain or recuse from a vote on a matter that is subject to such super-majority board approval because such director believes that he may have an interest in such matter, then such action may be approved by the affirmative vote of such number of directors equal to eight less that number of directors that have given such notice. In addition, with respect to matters involving more than $5.0 million but less than $20 million, other than the issuance of stock or other ownership interests and the payment of dividends or other distributions, such actions need not be approved by the NGC Board of Directors if approved by the unanimous vote of the Executive Committee.

     The New NGC Bylaws will contain a parallel provision that will almost be identical to the one in the NGC Bylaws, with the following exceptions: (i) the actions enumerated above must be approved by 11 instead of eight directors and
(ii) the thresholds have been increased from $5 million and $20 million to $10 million and $25 million, respectively.

                                       87

                                 TRANSFER AGENT

     The transfer agent and registrar of the New NGC Common Stock will be ChaseMellon Shareholder Services L.L.C.

                                 LEGAL MATTERS

     The validity of the issuance of the securities offered hereby have been passed upon for Newco by Pillsbury Madison & Sutro LLP. Certain tax matters have been passed upon for NGC by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Certain matters with respect to the Newco Series A Participating Preferred Stock have been passed for Newco upon by Richards, Layton & Finger.

                                    EXPERTS

     The audited consolidated financial statements and schedule of NGC Corporation and subsidiaries, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to such report which includes an explanatory paragraph with respect to the change in its method of accounting for fixed price natural gas transactions to the mark-to-market method of accounting.

     The financial statements of Accord Energy Limited as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and the period from December 2, 1993 to December 31, 1994, incorporated in this Prospectus by reference to the 1995 Form 10-K of NGC Corporation, have been so incorporated in reliance on the report of Price Waterhouse, Chartered Accountants and Registered Auditors, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

     If the Combination is not consummated, NGC currently anticipates that it will hold its 1997 Annual Meeting of Stockholders in May, 1997. NGC Stockholders who intend to submit proposals for inclusion in NGC's 1996 proxy statement and proxy for stockholder action at the 1997 Annual Meeting must do so by sending the proposal and supporting statements, if any, to NGC at its principal executive office no later than November 30, 1996.

                                       88


                                                                      APPENDIX I

                                    GLOSSARY

     Set forth below are definitions of certain capitalized terms, abbreviations and oil and gas industry terms used in this Proxy Statement/Prospectus.

     AFFILIATE OR AFFILIATE: any Person that is an "affiliate" within the meaning of the regulations promulgated under the Securities Act, as such regulations and Securities Act are in effect on the date of this Agreement.

     ALTERNATIVE TRANSACTION: as to any Person, any possible or proposed transaction in North America substantially similar in nature and scope to the Combination or involving the acquisition by NGC or Chevron of $250 million or more in value of interests in (a) assets substantially similar to the assets owned as of the date of the Combination Agreement by NGC or (b) the Contributed Businesses.

     BARREL OR BBL: barrel, a standard measure of volume for oil, condensate and natural gas liquids which equals 42 U.S. gallons.

     BCF:  billion cubic feet (or thousand MMcf).

     BCFD:  billion cubic feet per day.

     BG GROUP: means a Group in which British Gas plc (or any successor thereto) is the Ultimate Parent Entity (as defined in this Glossary). As of the consummation of the Combination, such Group shall include BG Holdings, Inc.

     BPD:  barrels per day.

     BTU: British Thermal Unit, a unit of heat measurement being the amount of heat needed to raise the temperature of one pound of water one degree Fahrenheit.

     BUSINESS DAY: any day, other than a Saturday, Sunday or legal holiday under the federal laws of the United States.

     CASUALTY LOSS: any facility comprising a part of the Contributed Businesses or NGC shall have been affected by fire, explosion or other casualty such that the losses resulting therefrom, as adjusted by any insurance proceeds which Newco will receive and after taking into account the current effect of any repairs thereto or replacements thereof, are reasonably expected to exceed $10 million.

     CHEVRON GROUP: means a Group in which Chevron Corporation (or any successor thereto) is the Ultimate Parent Entity (as defined in this Glossary). As of the consummation of the Combination, such Group shall include Chevron U.S.A. Inc.

     CLOSING DATE: subsequent to the satisfaction or waiver of all conditions to the Combination as set forth in Article 12 of the Combination Agreement and the termination or expiration of the applicable waiting period required under the HSR Act, (A) the date on which NGC stockholder approval of the Combination is obtained or as soon thereafter as practicable or (B) at such other date or time as the parties to the Combination Agreement shall mutually agree in writing.

     COMMITTED GAS: with respect to a gas sales agreement, all gas produced, owned and/or controlled by the seller during the term of such agreement, and which the seller has agreed to sell under such agreement.

     COMPRESSION: a process, typically performed by a compression station, by which the pressure of gas is raised for transmission through a pipeline.

     CONDENSATE: a hydrocarbon mixture that becomes liquid and separates, similar to crude oil, from natural gas when it is produced.

     CRUDE OIL: liquid petroleum in its natural state (i.e., petroleum that has not been refined).

     DGCL: the Delaware General Corporation Law, as amended.

     EBITDA: earnings before interest, taxes, depreciation and amortization.

     EBDAIT: earnings before depreciation, amortization, interest and taxes.

     EFFECTIVE TIME: the time at which the merger of NGC Corporation with and into Midstream Combination Corp. becomes effective as specified in the certificate of merger filed by Midstream Combination Corp. with the Secretary of State of Delaware with respect to the Combination.

     ENVIRONMENTAL AND SAFETY LAWS: any applicable and valid law, statute, code, ordinance, rule or regulation or other requirement of any foreign country, the United States or any regional, state or local government, pertaining to human health and safety and/or the environment and affecting the facilities comprising a part of the Contributed Businesses and NGC (as applicable), as of the date hereof and as of the Closing Date (as applicable), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Resource Conservation and Recovery Act; the Clean Water Act; the Toxic Substances Control Act; the Clean Air Act; the Hazardous Liquid Pipeline Safety Act; the Occupational Safety and Health Act; and the Natural Gas Pipeline Safety Act, as such laws and regulations have been amended and as such laws and regulations have been qualified and interpreted by publicly available, written guidelines, in each case as of the date hereof and as of the Closing Date (as applicable).

     EPA: the Environmental Protection Agency.

     EP MIX: a liquid hydrocarbon stream containing a mixture of ethane and propane in the proportions of 80% ethane and 20% propane and other associated compounds which meets certain specifications set forth in the CCC Product Sale and Purchase Agreement.

     FIELD PLANT: a gas processing plant that aggregates volumes from multiple producing wells into quantities that can be economically processed to extract NGLs and to remove water vapor, solids and other contaminants.

     FIRM SERVICE CONTRACT: a gas supply contract under which buyer and seller are contractually bound to perform without interruption or curtailment except in the event of force majeure or other limited designated situations.

     FIRM STORAGE: an agreement under which a party has an absolute right to store up to a specified quantity of gas at a particular storage facility.

     FIRM TRANSPORTATION AGREEMENT: an agreement under which a pipeline is obligated to transport up to a specified maximum quantity of gas without interruption, except upon the occurrence of a force majeure event. Firm customers usually pay a two-part rate, a demand charge and a commodity charge. The demand charge is payable monthly based on the maximum quantity of gas that a shipper may transport on a pipeline during a given month, without regard to the quantity actually transported during such month. The commodity charge is payable monthly based on the amount of gas actually transported.

     FRACTIONATION: a process that separates a commingled stream of NGLs into the component products ethane, propane, normal butane, isobutane and natural gasoline.

     GAS MARKETING: the process of aggregating gas supplies from producing basins, arranging transportation of such gas through pipelines from points of purchase to points of sale and reselling such gas to customers under a variety of standardized and customized arrangements.

     GAS PROCESSING: the process by which raw gas, or gas in its natural state, is processed into residue gas and NGLS.

     GATHERING PIPELINES: lines used to transport gas from the lease to the main pipeline in the area. Gathering lines are typically not subject to the FERC's jurisdiction.

     GROUP: means one or more Persons, at least one of which is a party to the New NGC Stockholders Agreement, including only one Ultimate Parent Entity (as defined in this Glossary) and any direct or indirect wholly owned Subsidiaries of the Ultimate Parent Entity.

     HAZARDOUS MATERIAL: any petroleum or petroleum products, any chemical, material or substance which is now defined as or as of the Closing Date is included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances," "pollutants," "contaminants" or words of similar import, under any Environmental and Safety Laws, and any other chemical, material, substance or waste produced, generated or transported by the facilities that are a part of the Contributed Businesses or that are or were formerly owned by NGC which is now prohibited, limited, or regulated under any Environmental and Safety Law.

     INTERRUPTIBLE TRANSPORTATION AGREEMENT: an agreement obligating a pipeline to transport up to a specified maximum quantity of gas for a shipper, subject to availability of capacity.

     INTERRUPTIBLE STORAGE: an agreement under which a party has a conditional right to store up to a specified quantity of gas at a particular storage facility, subject to the availability of storage capacity.

     IRS: the Internal Revenue Service.

     LDCS: local distribution companies.

     LIQUIDS: the natural gas liquids ethane, propane, normal butane, isobutane and natural gasoline typically contained in a natural gas production stream and used principally as feedstocks for the petrochemical and the petroleum refining industries, and as heating and engine fuel.

     LONDON EARNINGS: the amounts contributed to NGC's net income from the London Operations (defined below) determined on a basis consistent with generally accepted accounting principles (including reductions for the effect of any appropriate income taxes); provided however that such earnings shall exclude all earnings (a) derived from or attributable to the presently existing contracts comprising a part of the Contributed Warren Business, (b) attributable to any interest in Accord in addition to NGC's present 49% interest therein, (c) attributable to contributions made by NGC to Accord or NGC International (other than return of earnings distributed after the Closing by Accord or NGC International to NGC plus an amount equal to interest thereon at 6% per annum from the time of such distribution to the time of such return) and (d) derived from or attributable to any project, whether an acquisition of properties or a project requiring capital expenditures, which is financed with funds other than internal cash of Accord, NGC International and their respective Subsidiaries (i) to the extent the amount so financed exceeds 50% of the total cost of such project (in which case, London Earnings shall be adjusted by decreasing the earnings derived from such project by multiplying such earnings by a fraction, the numerator of which shall be 50 and the denominator of which shall be the percentage to which such project has been financed), or (ii) if there are guarantees given or collateral supplied in connection with such financing by parties other than Accord Energy, Ltd., NGC International and their respective subsidiaries. In addition, earnings from acquisitions or capital investments shall constitute London Earnings only to the extent such expenditures are made to facilitate the application and leverage of NGC's core competencies and sources of competitive advantage related to marketing and trading energy commodity products and services.

     LONDON OPERATIONS: the operations and businesses conducted by Accord Energy, Ltd., NGC International and their respective Subsidiaries, in each case from their respective London offices, wholly related to areas in, on islands offshore of, or in waters offshore of and adjacent to, lands (i) located in eastern or western Europe, (ii) which were formerly a part of the Soviet Union,
(iii) located in Africa, and (iv) located in the Middle East (including, without limitation, the present nations of Turkey, Syria, Lebanon, Israel, Jordan, Iraq, Iran, Saudia Arabia, Oman, Dubai, Qatar, United Arab Emirates, North and South Yemen and Kuwait).

     MARKET HUBS OR MARKETING HUBS: combined gas storage, transportation and interchange facilities located in the vicinity of an interconnection of two or more pipelines that provide gas marketing services for producers, gas purchasers and gas marketers.

     MATERIAL ADVERSE EFFECT: with respect to the business, assets, financial condition or results of operations of the Contributed Businesses or NGC (as applicable), a loss and/or cost thereto greater than $10 million. With respect to a loss or cost suffered by NGC, New NGC or any Person in which NGC owns in excess of a 20% equity interest shall be deemed to have suffered such loss or cost thereof in proportion to NGC's or New NGC's equity ownership in such Equity Affiliate.

     MBBL: thousand barrels.

     MBD: thousand barrels per day.

     MCF: thousand cubic feet.

     MCFD: thousand cubic feet per day.

     MGALS: thousands of gallons.

     MMBBLS: million barrels.

     MMBTU: million British Thermal Units.

     MMCF: million cubic feet.

     MMCFD: million cubic feet per day.

     MMGALS: millions of gallons.

     NET NGL (LIQUIDS) PRODUCTION: gross NGL production less volumes taken-in-kind.

     NGC CREDIT AGREEMENT: means that certain Credit Agreement dated as of March 14, 1995, among NGC Corporation and The First National Bank of Chicago, individually and as agent, The Chase Manhattan Bank National Association and NationsBank of Texas N.A., individually and as co-agent, and certain other lenders named therein.

     NGL(S) OR LIQUIDS: the natural gas liquids (including ethane, propane, normal butane, isobutane, natural gasoline and pentane plus or any mixture or combination thereof) field or plant gas condensate, sulphur, helium and other products extracted or delivered in connection with processing activities.

     NOVA GROUP: means a Group in which NOVA Corporation (or any successor thereto) is the Ultimate Parent Entity (as defined in this Glossary). As of the consummation of the Combination, such Group shall include NOVA Gas Services (U.S.) Inc.

     NUG CONTRACTS: certain contracts involving the sale of natural gas to non-utility power generators and which are included as a part of the Contributed Businesses.

     PEP INDIVIDUALS: C.L. Watson, Charles L. Watson Grantor Retained Annuity Trust, Kim R. Watson Grantor Retained Annuity Trust, Keri M. Watson Trust, Brian
J. Watson Trust, Carly R. Watson Trust, Stephen W. Bergstrom, Jeffrey Stephen Bergstrom Trust, Rebecca Jean Bergstrom Trust, Gilbert Burciaga, Renee Eve Burciaga Trust, Christina Ann Burciaga Trust, Gregory Gilbert Burciaga Trust, A.R. Cipriani, Jr., Jason Cipriani Trust, Emily Cipriani Trust, David C. Feldman, Inc., James T. Hackett, H. Keith Kaelber, Kenneth E. Randolph, Donald
R. Sinclair, Jacob S. Ulrich, Jacob Shields Ulrich, III Trust and Courtney Warren Ulrich Trust, collectively.

     PERSON OR PERSON: any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

     PP MIX: a liquid hydrocarbon stream which meets certain specifications set forth in the Feedstock Sale and Refinery Product Purchase Agreement.

     RELEASE: any release, spill, emission, leading, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, or on, into, under or from the soil, surface water, ground water or property.

     RESIDUE GAS: the natural gas stream remaining after a natural gas production stream has been processed to extract the entrained natural gas liquids.

     RULE 144: Rule 144 promulgated under the Securities Act.

     SENIOR NOTES: the 6 3/4% Senior Notes of NGC due December 15, 2005.

     SHUT-IN: an interruption or temporary cessation of the wellhead production of natural gas as a result of financial or operational considerations.

     SIGNIFICANT DISPOSITION: as to any Person, any possible or proposed transaction involving the disposition of $100 million or more in value of interests in the (i) NGC's assets or (ii) the Contributed Businesses.

     SPOT CONTRACTS: are generally one-month or less contracts and are negotiated at the end of each month for service to commence at the beginning of the next month.

     STRADDLE PLANT OR PROCESSING FACILITY: a gas processing plant situated on third-party mainline natural gas pipelines where, except for gas processing and marketing services, the gathering, compression and other services provided at field plants are typically not required and which extracts NGLs from the natural gas stream when the market value of NGLs separated from the natural gas stream is higher than the market value of the same unprocessed NGLs sold as natural gas and which usually operates at higher volumes with lower unit margins.

     SUBSIDIARY OR SUBSIDIARIES: with respect to any person (the "parent"), any corporation, association, joint venture, partnership or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or beneficial interest are, at the time as of which any determination is being made, owned directly or indirectly by the parent or one of more subsidiaries of the parent (PROVIDED, HOWEVER, that the term "Subsidiary" shall not include joint operation agreements).

     SWAP: a financial transaction where the first party agrees to pay the second party a fixed price for a quantity of gas at the settlement date while the second party agrees to pay the first party the spot price for the same quantity of gas at the settlement date. At the settlement date, if the spot price is higher than the fixed price, the second party pays the first party the difference between the spot price and the fixed price and vice versa.

     SWING PERFORMANCE OBLIGATION: is generally a feature in a gas supply contract permitting the buyer to vary its purchases of natural gas from day-to-day within designated volume parameters.

     TCF: trillion cubic feet.

     TERMINALLING: the loading of products into, and the unloading of products from, ships, barges, railway tank cars, or trucks for further distribution to points of consumption or sale.

     TREATING: the process of removing objectionable substances, such as water vapor, solids and other contaminants, from gases and liquids so the gases and liquids are suitable for commercial transportation or use.

     ULTIMATE PARENT ENTITY: shall have the meaning set forth under Rule 801.1(a)(3) promulgated under the HSR Act.

     In this Proxy Statement/Prospectus, natural gas volumes are stated at legal pressure base of the state or are in which the reserves are located and at 60 degrees Fahrenheit.

                                   APPENDIX II

                              COMBINATION AGREEMENT
                                       AND
                                 PLAN OF MERGER

                                  BY AND AMONG
                                NGC CORPORATION,
                               CHEVRON U.S.A. INC.
                                       AND
                           MIDSTREAM COMBINATION CORP.

                            ------------------------
                            DATED AS OF MAY 22, 1996

                              COMBINATION AGREEMENT
                                       AND
                                 PLAN OF MERGER
                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
ARTICLE 1
             DEFINITIONS ............................................          1
   1.1       SPECIFIC DEFINITIONS ...................................          1
   1.2       OTHER TERMS ............................................          9
   1.3       OTHER DEFINITIONAL PROVISIONS ..........................          9
   1.4       "KNOWLEDGE" ............................................          9
ARTICLE 2
             THE CONTRIBUTIONS ......................................          9
   2.1       CONTRIBUTION OF ASSETS AND ASSUMPTION
             OF LIABILITIES .........................................          9
   2.2       THE MERGER AND PAYMENT OF THE NEWCO
             NOTE ...................................................          9
   2.3       CONSIDERATION ADJUSTMENT ...............................         10
   2.4       ADJUSTMENTS FOR RETAINED ASSETS ........................         12
ARTICLE 3
             THE CLOSING ............................................         13
   3.1       CLOSING DATE ...........................................         13
   3.2       DELIVERIES OF ANCILLARY DOCUMENTS AT
             CLOSING ................................................         13
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
             NGC ....................................................         15
   4.1       CORPORATE STATUS .......................................         15
   4.2       CAPITALIZATION .........................................         15
   4.3       OTHER SUBSIDIARIES .....................................         16
   4.4       NO GOVERNMENTAL APPROVALS ..............................         16
   4.5       AUTHORITY ..............................................         16
   4.6       NO CONFLICTS ...........................................         17
   4.7       SEC DOCUMENTS ..........................................         17
   4.8       LITIGATION .............................................         17
   4.9       COMPLIANCE WITH LAWS ...................................         18
   4.10      MATERIAL AGREEMENTS ....................................         18
   4.11      NO UNDISCLOSED MATERIAL
             LIABILITIES ............................................         18
   4.12      PUBLIC UTILITY .........................................         18
   4.13      BROKERS OR FINDERS .....................................         18
   4.14      FULL DISCLOSURE ........................................         19
   4.15      TITLE TO PERSONAL PROPERTY ASSETS ......................         19
   4.16      NGC FACILITIES -- TITLE AND OTHER
             MATTERS ................................................         19
   4.17      MAJOR CUSTOMERS AND SUPPLIERS ..........................         20
   4.18      BUILDINGS, VEHICLES, MACHINERY,
             EQUIPMENT, ETC .........................................         20
   4.19      INVENTORY ..............................................         20
   4.20      PREFERENTIAL RIGHTS ....................................         20

                                       i

                                                                            PAGE
                                                                            ----
   4.21      INTELLECTUAL PROPERTY, ETC .............................         20
   4.22      JOA RELATED AGREEMENTS .................................         20
   4.23      INSURANCE ..............................................         21
   4.24      ABSENCE OF CHANGES OR EVENTS ...........................         21
   4.25      ACQUISITIONS; CAPITAL EXPENDITURES .....................         21
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF
             CHEVRON ................................................         22
   5.1       CORPORATE STATUS .......................................         22
   5.2       NEWCO STATUS AND CAPITALIZATION ........................         22
   5.3       NO GOVERNMENTAL APPROVALS ..............................         22
   5.4       AUTHORITY ..............................................         22
   5.5       NO CONFLICTS ...........................................         22
   5.6       FINANCIAL STATEMENTS ...................................         23
   5.7       FINANCIAL INFORMATION; INTERNAL
             CONTROL REPORTS ........................................         23
   5.8       LITIGATION .............................................         24
   5.9       COMPLIANCE WITH LAWS ...................................         24
   5.10      INTENTIONALLY OMITTED ..................................         24
   5.11      SUFFICIENCY OF ASSETS ..................................         24
   5.12      MATERIAL AGREEMENTS ....................................         25
   5.13      NO UNDISCLOSED MATERIAL
             LIABILITIES ............................................         25
   5.14      PUBLIC UTILITY .........................................         25
   5.15      BROKERS OR FINDERS .....................................         25
   5.16      FULL DISCLOSURE ........................................         25
   5.17      TITLE TO PERSONAL PROPERTY ASSETS ......................         25
   5.18      CHEVRON FACILITIES -- TITLE AND OTHER
             MATTERS ................................................         26
   5.19      MAJOR CUSTOMERS AND SUPPLIERS ..........................         26
   5.20      BUILDINGS, VEHICLES, MACHINERY,
             EQUIPMENT, ETC .........................................         26
   5.21      INVENTORY ..............................................         27
   5.22      PREFERENTIAL RIGHTS ....................................         27
   5.23      INTELLECTUAL PROPERTY, ETC .............................         27
   5.24      JOA RELATED AGREEMENTS .................................         27
   5.25      ABSENCE OF CHANGES OR EVENTS ...........................         27
ARTICLE 6
             ENVIRONMENTAL MATTERS ..................................         28
   6.1       CHEVRON'S ENVIRONMENTAL INDEMNITY ......................         28
   6.2       SURVIVING CORPORATION'S ENVIRONMENTAL
             INDEMNITY ..............................................         29
   6.3       FURTHER LIMITATION ON RECOVERY FOR
             LOSSES .................................................         30
   6.4       PREVIOUSLY GRANTED INDEMNITIES .........................         30
   6.5       SURVIVAL ...............................................         30
ARTICLE 7
             TAXES ..................................................         30
   7.1       TAX FILINGS AND REPRESENTATIONS ........................         30
   7.2       TAX RESPONSIBILITIES ...................................         30

                                       ii

                                                                            PAGE
                                                                            ----

    7.3       RECORDS AND ASSISTANCE ................................         32
    7.4       TAX SHARING AGREEMENTS ................................         32
    7.5       TAX AUDITS ............................................         32
    7.6       TAX INDEMNITY .........................................         33
    7.7       SURVIVAL ..............................................         35
    7.8       INDEMNITY FOR NGC TAX LOSSES ..........................         35
ARTICLE 8
              EMPLOYEES AND BENEFITS MATTERS ........................         37
    8.1       REPRESENTATIONS AND WARRANTIES OF
              NGC ...................................................         37
    8.2       REPRESENTATIONS AND WARRANTIES OF
              CHEVRON ...............................................         39
    8.3       CONDUCT OF NGC PRIOR TO CLOSING
              RELATING TO EMPLOYEE BENEFIT PLANS ....................         39
    8.4       OFFERS OF EMPLOYMENT ..................................         40
    8.5       DEFINED BENEFIT PENSION PLANS .........................         40
    8.6       QUALIFIED DEFINED CONTRIBUTION
              PLANS .................................................         41
    8.7       SEVERANCE PLANS .......................................         41
    8.8       VACATION PAY ..........................................         41
    8.9       MEDICAL AND DENTAL PLANS ..............................         42
    8.10      POST-RETIREMENT WELFARE BENEFITS ......................         42
    8.11      THE NEWCO GROUP'S LIFE INSURANCE
              COVERAGE ..............................................         42
    8.12      THE NEWCO GROUP'S OTHER EMPLOYEE
              BENEFITS; SERVICE RECOGNITION .........................         42
    8.13      GENERAL EMPLOYEE PROVISIONS ...........................         43
    8.14      WARN ACT COMPLIANCE ...................................         43
    8.15      SURVIVAL ..............................................         43
ARTICLE 9
CERTAIN COVENANTS OF NGC, CHEVRON AND
              NEWCO .................................................         43
    9.1       ACCESS TO INFORMATION .................................         43
    9.2       PREPARATION OF THE PRELIMINARY PROXY
STATEMENT AND THE DEFINITIVE PROXY
              STATEMENT/PROSPECTUS ..................................         43
    9.3       TAKING OF NECESSARY ACTION ............................         44
    9.4       EXPENSES ..............................................         44
    9.5       NOTICE OF CERTAIN CHANGES .............................         44
    9.6       PRESS RELEASES ........................................         45
    9.7       OPERATION OF CHEVRON FACILITIES .......................         45
    9.8       INFORMATION SUPPLIED BY NGC ...........................         45
    9.9       INFORMATION SUPPLIED BY CHEVRON .......................         45
ARTICLE 10
              CONDUCT OF THE BUSINESS BY CHEVRON ....................         45
   10.1       ORDINARY COURSE .......................................         45
   10.2       INCONSISTENT AGREEMENTS ...............................         45
   10.3       NO OTHER BIDS .........................................         45
   10.4       PROHIBITED DISPOSITIONS ...............................         46
   10.5       NEWCO .................................................         46

                                      iii

                                                                            PAGE
                                                                            ----
  10.6       ISSUANCE AND SALE OF NEWCO
             SECURITIES .............................................         46
  10.7       CAPITAL EXPENDITURES ...................................         46
 ARTICLE 11
             CONDUCT OF BUSINESS BY NGC .............................         46
  11.1       ORDINARY COURSE ........................................         46
  11.2       DIVIDENDS AND ISSUANCE AND SALE OF
             SECURITIES .............................................         46
  11.3       GOVERNING DOCUMENTS; INCONSISTENT
             AGREEMENTS .............................................         47
  11.4       SUBSTANTIVE ACTIONS; CHEVRON
             DIRECTORS ..............................................         47
  11.5       PROHIBITED DISPOSITIONS ................................         47
  11.6       LINES OF BUSINESS ......................................         47
  11.7       ACCOUNTING METHODS .....................................         47
  11.8       NO OTHER BIDS ..........................................         47
ARTICLE 12
             CONDITIONS .............................................         48
  12.1       CONDITIONS TO ALL PARTIES'
             OBLIGATIONS REGARDING THE MERGER .......................         48
  12.2       CONDITIONS TO THE OBLIGATIONS OF
             CHEVRON REGARDING THE COMBINATION ......................         48
  12.3       CONDITIONS TO THE OBLIGATIONS OF NGC
             REGARDING THE COMBINATION ..............................         49
ARTICLE 13
             TERMINATION ............................................         50
  13.1       TERMINATION ............................................         50
  13.2       TERMINATION DUE TO TITLE MATTERS .......................         50
  13.3       EFFECT OF TERMINATION ..................................         51
ARTICLE 14
             INDEMNIFICATION ........................................         52
  14.1       GENERAL PROVISIONS .....................................         52
  14.2       INDEMNIFICATION BY CHEVRON .............................         53
  14.3       INDEMNIFICATION BY NGC .................................         54
  14.4       LIMITATION OF LIABILITY ................................         54
  14.5       INDEMNIFICATION PROCEDURES: THIRD
             PARTY CLAIMS ...........................................         55
  14.6       INDEMNIFICATION PROCEDURES:
             ENVIRONMENTAL REMEDIATION CLAIMS .......................         56
  14.7       INDEMNIFICATION PROCEDURES: ABSENCE,
LOSS OR IMPAIRMENT OF USE OF
             PROPERTY ...............................................         58
ARTICLE 15
             POST-CLOSING MATTERS ...................................         59
  15.1       CORPORATE NAMES ........................................         59
  15.2       OPTIONS ................................................         59
  15.3       DEFINITIVE CONSIDERATION
             ADJUSTMENT .............................................         59
  15.4       TRANSFERS OF RETAINED ASSETS DURING
             THE INTERIM PERIOD .....................................         60
  15.5       FINAL ADJUSTMENT FOR RETAINED
             ASSETS .................................................         60
  15.6       ADJUSTMENT REGARDING LONDON
             OPERATIONS .............................................         61
  15.7       INSURANCE ..............................................         62
  15.8       INDEMNIFICATION PRINCIPLES .............................         63

                                       iv

                                                                            PAGE
                                                                            ----
   15.9        ASSUMPTION OF SENIOR NOTES ..........................          63
   15.10       REGISTRATION OF CERTAIN SECURITIES ..................          63
ARTICLE 16
               GENERAL PROVISIONS ..................................          64
   16.1        EFFECT OF DUE DILIGENCE .............................          64
   16.2        SUCCESSORS AND ASSIGNS ..............................          65
   16.3        NOTICES .............................................          65
   16.4        COUNTERPARTS ........................................          65
   16.5        MISCELLANEOUS .......................................          65
   16.6        GOVERNING LAW .......................................          65
   16.7        NO RECOURSE .........................................          65
   16.8        BULK SALES LAWS .....................................          65
   16.9        NO REMEDY IN CERTAIN CIRCUMSTANCES ..................          65
   16.10       RECORDING FEES AND SIMILAR COSTS ....................          65
   16.11       AMENDMENT ...........................................          65
   16.12       WAIVER ..............................................          65
   16.13       NO THIRD PARTY BENEFICIARIES ........................          65
   16.14       REAL PROPERTY DISCLOSURES ...........................          65
   16.15       WAIVER OF CONSUMER RIGHTS ...........................          66

                                       v

                                   SCHEDULES

        SCHEDULE
- -----------------
   1.4          --   Persons with Actual Knowledge
   2.1(C)       --   Adjustments to Newco Note
   2.2(e)       --   Initial Executive Officers of Newco
   2.3(a)       --   NGBU Fixed Book
   2.3(b)       --   Inventory Adjustment
   2.3(f)       --   NGBU Stored Gas
   2.3(g)       --   NUG Contract Adjustments
   4.2          --   Options
   4.3          --   NGC Other Subsidiaries
   4.6          --   NGC No Conflicts
   4.8          --   NGC Litigation
   4.9          --   NGC Compliance with Laws
   4.10         --   NGC Material Agreements
   4.15         --   NGC Personal Property and Title Matters
   4.16(a)(1)   --   NGC NGL Fee Properties
   4.16(a)(2)   --   NGC Permitted Exceptions
   4.16(b)      --   NGC NGL Leased Properties
   4.16(c)      --   NGC Pipeline Properties
   4.16(d)      --   NGC NGL and Pipeline Facility Data
   4.17         --   NGC Major Customers and Suppliers
   4.18         --   NGC Buildings, Vehicles, Machinery, Equipment
   4.20         --   NGC Preferential Rights
   4.21         --   NGC Intellectual Property
   4.22         --   NGC JOA Related Agreements
   4.24         --   NGC Absence of Changes or Events
   4.25         --   NGC Acquisitions, Capital Expenditures
   5.3          --   Chevron Governmental Approvals
   5.5          --   Chevron No Conflicts
   5.6          --   Chevron Changes to Financial Statements
   5.8          --   Chevron Litigation
   5.9          --   Chevron Compliance with Laws
   5.12         --   Chevron Material Agreements
   5.18(a)(1)   --   Chevron NGL Fee Properties
   5.18(a)(2)   --   Chevron Permitted Exceptions
   5.18(b)      --   Chevron Leased Properties
   5.18(c)      --   Chevron Pipeline Facilities
   5.18(d)      --   Chevron NGL Facility Data
   5.19         --   Chevron Major Customers and Suppliers
   5.20         --   Chevron Buildings, Vehicles and Major Equipment
   5.22         --   Chevron Preferential Rights
   5.23         --   Chevron Intellectual Property
   5.24         --   Chevron JOA Related Agreements
   5.25         --   Chevron Absence of Changes or Events
   8.1(a)       --   NGC Current Benefit Pension and Welfare Plans
   8.1(b)       --   NGC ERISA Violations, Non-Terminable Plans, Post-Retiremen
                     Health Plans, Withdrawals From Plans
   8.1(c)       --   NGC Union Contracts, Pending or Threatened Work Stoppages
                     or Labor Matters
   0.7          --   Chevron Capital Expenditures
   2.3(e)       --   Chevron Material Consents
   4.4          --   Description of Assets with Environmental Accruals

                                  vi

                               EXHIBITS


   EXHIBIT
- -------------------
    2.1         --   Form of Contribution and Assumption Agreement
    2.1(C)      --   Form of Newco Note
    2.2(a)      --   Form of Certificate of Merger
    2.2(d)(i)   --   Form of Certificate of Incorporation
    2.2(d)(ii)  --   Form of Bylaws of Newco
    3.2(b)      --   Form of Stockholders Agreement
    3.2(c)      --   Form of Registration Rights Agreement
    3.2(d)      --   Master Alliance Agreement
    3.2(e)      --   Form of Natural Gas Purchase and Sale Agreement
    3.2(f)      --   Form of Gas Supply and Purchase Agreement (St. James)
    3.2(g)      --   Form of Gas Supply and Service Agreement (Oak Point Plant)
    3.2(h)      --   Form of Gas Supply and Service Agreement (Orange Plant)
    3.2(i)      --   Form of Gas Supply and Service Agreement
                     (Cedar Bayou Plant)
    3.2(j)      --   Form of Gas Supply and Service Agreement
                     (Pascagoula Refinery)
    3.2(k)      --   Form of Gas Supply and Service Agreement
                     (Salt Lake City Refinery)
    3.2(l)      --   Form of Gas Supply and Service Agreement
                     (El Segundo Refinery)
    3.2(m)      --   Form of Gas Supply and Service Agreement
                     (Perth Amboy Refinery)
    3.2(n)      --   Form of Gas Supply and Service Agreement
                     (Richmond Refinery)
    3.2(o)      --   Form of Master Natural Gas Processing Agreement
    3.2(p)      --   Form of Master Natural Gas Liquids Purchase Agreement
    3.2(q)      --   Form of Feedstock Sale and Refinery Product Purchase
                     Agreement (El Paso)
    3.2(r)      --   Form of Feedstock Sale and Refinery Product Purchase
                     Agreement (El Segundo)
    3.2(s)      --   Form of Refinery Product Sale Agreement (Hawaii)
    3.2(t)      --   Form of Feedstock Sale and Refinery Product Purchase
                     Agreement (Pascagoula)
    3.2(u)      --   Form of Feedstock Sale and Refinery Product Purchase
                     Agreement (Richmond)
    3.2(v)      --   Form of Feedstock Sale and Refinery Product Purchase
                     Agreement (Salt Lake City)
    3.2(w)      --   Form of Feedstock and Refinery Product Master Services
                     Agreement
    3.2(x)      --   Form of CCC Product Sale and Purchase Agreement
    3.2(y)      --   Form of CCC/WPC Services Agreement
    3.2(z)      --   Form of Operating Agreement between Newco and Chevron Pipe
                     Line Company (Mt. Belvieu Pipelines)
    3.2(aa)     --   Form of LPG System Loss/Gain Settlement Agreement
    3.2(bb)     --   Form of Transition Services Agreement
    3.2(cc)     --   Form of Master Power Agreement
                     (Chevron U.S.A. Production Company)
    3.2(dd)     --   Form of Master Power Service Agreement
                     (Chevron Chemical Company)
    3.2(ee)     --   Form of Master Power Service Agreement
                     (Chevron U.S.A. Products Company)
    3.2(ff)     --   Form of Galena Park Services Agreement
    3.2(gg)     --   Form of Venice Operating Agreement
    3.2(hh)     --   Form of Product Storage Lease and Terminal Access Agreement
                     (Venice)
    3.2(ii)     --   Form of Term Sheet regarding Fractionation Agreement
                     (Venice)

                                 vii

   EXHIBIT
- -------------------
    3.2(jj)     --   Form of Technical Services Agreement
    3.2(kk)     --   Form of Miscellaneous Master Services Agreement
    3.2(ll)     --   Form of Bargeco Term Sheet
    3.2(mm)     --   Form of Natural Gas Purchase and Sale Agreement
                     (Canadian -- version #1)
    3.2(nn)     --   Form of Natural Gas Purchase and Sale Agreement
                     (Canadian -- version #2)
    3.2(oo)     --   Form of Agency Agreement for Administration of Natural Gas
                     Purchase and Sale Contracts
    3.2(pp)     --   Form of Lone Star Swap Transaction Confirmation
                     (CUSA/NGC Master Swap Agreement)
    3.2(qq)     --   Form of Transportation Assignment and Valuation Agreement
    3.2(rr)     --   Form of Interstate Pipeline Capacity Release Agreement
    3.2(ss)     --   Form of West Texas LPG Pipeline Partnership Agreement
    3.2(tt)     --   Form of West Texas LPG Pipeline Operating Agreement
    3.2(uu)     --   Form of West Texas LPG Pipeline License Agreement
    9.6         --   Form of Joint Press Release
   12.2(c)      --   Form of Akin Gump Opinion of Counsel
   12.2(d)      --   Form of NGC Stockholder Tax Representations
   12.3(c)      --   Form of Pillsbury Madison Opinion of Counsel
   12.3(g)(i)   --   Form of Chevron Tax Representations
   12.3(g)(ii)  --   Code Section 1445 Affidavit
   16.14        --   Real Property Disclosures

                                 viii


                             COMBINATION AGREEMENT

                                      AND

                                 PLAN OF MERGER

     This COMBINATION AGREEMENT AND PLAN OF MERGER, dated as of May 22, 1996, is by and among NGC Corporation, a Delaware corporation ("NGC"), Chevron U.S.A. Inc. ("CHEVRON"), a Pennsylvania corporation, and Midstream Combination Corp., a Delaware corporation ("NEWCO").

                                   RECITALS:

     A. The Boards of Directors of NGC, Chevron and Newco have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, the transactions provided for herein pursuant to which, among other things: (i) the Contributing Parties (as defined herein) will contribute to Newco their right, title and interest in the Contributed Businesses (as defined herein) and the Contributed West Texas LPG Pipeline Business (as defined herein) in exchange for Newco's assumption of related liabilities and obligations (including certain indebtedness), the issuance of Newco stock to Chevron, and the issuance of the Newco Note (as defined herein) to the Contributing Parties; (ii) Newco will acquire all of the assets and liabilities of NGC through a merger of NGC with and into Newco; and (iii) Newco and Chevron, or affiliates thereof, will enter into certain supply, sales and service agreements with respect to natural gas, natural gas liquids and electricity.

     B. NGC, Chevron and Newco desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

     "ACCORD" shall mean Accord Energy Ltd. and its Subsidiaries, if any.

     "ACTING PARTY" shall have the meaning set forth in SECTION 13.3(D).

     "ADJUSTMENT PERIOD" shall have the meaning set forth in SECTION 2.3(H).

     "AFFECTED EMPLOYEES" shall have the meaning set forth in SECTION 8.4(B).

     "AFFILIATE" shall mean any Person that is an "affiliate" within the meaning of the regulations promulgated under the Securities Act, as such regulations and Securities Act are in effect on the date of this Agreement. Each Contributing Party (other than Chevron) is an Affiliate of Chevron. Newco shall, with respect to all periods of time prior to and immediately before the Closing, be deemed to be an Affiliate and a Subsidiary of Chevron.

     "AGREED VALUE" shall have the meaning set forth in SECTION 2.4.

     "AGREEMENT" shall mean this Combination Agreement and Plan of Merger, as it may from time to time be amended, modified or supplemented by the parties hereto.

     "ALTERNATIVE TRANSACTION" means, as to any Person, any possible or proposed transaction in North America substantially similar in nature and scope to the Combination or involving the acquisition by NGC or Chevron of $250 million or more in value of interests in (a) assets substantially similar to the assets owned as of the date hereof by NGC or (b) the Contributed Businesses.

     "ANCILLARY AGREEMENTS" shall have the meaning set forth in SECTION 3.2.

     "ARBITRATOR" shall have the meaning set forth in SECTION 7.6(D).

     "ASSUMED INDEBTEDNESS" shall have the meaning set forth in the Contribution and Assumption Agreement.

     "ASSUMED LIABILITIES" shall have the meaning set forth in the Contribution and Assumption Agreement.

     "AUDIT ISSUES" shall have the meaning set forth in SECTION 7.5(D).

     "BRITISH GAS" shall mean BG Holdings, Inc., a Delaware corporation.

     "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or legal holiday under the federal laws of the United States.

     "CASUALTY LOSS" shall mean that a Chevron Facility, the Contributed West Texas LPG Pipeline Business or an NGC Facility shall have been affected by fire, explosion or other casualty such that the Losses resulting therefrom, as adjusted by any insurance proceeds which Surviving Corporation will receive and after taking into account the current effect of any repairs thereto or replacements thereof, are reasonably expected to exceed $10 million.

     "CERTIFICATE OF MERGER" shall have the meaning set forth in SECTION 2.2(A).

     "CHEVRON" shall mean Chevron U.S.A. Inc., a Pennsylvania corporation.

     "CHEVRON CASUALTY LOSS RATIO" shall have the meaning set forth in SECTION 2.3(D).

     "CHEVRON CORPORATION POLICIES" shall have the meaning set forth in SECTION 15.7(A).

     "CHEVRON FACILITIES" shall have the meaning set forth in SECTION 5.18(C).

     "CHEVRON GROUP" shall mean Chevron Corporation, a Delaware corporation, and its Subsidiaries that are part of an affiliated group of corporations (as defined in Section 1504(a) of the Code) as of the date hereof.

     "CHEVRON NGL FACILITIES" shall have the meaning set forth in SECTION
5.18(B).

     "CHEVRON PENSION PLAN" shall have the meaning set forth in SECTION 8.5.

     "CHEVRON PERMITTED EXCEPTIONS" shall have the meaning set forth in SECTION 5.18(A).

     "CHEVRON PIPELINE FACILITIES" shall have the meaning set forth in SECTION 5.18(C).

     "CHEVRON RETURNS" shall have the meaning set forth in SECTION 7.2(E).

     "CHEVRON TAX" or "TAXES" shall have the meaning set forth in SECTION
7.2(A).

     "CLEARINGHOUSE" shall mean Natural Gas Clearinghouse, a general partnership organized under the laws of the State of Colorado.

     "CLEARINGHOUSE OWNERS" shall mean the former beneficial owners of Clearinghouse that received NGC Corporation Stock in exchange for their beneficial ownership interests in Clearinghouse.

     "CLOSING" shall have the meaning set forth in SECTION 3.1.

     "CLOSING DATE" shall have the meaning set forth in SECTION 3.1.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COMBINATION" shall mean (i) the contribution by the Contributing Parties to Newco of the Contributed Businesses and the Contributed West Texas LPG Pipeline Business, (ii) the Merger, (iii) the execution and delivery of the Ancillary Agreements and (iv) the consummation of the other transactions contemplated hereby.

     "COMMONLY CONTROLLED ENTITY" shall have the meaning set forth in SECTION 8.2(A).

     "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement dated as of November 21, 1995 by and between NGC and Chevron, as modified by that certain Exclusivity Agreement dated January 21, 1996 between NGC and Chevron, and as further amended by a letter agreement dated February 16, 1996.

     "CONSIDERATION" shall have the meaning set forth in SECTION 2.1.

     "CONSIDERATION ADJUSTMENT" shall have the meaning set forth in SECTION 2.3.

                                       2

     "CONTRACTS" shall mean any contract, agreement, commitment, arrangement or instrument of any type whatsoever, whether oral or written, express or implied, including, without limitation, any mortgages, security agreements, deeds of trust, notes, warranties, guaranties, leases, pledge agreements, license agreements, non-competition agreements, conditional sales agreements or purchase and sales orders to which the Person referred to is a party or by which any of its properties or assets may be bound.

     "CONTRIBUTED BUSINESSES" shall have the meaning set forth in the Contribution and Assumption Agreement.

     "CONTRIBUTED NGBU BUSINESS" shall have the meaning set forth in the Contribution and Assumption Agreement.

     "CONTRIBUTED WARREN BUSINESS" shall have the meaning set forth in the Contribution and Assumption Agreement.

     "CONTRIBUTED WEST TEXAS LPG PIPELINE BUSINESS" shall mean the undivided 49% interest in those assets which constitute the West Texas LPG Pipeline to be contributed to Newco pursuant to the Contribution and Assumption Agreement, as more particularly set forth therein.

     "CONTRIBUTING PARTIES" shall mean Chevron, Chevron Pipe Line Company, a Delaware corporation, and Chevron Chemical Company, a Delaware corporation.

     "CONTRIBUTION AND ASSUMPTION AGREEMENT" shall mean the Contribution and Assumption Agreement attached hereto as EXHIBIT 2.1.

     "DEFECT" shall mean any single defect to title in any of the (i) Chevron Facilities that results in Chevron breaching any of its representations and warranties set forth in SECTION 5.18, or (ii) NGC Facilities that results in NGC breaching any of its representations and warranties set forth in SECTION 4.16, but in each such case, only to the extent that such a title defect would cause a diminution in value or potential loss of use of the applicable Facility in an amount greater than $200,000.

     "DEFECT SCHEDULE" shall have the meaning set forth in SECTION 13.2(A).

     "DEFINITIVE CONSIDERATION ADJUSTMENT" shall have the meaning set forth in
SECTION 15.3(B).

     "DEFINITIVE PROXY STATEMENT/PROSPECTUS" shall mean depending on whether the following referenced registration statement is filed, either (i) the definitive proxy statement relating to the transactions contemplated hereby required to be filed with the SEC under Regulation 14A of the Exchange Act or (ii) the combined proxy statement and prospectus relating to the transactions contemplated hereby constituting a part of a registration statement on Form S-4, at the time such registration statement is declared effective by the SEC.

     "DISCRETE CLAIM" shall have the meaning set forth in SECTION 14.1(E).

     "DGCL" shall mean the General Corporation Law of the State of Delaware.

     "EASEMENTS" shall mean any easements, rights of way, servitudes or other property rights on which any of the NGC Pipeline Facilities or the Chevron Pipeline Facilities, as applicable, are located.

     "EFFECTIVE TIME" shall have the meaning set forth in SECTION 2.2.(A).

     "ELIGIBLE AFFECTED EMPLOYEES" shall have the meaning set forth in SECTION 8.10.

     "EMPLOYMENT DATE" shall have the meaning set forth in SECTION 8.4(B).

     "ENVIRONMENTAL AND SAFETY LAWS" shall mean any applicable and valid law, statute, code, ordinance, rule or regulation or other requirement of any foreign country, the United States or any regional, state or local government, pertaining to human health and safety and/or the environment and affecting the Chevron Facilities or the NGC Facilities and Former NGC Facilities (as applicable), as of the date hereof and as of the Closing Date (as applicable), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601 ET SEQ. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ. ("RCRA"); the Clean Water Act, 33 U.S.C. 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. 2601 ET SEQ.; the Clean Air Act, 42 U.S.C.

                                       3

 7401 ET SEQ.; the Hazardous Liquid Pipeline Safety Act, 49 U.S.C. 60101 ET SEQ.; the Occupational Safety and Health Act, 29 U.S.C. 651 ET SEQ.; and the Natural Gas Pipeline Safety Act, 49 U.S.C. 60101 ET SEQ., as such laws and regulations have been amended and as such laws and regulations have been qualified and interpreted by publicly available, written guidelines, in each case as of the date hereof and as of the Closing Date (as applicable).

     "ENVIRONMENTAL PERMITS" shall mean any permits, licenses, registrations, notices or approvals required by Environmental and Safety Laws to operate the Chevron Facilities or NGC Facilities, as applicable.

     "ENVIRONMENTAL REMEDIATION CLAIM" shall have the meaning set forth in
SECTION 14.6.

     "ESTIMATED CONSIDERATION ADJUSTMENT" shall have the meaning set forth in
SECTION 2.3.

     "EQUITY AFFILIATE" shall mean, with respect to any Person, any interest in excess of 20% in the voting power, beneficial interest or earnings of any corporation, association, joint venture, partnership or other similar business entity.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EU MERGER REGULATION" shall mean Regulation 4064/89 of the Counsel of the European Communities on the control of concentrations between undertakings, as amended, and the rules and regulations promulgated thereunder.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "EXON-FLORIO AMENDMENT" shall mean Section 721 of Title VII of the Defense Production Act of 1950, as amended.

     "FACILITIES" shall have the meaning set forth in SECTION 13.2(A).

     "FINAL DETERMINATION" shall have the meaning set forth in SECTION 7.8(D).

     "FINAL DETERMINATION NOTICE" shall have the meaning set forth in SECTION 7.8(E).

     "FINANCIAL STATEMENTS" shall have the meaning set forth in SECTION 5.6.

     "FIXED BOOK VALUE" shall have the meaning set forth in SECTION 2.3(A).

     "FORMER NGC FACILITIES" shall have the meaning set forth in SECTION
4.16(C).

     "GOVERNMENTAL ENTITY" shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

     "GROSS TAX LOSS" shall have the meaning set forth in SECTION 7.8(C).

     "HAZARDOUS MATERIAL" shall mean (a) any petroleum or petroleum products, any chemical, material or substance which is, as of the date hereof or the Closing Date (as applicable), defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances," "pollutants," "contaminants" or words of similar import, under any Environmental and Safety Law and (b) any other chemical material, substance or waste produced, generated or transported by the Chevron Facilities or the NGC Facilities and the Former NGC Facilities which is now prohibited, limited, or regulated under any Environmental and Safety Law.

     "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INCLUDED NUG CONTRACTS" shall mean the Contracts involving the sale of gas to a non-utility power generator described in SCHEDULE 2.3(G).

     "INDEMNIFIED PARTY" shall have the meaning set forth in SECTION 14.5.

     "INDEMNITY STATEMENT" shall have the meaning set forth in SECTION 7.6(C).

     "INDEPENDENT VALUE EXPERT" shall have the meaning set forth in SECTION
15.5.

     "INDUSTRY" shall mean the business of owning and operating facilities for the purchase, sale, exchange, gathering, transporting, processing or fractionating of natural gas or NGLs.

                                       4

     "INTELLECTUAL PROPERTY" shall mean patents, trademarks, tradenames, service marks, service names, copyrights, applications therefor, or licenses or other rights in respect thereof.

     "INTERIM PERIOD" shall have the meaning set forth in SECTION 15.4.

     "IRS" shall mean the United States Internal Revenue Service.

     "JOA RELATED AGREEMENTS" shall mean the agreements entered into by and in the name of the operator(s) by or on behalf of Chevron or NGC, as applicable, as an owner, and the other owners of facilities covered by a Joint Operating Agreement, relating to the purchase, sale, exchange, transportation, processing or fractionating of natural gas or NGLs.

     "JOINT OPERATING AGREEMENTS" shall mean the agreements governing the construction, operation and/or relative ownership rights of any of the Chevron Facilities or NGC Facilities, in each case which are less than wholly-owned, and all other Contracts between or among Chevron or NGC (or their respective Affiliates) (as applicable), on the one hand, and any of the parties to such agreements with respect to the operation or ownership of any Joint Operation, on the other hand.

     "JOINT OPERATION" shall mean arrangements or agreements involving a sharing of ownership or expenses of any of the Chevron Facilities or NGC Facilities, as applicable.

     "LIEN" shall mean any lien, mechanic's lien, materialman's lien, lease, easement, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, agreement to sell or convey, option, Preferential Right, right of third Person to prohibit assignment without such Person's consent, claim, title imperfection, restrictive covenant, encroachment or other survey defect, pledge, restriction, security interest or other adverse claim, whether arising by Contract or under law or otherwise.

     "LONDON OPERATIONS" shall mean the operations and businesses conducted by Accord, NGC International and their respective Subsidiaries, in each case from their respective London offices, wholly related to areas in, on islands offshore of, or in waters offshore of and adjacent to, lands (i) located in eastern or western Europe, (ii) which were formerly a part of the Soviet Union, (iii) located in Africa, and (iv) located in the Middle East (including, without limitation, the present nations of Turkey, Syria, Lebanon, Israel, Jordan, Iraq, Iran, Saudia Arabia, Oman, Dubai, Qatar, United Arab Emirates, North and South Yemen and Kuwait).

     "LONDON NOTICE" shall have the meaning set forth in SECTION 15.6.

     "LOSS" shall have the meaning set forth in SECTION 14.1(C).

     "MATERIAL ADVERSE EFFECT" shall mean, in respect of the business, assets, financial condition or results of operations of the Contributed Businesses or NGC (as applicable), a loss and/or cost thereto of greater than $10 million. With respect to a loss or cost suffered by an Equity Affiliate, NGC or the Surviving Corporation shall be deemed to have suffered such loss or cost thereof in proportion to NGC's or the Surviving Corporation's equity ownership in such Equity Affiliate.

     "MERGER" shall have the meaning set forth in SECTION 2.2.

     "MINIMUM VALUE" shall have the meaning set forth in SECTION 2.4.

     "NCL" shall mean Novagas Clearinghouse Limited Partnership and its Subsidiaries, if any.

     "NET LOSSES" shall have the meaning set forth in SECTION 14.1(D).

     "NET OPERATING CASH FLOW" shall have the meaning set forth in SECTION
2.3(H).

     "NEWCO" shall mean Midstream Combination Corp., a Delaware corporation.

     "NEWCO COMMON STOCK" shall have the meaning set forth in SECTION 5.2.

     "NEWCO GROUP" shall have the meaning set forth in SECTION 8.4(A).

     "NEWCO NOTE" shall have the meaning set forth in SECTION 2.1.

     "NGBU" shall mean the Natural Gas Business Unit of the Chevron U.S.A. Production Company division.

                                       5

     "NGC" shall mean NGC Corporation, a Delaware corporation and successor in interest to Trident Holding.

     "NGC ASSETS" shall mean all assets and liabilities of NGC and its Subsidiaries.

     "NGC 1995 10-K" shall mean the Annual Report on Form 10-K of NGC for the fiscal year ended December 31, 1995.

     "NGC CORPORATION EEP" shall mean the NGC Corporation Amended and Restated Employee Equity Option Plan, as the same may be amended from time to time.

     "NGC CORPORATION STOCK" shall mean the common stock, $0.01 par value, of NGC.

     "NGC FACILITIES" shall have the meaning set forth in SECTION 4.16(C).

     "NGC GROUP" shall mean NGC and its Subsidiaries that are part of an affiliated group of corporations (as defined in Section 1504(a) of the Code) as of the date hereof.

     "NGC INTERNATIONAL" shall mean NGC International, Inc., a Delaware corporation.

     "NGC NGL FACILITIES" shall have the meaning set forth in SECTION 4.16(B).

     "NGC OPTION PLAN" shall mean the NGC Corporation Amended and Restated 1991 Stock Option Plan, as the same may be amended from time to time.

     "NGC PERMITTED EXCEPTIONS" shall have the meaning set forth in SECTION 4.16(A).

     "NGC PIPELINE FACILITIES" shall have the meaning set forth in SECTION 4.16(C).

     "NGC PLANS" shall mean the NGC Corporation EEP and the NGC Option Plan, collectively.

     "NGC SEC DOCUMENTS" shall mean each report, schedule, registration statement, definitive proxy statement and all other documents filed by Trident Holding and NGC with the SEC during the period commencing on January 1, 1995, and continuing through and including the date hereof and the Closing Date (as applicable) including, without limitation, the Definitive Proxy Statement/Prospectus and any documents incorporated by reference in any thereof.

     "NGC STOCKHOLDER APPROVAL" shall mean the affirmative vote in favor of this Agreement and the transactions contemplated hereby by the holders of at least a majority of the outstanding shares of NGC Corporation Stock (in person or in proxy) at a special meeting of the holders of NGC Corporation Stock to be called and held in accordance with the DGCL.

     "NGC STOCKHOLDERS" shall have the meaning set forth in SECTION 7.2(C).

     "NGC STOCKHOLDER TAX" or "TAXES" shall have the meaning set forth in
SECTION 7.2(C).

     "NGC TAX LOSS" shall have the meaning set forth in SECTION 7.8(A).

     "NGC TAX LOSS PAYMENT" shall have the meaning set forth in SECTION 7.8(A).

     "NGC TAXES" shall have the meaning set forth in SECTION 7.2(B).

     "NGLS" shall mean natural gas liquids (including ethane, propane, isobutane, normal butane, natural gasoline and pentane plus or any mixture or combination thereof), field or plant gas condensate, sulphur, helium and other products extracted or derived in connection with processing activities.

     "NOVA" shall mean NOVA Gas Services (U.S.) Inc., a Delaware corporation.

     "NON WARREN BUSINESSES" shall mean the Contributed NGBU Business and the Contributed West Texas LPG Pipeline Business.

     "NYSE" shall mean the New York Stock Exchange.

     "OPTIONS" shall mean those options to purchase shares of NGC Corporation Stock granted pursuant to the NGC Corporation EEP or the NGC Option Plan.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                                       6

     "PEP INDIVIDUALS" shall mean C. L. Watson, Charles L. Watson Grantor Retained Annuity Trust, Kim R. Watson Grantor Retained Annuity Trust, Keri M. Watson Trust, Brian J. Watson Trust, Carly R. Watson Trust, Stephen W. Bergstrom, Jeffrey Stephen Bergstrom Trust, Rebecca Jean Bergstrom Trust, Gilbert Burciaga, Renee Eve Burciaga Trust, Christina Ann Burciaga Trust, Gregory Gilbert Burciaga Trust, A. R. Cipriani, Jr., Jason Cipriani Trust, Emily Cipriani Trust, David C. Feldman, Inc., James T. Hackett, H. Keith Kaelber, Kenneth E. Randolph, Donald R. Sinclair, Jacob S. Ulrich, Jacob Shields Ulrich, III Trust and Courtney Warren Ulrich Trust, collectively.

     "PERMISSIBLE BURDEN" shall mean (1) Liens for current realty and personal property taxes not yet due and payable; (2) Preferential Rights, requirements for consent to assignment and other encumbrances of a similar nature which are part of Contracts customarily used in the Industry; (3) provisions contained in Contracts (not presently invoked) containing the obligation to make volumetric adjustments (or pay in lieu thereof) to another party for any share of prior overproduction, over taking, claims by purchasers for delivery of prepaid NGL or natural gas or liability for refunds, or other similar contingent liabilities relating to volumetric adjustments, in each case customary in the Industry; (4) statutory liens of warehousemen, mechanics and materialmen and other like statutory liens arising in the ordinary course of business for obligations not yet due and payable; and (5) imperfections of title, easements, rights-of-way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; easements for streets, alleys, highways, pipelines, power lines, telephone lines and railways, and other assessments and rights-of-way, charges, orders, declarations, operating agreements, instruments, defects, irregularities and encumbrances of a similar character and all other Liens (including operator's liens), in each case listed in this subsection (5) that (A) do not arise in connection with or secure indebtedness for money borrowed or owed or the extension of credit, and (B) do not materially detract from the value of the Contributed Businesses or the NGC Assets (as applicable) subject thereto or affected thereby or otherwise materially impair the Contributed Businesses or the NGC Assets (as applicable) or operations being conducted on or with the assets and properties that comprise the Contributed Businesses or the NGC Assets (as applicable), so a reasonably prudent operator engaged in the Industry with knowledge of the facts and circumstances and the legal effect thereon would accept title to such Contributed Businesses or the NGC Assets (as applicable) subject to such detractions, interferences or impairments.

     "PERSON" shall mean an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization, or a Governmental Entity.

     "PREFERENTIAL RIGHTS" shall mean any preferential purchase rights, including, without limitation, rights of first refusal, right to bid or other similar preferential rights that a third party may exercise with respect to any of the assets or properties comprising the Contributed Businesses, the Contributed West Texas LPG Pipeline Business or the NGC Assets (as applicable) as a result of the transactions contemplated by this Agreement or by the Ancillary Agreements.

     "PRELIMINARY PROXY STATEMENT" shall mean the preliminary proxy statement relating to the transactions contemplated hereby required to be filed with the SEC under Regulation 14A under the Exchange Act.

     "PROSPECTIVE EMPLOYEES" shall have the meaning set forth in SECTION 8.4(A).

     "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended.

     "PURCHASE PLANS" shall mean the NGC Corporation Director and Key Employee Stock Purchase Plan and the NGC Corporation Non-Employee Director Compensation Plan, collectively.

     "REFUND PAYMENT" shall have the meaning set forth in SECTION 7.8(I).

     "REFUND PAYMENT NOTICE" shall have the meaning set forth in SECTION 7.8(I).

     "RELEASE" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, or on, into, under or from the soil, surface water, ground water or property.

     "RELEVANT NGC TAXES" shall have the meaning set forth in SECTION 7.8(B).

                                       7

     "REMAINING EMPLOYEES" shall have the meaning set forth in SECTION 8.4(B).

     "REQUISITE REGULATORY APPROVALS" shall mean all permits, approvals, filings, consents and waivers required to be obtained or made by NGC or any of its Affiliates or Chevron or any of its Affiliates, and the expiration of all waiting periods required to expire, before the consummation of the Combination or any other transaction contemplated by this Agreement or the Ancillary Agreements, as applicable, under applicable laws of any jurisdiction, domestic or foreign, having jurisdiction over the transactions contemplated by this Agreement or the Ancillary Agreements, including, without limitation, notifications, approvals, orders, authorizations or filings required by the HSR Act, the SEC, the Securities Act and the EU Merger Regulation.

     "RETAINED ASSET" shall have the meaning set forth in SECTION 2.4.

     "SAVINGS PLAN" shall mean the Trident NGL, Inc. Savings Plan providing for, among other things, a profit sharing plan and a savings plan.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SERIES A PARTICIPATING PREFERRED STOCK" shall mean the Series A Participating Preferred Stock of the Surviving Corporation which shall have the relative rights, designations and preferences set forth in the Certificate of Incorporation attached hereto as EXHIBIT 2.2(D)(I).

     "SIGNIFICANT AFFILIATE" shall mean Accord and NCL.

     "SIGNIFICANT DISPOSITION" means, as to any Person, any possible or proposed transaction involving the disposition of $100 million or more in value of interests in the (i) NGC Assets or (b) the Contributed Businesses and the Contributed West Texas LPG Pipeline Business, taken as a whole.

     "SUBSIDIARY" shall mean, with respect to any Person (the "PARENT"), any corporation, association, joint venture, partnership or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or beneficial interest are, at the time as of which any determination is being made, owned directly or indirectly by the Parent or one or more subsidiaries of the Parent, PROVIDED, HOWEVER, that the term Subsidiary shall not include Joint Operations.

     "SURVIVING CORPORATION" shall mean Newco, as the surviving corporation in the Merger.

     "SURVIVING CORPORATION GROUP" shall mean Surviving Corporation and its Subsidiaries that are part of an affiliated group of corporations (as defined in Section 1504(a) of the Code) as of the Closing Date.

     "SURVIVING CORPORATION COMMON STOCK" shall mean the common stock, $0.01 par value per share, of the Surviving Corporation.

     "SURVIVING CORPORATION TAX" or "TAXES" shall have the meaning set forth in
SECTION 7.2(B).

     "SURVIVING CORPORATION RETURNS" shall have the meaning set forth in SECTION 7.2(E).

     "TAX" or "TAXES" shall mean and include any and all federal, state, county, local, foreign and other taxes (including, without limitation, income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, motor vehicle taxes, franchise taxes, withholding taxes, ad valorem taxes, severance taxes, employment and payroll-related taxes, property taxes, import duties and all other governmental charges and assessments) and any and all interest, fines, penalties, and additions with respect thereto.

     "TAX AUDIT" shall have the meaning set forth in SECTION 7.5(A).

     "TAX INDEMNITY PAYMENT" shall have the meaning set forth in SECTION 7.6(C).

     "TAX RETURNS" shall have the meaning set forth in SECTION 7.2(E).

     "TECHNOLOGY" shall mean trade secrets, proprietary information, inventions, know-how, processes or procedures, whether patentable or unpatentable, and similar proprietary rights wherever located.

     "TERMINATION DATE" shall have the meaning set forth in SECTION 13.1.

                                       8

     "THIRD PARTY" shall mean any Person (including any Governmental Entity) that is not a party to this Agreement or is not a Subsidiary, Equity Affiliate or Significant Affiliate of any party to this Agreement.

     "THIRD-PARTY CLAIM" shall have the meaning set forth in SECTION 14.5.

     "THIRD PARTY INSURANCE POLICIES" shall mean any insurance policy providing coverage on an "occurrence" basis that was issued by a third party which covers specific Chevron Facilities and is not a Chevron Corporation Policy.

     "TRIDENT HOLDING" shall mean Trident NGL Holding, Inc., a Delaware corporation and predecessor in interest to NGC.

     "TRIDENT NGL, INC." shall mean Trident NGL, Inc., a Delaware corporation and indirect wholly-owned subsidiary of NGC.

     "VALUE EXPERTS" shall have the meaning set forth in SECTION 15.5.

     "UNADJUSTED NGC TAX LOSS" shall have the meaning set forth in SECTION
7.8(B).

     "USED" shall mean with respect to the assets, Contracts or Governmental Authorizations of any Person, those owned by such Person which are used, or have been acquired for use but not yet placed in use.

     "WARN ACT" shall have the meaning set forth in SECTION 8.2(A).

     "WARRANT" shall have the meaning set forth in SECTION 4.2.

     "WARREN PETROLEUM COMPANY" shall mean The Warren Petroleum Company, an unincorporated division of Chevron.

     1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated herein.

     1.3 OTHER DEFINITIONAL PROVISIONS. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as whole and not to any particular provision of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     1.4 "KNOWLEDGE". When used in this Agreement, "KNOWLEDGE" shall mean the actual, and not implied or assumed, knowledge of any of the individuals set forth on SCHEDULE 1.4 hereto.

                                   ARTICLE 2
                               THE CONTRIBUTIONS

     2.1 CONTRIBUTION OF ASSETS AND ASSUMPTION OF LIABILITIES. At the Closing and immediately prior to the Effective Time (as defined herein), Newco and the Contributing Parties will execute and deliver the Contribution and Assumption Agreement in the form of EXHIBIT 2.1 hereto, pursuant to which the Contributing Parties will contribute the Contributed Businesses and the Contributed West Texas LPG Pipeline Business to Newco in exchange for (A) the issuance to Chevron of 38,623,210 shares of Newco Common Stock and 7,815,363 shares of Series A Participating Preferred Stock, (B) the assumption by Newco of the Assumed Liabilities, including the assumption by Newco of the Assumed Indebtedness in the amount of $155.373 million (subject to adjustment as provided in SECTION 2.3); and (C) the issuance of a promissory note to the Contributing Parties in a principal amount of $138.4 million (the amount of which reflects the changes set forth in SCHEDULE 2.1(C) hereof) and in the form of EXHIBIT 2.1(C) hereto (the "NEWCO NOTE"), subject to adjustment as provided in SECTION 2.3. The consideration to be received by the Contributing Parties as described in this
SECTION 2.1 is hereinafter called the "CONSIDERATION."

     2.2 THE MERGER AND PAYMENT OF THE NEWCO NOTE. Upon the terms and conditions set forth in this Agreement and the Certificate of Merger, at the Closing but after the contribution described in SECTION 2.1, NGC shall be merged with and into Newco in accordance with the applicable provisions of the DGCL (the "MERGER"). Newco shall be the surviving corporation in the Merger (in such capacity, the "SURVIVING CORPORATION") and shall continue its corporate existence under the laws of the State of Delaware. The name

                                       9

of the Surviving Corporation shall be "NGC Corporation." The Merger shall have all effects set forth in the DGCL, this Agreement and the Certificate of Merger.

          (a) Subject to the terms and conditions of this Agreement, a certificate of merger in the form of EXHIBIT 2.2(A) (the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by Newco, which will be the Surviving Corporation in the Merger, and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as soon as practicable on the Closing Date (but in no event before the execution and delivery of the Contribution and Assumption Agreement by the parties thereto). The Merger shall become effective upon filing the Certificate of Merger with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

          (b) At the Effective Time, each issued and outstanding share of Newco will continue to be an issued and outstanding share of the Surviving Corporation and each issued and outstanding share of NGC Corporation Stock shall be automatically converted, without any action on the part of the holder thereof, into one share of Surviving Corporation Common Stock. Upon such conversion, all such shares of NGC Corporation Stock shall be canceled and cease to exist and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent an equivalent number of shares of Surviving Corporation Common Stock.

          (c) From and after the Effective Time, the Merger shall have all of the effects provided by applicable law.

          (d) At the Effective Time, the Certificate of Incorporation and Bylaws of Newco in the forms attached as EXHIBITS 2.2(D)(I) and 2.2(D)(II) to this Agreement, respectively, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof or of the DGCL.

          (e) The number of directors of the Surviving Corporation shall be 13 until otherwise determined pursuant to the Bylaws of the Surviving Corporation. The directors of the Surviving Corporation shall include each of the ten directors of NGC as of the Effective Time and the three individuals who are serving as directors of Newco immediately prior to the Effective Time. The initial executive officers of the Surviving Corporation immediately following the Effective Time shall be those individuals listed on SCHEDULE 2.2(E) to this Agreement. The directors and executive officers of the Surviving Corporation shall serve in such capacities until their respective successors are duly elected or appointed.

          (f) At the Effective Time, the Surviving Corporation shall assume all rights and obligations of NGC under the NGC Plans and the Purchase Plans as in effect at the Effective Time and shall continue such plans in accordance with their respective terms.

          (g) At the Effective Time, the stock transfer books of NGC shall be closed and there shall be no transfers on such stock transfer books of shares of NGC Corporation Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Surviving Corporation Common Stock.

          (h) At the Effective Time, the Surviving Corporation shall repay the Newco Note by wire transfer to a bank account, which shall have been designated by Chevron not less than two Business Days prior to the Closing.

     2.3 CONSIDERATION ADJUSTMENT. The Consideration due to Chevron shall be subject to the adjustments referred to in SECTION 2.3 and SECTION 2.4 hereof (in the aggregate, the "CONSIDERATION ADJUSTMENT").

          (a) NGBU FIXED BOOK. The amount of the Newco Note includes a value for the NGBU long-term fixed price position "book" (the "FIXED BOOK VALUE") of $12 million. The Fixed Book Value shall be recomputed as of the Closing in accordance with the provisions of SCHEDULE 2.3(A), and the Consideration will be (i) increased by any amount by which the Fixed Book Value as of the Closing exceeds $12 million, and (ii) decreased by any amount by which $12 million exceeds the Fixed Book Value as of the Closing.

                                       10

          (b) INVENTORY ADJUSTMENT. The amount of each product of the inventory of Warren Petroleum Company will be determined as of the Closing Date based on accounting records, subject to NGC's review, which amount shall be compared to the agreed upon quantities by product set forth on SCHEDULE 2.3(B), with the difference valued based on the provisions of SCHEDULE 2.3(B). For each product of inventory, (i) if the amount on hand on the Closing Date is greater than the amount of the inventory set forth on
     SCHEDULE 2.3(B), then the difference shall result in an increase in the Consideration by the value of such amount, and (ii) if the amount on hand on the Closing Date is less than the amount set forth on SCHEDULE 2.3(B), then the difference shall result in a reduction of the Consideration by the value of such amount.

          (c) DISPOSITION OF ASSETS. The Consideration shall be reduced by an amount equal to any cash or the value of other consideration received or to be received by Chevron (unless such other consideration is included in the Contributed Businesses or the Contributed West Texas LPG Pipeline Business) as a result of any dispositions of any of the properties or assets that comprise the Contributed Businesses or the Contributed West Texas LPG Pipeline Business during the period commencing on the date hereof and continuing through and including the Closing Date, except for (i) sales of inventory, (ii) sales or other dispositions of any of the assets and properties that comprise the Contributed Businesses or the Contributed West Texas LPG Pipeline Business to the extent subsequently replaced with assets or properties of equivalent value prior to the Closing Date and (iii) minor sales or dispositions of assets or properties comprising the Contributed Businesses or the Contributed West Texas LPG Pipeline Business that do not exceed $25,000 individually or $500,000 in the aggregate.

          (d) CASUALTY LOSSES. The Consideration shall be (1) reduced by the amount of any Casualty Loss that occurs with respect to the Contributed Businesses or the Contributed West Texas LPG Pipeline Business after the date hereof and prior to the Closing Date, and (ii) increased by the amount of any Casualty Loss with respect to the NGC Facilities that occurs after the date hereof and prior to the Closing Date MULTIPLIED by a fraction (the "CHEVRON CASUALTY LOSS RATIO"), the (A) numerator of which is 28 and (B) the denominator of which is 72; provided, however, that to the extent that any Casualty Loss occurs, the Closing contemplated shall not be affected subject to the respective rights of Chevron and NGC under SECTION 12.2(A) and SECTION 12.3(A), respectively, unless the amount of the Casualty Loss or Losses, along with other losses resulting from breaches of representations and warranties, causes an aggregate adverse effect on either NGC or the Contributed Businesses in an amount in excess of $25 million.

          (e) RETAINED ASSETS. The Consideration shall be reduced by the Minimum Value or Agreed Value (as applicable) of any Retained Asset pursuant to
     SECTION 2.4.

          (f) NGBU STORED GAS. The Consideration shall be increased by the fair market value of the aggregate amount of natural gas maintained by the NGBU in storage as of the Closing date as determined in accordance with SCHEDULE 2.3(F).

          (g) NUG CONTRACT ADJUSTMENTS. The amount of the Newco Note has been computed based on an assumed value for the Included NUG Contracts (the "NUG VALUE") of $38 million. This value was computed based on such contracts being marked to market employing fair market values as of April 26, 1996, as more particularly set forth in SCHEDULE 2.3(G). The NUG Value shall be recomputed as of the Closing Date, in accordance with the terms set forth in such schedule, and the Consideration shall be (i) increased by any amount by which the NUG Value as of the Closing exceeds $38 million, and
     (ii) decreased by any amount by which $38 million exceeds the NUG Value as of the Closing.

          (h) POST JUNE 1ST ADDITIONAL ADJUSTMENTS. In the event the Closing Date occurs after June 1, 1996, the following additional adjustments to Consideration shall be made. The Consideration shall

          (i) be REDUCED by:

          (A) the Net Operating Cash Flow from the Contributed Warren Business during the period commencing on June 1, 1996 and continuing through and including the Closing Date (the "ADJUSTMENT

                                       11

     PERIOD"), adjusted to give effect to the Ancillary Agreements relating to the Contributed Warren Business during the Adjustment Period, as if each of such Ancillary Agreements were in effect as of June 1, 1996; as used herein the term "NET OPERATING CASH FLOW" shall mean an amount equal to net income (after taxes and excluding out of period items exceeding $250,000 individually related to pre-June 1, 1996 operations,) plusthe amount of depreciation and amortization and any write-downs of assets for accounting purposes, but only to the extent that such write-downs have an earnings but not a cash effect; in the calculation of the Net Operating Cash Flow, there shall be no deductions for the severance costs which the Chevron Group is required to bear pursuant to the provisions of ARTICLE 8 hereof.

          (B) an amount equal to $952,865 per month to reflect an agreed adjustment to the Consideration for the cash flow from the Non Warren Businesses for the Adjustment Period (proportionately reduced for each portion of a month if the Closing does not occur on the first day of a month), and

          (ii) be INCREASED by

          (A) any amount reflected in net income related to (x) a Casualty Loss with respect to the Contributed Warren Business covered by paragraph (d) above or (y) a disposition covered by paragraph (c) above,

          (B) the amount of capital expenditures on the Contributed Warren Businesses reasonably made by Chevron in accordance with SECTION 10.7 hereof during the Adjustment Period,

          (C) interest at the rate of 6% per annum during the Adjustment Period on the sum of the Assumed Indebtedness and the Newco Note, as adjusted to take into account the Estimated Consideration Adjustment, and

          (D) an amount equal to $580,482.16 times the number of record dates for the payment of dividends on NGC Corporation Stock after June 1, 1996 through the date of Closing.

     Five (5) calendar days prior to the Closing Date, Chevron shall deliver to NGC (after consultation with NGC) an estimate available at such time (the "ESTIMATED CONSIDERATION ADJUSTMENT"), which estimate shall be used to determine the consideration due to Chevron under SECTIONS 2.1(B) AND 2.1(C). If the Estimated Consideration Adjustment results in an aggregate increase in the Consideration due to Chevron, then at Closing the amount of the Estimated Consideration Adjustment shall be added to the outstanding principal balance of the Newco Note. If the Estimated Consideration Adjustment results in an aggregate decrease in the Consideration due Chevron of $138.4 million or less, then at Closing the principal amount of the Newco Note shall be reduced by an amount equal to the Estimated Consideration Adjustment. If the Estimated Consideration Adjustment results in an aggregate decrease in the Consideration due Chevron that is equal to or greater than $138.4 million, then the Newco Note shall be canceled and the remainder, if any, of the Estimated Consideration Adjustment shall be applied to reduce the outstanding principal balance of the Assumed Indebtedness.

     Following the Closing, further Consideration Adjustments shall be made as required pursuant to SECTIONS 15.3, 15.4, 15.5 AND 15.6.

     2.4 ADJUSTMENTS FOR RETAINED ASSETS. If for any good and sufficient reason, including Preferential Rights, Requisite Regulatory Approvals, or the discovery of a sale or other transfer prior to the date of this Agreement, either party determines, in good faith, that a Contributing Party is unable (or in the case of contracts, that it is impractical) to transfer to Newco an asset or property included in the Contributed Businesses or the Contributed West Texas LPG Pipeline Business or is unable to transfer to Newco such asset or property without a significant loss of use thereof by the Surviving Corporation, such party shall promptly communicate such fact to the other party and consult with such party concerning such impediment. If Chevron and NGC are unable to agree on a solution to overcome such impediment (which could include alternative means of transferring value effectively), the Contributing Party shall retain such asset or property (whether one or more, the "RETAINED ASSET") and the net value which cannot be effectively transferred. In such case, Chevron and NGC shall endeavor in good faith to determine the fair value of the Retained Asset (net of the economic value which has been transferred) for purposes of the Estimated

                                       12

Consideration Adjustment. If the parties agree on such fair value (the "AGREED VALUE"), they shall document their agreement in writing, which shall provide, among other things, the Agreed Value the parties ascribed to the Retained Asset. The Agreed Value set forth in such written agreement shall be final and binding on the parties. If Chevron and NGC are unable to agree on the fair value of the Retained Asset, then not less than five (5) Business Days prior to the Closing Date, Chevron shall provide NGC with a document providing a reasonable estimate of the fair value of the Retained Asset (the "MINIMUM VALUE") and the basis for determining such value. The parties acknowledge and agree that the Minimum Value shall be binding on the parties hereto for the purpose of Closing, but shall be subject to adjustment after Closing as provided by SECTION 15.5. To the extent that a Contributing Party does not transfer a Retained Asset pursuant to this SECTION 2.4, the Closing contemplated hereby shall not be affected, subject to NGC's rights under SECTION 12.3(A) in the event that NGC's reasonable estimate of the fair value of the Retained Asset, along with other losses and costs resulting from breaches of representations and warranties by Chevron, exceed $25 million in the aggregate. The parties hereto acknowledge that the Minimum Value shall not be binding on NGC in determining a reasonable estimate of the fair value of the Retained Asset for the purposes of the immediately preceding sentence.

                                   ARTICLE 3
                                  THE CLOSING

     3.1 CLOSING DATE. Subject to satisfaction or waiver of the conditions set forth in ARTICLE 12 and the termination or expiration of the applicable waiting period required under the HSR Act, the closing ("CLOSING") of the transactions contemplated by this Agreement shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. located at 1900 Pennzoil Place -- South Tower, 711 Louisiana, Houston, Texas (A) at 10:00 a.m., Houston time, on the date of the Special Meeting of NGC Stockholders at which NGC Stockholder Approval is obtained or as soon thereafter as practicable or (B) at such other date or time as the parties hereto shall mutually agree in writing. The date of the Closing shall hereinafter be referred to as the "CLOSING DATE."

     3.2 DELIVERIES OF ANCILLARY DOCUMENTS AT CLOSING. At the Closing, the following documents and agreements shall have been executed and delivered by and among the parties thereto (collectively, the "ANCILLARY AGREEMENTS").

          (a) Contribution and Assumption Agreement in the form of EXHIBIT 2.1 hereto.

          (b)  Stockholders Agreement in the form of EXHIBIT 3.2(B)

          (c)  Registration Rights Agreement in the form of EXHIBIT 3.2(C)

          (d)  Master Alliance Agreement in the form of EXHIBIT 3.2(D)

     (e) Natural Gas Purchase and Sale Agreement in the form of EXHIBIT 3.2(E)

     (f) Gas Supply and Purchase Agreement (St. James) in the form of EXHIBIT 3.2(F)

     (g) Gas Supply and Service Agreement (Oak Point Plant) in the form of
EXHIBIT 3.2(G)

     (h) Gas Supply and Service Agreement (Orange Plant) in the form of EXHIBIT 3.2(H)

     (i) Gas Supply and Service Agreement (Cedar Bayou Plant) in the form of
EXHIBIT 3.2(I)

     (j) Gas Supply and Service Agreement (Pascagoula Refinery) in the form of
EXHIBIT 3.2(J)

     (k) Gas Supply and Service Agreement (Salt Lake City Refinery) in the form of EXHIBIT 3.2(K)

     (l) Gas Supply and Service Agreement (El Segundo Refinery) in the form of
EXHIBIT 3.2(L)

     (m) Gas Supply and Service Agreement (Perth Amboy Refinery) in the form of
EXHIBIT 2.3(M)

     (n) Gas Supply and Service Agreement (Richmond Refinery) in the form of
EXHIBIT 3.2(M)

     (o) Master Natural Gas Processing Agreement in the form of EXHIBIT 3.2(O)

                                       13

     (p) Master Natural Gas Liquids Purchase Agreement in the form of EXHIBIT 3.2(P)

     (q) Feedstock Sale and Refinery Product Purchase Agreement (El Paso) in the form of EXHIBIT 3.2(Q)

     (r) Feedstock Sale and Refinery Product Purchase Agreement (El Segundo) in the form of EXHIBIT 3.2(R)

     (s) Refinery Product Sale Agreement (Hawaii) in the form of EXHIBIT 3.2(S)

     (t) Feedstock Sale and Refinery Product Purchase Agreement (Pascagoula) in the form of EXHIBIT 3.2(T)

     (u) Feedstock Sale and Refinery Product Purchase Agreement (Richmond) in the form of EXHIBIT 3.2(U)

     (v) Feedstock Sale and Refinery Product Purchase Agreement (Salt Lake City) in the form of EXHIBIT 3.2(V)

     (w) Feedstock and Refinery Product Master Services Agreement in the form of
EXHIBIT 3.2(W)

     (x) CCC Product Sale and Purchase Agreement in the form of EXHIBIT 3.2(X)

     (y) CCC/WPC Services Agreement in the form of EXHIBIT 3.2(Y)

     (z) Operating Agreement between Newco and Chevron Pipe Line Company (Mt. Belvieu Pipelines) in the form of EXHIBIT 3.2(Z)

     (aa) LPG System Loss/Gain Settlement Agreement in the form of EXHIBIT
3.2(AA)

     (bb) Transition Services Agreement in the form of EXHIBIT 3.2(BB)

     (cc) Master Power Agreement (Chevron U.S.A. Production Company) in the form of EXHIBIT 3.2(CC)

     (dd) Master Power Service Agreement (Chevron Chemical Company) in the form of EXHIBIT 3.2(DD)

     (ee) Master Power Service Agreement (Chevron U.S.A. Products Company) in the form of EXHIBIT 3.2(EE)

     (ff) Galena Park Services Agreement in the form of EXHIBIT 3.2(FF)

     (gg) Venice Operating Agreement in the form of EXHIBIT 3.2(GG)

     (hh) Product Storage Lease and Terminal Access Agreement (Venice) in the form of EXHIBIT 3.2(HH)

     (ii) An agreement incorporating the terms contained in the Term Sheet regarding Fractionation Agreement (Venice) in the form of EXHIBIT 3.2(II).

     (jj) Technical Services Agreement in the form of EXHIBIT 3.2(JJ)

     (kk) Miscellaneous Master Services Agreement in the form of EXHIBIT 3.2(KK)

     (ll) An agreement incorporating the terms contained in the Barge Co Term Sheet attached as EXHIBIT 3.2(LL)

     (mm) Natural Gas Purchase and Sale Agreement (Canadian Version #1) in the form of EXHIBIT 3.2(MM)

     (nn) Natural Gas Purchase and Sale Agreement (Canadian Version #2) in the form of EXHIBIT 3.2(NN)

     (oo) Agency Agreement for Administration of Natural Gas Purchase and Sale Contracts in the form of EXHIBIT 3.2(OO)

     (pp) Lone Star Swap Transaction Confirmation CUSA/NGC Master Swap Agreement in the form of EXHIBIT 3.2(PP)

                                       14

     (qq) Transportation Assignment and Valuation Agreement in the form of
EXHIBIT 3.2(QQ)

     (rr) Interstate Pipeline Capacity Release Agreement in the form of EXHIBIT 3.2(RR).

     (ss) West Texas LPG Pipeline Partnership Agreement in the form of EXHIBIT
(SS).

     (tt) West Texas LPG Pipeline Operating Agreement in the form of EXHIBIT 3.2(TT).

     (uu) West Texas LPG Pipeline License Agreement in the form of EXHIBIT 3.2(UU).

provided that, prior to the Closing, the parties will enter into any clarifications or amendments to the Ancillary Agreements (other than those listed in paragraphs (a), (b) and (c) of SECTION 3.2) as may be necessary to ensure that only such Affiliates of any party as were clearly intended by the parties to be bound by such agreements and entitled to benefits thereunder are in fact so bound or become such beneficiaries.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF NGC

     NGC represents and warrants to Chevron and Newco that:

     4.1 CORPORATE STATUS. NGC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement. NGC is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires qualification, except where the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC. Copies of the Certificate of Incorporation and By-laws of NGC have been furnished or made available to Chevron, reflecting all amendments thereto, and all such documents are now in effect and are complete and correct.

     4.2 CAPITALIZATION. As of April 30, 1996, the authorized capital stock of NGC consisted of (i) 300,000,000 shares of NGC Corporation Stock, of which 110,969,968 shares were issued and outstanding, options to purchase 12,726,728 shares were outstanding pursuant to the grant of Options under the NGC Plans with vesting, exercise and expiration terms as set forth in SCHEDULE 4.2 and 15,198,019 shares were reserved for future issuance pursuant to the NGC Plans, 179,286 shares were reserved for issuance under the terms of the Savings Plan, 1,131,364 shares were reserved for issuance pursuant to the Purchase Plans, 6,228 were reserved for issuance pursuant to a Warrant issued in favor of J. Otis Winters (the "WARRANT") and no shares were held as treasury stock; (ii) 50,000,000 shares of preferred stock, none of which were outstanding and none of which were held in reserve or as treasury stock. As of May 15, 1996, the authorized capital stock of NGC consisted of (i) 300,000,000 shares of NGC Corporation Stock, of which 110,972,191 shares were issued and outstanding, options to purchase 12,712,610 shares were outstanding pursuant to the grant of Options under the NGC Plans with vesting, exercise and expiration terms as set forth in SCHEDULE 4.2 and 22,895,795 (19,695,795 if the Combination is not consummated) shares were reserved for future issuance pursuant to the NGC Plans, 179,286 shares were reserved for issuance under the terms of the Savings Plan, 1,131,364 shares were reserved for issuance pursuant to the Purchase Plans, 6,228 shares were reserved for issuance pursuant to a Warrant issued in favor of
J. Otis Winters (the "WARRANT") and no shares were held as treasury stock; (ii) 50,000,000 shares of preferred stock, none of which were outstanding and none of which were held in reserve or as treasury stock. All outstanding shares of NGC Corporation Stock are validly issued, fully paid and nonassessable. Except for
(i) the right to purchase shares of NGC Corporation Stock pursuant to the Options currently outstanding under the NGC Plans, (ii) the right of NGC to issue shares of NGC Corporation Stock pursuant to the terms of the Savings Plan,
(iii) the right to purchase shares of NGC Corporation Stock pursuant to the Purchase Plans, (iv) the right to purchase shares of NGC Corporation Stock pursuant to the Warrant, (v) the right of British Gas, NOVA and the other Clearinghouse Owners to purchase NGC Corporation Stock pursuant to that certain Stockholders Agreement dated October 21, 1994 by and among NGC and the Clearinghouse Owners and (vi) the obligation of NGC to issue Options pursuant to Paragraph IV of the NGC Corporation EEP, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments, preemptive rights or agreements of any character to which NGC is a party or by which any party is bound obligating NGC to

                                       15

issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of NGC or any securities or obligations convertible into or exchangeable for such shares, or to grant, extend or enter into any option, warrant, call, right, commitment, preemptive right or similar agreement.

     4.3 OTHER SUBSIDIARIES. SCHEDULE 4.3 to this Agreement contains a list of all of the Equity Affiliates of NGC and indicates for each Equity Affiliate of NGC as of the date of this Agreement: (a) the percentage and type of equity securities of each such Equity Affiliate owned or controlled by NGC and its Subsidiaries, (b) the identity of any other beneficial or record owner of any interest in any such Equity Affiliate and the percentage and type of ownership and (c) the jurisdiction of incorporation or organization. Except as set forth in SCHEDULE 4.3, all equity securities listed thereon as being owned by NGC or a Subsidiary of NGC are owned by such Person, free and clear of all Liens of any nature whatsoever. Except as set forth in SCHEDULE 4.3, there are no options, warrants, calls, rights, commitments, preemptive rights or agreements of any character to which any of NGC's Subsidiaries is a party or by which any such party is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of a Subsidiary or any securities or obligations convertible into or exchangeable for such interests or to grant, extend or enter into any such option, warrant, call, right, commitment, preemptive right or agreement. Each Subsidiary of NGC and, to the knowledge of NGC, each Equity Affiliate of NGC is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires qualification, except where the failure to be so qualified or registered or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC. Each Subsidiary of NGC and, to the knowledge of NGC, each Equity Affiliate of NGC has all requisite corporate or partnership power and authority to own, operate and lease its properties and to conduct its business as it is being conducted on the date of this Agreement, except where the failure to have such requisite corporate or partnership power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements. A true and correct copy of the certificate or articles of incorporation (as applicable) and bylaws of each corporate Subsidiary of NGC and of the organizational and governing documents of each other Subsidiary of NGC and, to the extent requested by Chevron, each Equity Affiliate of NGC, as in effect on the date of this Agreement, has been provided to Chevron.

     4.4 NO GOVERNMENTAL APPROVALS. No Requisite Regulatory Approval is required on the part of NGC or any Subsidiary or Equity Affiliate of NGC in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by NGC or any of its Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (a) compliance with the HSR Act, the Securities Act, the Exchange Act, state securities and takeover laws, PUHCA, and the Federal Energy Regulatory Commission, (b) filings required by the EU Merger Regulation, (c) the filing and recordation requirements of the DGCL and (d) any Requisite Regulatory Approval that, if not obtained, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

     4.5 AUTHORITY. The execution, delivery and performance by NGC of this Agreement and the consummation by NGC of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action (except the NGC Stockholder Approval) on the part of NGC. This Agreement has been duly executed and delivered by NGC and this Agreement is the valid and binding obligation of NGC, enforceable against NGC in accordance with its terms, subject to (i) obtaining the Requisite Regulatory Approvals referenced in
SECTION 4.4 and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Without limiting the foregoing, the Board of Directors of NGC has approved, for purposes of Section 203 of the DGCL and otherwise, this Agreement.

                                       16

     4.6 NO CONFLICTS. Except as set forth in SCHEDULE 4.6 to this Agreement, and assuming the receipt of all Requisite Regulatory Approvals referenced in
SECTION 4.4, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not conflict with, or result in any violation of or default or loss of any benefit under, any provision of the certificate (or articles) of incorporation or bylaws of NGC and each corporate Subsidiary or the organizational documents of each other Subsidiary of NGC or any agreement or other arrangement to which any of them is a party or of any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NGC or any of its Subsidiaries or Affiliates, other than any conflict, violation, default or loss that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation or its Affiliates to perform their respective obligations under the Ancillary Agreements.

     4.7  SEC DOCUMENTS.

          (a) NGC has furnished Chevron with a true and complete copy of the NGC SEC Documents. The NGC SEC Documents are all the documents (other than preliminary material) that Trident Holding and NGC have been required to file with the SEC since January 1, 1995. As of its filing date (and, with respect to any registration statement, the date on which it or any post-effective amendment was declared effective), each NGC SEC Document was in compliance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, contained no untrue statement of a material fact and did not omit any statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of NGC, Clearinghouse, Trident NGL, Inc., and Trident Holding included in the NGC SEC Documents complied, at the time of filing with the SEC (and, with respect to any registration statement, at the time it was declared effective), as to form, in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (subject, in the case of unaudited statements, to the omission of certain footnotes) and fairly present, in all material respects (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments) the consolidated financial position of NGC, Clearinghouse, Trident NGL, Inc. and Trident Holding, as applicable, as of the dates thereof and the consolidated results of their operations for the periods presented. Except as set forth on SCHEDULE 4.24, since December 31, 1995, there has not been any change in the business, assets, financial condition or results of operation of NGC or any of its Subsidiaries, which in any case would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements, other than changes resulting from industry-wide conditions or general economic conditions affecting the industry in which NGC carries on its business.

          (b) NGC has made available to Chevron true and complete copies of all internal audit reports that have been issued by NGC or any of its predecessors or Subsidiaries or Significant Affiliates during the past three years which would indicate that the internal controls associated with or otherwise covering the NGC Assets have or had any material weaknesses or its or their accounting records contained or could contain any material errors. NGC's public accountants have not issued any audit reports or other reports on internal controls which indicate that the internal controls associated with or otherwise covering any of the NGC Assets have or had any material weaknesses or that the accounting records associated with or otherwise covering any of the NGC Assets contained or could contain any material errors.

     4.8 LITIGATION. Except as set forth in SCHEDULE 4.8 to this Agreement, there are no (a) suits, actions or proceedings pending or, to the knowledge of NGC, threatened, against or affecting NGC, any of its Subsidiaries or any Equity Affiliate or any of their properties, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or (b)

                                       17

judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against NGC or any of its Subsidiaries, which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

     4.9 COMPLIANCE WITH LAWS. Except (i) to the extent the matter is otherwise covered by SECTION 4.15 or 4.16, (ii) as set forth in SCHEDULE 4.9 to this Agreement and (iii) matters relating to Environmental and Safety Laws (which are dealt with in ARTICLE 6 hereof), the businesses of NGC and its Subsidiaries have been operated in compliance with all laws, ordinances and regulations of all Governmental Entities (including, without limitation, those relating to licenses and permits for the ownership, occupancy and operation of their properties), except for violations that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements. Except (x) as disclosed in SCHEDULE 4.9 to this Agreement,
(y) for matters relating to Environmental and Safety Laws (which are dealt with in ARTICLE 6 hereof), and (z) for any investigation or review that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC, as of the date of this Agreement, no investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, state or local taxing authority) with respect to NGC or any of its Subsidiaries or any of their respective properties is pending or, to the knowledge of NGC, threatened.

     4.10 MATERIAL AGREEMENTS. Except as set forth in the exhibit index to the NGC 1995 10-K and SCHEDULES 4.10 AND 8.1(A) to this Agreement and except for this Agreement and the Ancillary Agreements, as of the date hereof, none of NGC, any of its Subsidiaries or either of its Significant Affiliates, is a party to or is bound by any Contract which is material to NGC and its Subsidiaries and Significant Affiliates, taken as a whole. True and complete copies of each document filed as an exhibit to the NGC 1995 10-K have been furnished or made available to Chevron. Except as set forth on SCHEDULE 4.10, (i) NGC and each of its Subsidiaries and Significant Affiliates, as applicable, has performed or complied with all obligations required to be performed or complied with by it or them, as applicable, under the Contracts listed on the exhibit index to the NGC 1995 10-K and SCHEDULE 4.10, (ii) there does not exist under any such Contract any default, or any event or condition which, either individually or in the aggregate (after notice or the lapse of time or both), would constitute a default by NGC, its Subsidiaries or either of its Significant Affiliates or, to the best of NGC's knowledge and belief, by any other party thereto and (iii) to the best of NGC's knowledge, no course of conduct has modified in any respect any of the written terms in any such Contract; except, in each case, where it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

     4.11 NO UNDISCLOSED MATERIAL LIABILITIES. As of the date of this Agreement, there are no liabilities of NGC and its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or otherwise, other than (a) liabilities recorded in the financial statements of NGC and Accord included in the NGC 1995 10-K or disclosed in notes 3 ("MARKET RESERVES"), 7, 9 and 11 ("PENSION PLAN") to such NGC financial statements and notes 12, 14 and 17 to such Accord financial statements or any schedule to this Agreement and (b) liabilities that in the aggregate would not reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

     4.12 PUBLIC UTILITY. Other than Electric Clearinghouse, Inc., neither NGC nor any of its Subsidiaries nor any Person in which it owns an equity interest is a "holding company," a "subsidiary company" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" as each of such terms is defined in PUHCA, as amended, and the rules and regulations promulgated thereunder. Electric Clearinghouse, Inc. is a "utility" as defined in PUHCA, but has received a "no action letter" from the SEC, a copy of which has been delivered to Chevron.

     4.13 BROKERS OR FINDERS. No broker, investment banker or other firm or Person is or will be entitled by virtue of any agreement, commitment or action made or taken by NGC or its Subsidiaries any broker's or

                                       18

finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except that Lehman Brothers shall be entitled to a fee to be paid by NGC for acting as financial advisor to NGC in connection with the transactions contemplated by this Agreement.

     4.14 FULL DISCLOSURE. To the best knowledge of NGC, any information furnished by or on behalf of NGC, its Subsidiaries or its Significant Affiliates to Chevron or Newco pursuant to the Combination, and any information contained in the schedules referred to in this Agreement, does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

     4.15 TITLE TO PERSONAL PROPERTY ASSETS. Except with respect to the NGC Assets specifically covered by SECTIONS 4.16(A), 4.16(B) OR 4.16(C) below and to matters set forth on SCHEDULE 4.15, NGC or its Subsidiaries have, and the Surviving Corporation will acquire upon consummation of the transactions contemplated hereby, title to or ownership of all of the personal property assets of NGC free and clear of any Lien, except for Permissible Burdens and for Liens securing purchase money indebtedness not exceeding $200,000 with respect to any personal property asset (all of which indebtedness is currently paid as of the date hereof) and capital leases covering personal property assets with lease payments not exceeding $200,000 over the term of any single lease (which leases are currently paid as of the date hereof).

     4.16 NGC FACILITIES -- TITLE AND OTHER MATTERS.

          (a) NGC or its Subsidiaries or Equity Affiliates are the owner of, and the Surviving Corporation will acquire upon consummation of the Merger, title to the properties listed on SCHEDULE 4.16(A)(1) and identified as being owned directly or indirectly in fee, in whole or in part, by NGC or its Subsidiaries or Equity Affiliates (as applicable) and to all of the buildings, structures and other improvements located thereon free and clear of all Liens, except for (A) Permissible Burdens and (B) Liens referred to on SCHEDULE 4.16(A)(2) (such Liens and Permissible Burdens shall hereinafter be collectively referred to as the "NGC PERMITTED EXCEPTIONS").

          (b) NGC or its Subsidiaries or Equity Affiliates have, and the Surviving Corporation will acquire upon consummation of the Merger, title to the leasehold estate purported to be granted under each lease, sublease or similar agreement with respect to each property listed in SCHEDULE 4.16(B) and identified as being leased lands and, unless otherwise provided in such agreement, to all of the buildings, structures, fixtures and other improvements located thereon, free and clear of all Liens, except for NGC Permitted Exceptions. Each such lease is valid, binding and in full force and effect, all rent and other sums and charges payable by NGC or its Subsidiaries or, to the best knowledge of NGC, its Equity Affiliates (as applicable) thereunder are current, no notice of default or termination under any such lease is outstanding, no termination event or condition or uncured default on the part of NGC or its Subsidiaries or, to the best knowledge of NGC, its Equity Affiliates (as applicable) or, to the best of NGC's knowledge and belief, the lessor thereof, exists under any such lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event. For purposes of this Agreement, the properties listed on SCHEDULES 4.16(A)(1) and 4.16(B) shall be referred to as the "NGC NGL FACILITIES." Neither NGC nor its Subsidiaries or Equity Affiliates currently has interests in any assets or properties that are of a similar nature or type to the foregoing that are not set forth in such Schedules.

          (c) NGC or its Subsidiaries or Equity Affiliates have, and the Surviving Corporation will acquire upon consummation of the Merger, title to the pipeline assets listed on of SCHEDULE 4.16(C) (the "NGC PIPELINE FACILITIES") so as to permit the use of the NGC Pipeline Facilities as they are currently used by NGC or its Subsidiaries or Equity Affiliates, free and clear of any Liens, except for NGC Permitted Exceptions. Subject to the NGC Permitted Exceptions, NGC or its Subsidiaries or Equity Affiliates (as applicable) has title to the Easements on which the NGC Pipeline Facilities are located and such Easements grant to NGC or its Subsidiaries or Equity Affiliates (as applicable) the full power and legal right to own and operate the NGC Pipeline Facilities in the manner in which the same are currently being operated. Neither NGC nor its Subsidiaries or Equity Affiliates currently has interests

                                       19

     in any assets or properties that are of a similar nature or type to the foregoing that are not set forth in such Schedule.

          For purposes of this Agreement, (i) "NGC FACILITIES" shall mean the NGC NGL Facilities and NGC Pipeline Facilities, collectively and taken as a whole, and an "NGC FACILITY" shall mean any one of the NGC Facilities and
     (ii) "FORMER NGC FACILITIES" shall mean assets or properties of similar type to the NGC Facilities which have been transferred by NGC or its Subsidiaries or Equity Affiliates prior to the date hereof.

          (d) SCHEDULE 4.16(D) sets forth with respect to each NGC Facility, the name and location of such NGC Facility, whether such NGC Facility is a gas processing, fractionation or pipeline facility, the capacity of such NGC Facility, the ownership interest of NGC in such NGC Facility and the name of the Person operating such NGC Facility.

     4.17 MAJOR CUSTOMERS AND SUPPLIERS. SCHEDULE 4.17 contains a complete and correct list of the top 10 customers of each of Clearinghouse and Trident NGL, Inc. and the top 10 vendors or suppliers of each of Clearinghouse and Trident NGL, Inc., in each case for the fiscal year ended December 31, 1995, in terms of the aggregate dollar purchases or aggregate dollar sales, as applicable.

     4.18 BUILDINGS, VEHICLES, MACHINERY, EQUIPMENT, ETC. Except as set forth on
SCHEDULE 4.18, the buildings, fixtures, vehicles, pipelines, machinery and equipment included in, or subject to any Contract included in, the NGC Assets are in all material respects adequate for the purposes for which such assets are presently used. To the best of NGC's knowledge and belief, there are no facts or conditions affecting any of the buildings, structures, fixtures, pipelines and other improvements included within the NGC Facilities which would interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, except for NGC Permitted Exceptions.

     4.19 INVENTORY. All inventories included as a part of the NGC Assets as of the date of this Agreement are of a quality and condition that is usable or saleable, as the case may be, in the ordinary course of business for the purposes for which intended in conformity with industry standards.

     4.20 PREFERENTIAL RIGHTS. Except as set forth on SCHEDULE 4.20 and except for consents to assign Requisite Regulatory Approvals, to the best of NGC's knowledge, there are no Preferential Rights in respect of any of the NGC Facilities which can be exercised with respect to the NGC Facilities, as a result of, or for, the execution, delivery, performance or consummation of the transactions contemplated hereby or by the Ancillary Agreements; provided, however, that in no event shall a breach of this representation be actionable by Chevron if, in the event of a subsequent transfer by the Surviving Corporation of an asset, property or Contract contributed to the Surviving Corporation by NGC, a third party exercises a Preferential Right (with respect to such subsequent transfer) to purchase an interest in such asset or property.

     4.21 INTELLECTUAL PROPERTY, ETC. SCHEDULE 4.21 accurately discloses all licenses, sublicenses or agreements relating to the use of the Intellectual Property and Technology in connection with the NGC Assets pursuant to a license or sublicense agreement with a third party. Except as set forth in SCHEDULE 4.21, there is no existing or threatened infringement, misuse or misappropriation by others of the Intellectual Property or Technology that is material to NGC taken as a whole, there is no pending or threatened claim by NGC against others for any such infringement, misuse or misappropriation, and there is no pending judicial proceeding involving any claim, and NGC has not received any written notice of claim of any infringement, misuse or misappropriation by NGC of any Intellectual Property or Technology owned by any third party.

     4.22 JOA RELATED AGREEMENTS. Except as disclosed on SCHEDULE 4.22, with respect to each Joint Operation in which NGC or any of its Subsidiaries is a participant, to the best of NGC's knowledge, (i) all JOA Related Agreements to which NGC or its Subsidiaries is a party are in full force and effect, (ii) each Person who is a party thereto has performed in all material respects all obligations required to be performed by it thereunder, and (iii) there does not exist under any such JOA Related Agreement any breach or default; except, in each case, where it would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

                                       20

     4.23 INSURANCE. NGC has maintained and is maintaining as of the date hereof insurance covering its assets and operations in an amount and with a scope of coverage that is consistent with industry standards.

     4.24 ABSENCE OF CHANGES OR EVENTS. Except as set forth on SCHEDULE 4.24 or in note 14 to the financial statements of NGC included in the NGC 1995 10-K or as permitted by SECTION 11.5, since December 31, 1995 NGC has operated the NGC Assets in the ordinary course consistent with past practice and has not, on behalf of, arising from or attributable to the NGC Assets:

          (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for NGC Permitted Exceptions or except in the ordinary course of business consistent with past practice;

          (b) created or permitted to be created any Lien other than an NGC Permitted Exception on any of the NGC Assets;

          (c) sold, transferred, leased to or otherwise disposed of any of the NGC Assets, except for inventory sold in the ordinary course of business, or cancelled or compromised any material debt or claim, or waived or released any right of material value except in the ordinary course of business consistent with past practice;

          (d) suffered any material damage, destruction or Casualty Loss (whether or not covered by insurance);

          (e) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material adverse change in their relations with any of the employees, agents, customers or suppliers;

          (f) instituted, settled or agreed to settle any litigation, action or proceeding before any court or Governmental Entity;

          (g) entered into any transaction or Contract other than in the ordinary course of business consistent with past practices and except for
     (i) this Agreement and the Ancillary Agreements and (ii) any employee benefit plans described in the NGC proxy statement dated March 29, 1996 that are to be considered and voted upon by the stockholders of NGC at the 1996 Annual Meeting;

          (h) amended, modified or terminated any Contract except in the ordinary course of business consistent with past practice;

          (i) with respect to any Subsidiary, purchased or redeemed any shares of its capital stock or any option, warrant or right to purchase any of its capital stock;

          (j) with respect to any Subsidiary, issued, sold or delivered or agreed to issue, sell or deliver any additional shares of its capital stock, any options, warrants or rights to acquire any such capital stock, any securities convertible into or exchangeable for such capital stock or any bonds or other securities;

          (k) made any material increase in the compensation payable or to become payable by NGC (other than in the ordinary course of business, consistent with past practices), or any material increase in benefits or benefit plan costs (other than in the ordinary course of business consistent with past practices or costs outside the control of NGC), or any material increase in bonus, insurance, pension, compensation or other benefit plans, in each case, with respect to its employees; or

          (l) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (k) above;

     except, in each case, where the failure to so operate would not, individually or in the aggregate, have a Material Adverse Effect on NGC or the Surviving Corporation or on the ability of the Surviving Corporation to perform the Ancillary Agreements.

     4.25 ACQUISITIONS; CAPITAL EXPENDITURES. Except for existing commitments which have been set forth on SCHEDULE 4.25 hereto, neither NGC nor any Subsidiary has any existing commitments or agreements to acquire any assets (including under circumstances where such acquisition would be classified as a capital expenditure under generally accepted accounting principles consistently applied) or to make any

                                       21

capital expenditure or contribution in any individual transaction or project where the purchase price, capital expenditure or contribution required of NGC or a Subsidiary, directly or indirectly, exceeds $10 million or in transactions or projects where the aggregate purchase price, capital expenditure or contribution exceeds $50 million.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF CHEVRON

     Chevron represents and warrants to NGC that:

     5.1 CORPORATE STATUS. Each Contributing Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement. Each Contributing Party is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires qualification, except where the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses.

     5.2 NEWCO STATUS AND CAPITALIZATION. Newco is duly organized, validly existing and in good standing under the laws of the State of Delaware. The authorized capital stock of Newco consists of 400,000,000 shares of common stock, $0.01 par value ("NEWCO COMMON STOCK") and 50,000,000 shares of Preferred Stock, $0.01 par value, of which 7,815,363 shares have been designated Series A Participating Preferred Stock. As of the date of this Agreement, one share of Newco Common Stock is validly issued and outstanding and is held by Chevron of record and beneficially and no shares of Preferred Stock of Newco are issued or outstanding.

     5.3 NO GOVERNMENTAL APPROVALS. No Requisite Regulatory Approval is required on the part of Chevron or its Affiliates in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Chevron or its Affiliates of the transactions contemplated by this Agreement and the Ancillary Agreements, except (a) as set forth on SCHEDULE 5.3, (b) for compliance with the HSR Act, the Securities Act, the Exchange Act, state takeover laws, PUHCA and the Federal Energy Regulatory Commission, (c) filings required by the EU Merger Regulation, (d) the filing and recordation requirements of the DGCL and (e) for any Requisite Regulatory Approval that, if not obtained, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses and the Contributed West Texas LPG Pipeline Business (taken as a whole) or the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

     5.4 AUTHORITY. The execution, delivery and performance by Chevron of this Agreement has been, and the execution, delivery and performance by Chevron and its Affiliates, as applicable, of the Ancillary Agreements and the consummation by Chevron and its Affiliates of the transactions contemplated hereby and thereby will be at Closing, duly and validly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Chevron and this Agreement is, and, upon due execution and delivery thereof the Ancillary Agreements shall be, valid and binding obligations of Chevron and its Subsidiaries or Affiliates, as applicable, enforceable against Chevron and its Subsidiaries or Affiliates, as applicable, in accordance with their respective terms, subject to (i) obtaining the Requisite Regulatory Approvals referenced in SECTION 5.3 and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.5 NO CONFLICTS. Except as set forth in SCHEDULE 5.5 to this Agreement and assuming the receipt of all Requisite Regulatory Approvals referenced in
SECTION 5.3, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not conflict with, or result in any violation of or default

                                       22

or loss of any benefit under, any provision of the certificate of incorporation or bylaws of Chevron or its Subsidiaries or Affiliates, as applicable, or any agreement or other arrangement to which any of them is a party or of any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Chevron or any of its Subsidiaries or Affiliates other than any conflict, violation, default or loss that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses and the Contributed West Texas LPG Pipeline Business (taken as a whole) or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

     5.6 FINANCIAL STATEMENTS. Chevron previously has delivered to NGC a true and complete copy of:

          (i) the balance sheet of the Contributed Warren Business (without giving effect to the changes shown on SCHEDULE 5.6) as of December 31, 1995, and the related statement of income for the year ended December 31, 1995 together with notes describing the basis and assumptions on which such financial statements were prepared and any departures from generally accepted accounting principles and accompanied by a report by Price Waterhouse LLP describing the work performed and significant matters that came to their attention as a result of performing certain limited procedures as outlined in the Chevron and Price Waterhouse LLP engagement letter dated February 15, 1996, and

          (ii) the balance sheet of the Contributed NGBU Business (without giving effect to the changes shown on SCHEDULE 5.6) as of December 31, 1995, and the related statement of income for the year ended December 31, 1995 together with notes describing the basis and assumptions on which such financial statements were prepared and any departures from generally accepted accounting principles and accompanied by a report by Price Waterhouse LLP describing the work performed and significant matters that came to their attention as a result of performing certain limited procedures as outlined in the Chevron and Price Waterhouse LLP engagement letter dated February 15, 1996.

(all of the foregoing financial statements being referred to herein as the "FINANCIAL STATEMENTS"). Subject to the changes set forth on SCHEDULE 5.6, the Financial Statements fairly present the financial position and the results of operations of the Contributed Warren Business and the Contributed NGBU Business, as applicable, as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles (except as noted in the notes to the Financial Statements). The statements of income included in the Financial Statements do not contain any material items of special or nonrecurring income except as expressly specified therein. Except as set forth in SCHEDULE 5.25, or as permitted by SECTION 10.4, since December 31, 1995, there has not been any change in the business, assets, financial condition or results of operation of the Contributed Warren Business or the Contributed NGBU Business, which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements, other than changes resulting from industry-wide conditions or general economic conditions affecting the industry in which the Contributed Warren Business or Contributed NGBU Business, as applicable, carry on their respective businesses.

     5.7  FINANCIAL INFORMATION; INTERNAL CONTROL REPORTS.

          (a) Chevron previously has delivered to NGC a true and complete copy of:

             (i) the consolidated balance sheets of the Warren Petroleum Company as of December 31, 1995, 1994 and 1993, and the related consolidated statements of income for each of the fiscal years ended December 31, 1995, 1994 and 1993;

             (ii) financial schedules detailing the NGBU's revenues, transportation costs, other direct costs and direct and indirect overhead costs of each of the fiscal years ended December 31, 1995, 1994 and 1993; and

             (iii) computer disks containing the NGBU's long-term fixed price position "book" as of March 7, 1996.

                                       23

The financial statements set forth in SECTION 5.7(A)(I) and the financial schedules set forth in SECTION 5.7(A)(II) were prepared in accordance with Chevron's internal accounting policies and procedures; based on these policies and procedures, the financial statements set forth in SECTION 5.7(A)(I) fairly present the financial position and results of operations of the Warren Petroleum Company and the financial schedules set forth in SECTION 5.7(A)(II) fairly present the revenues and specified costs of NGBU, in each case as of the dates and for the periods indicated. Chevron has previously provided NGC with a summary description of its internal accounting policies and procedures.

          (b) Chevron has made available to NGC financial information relating to the Contributed West Texas LPG Pipeline Business certified by Chevron (or Chevron Affiliates) to the United States Federal Energy Regulatory Commission in Docket IS 94-32-000, and such certification was accurate, true and correct to such officer's knowledge and belief as of the date certified or submitted.

          (c) Chevron has made available to NGC true and complete copies of all internal audit reports that have been issued by Chevron or any of its Subsidiaries or Affiliates during the past three years which would indicate that the internal controls associated with or otherwise covering either of the Contributed Businesses have or had any material weaknesses or that the accounting records covering either of the Contributed Businesses contained or could contain any material errors. Chevron's public accountants have not issued any audit reports or other reports on internal controls which indicate that the internal controls associated with or otherwise covering either of the Contributed Businesses have or had any material weaknesses or that the accounting records associated with or otherwise covering either of the Contributed Businesses contained or could contain any material errors.

     5.8 LITIGATION. Except as set forth in SCHEDULE 5.8, there are no (a) suits, actions or proceedings pending or, to the knowledge of Chevron, threatened, against any Contributing Party or otherwise affecting the Contributed Businesses which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or (b) judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against any Contributing Party or otherwise affecting the Contributed Businesses which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

     5.9 COMPLIANCE WITH LAWS. Except (i) to the extent the matter is otherwise covered by SECTION 5.17 or 5.18, (ii) as set forth in SCHEDULE 5.9 and
(iii) for matters relating to Environmental and Safety Laws (which are dealt with in ARTICLE 6 hereof), the Contributed Businesses have been operated in compliance with all laws, ordinances and regulations of all Governmental Entities (including, without limitation, those relating to licenses and permits for the ownership, occupancy and operation of their properties), except for violations that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements. As of the date of this Agreement, no investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, state or local taxing authority) with respect to the Contributed Businesses is pending or, to the knowledge of Chevron, threatened, except (x) as disclosed in SCHEDULE 5.9, (y) for matters relating to Environmental and Safety Laws (which are dealt with in ARTICLE 6 hereof) and (z) for any investigation or review that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

     5.10  INTENTIONALLY OMITTED.

     5.11 SUFFICIENCY OF ASSETS. The assets and properties comprising the Contributed Businesses constitute the assets, properties and Contracts sufficient to conduct the Contributed Warren Business and the Contributed NGBU Business and to produce the earnings set forth in the Financial Statements, except as set forth on SCHEDULE 5.6.

                                       24

     5.12 MATERIAL AGREEMENTS. SCHEDULE 5.12 contains or refers to a complete and correct list of all Contracts with payments, receipts or other obligations with an aggregate value in excess of $100,000 per annum (i) that are included in the Contributed Businesses or (ii) by which any of the assets or properties comprising the Contributed Businesses are bound or otherwise subject. All Contracts listed on SCHEDULE 5.12 are in full force and effect. Except as set forth on SCHEDULE 5.12, (i) Chevron or its Affiliates have performed or complied with all obligations required to be performed or complied with by it or them, as applicable, under the Contracts listed on SCHEDULE 5.12, (ii) there does not exist under any such Contract any default, or any event or condition which, either individually or in the aggregate (after notice or the lapse of time or both), would constitute a default by Chevron or its Affiliates and (iii) to the best of Chevron's knowledge, no course of conduct has modified in any respect any of the written terms in any such Contract; except, in each case, where it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

     5.13 NO UNDISCLOSED MATERIAL LIABILITIES. As of the date of this Agreement, there are no liabilities relating to the Contributed Warren Business and the Contributed NGBU Business of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or otherwise, other than
(a) liabilities disclosed in the Financial Statements or in the financial statements or schedules referenced in SECTION 5.7(A) or any schedule to this Agreement, (b) the Chevron Permitted Exceptions, and (c) liabilities that in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

     5.14 PUBLIC UTILITY. None of the Contributing Parties, the Contributed Warren Business, the Contributed NGBU Business, nor any Person in which it or they own an equity interest is a "holding company," a "subsidiary company" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" as each of such terms is defined in the PUHCA, and the rules and regulations promulgated thereunder.

     5.15 BROKERS OR FINDERS. No agent, broker, investment banker or other firm or Person is or will be entitled by virtue of any agreement, commitment or action made or taken by Chevron or its Subsidiaries to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except that Goldman Sachs & Co. shall be entitled to a fee to be paid by Chevron for acting as financial advisor to Chevron in connection with the Combination.

     5.16 FULL DISCLOSURE. To the best knowledge of Chevron, any information furnished by or on behalf of Chevron or its Affiliates to NGC or Newco pursuant to the Combination, and any information contained in the schedules referred to in this Agreement, does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

     5.17 TITLE TO PERSONAL PROPERTY ASSETS. Except with respect to the assets and properties comprising the Contributed Businesses specifically covered by SECTIONS 5.18(A), 5.18(B) OR 5.18(C) below, the Contributing Parties have, and the Surviving Corporation will acquire upon consummation of the transactions contemplated hereby, title to or ownership of all of the personal property assets comprising the Contributed Businesses free and clear of any Lien, except for Permissible Burdens and for Liens securing purchase money indebtedness not exceeding $200,000 with respect to any personal property asset (all of which indebtedness is currently paid as of the date hereof) and capital leases covering personal property assets with lease payments not exceeding $200,000 over the term of any single lease (which leases are currently paid as of the date hereof).

                                       25

     5.18  CHEVRON FACILITIES -- TITLE AND OTHER MATTERS.

          (a) The Contributing Parties are the owners of, and the Surviving Corporation will acquire upon consummation of the transactions contemplated hereby, title to the properties listed in SCHEDULE 5.18(A)(1) and identified as being owned in fee, in whole or in part, by the Contributing Parties and to all of the buildings, structures and other improvements located thereon (other than any "Excluded Assets", as defined in the Contribution Agreement) free and clear of all Liens except for (A) Permissible Burdens and (B) Liens referred to on SCHEDULE 5.18(A)(2), including any Liens securing the Assumed Liabilities (such Liens and Permissible Burdens are hereinafter collectively referred to as the "CHEVRON PERMITTED EXCEPTIONS").

          (b) The Contributing Parties have, and the Surviving Corporation will acquire upon consummation of the transactions contemplated hereby, title to the leasehold estate purported to be granted under each lease, sublease or similar agreement with respect to each property listed in SCHEDULE 5.18(B) and identified as being leased lands and, unless otherwise provided in such agreement, to all of the buildings, structures, fixtures and other improvements located thereon (other than any "Excluded Assets", as defined in the Contribution Agreement), free and clear of all Liens, except for Chevron Permitted Exceptions. Each such lease is valid, binding and in full force and effect, all rent and other sums and charges payable by any of the Contributing Parties thereunder are current, no notice of default or termination under any such lease is outstanding, no termination event or condition or uncured default on the part of any of the Contributing Parties or, to the best of Chevron's knowledge and belief, the lessor thereof, exists under any such lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event.

          For purposes of this Agreement, the properties listed on SCHEDULES 5.18(A)(1) and 5.18(B) shall be referred to as the "CHEVRON NGL FACILITIES."

          (c) The Contributing Parties have, and the Surviving Corporation will acquire upon consummation of the transactions contemplated hereby, title to the assets and properties comprising the Contributed Businesses that are specifically listed on SCHEDULE 5.18(C) (the "CHEVRON PIPELINE
     FACILITIES") so as to permit the use of the Chevron Pipeline Facilities as currently used by the Contributing Parties, free and clear of any Liens, except for Chevron Permitted Exceptions. Subject to the Chevron Permitted Exceptions, the Contributing Parties have title to the Easements on which the Chevron Pipeline Facilities are located, and such Easements grant to the Contributing Parties the full power and legal right to own and operate the Chevron Pipeline Facilities in the manner in which the same are currently being operated. SCHEDULE 5.18(C) sets forth the ownership interest of the applicable Contributing Party in each of the Chevron Pipeline Facilities.

          For purposes of this Agreement, "CHEVRON FACILITIES" shall mean the Chevron NGL Facilities and Chevron Pipeline Facilities, collectively and taken as a whole, and a "CHEVRON FACILITY" shall mean any one of the Chevron Facilities.

          (d) SCHEDULE 5.18(D) sets forth with respect to each Chevron NGL Facility, the name and location of such Chevron NGL Facility, whether such Chevron NGL Facility is a gas processing or fractionation facility, the capacity of such Chevron NGL Facility, the ownership interest of the applicable Contributing Party in such Chevron NGL Facility and the name of the Person operating such Chevron NGL Facility.

     5.19 MAJOR CUSTOMERS AND SUPPLIERS. SCHEDULE 5.19 contains a complete and correct list of the top 10 customers of each of Warren Petroleum Company and NGBU and the top 10 vendors and suppliers of each of Warren Petroleum Company and NGBU, in each case for the fiscal year ended December 31, 1995, in terms of the aggregate dollar purchases or aggregate dollar sales, as applicable.

     5.20 BUILDINGS, VEHICLES, MACHINERY, EQUIPMENT, ETC. Except as set forth on SCHEDULE 5.20, the buildings, fixtures, vehicles, pipelines, machinery and equipment included in, or subject to any Contract included in, the Contributed Businesses are in all material respects adequate for the purposes for which such

                                       26

assets are presently used. There are no facts or conditions affecting any of the buildings, structures, fixtures, pipelines and other improvements included within the Chevron Facilities which would interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, except for Chevron Permitted Exceptions.

     5.21 INVENTORY. All inventory included in the Contributed Businesses is of a quality and condition that is usable or saleable, as the case may be, in the ordinary course of business for the purposes for which intended in conformity with industry standards.

     5.22 PREFERENTIAL RIGHTS. Except as set forth on SCHEDULE 5.22 and except for consents to assign Requisite Regulatory Approvals, to the best of Chevron's knowledge, there are no Preferential Rights which can be exercised with respect to any of the assets and properties comprising the Contributed Businesses or the Contributed West Texas LPG Pipeline Business, as a result of, or for, the execution, delivery, performance or consummation of the transactions contemplated hereby or by the Ancillary Agreements; provided, however, that in no event shall a breach of this representation be actionable by the Surviving Corporation if, in the event of a subsequent transfer by the Surviving Corporation of an asset, property or Contract contributed to the Surviving Corporation by any of the Contributing Parties, a third party exercises a Preferential Right (with respect to such subsequent transfer) to purchase an interest in such asset or property.

     5.23 INTELLECTUAL PROPERTY, ETC. SCHEDULE 5.23 accurately discloses all licenses, sublicenses or agreements relating to the use of the Intellectual Property and Technology in connection with the Contributed Businesses pursuant to a license or sublicense agreement with a third party. Except as set forth in
SCHEDULE 5.23, there is no existing or threatened infringement, misuse or misappropriation by others of the Intellectual Property or Technology that is material to the Contributed Businesses, there is no pending or threatened claim by any Contributing Party (with respect to the Contributed Businesses) against others for any such infringement, misuse or misappropriation, and there is no pending judicial proceeding involving any claim, and no Contributing Party has received any written notice of claim of any infringement, misuse or misappropriation by the Contributing Party (with respect to the Contributed Businesses) of any Intellectual Property or Technology owned by any third party.

     5.24 JOA RELATED AGREEMENTS. Except as disclosed on SCHEDULE 5.24, with respect to each Joint Operation to which any of the assets or properties comprising the Contributed Businesses is subject, to the best of Chevron's knowledge, (i) all JOA Related Agreements are in full force and effect, (ii) each Person who is a party thereto has performed in all material respects all obligations required to be performed by it thereunder, and (iii) there does not exist under any such JOA Related Agreement any breach or default; except, in each case, where it would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

     5.25 ABSENCE OF CHANGES OR EVENTS. Except as set forth on SCHEDULE 5.25 or as permitted by SECTION 10.4, since December 31, 1995, Chevron and its Subsidiaries and Affiliates have operated the Contributed Businesses in the ordinary course consistent with past practice and have not, on behalf of, arising from or attributable to the Contributed Businesses:

          (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for the Chevron Permitted Exceptions or except in the ordinary course of business consistent with past practice;

          (b) created or permitted to be created any Lien other than a Chevron Permitted Exception on any of the assets or properties comprising the Contributed Businesses;

          (c) sold, transferred, leased to or otherwise disposed of the Contributed Businesses, except for Inventory sold in the ordinary course of business, or cancelled or compromised any material debt or claim, or waived or released any right of material value except in the ordinary course of business consistent with past practice;

                                       27

          (d) suffered any material damage, destruction or Casualty Loss (whether or not covered by insurance);

          (e) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material adverse change in their relations with any of the employees, agents, customers or suppliers;

          (f) instituted, settled or agreed to settle any litigation, action or proceeding before any court or Governmental Entity;

          (g) entered into any transaction or Contract other than in the ordinary course of business consistent with past practices and except for this Agreement and the Ancillary Agreements;

          (h) amended, modified or terminated any Contract except in the ordinary course of business consistent with past practices;

          (i) made any material increase in the compensation payable or to become payable by Chevron (other than in the ordinary course of business, consistent with past practices), or any material increase in benefits or benefit plan costs (other than in the ordinary course of business consistent with past practices or costs outside the control of Chevron), or any material increase in bonus, insurance, pension, compensation or other benefit plans, in each case, with respect to the Prospective Employees; or

          (j) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (i) above;

     except, in each case, where the failure to so operate would not, individually or in the aggregate, have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

                                   ARTICLE 6
                             ENVIRONMENTAL MATTERS

     6.1  CHEVRON'S ENVIRONMENTAL INDEMNITY.

          (a) Subject to the limitations set forth in ARTICLE 14, Chevron agrees to and shall indemnify and hold the NGC Indemnitees harmless against and from any and all Losses from:

             (i) the Release of Hazardous Materials in, on, at, or from the Chevron Facilities occurring prior to the Closing Date in violation of any Environmental and Safety Law;

             (ii) liability to third parties as a result of Releases of Hazardous Materials in, on, at, or from the Chevron Facilities occurring prior to the Closing Date;

             (iii) the designation of the Surviving Corporation under CERCLA or any analogous state statute as a potentially responsible party for, or any private party action relating to, onsite or offsite disposal of Hazardous Materials, to the extent such substances were generated at or disposed on the Chevron Facilities prior to the Closing Date;

             (iv) fines or penalties for which the Surviving Corporation may become liable with respect to any violation of Environmental and Safety Laws at a Chevron Facility occurring prior to the Closing Date;

             (v) a failure of a Contributing Party to operate a Chevron Facility as of the Closing Date in substantial compliance with (i) all applicable Environmental and Safety Laws, (ii) all terms and conditions of Environmental Permits, and (iii) all environmental orders and consent agreements in effect and applicable to the Chevron Facility;

             (vi) the failure of a Contributing Party or an operator of a Chevron Facility to have all the Environmental Permits required by Environmental and Safety Laws to operate the Chevron Facilities as they are being operated as of the Closing Date; and

                                       28

             (vii) environmental conditions that exist on the Chevron Facilities as of the Closing Date that would, solely with the lapse of time or the giving of notice or both, subject the Surviving Corporation to any responsibility for any current remediation obligations under any applicable Environmental and Safety Laws.

          (b) Subject to the provisions of SECTION 6.4 below, in the event that the Surviving Corporation (or any Affiliate) sells, transfers or otherwise conveys any of the assets or properties comprising the Contributed Businesses to a party that is not an Affiliate of the Surviving Corporation (the "PURCHASER"), then the Surviving Corporation shall be entitled to indemnification pursuant to the indemnity obligations set forth in paragraph (a) of this SECTION 6.1 for Losses that result from an indemnity covering environmental matters granted by the Surviving Corporation (or any Affiliate) to the Purchaser in connection with the transfer of such asset or property to the Purchaser, but only (x) with respect to claims asserted by such Purchaser relating to or during the period of the Purchaser's ownership and (y) to the extent that the Surviving Corporation would have been entitled to such indemnification had it (instead of the Purchaser) been the owner and asserted such claim for indemnification against Chevron pursuant to SECTION 6.1(A) hereof; provided, however, that any claims by the Surviving Corporation for indemnification under this paragraph (b) shall be subject, along with any other Discrete Claims made under SECTION 6.1(A) or ARTICLE 14, to the limitations set forth in SECTION 14.4; and provided further, that in no event shall this Section 6.1(b)be construed to provide any Purchaser with any indemnification rights hereunder from either Chevron or the Surviving Corporation, nor shall Chevron or the Surviving Corporation be in any way liable or otherwise obligated to any Purchaser under this SECTION 6.1.

     6.2  SURVIVING CORPORATION'S ENVIRONMENTAL INDEMNITY.

          (a) Subject to the limitations set forth in Article 14, NGC, for and on behalf of the Surviving Corporation, agrees that the Surviving Corporation shall indemnify and hold the Chevron Indemnitees harmless against and from any and all Losses from:

             (i) the Release of Hazardous Materials in, on, at, or from the NGC Facilities or Former NGC Facilities occurring prior to the Closing Date in violation of any Environmental and Safety Law;

             (ii) liability to third parties as a result of Releases of Hazardous Materials in, on, at, or from the NGC Facilities or Former NGC Facilities occurring prior to the Closing Date;

             (iii) the designation of the Surviving Corporation under CERCLA or any analogous state statute as a potentially responsible party for, or any private party action relating to, onsite or offsite disposal of Hazardous Materials, to the extent such substances were generated at or disposed on the NGC Facilities or Former NGC Facilities prior to the Closing Date;

             (iv) fines or penalties for which the Surviving Corporation may become liable with respect to any violation of Environmental and Safety Laws at an NGC Facility occurring prior to the Closing Date;

             (v) a failure of NGC or any of its Subsidiaries or Equity Affiliates to operate an NGC Facility as of the Closing Date in substantial compliance with (i) all applicable Environmental and Safety Laws, (ii) all terms and conditions of Environmental Permits, and (iii) all environmental orders and consent agreements in effect and applicable to the NGC Facility;

             (vi) the failure of NGC or any of its Subsidiaries or Equity Affiliates or an operator of an NGC Facility to have all the Environmental Permits required by Environmental and Safety Laws to operate the NGC Facilities as they are being operated as of the Closing Date; and

             (vii) environmental conditions that exist on the NGC Facilities or Former NGC Facilities as of the Closing Date that would, solely with the lapse of time or the giving of notice or both, subject the Surviving Corporation to any responsibility for any current remediation obligations under any applicable Environmental and Safety Laws.

                                       29

     6.3 FURTHER LIMITATION ON RECOVERY FOR LOSSES. Chevron and NGC agree that no Losses suffered by the Surviving Corporation as a result of Releases from and after the Closing Date shall be the subject of any payments to or from Chevron under the provisions of ARTICLE 14.

     6.4 PREVIOUSLY GRANTED INDEMNITIES. The parties hereby agree that the transactions contemplated hereby, including, without limitation, the contribution of the assets comprising the Contributed Businesses to Newco or the Merger, shall not terminate or otherwise affect any indemnity granted prior to the date hereof by NGC or any Affiliate thereof or any predecessor thereto in favor of any Contributing Party or of any Contributing Party in favor of NGC or any Affiliate thereof or any predecessor thereto covering environmental losses or claims relating to any asset or property comprising a part of the Contributed Businesses or the NGC Assets (as the case may be), notwithstanding the fact that such indemnity by its terms would otherwise terminate upon the contribution of such asset to Newco or the Merger.

     6.5 SURVIVAL. Notwithstanding any other provisions of this Agreement, the indemnities set forth in SECTIONS 6.1 and 6.2 shall survive for a period commencing on the Closing Date and continuing through and including August 30, 2001, and shall terminate at the expiration of such period, except in the case of (i) Third Party Claims or Use Claims for which a notice complying with the terms of SECTION 14.5(A) and SECTION 14.7, respectively, and covering a Discrete Claim that has previously occurred is received on or prior to August 30, 2001 or
(ii) Environmental Remediation Claims for which a notice complying with the terms of SECTION 14.6(A) and covering a Discrete Claim that has previously occurred is received on or prior to August 30, 2001.

                                   ARTICLE 7
                                     TAXES

     7.1  TAX FILINGS AND REPRESENTATIONS.

          (a) The parties believe that (i) the contribution of Contributed Businesses and the Contributed West Texas LPG Pipeline Business by the Chevron Group to Newco will be treated as a transaction described in
     Section 351 of the Code and Chevron will be afforded nonrecognition treatment, in part, under such section, and (ii) the Merger will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, with the result, in part, of affording nonrecognition treatment to NGC and its stockholders with respect to the transfers and exchanges occurring in the Merger. Each party agrees that it will file its Tax Returns consistent with these tax consequences and the allocation contemplated by SECTION 7.2(D).

          (b) NGC represents that it has no present plan or intention for the Surviving Corporation (a) to enter into a transaction or series of transactions that would terminate the existence of Surviving Corporation,
     (b) or its Subsidiaries to dispose of the assets and properties comprising the Contributed Businesses and the Contributed West Texas LPG Pipeline Business, other than dispositions in the ordinary course of business operations (including dispositions to rationalize the various operations acquired by Newco), and dispositions to members of the Surviving Corporation Group or to partnerships wholly-owned by such members and/or Chevron (or its Affiliates), or (c) to redeem or otherwise reacquire any stock or indebtedness to be issued in the Combination (other than with respect to Surviving Corporation Stock acquired from employees not referred to in SECTION 12.2(D) through the NGC Plans and Savings Plan or the exercise of rights to pay or call indebtedness as allowed by its terms).

     7.2 TAX RESPONSIBILITIES. Chevron will be responsible for and shall pay any and all Chevron Taxes. Chevron represents that each transferor of a part of the Contributed Businesses and the Contributed West Texas LPG Pipeline Business is a member of the Chevron Group. Surviving Corporation shall be responsible for and shall pay any and all Surviving Corporation Taxes. Chevron shall have no liability whatsoever with regard to Surviving Corporation Taxes or NGC Stockholder Taxes, except as otherwise provided in SECTION 7.6. Surviving Corporation and the NGC stockholders shall have no liability whatsoever with regard to Chevron Taxes, except as otherwise provided in SECTION 7.6.

                                       30

          (a) The term "CHEVRON TAXES" or "CHEVRON TAX" shall mean any and all Taxes imposed upon, paid, payable, or required to be collected by any or all of Chevron and the Chevron Group for any and all taxable years or periods. The term "CHEVRON TAXES" or "CHEVRON TAX" also includes any ad valorem Tax imposed upon assets held by Chevron or the Chevron Group and those Taxes identified as such in clause (iii) of SECTION 7.2(D). Newco and its Subsidiaries, if any, shall be treated as members of the Chevron Group through the Closing Date.

          (b)  The term "SURVIVING CORPORATION TAXES" or "SURVIVING
     CORPORATION TAX" shall mean (i) assuming the Merger is effected, any and all Taxes imposed upon, paid, payable or required to be collected by any or all of NGC, the NGC Group, Clearinghouse, Trident NGL, Inc. and Trident Holding for any and all taxable years or periods ending on or before the Closing Date ("NGC TAXES") and (ii) for any and all taxable years or other periods beginning on or after the Closing Date, any and all Taxes imposed upon, paid, payable or required to be collected by Surviving Corporation and the Surviving Corporation Group and those Taxes identified as such in clause (iii) of SECTION 7.2(D). The term "SURVIVING CORPORATION TAXES" or "SURVIVING CORPORATION TAX" also includes any ad valorem Tax imposed upon assets held by NGC or Surviving Corporation, respectively.

          (c) The term "NGC STOCKHOLDER TAXES" or "NGC STOCKHOLDER TAX" shall mean any and all taxes paid, payable or required to be collected by any and all of the NGC Stockholders. The term "NGC STOCKHOLDERS" shall mean any and all of the stockholders of NGC or Surviving Corporation, other than Chevron.

          (d)  For purposes of this SECTION 7.2:

             (i) In the case of any Tax attributable to a taxable year or other period that includes or ends on the Closing Date, such Tax shall be allocated between the portion of such taxable year or other period ending on the Closing Date and the portion beginning after the Closing Date by allocating all items of income, loss, deduction, credit, payroll, premium, capital, gross receipts, sales, and the like between the portion ending on and the portion beginning after the Closing Date based on an interim closing of the books as of 11:59 p.m. on the Closing Date. The parties hereto agree that on the Closing Date they shall not cause Newco or its Subsidiaries to participate in any transaction outside of the ordinary course of business, other than the transactions contemplated by this Agreement.

             (ii) Provided, however, that if any such item cannot reasonably be determined on the basis of an interim closing of the books, and except to the extent otherwise required by applicable law, then such item shall be allocated based on the number of days in the period ending on the Closing Date and the number of days in the period beginning after the Closing Date.

             (iii) Notwithstanding anything to the contrary in this SECTION 7.2, Chevron shall be responsible for all transfer Taxes and other Taxes relating to the contribution of the Contributed Businesses and the Contributed West Texas LPG Pipeline Business to Newco (which Taxes shall be "CHEVRON TAXES"), and the Surviving Corporation shall be responsible for all transfer Taxes and other Taxes relating to the Merger (which Taxes shall be "SURVIVING CORPORATION TAXES").

             (iv) Notwithstanding anything to the contrary in this SECTION 7.2, any ad valorem Tax relating to any asset comprising a part of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business that is attributable to a tax period that includes the Closing Date shall be allocated as a Chevron Tax or a Surviving Corporation Tax based on the number of days that each such party owned such asset during such period.

             (v) Notwithstanding anything to the contrary in this SECTION 7.2, all Taxes imposed upon, paid, payable, or required to be collected by Newco or its Subsidiaries while it is a member of the Chevron Group, including any consolidated or combined liabilities of the Chevron Group (including, without limitation, Tax liabilities incurred by reason of Treasury Regulations 1.1502-6) shall be considered Chevron Taxes.

                                       31

          (e) Subject to the provisions of SECTIONS 7.1 (A) and 7.3 hereof, (i) Chevron shall be responsible, at its sole cost and expense, for the preparation, maintenance and filing of all tax returns, information returns, reports, statements, and related documents (hereinafter collectively referred to as "TAX RETURNS") relating to Chevron Taxes, and
     (ii) Surviving Corporation or NGC shall be responsible, at its sole cost and expense, for the preparation and filing of all Tax Returns relating to Surviving Corporation Taxes or NGC Taxes. All Tax Returns required to be filed by Chevron ("CHEVRON RETURNS") have been or will be filed at the times and in the manner prescribed by law. All Tax Returns required to be filed by Surviving Corporation or NGC ("SURVIVING CORPORATION RETURNS") have been or will be filed by Surviving Corporation or NGC at the times and in the manner prescribed by law.

     7.3 RECORDS AND ASSISTANCE. Subject to the reimbursement of reasonable out-of-pocket expenses, the parties hereto will provide each other such records and assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, and audit or other examination by any taxing authority, and any judicial and administrative proceedings relating to liability for Taxes (including, without limitation, any additions to or refunds of Taxes). Surviving Corporation shall retain all records delivered to it by Chevron in the Combination relating to Chevron Taxes for the longer of (i) six (6) years after the September 15 following the end of the taxable year to which the Tax Audit with respect to Chevron Taxes relates or (ii) upon notice from Chevron, with respect to any Tax Audit, that the statute of limitations has been extended beyond six (6) years after the September 15 following the end of the taxable year to which the Tax Audit with respect to Chevron Taxes relates, until the end of such extension period. Chevron shall reimburse Surviving Corporation for any reasonable out-of-pocket expenses incurred by it with respect to such record retention to the extent of the excess, if any, of the expenses attributable to the period described in SECTION 7.3(II), over the expenses attributable to the period described in SECTION 7.3(I). Surviving Corporation shall secure the same access to records and assistance and the same record retention described in the immediately preceding sentence in the event that Surviving Corporation disposes of any of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business. All information provided pursuant to this ARTICLE 7 shall be held in confidence and shall not be disclosed to persons other than requesting parties hereto for any reason whatsoever, except to the extent that such disclosure is required in order to effect the intent of this ARTICLE 7 or such disclosure is required by law.

     7.4 TAX SHARING AGREEMENTS. This Agreement supersedes and terminates any and all other tax sharing, tax allocation, and other similar agreements, policies, and arrangements previously in effect with respect to (i) all or any of Newco or its Subsidiaries, on the one hand, and (ii) any or all of the other members of the Chevron Group, on the other hand. Except as expressly provided in this Agreement, neither Newco nor its Subsidiaries shall have any obligation, directly or indirectly, to make any payment to or on behalf of any other member of the Chevron Group in respect of any Tax or refund of Tax for any taxable year.

     7.5 TAX AUDITS. With respect to the taxable years of Chevron, NGC, Newco, or Surviving Corporation not yet audited by, currently under audit by, or under protest or appeal with, any taxing authority:

          (a) Subject to SECTION 7.5(D), Chevron, at its sole cost and expense, shall control the conduct of all stages of any audit or other judicial or administrative proceeding (collectively referred to as a "TAX AUDIT") with respect to Chevron Taxes. Surviving Corporation, at its sole cost and expense, shall control the conduct of all Tax Audits with respect to Surviving Corporation Taxes.

          (b) Chevron shall give prompt notice to Surviving Corporation of any Tax adjustment proposed in writing pursuant to any Tax Audit controlled by Chevron (i) that may be borne by the Surviving Corporation (or any of its Subsidiaries) or have an adverse effect on either of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business or (ii) that could give rise to an indemnification under SECTION 7.6(A). Upon Surviving Corporation's reasonable request, Chevron shall discuss with Surviving Corporation and Surviving Corporation's counsel the position that Chevron intends to take regarding any issue concerning such Tax Audit, and shall afford Surviving Corporation and its counsel a reasonable opportunity to participate, at Surviving Corporation's sole cost and expense, in the conduct of that portion of any such Tax Audit relating to such claim (including, without

                                       32

     limitation, participation in conferences and subsequent non-judicial proceedings with the taxing authority and submission of pertinent materials in support of Chevron's position).

          (c) Surviving Corporation shall give prompt notice to Chevron of any Tax adjustment proposed in writing pursuant to any Tax Audit controlled by Surviving Corporation (i) that could give rise to a claim against Chevron under this Agreement or (ii) that could give rise to an indemnification under SECTION 7.6(B). Upon Chevron's reasonable request, Surviving Corporation shall discuss with Chevron and Chevron's counsel the position that Surviving Corporation intends to take regarding any issue concerning such Tax Audit, and shall afford Chevron and its counsel a reasonable opportunity to participate, at Chevron's sole cost and expense, in the conduct of that portion of any such Tax Audit relating to such claim (including, without limitation, participation in conferences and subsequent non-judicial proceedings with the taxing authority and submission of pertinent materials in support of Surviving Corporation's position).

          (d) In the case of a Tax Audit that Chevron believes could give rise to an indemnity under clause (iii) of SECTION 7.6(B) (and so much of clause
     (iv) as relates thereto), Chevron shall give prompt notice to Surviving Corporation in writing as soon as reasonably possible after initial discussions with or receipt of a written communication from any representative of a taxing authority regarding any issues that could give rise to a claim for such indemnity (the "AUDIT ISSUES"). Chevron shall at all times take positions in the Tax Audit, with respect to the Audit Issues, consistent with those advanced by Surviving Corporation in writing and shall afford Surviving Corporation and its counsel a reasonable opportunity to participate, at Surviving Corporation's sole cost and expense, in the conduct of that portion of any Tax Audit relating to such claim (including, without limitation, participation in conferences and subsequent non-judicial proceedings with the taxing authority and submission of pertinent materials in support of Chevron's position). Chevron shall appeal (to the extent legally allowable) all decisions inconsistent with the positions advanced by Surviving Corporation with respect to such Audit Issues that could result in indemnification under
     SECTION 7.6(B)(III), unless otherwise agreed by Chevron and Surviving Corporation. If Surviving Corporation believes a decision of a court of law with respect to such Audit Issues should be appealed, but Chevron disagrees, Surviving Corporation shall reimburse Chevron for all costs and expenses related to the Audit Issues of any such appeal.

     7.6  TAX INDEMNITY.

          (a) With the exception of increases in Chevron Taxes described in clause (ii) of SECTION 7.6(B) hereof, Chevron shall indemnify, protect, save, and keep harmless Surviving Corporation and its Subsidiaries and their respective officers, directors, employees, agents and Affiliates from and against (i) any and all Chevron Taxes directly incurred by any of them in connection therewith, and (ii) any and all Surviving Corporation Taxes payable for taxable periods beginning on or after the Closing Date, but only to the extent (if any) of the amount of any such Surviving Corporation Tax that is caused by or arises from a breach or other violation of, or inaccuracy or incompleteness of, any of the covenants, warranties, or representations of Chevron set forth in the last sentence of SECTION 7.1(A) AND IN SECTION 7.2 hereof, and (iii) all reasonable costs and expenses (including, without limitation, court costs and professional fees) incurred by Surviving Corporation (or its Subsidiaries) in connection with an indemnity provided in this SECTION 7.6(A).

          (b) With the exception of increases in Surviving Corporation Taxes described in clause (ii) of SECTION 7.6(A) hereof, Surviving Corporation shall indemnify, protect, save, and keep harmless Chevron and its Subsidiaries and their respective officers, directors, employees, agents and Affiliates from and against (i) any and all Surviving Corporation Taxes directly incurred by any of them, (ii) any and all Chevron Taxes payable for taxable periods ending on or after the Closing Date, but only to the extent (if any) of the amount of any such Chevron Tax that is caused by or arising from a breach or other violation of, or inaccuracy or incompleteness of, any of the covenants, warranties, or representations of NGC set forth in the last sentence of SECTION 7.1(A) AND IN SECTION 7.2 hereof, (iii) provided that SECTION 7.5(D) has been complied with, any and all Chevron Taxes payable for the taxable period

                                       33

     that includes the Closing Date that is caused by or arises from the inaccuracy of any of the representations of NGC set forth in SECTION 7.1(B) hereof; and (iv) all reasonable costs and expenditures (including, without limitation, court costs and professional fees) incurred by Chevron (or its Subsidiaries) in connection with any indemnity provided in this SECTION 7.6(B).

          (c) Any payments required to be made pursuant to this SECTION 7.6 (a "TAX INDEMNITY PAYMENT") shall be made, whether or not the amount is contested under SECTION 7.6(D), on the latest of (i) twenty (20) Business Days after written demand by the indemnified party, which written demand shall include a statement (the "INDEMNITY STATEMENT") setting forth in reasonable detail the good faith computations of the indemnification hereunder and the procedure for contesting the amount (including the timing of the written notice thereof) set forth in SECTION 7.6(D) hereof, (ii) five (5) Business Days before the last day prescribed by law on which the payment of the indemnified Tax in question may be made to the relevant taxing authority without the imposition of any penalty, interest, addition to Tax, or other late charge by the taxing authority, or (iii) in the case of an Indemnity Payment under clause (iii) of SECTION 7.6(B) or clause (iv) of SECTION 7.6(B) to the extent it relates to an Indemnity Payment under such clause (iii), the later of ten days after (A) if Chevron and the Surviving Corporation agree that a Tax Indemnity Payment is required under
     SECTION 7.6(B)(III), the date judgment by a Circuit Court of Appeals or the Supreme Court of the United States becomes final and unappealable, or (B) otherwise, after the decision of the Arbitrator pursuant to the procedures in SECTION 7.6(D) as to whether an Indemnity Payment is required pursuant to SECTION 7.6(B)(III).

          (d) Chevron or Surviving Corporation may contest the amount of any Tax Indemnity Payment set forth on an Indemnity Statement within 120 Business Days of the receipt of the Tax Indemnity Statement by written notice; PROVIDED, HOWEVER, to the extent that any Tax Indemnity Payment set forth on an Indemnity Statement relates to SECTION 7.6(B)(III) or SECTION 7.6(B)(IV) (as it relates to an Indemnity Payment under SECTION 7.6(B)(III), such 120 day period for contesting an amount on a Tax Indemnity Statement shall begin on the later of the date of a final settlement with the U.S. Government or the date judgment by a trial court, a Circuit Court of Appeals or the Supreme Court of the United States becomes final and unappealable, unless otherwise agreed by Chevron and Surviving Corporation. If Surviving Corporation or Chevron contests such amount during the 120 day period, Chevron and Surviving Corporation, at their joint expense, shall select and engage an independent nationally-recognized public accounting or law firm (an "ARBITRATOR") (which shall in no event be the auditors for or representatives of either Chevron or Surviving Corporation at the time of selection) to redetermine the amount of the Chevron Tax or Surviving Corporation Tax so contested, which redetermination shall be binding and conclusive. If Chevron and Surviving Corporation cannot agree on one (1) jointly chosen Arbitrator, then each shall select one (1) Arbitrator at its own cost and expense. Such two (2) Arbitrators selected by Chevron and Surviving Corporation shall then select a third Arbitrator (other than themselves) to redetermine the amount of the Chevron Tax or Surviving Corporation Tax so contested, which redetermination shall be binding and conclusive. If such Arbitrator redetermines that the amount of the Tax Indemnity Payment is less than the amount shown in the Indemnity Statement so contested, then (i) the indemnified party shall refund such difference (together with any interest on such difference that the indemnified party has collected from the indemnifying party) to the indemnifying party within fifteen (15) days after the indemnified party has received written notice of the amount determined by said Arbitrator or (ii) in the case of a Tax Indemnity Payment required under SECTION 7.6(B)(III), Surviving Corporation shall pay Chevron the lesser of (A) the amount shown on the Indemnity Statement with respect to such Tax Indemnity Payment or (b) the amount determined by the Arbitrator.

          (e) If any amount payable pursuant to this SECTION 7.6 is not paid when due, then such amount shall bear interest at the lesser of (i) the highest lawful rate for the period of time that the amount remains unpaid, or (ii) the rate of interest accruing under Section 6621(a)(2) of the Code for the period of time that the amount remains unpaid.

                                       34

          (f)  Any Tax Indemnity Payment required to be made pursuant to this
     SECTION 7.6, other than Tax Indemnity Payments required to be made pursuant to SECTION 7.6(B)(III), shall be increased or reduced, as appropriate, to take into account the tax consequences to the payee, if any, of (i) such Tax Indemnity Payment to the indemnified party and (ii) expenditures made by the indemnified party that are being reimbursed by such Tax Indemnity Payment.

          (g) Any Tax Indemnity Payment required to be made pursuant to SECTION 7.6(B)(III) at the time stated in SECTION 7.6(C)(III) shall be increased by an amount of interest at Chevron's effective borrowing rate as in effect from time-to-time from the date on which Chevron actually paid the Tax for which the Tax Indemnity Payment is made until the date when payment is due pursuant to SECTION 7.6(C)(III).

     7.7 SURVIVAL. Notwithstanding any other provisions of this Agreement, all of the warranties, representations, covenants and agreements set forth in this
ARTICLE 7 with respect to each Tax liability and any and all Tax Returns, audits, examinations, and proceedings relating thereto shall survive the Closing for a period ending 90 days after the latest of (i) the lapse of the applicable period for assessment, imposition, or refund of Tax (as the same may be extended) with respect thereto, (ii) receipt of the notice described in SECTIONS 7.5(B)(II) or 7.5(C)(II) hereof, (iii) the lapse of the applicable period for assessment, imposition or refund of Tax (as the same may be extended) relating to the taxable year or period in which any Tax savings are actually realized pursuant to SECTION 7.6(F) or (iv) the determination by the Arbitrator referred to in SECTION 7.6(D). This SECTION 7.7 shall not prejudice the survival of any other warranty, representation or covenant under this Agreement.

     7.8  INDEMNITY FOR NGC TAX LOSSES.

     (a) Surviving Corporation shall pay to Chevron the amount of any NGC Tax Loss (an "NGC TAX LOSS PAYMENT"). The term "NGC Tax Loss" shall mean the "Unadjusted NGC Tax Loss" (defined in SECTION 7.8(B)) adjusted as provided in
SECTION 7.8(C).

     (b)  The term "Unadjusted NGC Tax Loss" shall mean the excess, if any, of
(i) any and all NGC Taxes paid by Surviving Corporation on or after the Closing Date (other than (x) Taxes paid with final returns or statements for taxable periods ending in or after 1995 that are filed after the Closing Date (other than amended returns or amended statements) or (y) Taxes for tax periods ending on or after the Closing Date) ("RELEVANT NGC TAXES"), over (ii) the present value (as of the date of the payment of the Relevant NGC Taxes) of the tax savings or refunds, if any, reasonably expected to the Surviving Corporation as a result of the payment of the Relevant NGC Taxes or the adjustments resulting in such Relevant NGC Taxes, in either case, for any taxable period of NGC (or its Subsidiaries) or Surviving Corporation (or its Subsidiaries). This present value shall be computed using NGC's effective borrowing rate as in effect from time-to-time. Surviving Corporation shall prepare and provide to Chevron a schedule setting forth the amount of the expected Tax savings or refunds and shall update such schedule no less often than once each calendar year.

     (c) The Unadjusted NGC Tax Loss shall be adjusted in the following manner to compute the NGC Tax Loss. The Unadjusted NGC Tax Loss shall be reduced (but not below zero) by up to $7.5 million (as agreed by the Parties), (which after such reduction shall be referred to as the "GROSS TAX LOSS"). For purposes hereof, an NGC Tax Loss will have occurred at each time that the amount of the Gross Tax Loss increases, for example, without limitation, upon a decrease in the present value of the reasonably expected Tax savings or refunds taken into account in the previous determination of the Gross Tax Loss as a result of the reasonable expectation of either a delay in achieving or a failure to achieve such Tax savings or refunds. The amount of the NGC Tax Loss incurred at each such time shall be the product of the increase in the Gross Tax Loss at such time and the fraction described in SECTION 14.1(D)(II) as in effect at such time. Notwithstanding the foregoing, if the amount of Relevant NGC Tax paid to a taxing authority for a particular taxable period is less than $100,000, the Relevant NGC Tax shall be considered to be $0.00.

     (d) The NGC Tax Loss Payment shall be made within thirty (30) days after the latest of (i) the settlement with the taxing authority of the claim for NGC Taxes, (ii) the expiration of the period for appeal

                                       35

of a final adjudication of the claim for NGC Taxes, (iii) the rendering of a determination by the Arbitrator of the amount of the NGC Tax Loss, or (iv) the expiration of the period for Surviving Corporation to give notice that it contests the amount of the NGC Tax Loss Payment requested by Chevron in an NGC Tax Loss Indemnity Statement. (The occurrence of an event described in SECTION 7.8(D)(I) OR (II) shall be referred to in this SECTION 7.8 as a "FINAL DETERMINATION"). If an NGC Tax Loss Payment is not made when due, then the amount thereof shall bear interest for the period of time that the amount remains unpaid at the lesser of (i) the highest lawful rate, or (ii) the rate of interest accruing under Section 6621(a)(2) of the Code. Any NGC Tax Loss Payment shall be increased by an amount of interest at Chevron's effective borrowing rate as in effect from time-to-time from the date on which Surviving Corporation makes the payment of the Relevant NGC Tax for which such NGC Tax Loss Payment is made, until the date the related NGC Tax Loss Payment is due.

     (e) Surviving Corporation shall give prompt notice to Chevron of any Tax adjustment proposed in writing pursuant to any Tax Audit controlled by Surviving Corporation which adjustment could reasonably be expected to give rise to an NGC Tax Loss Payment under SECTION 7.8(A) and prompt notice of the Final Determination of such Tax Audit (the "FINAL DETERMINATION NOTICE"). The Final Determination Notice shall set forth (i) in reasonable detail Surviving Corporation's good faith computation of the amount of any NGC Tax Loss Payment required under SECTION 7.8(A), (ii) the procedure (as described in SECTION 7.8(F) below) Chevron must follow to respond, and (iii) a reference to SECTION
7.8 of this Agreement.

     (f) Within one hundred twenty (120) days of the Final Determination Notice, Chevron shall notify Surviving Corporation in a written notice setting forth in reasonable detail Chevron's good faith computations of the amount of any NGC Tax Loss Payment required under SECTION 7.8(A), the basis of Chevron's request for such payment, and the procedure (as described in SECTION 7.8(G) below) by which Surviving Corporation may contest the amount (including the timing of the written notice of contest).

     (g) Within one hundred twenty (120) days of the receipt of the notice given in SECTION 7.8(F), Surviving Corporation may contest by written notice to Chevron the amount of the NGC Tax Loss Payment proposed by Chevron. After the notice in this SECTION 7.8(G) has been given, Chevron and Surviving Corporation, at their joint expense, shall select one (1) Arbitrator (as defined in SECTION 7.6(D)). If, within thirty (30) days after the notice in this SECTION 7.8(G) has been given, Chevron and Surviving Corporation cannot agree on one (1) jointly chosen Arbitrator, then each shall select one (1) Arbitrator at its own cost and expense. Such two (2) Arbitrators selected by Chevron and Surviving Corporation shall then select a third Arbitrator (other than themselves) to redetermine the amount of the NGC Tax Loss Payment so contested, which redetermination shall be binding and conclusive. If such third Arbitrator redetermines that the amount of the NGC Tax Loss Payment is less than the amount shown in the notice of Chevron so contested, the amount of the NGC Tax Loss Payment shall be such redetermined amount. If such Arbitrator determines that the amount of the NGC Tax Loss Payment was equal to or higher than the amount shown in the notice of Chevron, the payment in such notice shall be the NGC Tax Loss Payment.

     (h) Notwithstanding any other provisions of this Agreement, all of Surviving Corporation's and Chevron's obligations under this Agreement relating to the making of NGC Tax Loss Payments or Refund Payments and any and all Tax Returns, audits, examinations, and proceedings relating thereto shall survive the Closing for a period ending ninety (90) days after the latest of (i) the lapse of the applicable period for assessment, imposition, or refund of Tax (as the same may be extended) with respect thereto, (ii) receipt of the notice described in SECTION 7.8(E) hereof or the Refund Payment Notice, (iii) the lapse of the applicable period for assessment, imposition or refund of Tax (as the same may be extended) relating to the taxable year or period in which any Tax savings are actually realized pursuant to SECTION 7.8(B) or SECTION 7.8(I), or
(iv) the determination of the Arbitrator referred to in SECTION 7.8(G). This
SECTION 7.8(H) shall not prejudice the survival of any warranty, representation or covenant under this Agreement.

     (i) If the amount of the Gross Tax Loss decreases as the result of an increase in the present value of the reasonably expected Tax savings or refunds taken into account in the previous determination of the Gross Tax Loss as a result of the reasonable expectation of either an acceleration in achieving Tax Savings or refunds or the ability to achieve Tax Savings or refunds not previously expected, then Chevron shall pay

                                       36

to Surviving Corporation an amount equal to the product of the decrease in the Gross Tax Loss at such time and the fraction described in SECTION 14.1(D)(II) as in effect at such time, but in no event shall such payment (herein referred to as the "Refund Payment") be in excess of the amount of NGC Tax Loss Payments previously made to Chevron by Surviving Corporation. Any Refund Payment shall be increased by an amount of interest at Chevron's effective borrowing rate as in effect from time-to-time from the date on which the Refund Payment Notice is received by Chevron until the date the Refund Payment is due. Upon such a decrease in the Gross Tax Loss, Surviving Corporation shall give Chevron prompt notice of the decrease in the Gross Tax Loss and a request for a Refund Payment (the "Refund Payment Notice"). The Refund Payment Notice shall set forth (i) in reasonable detail Surviving Corporation's good faith computation of the amount of the Refund Payment required under this paragraph, (ii) the procedure (as described below) Chevron must follow to respond, and (iii) a reference to
SECTION 7.8 of this Agreement. Within one hundred twenty (120) days of the receipt of the Refund Payment Notice, Chevron may contest by written notice to Surviving Corporation the amount of the requested Refund Payment, in which event Chevron and Surviving Corporation shall follow the arbitration procedures set forth in SECTION 7.8(G). If the Arbitrator redetermines that the amount of the Refund Payment is less than the amount shown in the notice of Surviving Corporation so contested, the amount of the Refund Payment shall be such redetermined amount. If such Arbitrator determines that the amount of the Refund Payment was equal to or higher than the amount shown on the Refund Payment Notice, the payment requested in such notice shall be the Refund Payment. The Refund Payment shall be made within thirty (30) days after the latest of (i) the settlement with the taxing authority of the claim for NGC Taxes, (ii) the expiration of the period for appeal of a final adjudication of the claim for NGC Taxes, (iii) the rendering of a determination by the Arbitrator as to the amount of the relevant Refund Payment or (iv) the expiration of the period for Chevron to give notice that it contests the amount of a Refund Payment requested by Surviving Corporation in a Refund Payment Notice. If the Refund Payment is not paid when due, then it shall bear interest for the period that the amount remains unpaid at the rate described in the penultimate sentence of SECTION 7.8(D).

     (j) Notwithstanding any other provisions of this Agreement, the provisions of this SECTION 7.8 shall apply exclusively to issues regarding NGC Tax Loss Payments pursuant to SECTION 7.8(A) or Refund Payments pursuant to SECTION 7.8(I).

                                   ARTICLE 8
                         EMPLOYEES AND BENEFITS MATTERS

8.1  REPRESENTATIONS AND WARRANTIES OF NGC.

     (a) EMPLOYEE BENEFIT PLANS. SCHEDULE 8.1(A) to this Agreement includes a correct and complete list of all pension and welfare plans as defined in Sections 3(1) and 3(2) of ERISA and all other employee benefit agreements or arrangements, including but not limited to deferred compensation plans, incentive plans, bonus plans or arrangements, savings plans, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, cafeteria plans, employee assistance programs, employment contracts and other similar plans, agreements and arrangements that are currently in effect, or have been approved before the date of this Agreement but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of NGC or any of its Subsidiaries. NGC has delivered or made available to Chevron, as to each plan, agreement or arrangement, as applicable, a true and correct copy of (i) the plan, agreement or arrangement, (ii) the trust, group annuity contract or other document that provides the funding for the plan, agreement or arrangement, if any, (iii) the three most recent annual Form 990 and 1041 reports, if any, (iv) the Form 5500 returns that have been prepared and filed for each fiscal year of the plan beginning in or after 1991, if any, (v) the most recent actuarial report or valuation statement, if any,
(vi) the most current summary plan description, booklet, or other descriptive written materials, if any, and each summary of material modifications prepared after the last summary plan description, (vii) the most recent IRS determination letter, if any, and all rulings or determinations requested from the IRS after the date of any exemption letter, if any, and (viii) all other correspondence from the IRS or the Department of Labor that relates to one or more of the plans, agreements or arrangements which

                                       37

could reasonably be expected to result in the disqualification of a plan for tax purposes under Section 401(a) of the Code or a liability which would have a Material Adverse Effect on NGC.

     (b) Except as set forth on SCHEDULE 8.1(B), every employee welfare benefit plan and every employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA listed on SCHEDULE 8.1(A) (i) is in substantial compliance with all material requirements of Parts 1 and 6 of Subtitle B of Title I of ERISA;
(ii) has had the appropriate Form 5500 filed, timely, for each year of its existence, if required; (iii) has not engaged in any prohibited transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code unless it was exempt under Section 408 of ERISA or Section 4975 of the Code, as applicable; (iv) has at all times complied with the bonding requirements of
Section 412 of ERISA; (v) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to NGC or any of its Subsidiaries that may subject NGC or any of its Subsidiaries in the future to the payment of a penalty, interest or tax and (vi) can be unilaterally terminated or amended on no more than 90 days' notice; except, in each such case, where it would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC. All voluntary employee benefit associations maintained or contributed to by NGC or any of its Subsidiaries have been submitted to and approved by the IRS as exempt from federal income tax under Section 501(c)(9) of the Code. Except as set forth in
SCHEDULE 8.1(B), neither NGC nor any of its Subsidiaries provides employee post-retirement medical or health coverage or contributes to or maintains any employee welfare benefit plan that provides for health benefit coverage following termination of employment except as is required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code. Except as set forth on
SCHEDULE 8.1(B), all employee pension benefit plans as defined in Section 3(2) of ERISA listed on SCHEDULE 8.1(A) which are intended to qualify under Section 401(a) of the Code have been submitted to and approved as qualifying under
Section 401(a) of the Code by the IRS or the applicable remedial amendment period will not have ended prior to the Closing Date; and to the knowledge of NGC, no facts have occurred that if known by the IRS could cause disqualification of those plans. All employee pension benefit plans listed on
SCHEDULE 8.1(A) to which Section 412 of the Code is applicable have fully complied with the funding requirements of that Section and there is no accumulated funding deficiency as defined in Section 302(a)(2) of ERISA (whether or not waived) in any one or more of those plans. All premiums (and any interest, charges and penalties for late payment of premiums) due the PBGC with respect to each employee pension benefit plan listed on SCHEDULE 8.1(A) for which premiums are required have been paid when due. No employee pension benefit plan, whether or not listed on SCHEDULE 8.1(A), has been, or is reasonably expected to be, terminated under circumstances that could result in a liability by NGC or any of its Subsidiaries to the PBGC that would reasonably be expected to have a Material Adverse Effect on NGC. There have been no "reportable events" (as defined in Section 4043(b) of ERISA and the regulations under that Section) with respect to any employee pension benefit plan subject to Title IV of ERISA listed on SCHEDULE 8.1(A). Except as set forth on SCHEDULE 8.1(B), neither NGC nor any of its Subsidiaries (i) has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions on or before the Closing Date to any employee pension benefit plan subject to ERISA to which either NGC or any of its Subsidiaries made contributions at any time during the six years before the Closing Date or (ii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA. Either the applicable plan document or SCHEDULE 8.1(B) contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all employee benefit plans subject to actuarial assumptions. All amounts owed under the deferred compensation arrangements described in SCHEDULE 8.1(A) are included as liabilities in the financial statements included in the NGC SEC Documents. Neither NGC nor any of its Subsidiaries has incurred a liability for any excise tax (whether or not yet assessed by the IRS) under
Section 4971, 4972, 4975, 4976, 4978B, 4979, 4979A or 4980B of the Code that would reasonably be expected to have a Material Adverse Effect on NGC.

     (c) LABOR MATTERS. Except as set forth on SCHEDULE 8.1(C), (i) there are no agreements existing between any member of the NGC Group and any labor union or association representing any employees of

                                       38

the NGC Group; (ii) there is no material work stoppage against the NGC Group with respect to its business or operations pending or, to the knowledge of NGC, threatened and (iii) there is no material labor dispute, arbitration, lawsuit or administrative proceeding threatened relating to labor matters with respect to the business or operations of NGC or affect the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

8.2  REPRESENTATIONS AND WARRANTIES OF CHEVRON.

     (a) EMPLOYEES AND EMPLOYEE BENEFIT PLANS. Prior to the Closing Date, Chevron will provide any notification or notice required to be given to any employee of a member of the Chevron Group pursuant to the provisions of the Worker Adjustment and Retraining Notification Act (the "WARN ACT") in connection with or arising out of the contribution of the Contributed Businesses and the Contributed West Texas LPG Pipeline Business to Newco. With respect to any "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by Chevron or any corporation, trade, business or entity under common control with Chevron, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of the ERISA ("COMMONLY CONTROLLED ENTITY"), (1) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied and could give rise to a Lien on any of the assets or properties that comprise the Contributed Businesses or the Contributed West Texas LPG Pipeline Business, (2) no liability to the PBGC has been incurred by Chevron or any Commonly Controlled Entity, which liability has not been satisfied and could give rise to a Lien on the Contributed Businesses, (3) no accumulated funding deficiency, whether or not waived, within the meaning of
Section 302 of ERISA or Section 412 of the Code has been incurred and (4) all contributions (including installments) to such plan required by Section 302 of the ERISA and Section 412 of the Code have been timely made. As of the Closing Date, the Affected Employees will have a fully vested interest in their accrued benefits under all plans maintained by the Chevron Group that are intended to be qualified under Section 401(a) of the Code and in which Prospective Employees participate.

     (b) LABOR MATTERS. There are no agreements existing between any member of the Chevron Group and any labor union or association representing any of the employees of the Warren Petroleum Company, the employees of the NGBU or any other employee of the Chevron Group who operates, is employed in connection with, or otherwise supports the Contributed Businesses or the Contributed West Texas LPG Pipeline Business. There is no material work stoppage against the Chevron Group with respect to the business or operations of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business pending or, to the knowledge of Chevron, threatened. There is no material labor dispute, arbitration, lawsuit or administrative proceeding threatened relating to labor matters with respect to the business or operations of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business.

     8.3  CONDUCT OF NGC PRIOR TO CLOSING RELATING TO EMPLOYEE BENEFIT
PLANS. During the period from the date of this Agreement through the earlier to occur of the Effective Time or the Termination Date, except in the ordinary course consistent with prior practices or as disclosed in NGC's proxy statement relating to its 1996 annual meeting, NGC shall not, and shall not permit any Subsidiary of NGC to, adopt or amend (other than amendments that reduce the amounts payable by NGC or its Subsidiaries or amendments required by law to preserve the qualified status of a plan or a contract) any collective bargaining agreement or employee benefit plan or enter into any employment or severance arrangement with any Person (including, without limitation, contracts with management of NGC or its Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any existing contracts to increase any amounts payable thereunder or benefits provided thereunder. Neither NGC nor any of its Subsidiaries nor any plan listed on SCHEDULE 8.1(A) will (a) engage in any nonexempt "prohibited transaction"
(as defined in Section 406 of ERISA and Section 4975(c) of the Code) that would reasonably be expected to have a Material Adverse Effect on NGC, (b) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, (c) terminate any plan in a manner that could result in the imposition of a lien on any property of NGC or any of its Subsidiaries pursuant to Section 4068 of ERISA or (d) take any action that (1) could adversely affect the qualification under the Code of any plan

                                       39

or its compliance with the applicable requirements of ERISA or that might result in any "reportable event" (as defined in Section 4043(b) of ERISA) and (2) would reasonably be expected to have a Material Adverse Effect on NGC.

8.4  OFFERS OF EMPLOYMENT.

     (a) The NGC Group and the Chevron Group shall jointly select the Prospective Employees who shall receive offers of employment with the Surviving Corporation and its Subsidiaries (the "NEWCO GROUP") and the employees of the NGC Group who shall remain employed by the Newco Group. The term "PROSPECTIVE EMPLOYEES" shall mean the employees of the Chevron Group who operate, are employed in connection with, or otherwise are associated with the Contributed Businesses.

     (b) The NGC Group shall make offers of employment with the Newco Group contingent and effective upon Closing to those employees of the Chevron Group that are selected from among the Prospective Employees. Such employment offers shall be on terms and conditions to be determined by the NGC Group, but not inconsistent with the provisions of this ARTICLE 8. The NGC Group's offers of employment to the selected Prospective Employees shall be made in writing.

     Those employees of the Chevron Group who accept the NGC Group's employment offers and become employees actively at work with the Newco Group as of Closing (or at any time within 30 days thereafter or, if later, the day after the last day of a Family and Medical Leave Act leave that started on or before the Closing) are the "AFFECTED EMPLOYEES," and the first date an Affected Employee is actively at work with the Newco Group on or after Closing is that Affected Employee's "EMPLOYMENT DATE." The employees who operate, are employed in connection with, or otherwise are associated with the Contributed Businesses and who do not become Affected Employees are the "REMAINING EMPLOYEES."

     Nothing in this Agreement shall affect the Newco Group's right to change the terms and conditions of employment or terminate the employment of any Affected Employee on or after his or her Employment Date, with or without cause, provided that the Newco Group shall comply with (i) the terms of SECTION 8.7(A) below and (ii) the service recognition provisions of this ARTICLE 8.

     Any Prospective Employee selected by the NGC Group who was not actively at work at Closing shall continue to be the responsibility of the Chevron Group after such date and shall not become an employee of the Newco Group until such Employee's Employment Date. The Newco Group shall have no obligation under this Agreement to employ any Prospective Employee who has accepted its employment offer but is not actively at work with the Newco Group at Closing or within the later of 30 days after Closing or the day after the last day of a Family and Medical Leave Act leave that started on or before the Closing.

     (c) Chevron shall pay the relocation costs incurred in connection with the first relocation by any Affected Employee who is required to relocate as a condition to his or her employment offer with the Newco Group made pursuant to paragraph (b) of this SECTION 8.4.

8.5  DEFINED BENEFIT PENSION PLANS.

     (a) The Chevron Corporation Retirement Plan and related excess benefit plan (the "CHEVRON PENSION PLAN") shall retain the liability for the Affected Employees' pension benefits accrued before their Employment Dates, shall fully vest as of the Closing Date the Affected Employees who are participants in the Chevron Pension Plan, and shall permit distributions to any Affected Employee who is eligible to elect an immediate distribution as of his or her Employment Date based upon his or her service and accrued benefit as of such Employment Date. Chevron shall cause the Chevron Pension Plan to recognize the Affected Employees' service with the Newco Group on and after their Employment Dates and before a distribution is received from the Chevron Pension Plan for purposes of determining eligibility to receive a benefit (including, without limitation, eligibility to receive subsidized early retirement benefits, Social Security supplements and ancillary benefits), but not for the purpose of accruing additional benefits.

                                       40

8.6  QUALIFIED DEFINED CONTRIBUTION PLANS.

     (a) The Chevron Corporation Profit Sharing/Savings Plan shall fully vest as of the Closing Date the account balances of the Affected Employees who are participants in such plan, and Chevron shall take such actions, if any, as may be necessary to provide for the distribution to or on behalf of the Affected Employees of their vested account balances. To the extent permitted by applicable law, Affected Employees with loans outstanding under the Profit Sharing/Savings Plan as of the Closing may directly rollover any such loan to the NGC Profit Sharing/401(k) Savings Plan provided the loan has not been accelerated at the time of the rollover. Chevron shall use its best efforts to
(i) permit each prospective Affected Employee to elect prior to the Closing Date (with such election to be contingent upon the Closing and such individual actually becoming an Affected Employee) a direct rollover of his or her rolloverable Chevron Corporation Profit Sharing/Savings Plan account balance to the NGC Profit Sharing/401(k) Savings Plan and (ii) cause the Chevron Corporation Profit Sharing/Savings Plan to deliver to the NGC Profit Sharing/401(k) Savings Plan on the Closing Date (or as soon thereafter as reasonably practicable) the promissory notes and other loan documentation, if any, of the Affected Employees who have elected such a direct rollover in accordance with the procedures prescribed by Chevron.

     (b) The NGC Profit Sharing/401(k) Savings Plan shall accept the direct rollover as provided in Code section 401(a)(31) of electing Affected Employees' benefits in cash and, if applicable, promissory notes that are not accelerated from the Chevron Corporation Profit Sharing/Savings Plan and the Chevron Corporation Retirement Plan.

8.7  SEVERANCE PLANS.

     (a) If, within twelve months after his or her Employment Date, any of the Affected Employees is terminated by the Newco Group for reasons other than cause, or is required to transfer to a job location that is more than fifty (50) miles from his or her current job location (other than a transfer that was a condition of the original employment offer with the Newco Group) or to take a reduction in base rate of pay, but refuses such transfer or reduction and terminates his or her employment with the Newco Group within 10 days of notice of such transfer or reduction, then the Newco Group shall (i) pay the Affected Employee one-half of a month of his or her base rate of pay for each completed or partial year of service with the Chevron Group and the Newco Group, subject to a minimum of two (2) months and a maximum of 12 months of such pay; and (ii) provide for the continuation of the Newco Group's active employee medical coverage for three months after termination of employment with the same employee contribution amounts that apply to the Newco Group's similarly situated active employees. Service used for this purpose shall be the service recognized by the Newco Group pursuant to SECTION 8.12 below.

     (b) NGC and the Newco Group shall pay and be responsible for any and all severance costs and expenses incurred by NGC or the Newco Group and the Chevron Group shall pay and be responsible for any and all severance costs and expenses incurred by any member of the Chevron Group with respect to any of the Prospective Employees (including the relocation costs described in SECTION 8.4(C)). If the aggregate amount of severance costs and expenses paid and to be paid by NGC and the Newco Group as a result of actions taken to give effect to the transactions contemplated by this Agreement (excluding the amount paid and to be paid pursuant to SECTION 8.7(A)), with respect to terminations that occur during the period beginning on January 21, 1996, and ending on the date that is 90 calendar days after the Effective Time is less than $8,400,000, then, within 30 calendar days after the end of such period, the Surviving Corporation shall pay an amount to Chevron equal to the sum of $8,400,000, less such severance costs and expenses; provided, however, that the amount of such payment shall not exceed the aggregate amount of severance costs and expenses paid and to be paid during such period by the Chevron Group with respect to the Prospective Employees who are terminated by the Chevron Group during such period.

     8.8 VACATION PAY. Due to differences between Newco's vacation policies relating to salaried employees and hourly employees, Chevron and NGC agree that the parties shall take the following actions relating to accrued and unused vacation time of the Affected Employees. As of the Closing, Chevron shall

                                       41

pay all Affected Employees who are classified as salaried employees under Newco's system of classification for their unused and accrued vacation. The Newco Group shall give all such Affected Employees the right to take a vacation before December 31, 1996, representing a pro rata amount of vacation earned under the Newco Group vacation policy, and calculated by dividing the number of full calendar months remaining in 1996 after the Closing by twelve and multiplying the result by the number of weeks of vacation to which the Affected Employee normally would be entitled under the Newco Group's vacation policy. With respect to Affected Employees who are classified as hourly employees under Newco's system of classification, the Newco Group shall assume responsibility for such Affected Employees' accrued vacation as of their respective Employment Dates, and such Affected Employees' vacation entitlements based on their respective service after such Employment Dates shall be determined with reference to Newco's vacation policy.

     8.9 MEDICAL AND DENTAL PLANS. Each Affected Employee shall be eligible to enroll in a medical and dental plan of the Newco Group as of his or her Employment Date. If such Affected Employee was enrolled in the corresponding plan of the Chevron Group immediately before his or her Employment Date, the Surviving Corporation shall cause the Newco Group's medical and dental plans to waive any preexisting condition limitations and to recognize each such Affected Employee's expenditures under the corresponding Chevron medical, mental health, substance abuse and dental plans (and those of his or her dependents who were covered under such plans) for the calendar year in which the Employment Date occurs toward any applicable deductible and annual out-of-pocket limit for such calendar year.

8.10  POST-RETIREMENT WELFARE BENEFITS.

     The Chevron Group shall be responsible for all post-retirement medical, dental, life insurance coverage and all other benefits for the Remaining Employees. The Chevron Group also shall make available its post-retirement medical, dental and life insurance benefit coverage to any Affected Employee who as of his or her Employment Date is eligible to receive and enroll in such Chevron post-retirement welfare benefit coverage (the "ELIGIBLE AFFECTED EMPLOYEES"). The Eligible Affected Employees shall be treated in the same manner as other similarly situated employees of the Chevron Group who retired as of the applicable Employment Date (and shall be subject to the rights of the Chevron Group to amend or terminate such coverage with respect to such employees).

8.11  THE NEWCO GROUP'S LIFE INSURANCE COVERAGE.

     NGC agrees that as of an Affected Employee's Employment Date, the Affected Employee may elect the Newco Group's supplemental life insurance coverage on his or her life and dependent life insurance coverage without evidence of insurability; provided, however, that supplemental life insurance coverage with respect to an Affected Employee's spouse shall be made available without evidence of insurability up to a maximum amount equal to the greater of (a) $50,000 or (b) the level of insurance coverage in effect with respect to such spouse under the corresponding plan of the Chevron Group immediately prior to such Employment Date.

8.12  THE NEWCO GROUP'S OTHER EMPLOYEE BENEFITS; SERVICE RECOGNITION.

     Except as otherwise specifically provided in this ARTICLE 8, NGC agrees that as of their respective Employment Dates, the Affected Employees will be eligible to participate in the employee benefit plans and programs of the Newco Group that are maintained as of the Closing Date and are generally applicable to employees of the Newco Group, and each Affected Employee's years of service for eligibility and vesting (but not benefit accrual) purposes recognized under the benefit plans and programs maintained by the Chevron Group for the period preceding such Affected Employee's Employment Date shall be recognized for such purposes under any comparable benefit plan or program maintained by the Newco Group as of the Closing Date. If any employee benefit plan or program established by the Newco Group after the Closing Date will recognize service with the NGC Group for eligibility, vesting, benefit eligibility or benefit accrual purposes, then such plan or program shall likewise recognize for such purpose(s) the service with the Chevron Group for each similarly situated Affected Employee.

                                       42

     8.13 GENERAL EMPLOYEE PROVISIONS. (a) The parties shall give any notices required by law and take whatever other actions with respect to the plans, programs and policies described in this ARTICLE 8 as may be necessary to carry out the arrangements described in this ARTICLE 8.

     (b) The parties shall provide each other with such plan documents and descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this ARTICLE 8.

     (c) At Closing, Chevron will provide to the Surviving Corporation a list of all Affected Employees' service in a form that shall be sufficient to permit the Newco Group to fulfill its obligations under SECTION 8.12.

     (d) If any of the arrangements described in this ARTICLE 8 are determined by the IRS or other applicable governmental authority, or by a court of competent jurisdiction, to be prohibited by law, Chevron and the Surviving Corporation shall modify such arrangements to as closely as possible retain the intent and economic benefits and burdens of the parties as reflected herein in a manner which is not prohibited by law.

     (e) In the event that the Newco Group knowingly hires any Remaining Employee within six months after Closing, the Newco Group will notify Chevron of such event as soon as possible after the hire date.

     8.14 WARN ACT COMPLIANCE. Chevron shall provide to NGC and the Surviving Corporation such information relating to any terminations by the Chevron Group of employees made in respect of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business (other than Affected Employees) as is necessary for the Surviving Corporation to comply with the provisions of the WARN Act.

     8.15 SURVIVAL. Notwithstanding any other provisions of this Agreement, all of the warranties and representations set forth in this ARTICLE 8 shall survive the Closing for a period ending 90 days after the lapse of the applicable limitations period for bringing a claim or otherwise filing a complaint under applicable state or federal law, and all covenants and agreements set forth in this ARTICLE 8 shall survive the Closing indefinitely. This SECTION 8.15 shall not prejudice the survival of any other warranty, representation or covenant under this Agreement.

                                   ARTICLE 9
                  CERTAIN COVENANTS OF NGC, CHEVRON AND NEWCO

     9.1 ACCESS TO INFORMATION. From the date of this Agreement through the earlier of the Effective Time or the Termination Date, Chevron and NGC shall (and each shall cause each of its Affiliates to) afford their respective accountants, counsel and other representatives reasonable access to the properties, books, Contracts, commitments, and records of the other necessary to evaluate the Combination. Chevron will afford the Surviving Corporation's accountants, counsel and other representatives reasonable access to the properties, books, Contracts, commitments and records of Chevron relating to the Contributed Businesses and the Contributed West Texas LPG Pipeline Business as is reasonable and necessary for the Surviving Corporation to prepare and file all reports, schedules and other information required pursuant to the requirements of the NYSE, the federal securities laws, any applicable state securities laws or any other Governmental Entity. All information obtained will be subject to the Confidentiality Agreement, except to the extent that such information is required to be disclosed pursuant to the immediately preceding sentence.

     9.2 PREPARATION OF THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS. As promptly as practicable after the execution of this Agreement, NGC shall prepare and file with the SEC the Preliminary Proxy Statement and such other registration statements as NGC shall deem necessary in connection with the transactions contemplated by this Agreement. The parties shall cooperate with each other in providing any information that NGC or Chevron may reasonably request to aid in the preparation of the Preliminary Proxy Statement and the Definitive Proxy Statement/Prospectus. The parties will use all reasonable efforts to respond to the comments of the SEC on the Preliminary Proxy Statement and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable, and will use all reasonable efforts to cause the registration statement of which the Definitive Proxy Statement/Prospectus is a part to be declared effective by the SEC as soon as reasonably practicable. NGC will provide Chevron, and Chevron will provide NGC, with whatever

                                       43

information and assistance in connection with the foregoing filings that the other may reasonably request. The form, substance, timing and necessity of any such filings shall be as determined by NGC in its reasonable discretion; provided, however, that NGC will provide Chevron a reasonable opportunity to review and comment on the form, substance, timing and necessity of the proposed filing prior to filing or distribution. NGC, Chevron and Newco will take all actions that may be necessary, proper, or advisable under state securities laws or regulations in connection with the public offerings for sale and issuance of the Surviving Corporation Stock and other securities of the Surviving Corporation as contemplated herein (other than qualifying to do business as a foreign corporation in any jurisdiction or executing a general consent to service of process in any jurisdiction). After taking such necessary actions and immediately after the SEC declares the registration statement of which the Definitive Proxy Statement/Prospectus is a part effective under the Securities Act and/or NGC responds to all comments of the SEC on the Preliminary Proxy Statement, NGC shall promptly distribute the Definitive Proxy Statement/Prospectus to the NGC stockholders as required by the SEC, NYSE and the DGCL. NGC shall call a meeting of its stockholders to be held as promptly as practicable after the date of this Agreement for the purpose of voting on the transactions contemplated by this Agreement and obtaining the NGC Stockholder Approval. NGC shall, through its board of directors, recommend to its stockholders approval of the Agreement and the transactions contemplated hereby. Newco, NGC and Chevron will take all actions that may be necessary to list on the NYSE the shares of Surviving Corporation Common Stock.

     9.3 TAKING OF NECESSARY ACTION. Subject to the terms and conditions of this Agreement and to applicable law, each of NGC and the Chevron shall use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each of NGC and Chevron shall, and shall cause each of its Affiliates to, use all reasonable efforts to obtain and make all consents, approvals, assurances or filings of or with third parties and Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, providing any and all information requested by the Federal Trade Commission pursuant to its letter dated March 8, 1996; provided that neither NGC nor Chevron shall be obligated hereby to divest itself of any asset, property or operation in order to obtain any Requisite Regulatory Approval. It is agreed that the listing of specific consents on SCHEDULE 12.3(E) shall not affect the covenant of the parties contained herein to take all actions required under this section regarding other consents. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this SECTION
9.3. Each of NGC and Chevron shall execute and deliver and cause each of their respective Subsidiaries and Affiliates to execute and deliver all such instruments of conveyance, assignments, and other documents as may be required or desirable to transfer and assign the assets and properties comprising the Contributed Businesses and the Contributed West Texas LPG Pipeline Business to Newco and to effect the transactions contemplated of this Agreement and the Ancillary Agreements. If at any time after the Effective Time any further action is necessary or desirable to vest the Surviving Corporation with the assets and properties that comprise the Contributed Businesses, the Contributed West Texas LPG Pipeline Business or the NGC Assets, the proper officers or directors of each party to this Agreement shall take that necessary action.

     9.4 EXPENSES. Whether or not the Combination is consummated, (i) NGC shall pay all costs and expenses that it incurs in connection with this Agreement and the transactions contemplated hereby, including without limitation the fees and expenses of its counsel, accountants, Lehman Brothers and other advisors (it being understood and agreed that NGC's costs shall include all costs and expenses for the printing, filing and distribution of the Preliminary Proxy Statement, and any amendments or supplements thereto, the Definitive Proxy Statement/Prospectus and related materials) and (ii) Chevron shall pay all costs and expenses that Chevron incurs in connection with this Agreement and the transactions contemplated hereby, including without limitation the fees and expenses of its counsel, accountants, Goldman Sachs & Co. and other advisors.

     9.5 NOTICE OF CERTAIN CHANGES. Each party hereto shall give prompt written notice to the other party hereto of the occurrence, or non-occurrence, of any event which would be likely to cause any representation

                                       44

or warranty herein to be untrue or inaccurate, or any covenant, condition or agreement herein not to be complied with or satisfied and, upon written consent of the second party, the first party shall be entitled to update, modify, amend or replace any schedule hereto in order to rectify any such inaccuracy or breach.

     9.6 PRESS RELEASES. Attached as EXHIBIT 9.6 is a joint press release which shall be issued promptly after the execution of this Agreement, without any material modification. NGC and Chevron shall consult with each other as to the form and substance of any other press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated by this Agreement; provided, however, that nothing in this SECTION 9.6 shall be deemed to prohibit any party to this Agreement from making any disclosure that is required to fulfill that party's disclosure obligations imposed by law or stock exchange requirements.

     9.7 OPERATION OF CHEVRON FACILITIES. Commencing on the date hereof, Chevron shall use all reasonable efforts promptly to obtain such consents, amendments or other modifications to (i) joint operating agreements under which any Contributing Party currently serves as an operator of a Chevron Facility that are necessary to cause Newco and, upon consummation of the Combination, the Surviving Corporation, to become the operator of each such Chevron Facility and
(ii) Joint Operating Agreements relating to the Contributed Businesses that are necessary for Newco and, upon consummation of the Combination, the Surviving Corporation, to be credited for Chevron's current share of production under such Joint Operating Agreements for the purposes of profit distribution.

     9.8 INFORMATION SUPPLIED BY NGC. The information in the Definitive Proxy Statement/Prospectus relating to NGC and its Subsidiaries, as of the date of its distribution to holders of NGC Corporation Stock, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     9.9 INFORMATION SUPPLIED BY CHEVRON. The information in the Definitive Proxy Statement/Prospectus provided by Chevron on the Contributed Businesses or Chevron and its Subsidiaries and Affiliates at the date of the distribution of the Definitive Proxy Statement to holders of NGC Corporation Stock, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 10
                       CONDUCT OF THE BUSINESS BY CHEVRON

     During the period from the date of this Agreement through the earlier to occur of the Effective Time or the Termination Date, Chevron agrees (except to the extent NGC shall otherwise consent in writing, which consent shall not be unreasonably withheld, and except as otherwise contemplated by this Agreement) that:

     10.1 ORDINARY COURSE. Chevron shall, and shall cause each of its Subsidiaries and Affiliates to, (a) carry on the business relating to the Contributed Businesses in the usual, regular and ordinary course and consistent with past practices, (b) use its commercially reasonable best efforts to preserve its business organization, maintain its rights and franchises, and preserve its relationships with customers, suppliers and others having business dealings with the Contributed Businesses and the Contributed West Texas LPG Pipeline Business and (c) use its commercially reasonable efforts, consistent with the terms of this Agreement, to keep available the services of sufficient officers and employees to operate the Contributed Businesses and the Contributed West Texas LPG Pipeline Business.

     10.2 INCONSISTENT AGREEMENTS. Chevron shall not, and shall not permit any of its Subsidiaries or Affiliates to, enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement.

     10.3 NO OTHER BIDS. From the date hereof, until the Termination Date, Chevron shall not, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, Chevron or any Subsidiary of Chevron to solicit, initiate or

                                       45

encourage the submission or communication of any Alternative Transaction or Significant Disposition, or participate in any negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person with respect to an Alternative Transaction or Significant Disposition. Chevron shall promptly notify NGC in writing upon receipt of a proposal for an Alternative Transaction or Significant Disposition, such notice to include a description of the material terms and conditions of such Alternative Transaction or Significant Disposition and the identity of the Person proposing the Alternative Transaction or Significant Disposition.

     10.4 PROHIBITED DISPOSITIONS. Except for sales of inventory in the ordinary course of business or sales of other assets or properties which Chevron reasonably determines, after consultation with NGC, are necessary or advisable to obtain a Requisite Regulatory Approval, Chevron shall not, and shall not permit any Subsidiary or Affiliate of Chevron to, sell, lease or otherwise dispose of any of the assets or properties that comprise the Contributed Businesses or the Contributed West Texas LPG Pipeline Business having a market value in excess of $1 million in any one transaction or in excess of $5 million in the aggregate.

     10.5 NEWCO. From the date hereof until immediately prior to the contribution described in SECTION 2.1, Newco shall be and remain a shell company, with no assets (other than minimal organizational capital), liabilities, business or operations. Prior to the Effective Time, Chevron shall not permit Newco to (a) hire or otherwise employ any individual or (b) adopt, maintain, contribute to, or assume an obligation to adopt, maintain or contribute to, any employee benefit plan, policy, program, agreement or arrangement. Newco shall have three individuals, and no more, serving on its board of directors at the Effective Time.

     10.6 ISSUANCE AND SALE OF NEWCO SECURITIES. During the period commencing on the date hereof and continuing through and including the Effective Time, Newco shall not issue, deliver, sell or authorize or otherwise agree to the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock or any class of securities convertible into, or rights, warrants or options to acquire any shares of its capital stock, except as contemplated by ARTICLE 2.

     10.7 CAPITAL EXPENDITURES. During the Adjustment Period, neither Chevron nor its Subsidiaries or Affiliates shall make any capital expenditures in respect of the Contributed Businesses in an amount that exceeds $1 million for any single transaction or with respect to any single asset or property comprising a part of the Contributed Businesses or $5 million in the aggregate, except for capital expenditures for which Newco or Chevron has received the prior written consent of NGC, or except as set forth in SCHEDULE 10.7.

                                   ARTICLE 11
                           CONDUCT OF BUSINESS BY NGC

     During the period from the date of this Agreement through the earlier to occur of the Effective Time or the Termination Date, NGC agrees (except to the extent Chevron shall otherwise consent in writing, which consent shall not be unreasonably withheld, and except as otherwise contemplated by this Agreement) that:

     11.1 ORDINARY COURSE. NGC shall, and shall cause each of its Subsidiaries to, (a) carry on its businesses in the usual, regular and ordinary course and consistent with past practices, (b) use its commercially reasonable best efforts to preserve its business organization, maintain its rights and franchises, and preserve its relationships with customers, suppliers and others having business dealings with it, except where the failure to so act would not result in a Material Adverse Effect on NGC, and (c) use its commercially reasonable efforts to keep available the services of sufficient officers and employees to carry on the business of NGC.

     11.2 DIVIDENDS AND ISSUANCE AND SALE OF SECURITIES. NGC shall not (a) except for its regularly scheduled quarterly dividends of $0.0125 per share, declare or pay any dividend on or make any other distribution in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock, (c) repurchase, redeem or otherwise acquire any shares of its capital stock, except from employees or their accounts under the Savings Plan upon the termination of their employment, (d) issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its

                                       46

capital stock of any class or any securities convertible into, or rights, warrants or options to acquire, any shares, except for (i) Options granted under the NGC Plans as of the date hereof or options relating to an aggregate 100,000 shares which may be granted in the ordinary course of business hereafter and
(ii) the issuance, delivery or sale of shares of NGC Corporation Stock (A) upon the exercise of Options granted under the NGC Plans as of the date hereof, in accordance with their terms, or granted subsequently as permitted by clause (i) above) (B) pursuant to the Savings Plan, (C) pursuant to the Purchase Plans or
(D) upon exercise of the Warrant, or enter into any agreement or understanding with respect to the matters referred to in this SECTION 11.2. Neither NGC nor any of its Subsidiaries shall sell or otherwise dispose of any securities of any Subsidiary, or enter into any agreement or understanding with respect thereto, except to the extent otherwise permitted hereunder.

     11.3 GOVERNING DOCUMENTS; INCONSISTENT AGREEMENTS. NGC shall not (a) amend its certificate of incorporation or bylaws, or (b) enter into, or permit any Subsidiary to enter into, any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement.

     11.4 SUBSTANTIVE ACTIONS; CHEVRON DIRECTORS. To the extent that under the Certificate of Incorporation or Bylaws of NGC as in effect on the date hereof, the affirmative vote of eight members of Board of Directors of the Corporation or unanimous approval of the Executive Committee of NGC would be required in order to take particular actions, enter into agreements or conduct operations ("SUBSTANTIVE ACTIONS"), from and after the date of this Agreement NGC shall not take any such Substantive Actions without receiving the consent of Chevron. In making its determination regarding the granting of such consent, Chevron shall act in the same manner and with the same fiduciary responsibilities to the stockholders of NGC as if it were a member of the Board of Directors considering whether to grant approval to such Substantive Actions.

     11.5 PROHIBITED DISPOSITIONS. Except for sales of inventory in the ordinary course of business and except for sales of other assets and properties which NGC reasonably determines, after consultation with Chevron, are necessary or advisable to obtain a Requisite Regulatory Approval, NGC shall not, and shall not permit any Subsidiary of NGC to, sell, lease or otherwise dispose of any of its assets having a market value in excess of $5 million in any one transaction or in excess of $10 million in the aggregate.

     11.6 LINES OF BUSINESS. NGC will not and will not permit any Subsidiary of NGC to enter into any new line of business.

     11.7 ACCOUNTING METHODS. NGC will not change in any material respect its methods of accounting (a) in effect at December 31, 1995, except as required by law, IRS regulation or changes in generally accepted accounting principles with which Arthur Andersen LLP, its current independent auditor (or any successor thereto), concurs, or (b) for income and deductions for federal income tax purposes from those employed in the preparation of the consolidated federal income tax return of NGC for the taxable year ending December 31, 1995, except as required by law or IRS regulation. NGC will not change its fiscal year.

     11.8 NO OTHER BIDS. From the date hereof, until the Termination Date, NGC shall not, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, NGC or any Subsidiary of NGC to solicit, initiate or encourage the submission or communication of any Alternative Transaction or Significant Disposition, or participate in any negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person with respect to an Alternative Transaction or Significant Disposition. NGC shall promptly notify Chevron in writing upon receipt of a proposal for an Alternative Transaction or Significant Disposition, such notice to include a description of the material terms and conditions of such Alternative Transaction and the identity of the Person proposing the Alternative Transaction or Significant Disposition.

                                       47

                                   ARTICLE 12
                                   CONDITIONS

     12.1 CONDITIONS TO ALL PARTIES' OBLIGATIONS REGARDING THE MERGER. The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or restraint issued by any court of competent jurisdiction, no order, decree, restraint or pronouncement by any Governmental Entity, and no other legal restraint or prohibition that would prevent or have the effect of preventing the consummation of the Combination shall be in effect; PROVIDED, HOWEVER, that no party hereto may invoke this condition unless such party shall have complied fully with its obligations under SECTION 9.3 hereof and, in addition shall have used all reasonable efforts to have any such order, injunction, decree or other restraint vacated.

          (b)  The Requisite Regulatory Approvals referenced in SECTION 4.4 and
     SECTION 5.3 shall have been obtained and shall be in full force and effect, other than any Requisite Regulatory Approvals that, if not obtained, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Corporation. In addition, no notice shall have been issued under the Exon-Florio Amendment by the President of the United States or his designee stating an intention to commence an investigation of any of the transactions contemplated hereby.

          (c) The Definitive Proxy Statement/Prospectus shall have become effective under the Securities Act, and no stop order suspending its effectiveness shall have been issued.

          (d) The NYSE shall have confirmed in writing that the Surviving Corporation Common Stock has been accepted for listing, subject to official notice of issuance.

          (e) No action, suit, or proceeding by the U.S. Department of Justice or the Federal Trade Commission shall be pending or threatened which would materially and adversely affect the right of British Gas, NOVA and certain other of the Clearinghouse Owners and Chevron, collectively, following consummation of the Merger, to control the Surviving Corporation and its Subsidiaries or for the Surviving Corporation and its Significant Subsidiaries to own their respective assets and to operate their respective businesses, including, without limitation, the Contributed Businesses.

          (f)  The NGC Stockholder Approval shall have been obtained.

     12.2  CONDITIONS TO THE OBLIGATIONS OF CHEVRON REGARDING THE
COMBINATION. The obligation of Chevron to effect the Combination shall be subject to the prior satisfaction of the following conditions (each of which may be waived by Chevron in its sole discretion):

          (a) The representations and warranties of NGC contained in this Agreement shall have been true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, other than such breaches of such representations and warranties which in the aggregate would not reasonably be expected to have a Material Adverse Effect on NGC in an aggregate amount exceeding $25 million (including, without duplication, the effect of any Casualty Loss suffered by NGC); provided, however, that in evaluating whether there has been a breach of any representation or warranty for the purposes of this SECTION 12.2(A), any provision of the applicable representation or warranty limiting it to matters within the "knowledge" or "best knowledge" of a party or having a Material Adverse Effect or otherwise containing a limitation or exception relating to materiality shall be disregarded and shall not be taken into account in determining the existence or magnitude of such a breach.

          (b) NGC shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) Chevron shall have received an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for NGC, in substantially the form of EXHIBIT 12.2(C).

                                       48

          (d) Chevron shall have received tax representations in substantially the form attached hereto as EXHIBIT 12.2(D) from British Gas, NOVA and C.
     L. Watson and Steve Bergstrom so that, upon consummation of the Combination, not less than 80% of the aggregate issued and outstanding shares of Surviving Corporation Common Stock are covered by such tax representations (assuming that all of Chevron's shares of Surviving Corporation Common Stock are covered by such tax representation).

          (e) Each Ancillary Agreement to which NGC or any of its Subsidiaries or Affiliates is a party shall have been executed and delivered by NGC and such Subsidiaries and Affiliates (as applicable).

     12.3 CONDITIONS TO THE OBLIGATIONS OF NGC REGARDING THE COMBINATION. The obligations of NGC to effect the Combination shall be subject to the prior satisfaction of the following conditions (each of which may be waived by NGC in its sole discretion):

          (a) The representations and warranties of Chevron contained in this Agreement shall have been true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, other than such breaches of such representations and warranties which in the aggregate would not reasonably be expected to have a Material Adverse Effect on or with respect to the Contributed Businesses and the Contributed West Texas LPG Pipeline Business, taken as a whole, in an aggregate amount exceeding $25 million (including, without duplication, the effect of any Casualty Loss suffered by Chevron and the fair value of any Retained Assets, as described in
     SECTION 2.4); provided, however, that in evaluating whether there has been a breach of any representation or warranty for the purposes of this SECTION 12.3(A), any provision of the applicable representation or warranty limiting it to matters within the "knowledge" or "best knowledge" of a party having a Material Adverse Effect or otherwise containing a limitation or exception relating to materiality shall be disregarded and shall not be taken into account in determining the existence or magnitude of such a breach.

          (b) Chevron shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) NGC shall have received an opinion of Pillsbury Madison & Sutro LLP, counsel for Chevron, in substantially the form of EXHIBIT 12.3(C).

          (d) Chevron and Newco shall have each executed and delivered the Contribution and Assumption Agreement.

          (e) Chevron shall have received all of the material consents from third parties listed on SCHEDULE 12.3(E) hereto, in form and substance reasonably satisfactory to NGC, prior to or on the Closing Date.

          (f) Chevron shall have caused each officer of Newco to resign effective as of the Effective Time, unless any such officer is named in
     SCHEDULE 2.2(E), in which case such officer shall remain as an officer of the Surviving Corporation and shall serve until his successor is duly elected and qualified.

          (g) NGC shall have received tax representations in substantially the form attached hereto as EXHIBIT 12.3(G)(I) from Chevron, and shall have received the Code Section 1445 Affidavit attached hereto as EXHIBIT 12.3(G)(II) from Chevron.

          (h) Each Ancillary Agreement to which Chevron or any of its Subsidiaries or Affiliates is a party shall have been executed and delivered by Chevron and such Subsidiaries and Affiliates (as applicable).

                                       49

                                   ARTICLE 13
                                  TERMINATION

     13.1 TERMINATION. This Agreement may be terminated, with the effect set forth in SECTION 13.3, at any time before the Effective Time:

          (a) by written consent of Chevron and NGC, which termination shall be approved by the board of directors of NGC and Chevron, respectively;

          (b) by either NGC or Chevron, if the Effective Time shall not have occurred by 5:00 p.m., Houston, Texas time, on September 30, 1996, PROVIDED, HOWEVER, that the right to terminate this Agreement under this
     SECTION 13.1(B) shall not be available to any party whose failure to fulfill any covenant under SECTION 9.3 under this Agreement has been the cause of or resulted in the failure of the Combination to occur on or before such date;

          (c) by either NGC or Chevron, if a Governmental Entity shall have issued an order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Combination;

          (d) by NGC, upon a breach of any representation, warranty or covenant (other than SECTION 10.3) on the part of Chevron set forth in this Agreement, or if any representation or warranty of Chevron shall have become untrue, in either case, such that the conditions set forth in SECTIONS 12.1 OR 12.3 would not be satisfied (a "TERMINATING CHEVRON BREACH"), provided, that if such Terminating Chevron Breach is cured by Chevron within 30 calendar days after notice thereof through the continuous exercise of its reasonable best efforts, then NGC may not terminate this Agreement under this SECTION 13.1(D);

          (e) by Chevron, upon a breach of any representation, warranty or covenant (other than SECTION 11.8) on the part of NGC set forth in this Agreement, or if any representation or warranty of NGC shall have become untrue, in either case, such that the conditions set forth in SECTIONS 12.1 OR 12.2 would not be satisfied (a "TERMINATING NGC BREACH"), provided, that if such Terminating NGC Breach is cured by NGC within 30 calendar days after notice thereof through the continuous exercise of its reasonable best efforts, then Chevron may not terminate this Agreement under this SECTION 13.1(E);

          (f) by NGC, if Chevron is in breach of SECTION 10.3; or

          (g) by Chevron, if NGC is in breach of SECTION 11.8.

Termination of this Agreement pursuant to this SECTION 13.1 shall be effected by written notice by the party terminating the Agreement to the other party setting forth the basis for such termination. The date such notice is received shall be deemed the "TERMINATION DATE."

13.2  TERMINATION DUE TO TITLE MATTERS.

     (a) During the period prior to and including June 15, 1996, each party may, to the extent it deems appropriate, conduct, at its sole cost, such additional title examination or investigation as it may choose to conduct with respect to the Facilities of the other party to determine if the representations set forth in SECTIONS 4.16 and 5.18 (as applicable) are true and correct. Each party shall confine its title examination and investigation of the other party's Facilities to public records, the files and records of the other party and abstracts and other title information in the possession of or prepared by third parties in the business of investigating or examining title. In connection with such examination and investigation, each of NGC and Chevron shall make available to the other party all title opinions, supplemental title opinions and other title information in their possession relating to the NGC Facilities and the Chevron Facilities (the "FACILITIES"), as applicable. During the course of each party's investigation, each party shall confer with the other party concerning any Defects or potential Defects identified during such investigation. At the close of business on June 15, 1996, each party shall cease its title investigation and examination and shall prepare a schedule (a "DEFECT SCHEDULE") setting forth in reasonable detail each Defect in title to the other party's Facilities that were identified as a result of the first party's examination or otherwise. A party's Defect Schedule shall be

                                       50

delivered to the other party by no later than the close of business on June 21, 1996. In the event that a party does not provide a Defect Schedule to the other party on or before June 21, 1996, then such party has no right to terminate this Agreement pursuant to paragraph (b) below and such party shall be precluded from counting any Defect detected, discovered or otherwise brought to such party's attention towards the $25 million Material Adverse Effect threshold set forth in
SECTION 12.2(A) and SECTION 12.3(A), as applicable; provided, however, that the failure to so provide a Defect Schedule shall in no way prejudice any rights that either party might have under ARTICLE 14 after the Closing Date.

     (b) If either party reasonably believes that the defects identified in its Defect Schedule would cause a diminution in the value of the other party's Facilities of $10 million or more (in the aggregate), then the first party shall set forth in its Defect Schedule such party's best estimate of the diminution in value in the applicable Facility caused by each Defect and the aggregate diminution in value of the applicable Facilities caused by all of the Defects listed in the schedule. After receipt of the Defect Schedule, the parties shall confer and may mutually agree for the second party to take such actions as the first party deems reasonably necessary to cure any such Defects, including, in the case of Chevron, retaining such asset and its value as a Retained Asset pursuant to SECTION 2.4 hereof. In the event the parties are unable to so agree, then the first party may terminate this Agreement without liability to either party.

     (c) If a party provides the other party with a Defect Schedule but does not believe that the Defects listed thereon would cause a diminution in the value of the other party's Facilities of $10 million or more (in the aggregate), then the first party shall not be entitled to terminate this Agreement as a result of such Defects but shall be entitled to (i) count any Defect listed on such schedule, along with other losses for breaches of representations, warranties, covenants and agreements, towards the $25 million Material Adverse Effect threshold set forth in SECTION 12.2(A) and SECTION 12.3(A) and (ii) assert a claim for indemnification relating to each such Defect pursuant to
ARTICLE 14, but only to the extent that such Defect results in a Loss pursuant to SECTION 14.1(C).

     (d) Each party's rights under this Section shall be in addition to, and not in limitation of, any rights of access or inspection which such party may otherwise have under this Agreement.

13.3  EFFECT OF TERMINATION.

     (a) If this Agreement is terminated by either Chevron or NGC as provided in SECTION 13.1(A), 13.1(B), 13.1(C), or 13.2 of this Agreement, then this Agreement shall become void and there shall be no liability or obligation with respect to the terminated provisions of this Agreement on the part of Chevron or NGC, or their respective officers or directors; provided, however, that in the event that this Agreement is terminated pursuant to SECTION 13.1(B), then the terms of SECTION 13.3(D) shall survive the termination of this Agreement in accordance with its terms.

     (b) If this Agreement is terminated by NGC pursuant to SECTION 13.1(F), then Chevron shall pay to NGC, on the first Business Day following such termination, the amount of $30 million by wire transfer of immediately available funds to an account designated by NGC, as liquidated damages, but not as a penalty. NGC agrees that said cash payment shall be its sole and total damages and relief hereunder in the event of such a breach. The parties to this Agreement acknowledge and agree that NGC's actual damages, in the event of a termination pursuant to SECTION 13.1(F), would be difficult to ascertain because of the uncertainties of estimating the value of NGC's expenses and management time in pursuing the Combination and its lost opportunity costs. Because of this uncertainty and the differences of opinion with relating thereto, NGC agrees that such amount is reasonable as liquidated damages; provided, however, that in no event shall Chevron be obligated to pay NGC $30 million in liquidated damages under this SECTION 13.3(B) if NGC, at the time it terminated this Agreement, could not satisfy the conditions set forth in SECTIONS 12.2(A) and 12.2(B).

     (c) If this Agreement is terminated by Chevron pursuant to SECTION 13.1(G), then NGC shall pay to Chevron, on the first Business Day following such termination, the amount of $30 million by wire transfer of immediately available funds to an account designated by Chevron, as liquidated damages, but not as a penalty. Chevron agrees that said cash payment shall be its sole and total damages and relief hereunder in

                                       51

the event of such a breach. The parties to this Agreement acknowledge and agree that Chevron's actual damages, in the event of a termination pursuant to SECTION 13.1(G), would be difficult to ascertain because of the uncertainties of estimating the value of Chevron's expenses and management time in pursuing the Combination and its lost opportunity costs. Because of this uncertainty and the differences of opinion with relating thereto, Chevron agrees that such amount is reasonable as liquidated damages; provided, however, that in no event shall NGC be obligated to pay Chevron $30 million in liquidated damages under this SECTION 13.3(C) if Chevron, at the time it terminated this Agreement, could not satisfy the conditions set forth in SECTIONS 12.3(A) and 12.3(B).

     (d) If within six (6) months following the Termination Date, either Chevron or NGC (an "ACTING PARTY") signs a definitive agreement concerning, or issues a public announcement contemplating consummation of, an Alternative Transaction or a Significant Disposition with any Person or Affiliate of such Person who, prior to the Termination Date, has made or caused to be made a proposal to such Acting Party communicating price terms for an Alternative Transaction or a Significant Disposition, then the Acting Party shall pay to the other party, on the first Business Day following such action, the amount of $30 million in liquidated damages by wire transfer of immediately available funds to an account designated by the other party; provided, however, that in no event shall the Acting Party be obligated to pay $30 million in liquidated damages under this SECTION 13.3(D) if this Agreement was terminated by the Acting Party as a result of a failure by the other party to satisfy any of the conditions set forth in SECTION 12.2 and 12.3, as applicable.

     (e) The parties hereto acknowledge and agree that (i) in no event shall more than $30 million in liquidated damages be paid under the provisions of paragraphs (b), (c) or (d) above and (ii) in the event that either party pays or is obligated to pay $30 million in liquidated damages under such sections, each party hereto shall thereafter be free to effect an Alternative Transaction or Significant Disposition at any time without recourse by any other party.

     (f) No termination of this Agreement pursuant to SECTIONS 13.1(D) OR 13.1(E) shall relieve any party hereto of any liability for any breach or default by such party hereunder and the parties shall have such rights, if any, against each other in respect of any breach or default as may exist at law or in equity.

     (g) The termination of this Agreement shall not relieve any party of its obligation to pay costs and expenses as provided under SECTION 9.4 or its obligations under this SECTION 13.3 of this Agreement.

                                   ARTICLE 14
                                INDEMNIFICATION

14.1  GENERAL PROVISIONS.

     (a) This ARTICLE 14 reflects the parties' agreement to limit potential recoveries from and after the Closing for breaches of representations or warranties, or express indemnities made in this Agreement. Nothing in this Article restricts any party from enforcing other covenants or other agreements made in this Agreement.

     (b) The parties hereto agree that the sole recourse, from and after the Closing for breach of a representation or warranty made in this Agreement shall be indemnities for Loss or Losses, or Net Loss or Losses, as provided for in this ARTICLE 14, except as otherwise provided in ARTICLE 7 hereof.

     (c) As used in this Agreement, "LOSS" or "LOSSES" shall mean with respect to a specific Discrete Claim (and regardless of whether one or more of the following pertain to a particular matter), (A) in the case of a Third-Party Claim (hereinafter defined), the sum of all actual and reasonable out-of-pocket costs and expenses incurred in connection with the investigation and defense thereof, any judgments, fines or amounts paid in settlement thereof, and additional losses, costs or expenses reasonably incurred to comply with any settlement, judgment or order imposed thereby, or otherwise resulting from such Third Party Claim which has been finally adjudicated or settled, (B) in the case of an Environmental Remediation Claim (hereinafter defined), all actual out-of-pocket expenses incurred in connection with the clean-up or

                                       52

remediation of the affected property in accordance with the terms of the Clean-up Plan but, in all cases, subject to the limitations set forth in SECTION 14.6(G), and (C) in the case of any complete or partial absence or loss (or impairment) of use of any property or asset which is the subject of a representation or warranty in this Agreement and which absence or loss (or impairment) of use results from or relates to a breach of such representation or warranty, an amount equal to the lesser of the damages proximately caused by such partial or complete absence or loss (or impairment) of use or the necessary replacement cost of such asset. A Loss suffered by an Equity Affiliate of a Person shall be deemed suffered by that Person to the extent of that Person's equity ownership of the Equity Affiliate.

     (d) As used in this Agreement, the term "NET LOSSES" shall be equal to the product of (i) the cumulative amount of all Losses incurred, suffered or paid by the Surviving Corporation under SECTIONS 6.2 AND 14.3 as of a particular date, MULTIPLIED by (ii) the Chevron Casualty Loss Ratio; provided, however, that at such time as the aggregate number of shares of Surviving Corporation Common Stock and Series A Participating Preferred Stock beneficially owned by the Contributing Parties represents less than 25% of the aggregate number of shares of Surviving Corporation Common Stock and Series A Participating Preferred Stock (on a fully diluted basis), thereafter the ratio used to calculate Net Losses shall be equal to a fraction, (A) the numerator of which is the aggregate number of shares of Surviving Corporation Common Stock and Series A Participating Preferred Stock beneficially owned by the Contributing Parties on the Closing Date or as of the date on which the notice covering such claim is provided to the Surviving Corporation, whichever is less, and (B) the denominator of which is the aggregate number of shares of Surviving Corporation Common Stock and Series A Participating Preferred Stock, on a fully diluted basis, on such date, less the number of shares included in the numerator.

     (e) For the purposes of this Agreement, the term "DISCRETE CLAIM" shall mean any (i) (x) discrete or single occurrence, site specific condition, act or other event, whether a breach of a Contract, a Release of Hazardous Materials, a violation of an Environmental and Safety Law or otherwise, that causes a Loss specified in SECTION 14.1(C)(A)-(C) and (y) without limiting the scope of clause
(x) above, in the case of an Environmental Remediation Claim, one or more Releases of the same or substantially the same Hazardous Material, from or at the same location regardless of whether such Releases resulted from the same event or from multiple events over time.

     (f) Except as provided in ARTICLES 7 and 8, all representations and warranties shall survive for a two year period following the Closing Date and shall terminate at the expiration of such period except with respect to Discrete Claims for which a valid notice has been given prior to the expiration of such two year period. In order for a notice to be considered "valid" for the purposes of the preceding sentence, such notice shall conform in all material respects with the applicable requirements set forth in this Agreement, including, without limitation, SECTION 14.5(A) (in the case of a notice covering a Third-Party Claim), SECTION 14.6(A) (in the case of a notice covering an Environmental Remediation Claim) and SECTION 14.7 (in the case of a notice covering a Use Claim).

     (g) Except with respect to matters which are assumed by an Indemnifying Party pursuant to the provisions of SECTIONS 14.5 or 14.6 (and with respect to a matter to which ARTICLE 7 applies), the Indemnifying Party shall in no event be obligated to make any payments to the Indemnified Party with respect to a Loss or Net Loss (as the case may be) resulting from a Discrete Claim covered by a notice provided within the survival period of the applicable representation, warranty, covenant or agreement unless and until an invoice or statement describing in reasonable detail the costs incurred in respect of such Loss or Net Loss has been provided by the Indemnified Party to the Indemnifying Party. The contents of, and time frames prescribed for, the payment of such statements or invoices are governed by SECTIONS 14.5(A), 14.6(A) and 14.7 hereof; provided, however, that the date on which the Indemnifying Party provides the Indemnified Party with such invoice or statement shall not have any effect on the survival of the indemnities set forth herein but shall only govern the date on which the Indemnified Party is entitled to payment for any Net Loss or Losses covered by such indemnities.

     14.2  INDEMNIFICATION BY CHEVRON.  Subject to the limitations in SECTION
16.1 and SECTION 14.4 and the other provisions of this ARTICLE 14, Chevron agrees to defend, indemnify and hold harmless the

                                       53

Surviving Corporation and its Subsidiaries and Affiliates and their respective officers, directors, employees, agents and Affiliates (the "NGC INDEMNITEES") against any and all Losses suffered, incurred or paid by any of them caused by or arising from a breach of any representation, warranty, covenant or agreement made by Chevron and contained in this Agreement; provided, however, that in evaluating whether there has been a breach of a representation, warranty, covenant or agreement (each, a "REPRESENTATION") to which the indemnification obligations contained in this section are applicable, any provision of the applicable Representation limiting it to matters within the "knowledge" or "best knowledge" of a party or matters having a Material Adverse Effect shall be disregarded, it being intended that the limitations on the rights of the parties contained in SECTION 14.4 below shall determine whether a matter constitutes a breach of the applicable Representation which is properly a subject of indemnification under this ARTICLE 14. This SECTION 14.2 shall not apply to a breach by Chevron of any representations and warranties regarding matters specifically covered by ARTICLE 7.

     14.3 INDEMNIFICATION BY NGC. Subject to the limitations in SECTION 16.1 and SECTION 14.4 and the other provisions of this ARTICLE 14, NGC agrees to defend, indemnify and hold harmless Chevron and its Subsidiaries and Affiliates (other than Newco or, upon consummation of the Merger, the Surviving Corporation), and their respective officers, directors, employees, agents and Affiliates (the "CHEVRON INDEMNITEES") against any and all Losses suffered, incurred or paid by any of them or the Surviving Corporation caused by or arising from a breach of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that in evaluating whether there has been a breach of a Representation to which the indemnification obligations contained in this section are applicable, any provision of the applicable Representation limiting it to within the "knowledge" or "best knowledge" of a party or matters having a Material Adverse Effect shall be disregarded, it being intended that the limitations on the rights of the parties contained in
SECTION 14.4 below shall determine whether a matter constitutes a breach of the applicable Representation which is properly a subject of indemnification under this ARTICLE 14. This SECTION 14.3 shall not apply to a breach by NGC of any representations and warranties regarding matters specifically covered by ARTICLE 7.

     14.4  LIMITATION OF LIABILITY.  Except for the indemnities provided in
ARTICLE 7 of this Agreement:

          (a) Chevron shall not be obligated to indemnify the NGC Indemnitees unless and until the cumulative amount of all Losses incurred, suffered or paid by all of the NGC Indemnitees under SECTION 6.1 AND 14.2 exceeds $10 million in the aggregate or unless the cumulative amount of (i) all Losses actually incurred, suffered or paid by all of the Chevron Indemnities hereunder and (ii) all Net Losses indirectly suffered by the Chevron Indemnities resulting from Losses suffered by the Surviving Corporation under SECTIONS 6.2, AND 14.3 exceeds $10 million in the aggregate, whereupon the NGC Indemnitees shall be entitled to indemnification hereunder for the full amount of all such Losses and shall thereafter be entitled to indemnification of Losses as such Losses are incurred (subject to paragraph (c) below).

          (b) The Surviving Corporation shall not be obligated to indemnify the Chevron Indemnitees under SECTIONS 6.2, AND 14.3 and unless and until the cumulative amount of (i) all Losses actually incurred, suffered or paid by all of the Chevron Indemnitees hereunder and (ii) all Net Losses indirectly suffered by the Chevron Indemnitees resulting from Losses suffered by the Surviving Corporation under SECTIONS 6.2 AND 14.3 exceeds $10 million in the aggregate, or unless the cumulative amount of all Losses actually incurred, suffered or paid by the NGC Indemnities under SECTIONS 6.1 AND
     14.2 exceeds $10 million, whereupon the Chevron Indemnitees shall be entitled to indemnification hereunder for the full amount of all such Losses and Net Losses and shall thereafter be entitled to indemnification of Losses and Net Losses thereafter as such Losses and Net Losses are incurred (subject to paragraph (c) below). In computing the amount of any Net Loss arising from any Environmental Remediation Claim, there shall be deducted from the amount of the applicable Loss relating to the assets described in SCHEDULE 14.4 hereto, an amount up to the amount set forth in such Schedule relating to such asset to take into account the accruals for environmental purposes previously taken by NGC with respect to such assets.

                                       54

          (c) Neither Chevron nor the Surviving Corporation shall be obligated to indemnify the NGC Indemnitees or the Chevron Indemnitees, respectively, under SECTIONS 6.1, 6.2, 14.2 AND 14.3, as applicable, for a particular Discrete Claim unless the collective Losses incurred, suffered or paid by the NGC Indemnitees or the Chevron Indemnitees, as applicable, with respect to such claim exceeds $200,000. If the amount of collective Losses incurred, suffered or paid in connection with such Discrete Claim is less than $200,000, such Losses shall not be counted in calculating the aggregate amount of all Losses for purposes of sub-paragraphs (a) and (b) above.

     14.5 INDEMNIFICATION PROCEDURES: THIRD PARTY CLAIMS. A party claiming indemnification under this Agreement (the "INDEMNIFIED PARTY") as a result of a liability owed by a party hereto to a third party or a claim otherwise advanced by a third party against a party hereto, either actual or asserted by the third party, including any claims brought under ARTICLES 6, 8 AND 14 (but specifically excepting any claim brought under ARTICLE 7) (each, a "THIRD-PARTY CLAIM") against the Indemnified Party shall follow the following procedures to assert and resolve such claims for indemnification:

          (a) An Indemnified Party claiming indemnification under this Agreement as a result of a Third-Party Claim shall (i) notify the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") of any Third-Party Claim or Claims asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("CLAIM NOTICE") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such Third-Party Claim (if any), an estimate of the amount of damages attributable to the Third-Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement.

     Within sixty (60) days after receipt of any Claim Notice (the "ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this ARTICLE 14 with respect to such Third-Party Claim and (ii) whether the Indemnifying Party desires to defend the Indemnified Party against such Third-Party Claim.

          (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this SECTION 14.5(B) and that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this SECTION 14.5(B). The Indemnifying Party shall have full control of such defense and proceedings; provided, however, that the Indemnifying Party may not settle a Third-Party Claim (unless the settlement contains a full and complete release of the Indemnified Party) without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third-Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which are not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third-Party Claim). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this SECTION 14.5(B) and shall bear its own costs and expenses with respect to such participation.

                                       55

          (c) (i) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to SECTION 14.5(B), (ii) if the Indemnifying Party elects to defend the Indemnified Party pursuant to
     SECTION 14.5(B) but fails to diligently and promptly prosecute or settle the Third-Party Claim, or (iii) if the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnifying Party and Indemnified Party such that joint representation in the conduct of the defense or settlement of such Third-Party Claim is inappropriate, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this ARTICLE 14 and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this
     SECTION 14.5 or of the Indemnifying Party's participation therein at the Indemnified Party's request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this SECTION 14.5, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

          (d) Payments of all amounts owing by the Indemnifying Party with respect to a Third-Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of the Third-Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third-Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

     14.6 INDEMNIFICATION PROCEDURES: ENVIRONMENTAL REMEDIATION CLAIMS. An Indemnified Party claiming indemnification under this Agreement for costs and expenses necessary to take corrective action to remediate the assets comprising the Chevron Facilities or the NGC Facilities or Former NGC Facilities, as applicable, resulting from the indemnities provided in ARTICLE 6 (an "ENVIRONMENTAL REMEDIATION CLAIM") shall follow the following procedures to assert and resolve such claims for indemnification:

          (a) An Indemnified Party claiming indemnification under this Agreement as a result of a Environmental Remediation Claim shall (i) notify the Indemnifying Party of such Environmental Remediation Claim or Claims which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written plan ("CLEAN-UP PLAN") describing in reasonable detail (i) the nature of the Environmental Remediation Claim, (ii) the scope and nature of remedial and clean-up operations proposed to be undertaken by the Indemnified Party to correct the Environmental Remediation Claim and (iii) an estimate of the amount of damages attributable to the Environmental Remediation Claim that are covered by ARTICLE 6 and the basis of the Indemnified Party's request for indemnification under this Agreement.

          Within sixty (60) days after receipt of any Clean-up Plan (the "ENVIRONMENTAL ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this SECTION 14.6 with respect to such Environmental Remediation Claim and (ii) whether the Indemnifying Party (A) accepts the Clean-up Plan or (B) desires to take corrective measures, at its sole cost and expense, to remediate the property associated with the Environmental Remediation Claim.

          (b) In the event that the Indemnifying Party notifies the Indemnified Party within the Environmental Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this ARTICLE 14 and that the Indemnifying Party accepts the Indemnified

                                       56

     Party's Clean-up Plan, then the Indemnified Party shall have the right to proceed in remediating the property or properties subject to the Environmental Remediation Claims in accordance with the Clean-up Plan; provided, however, that the Indemnified Party shall use its best efforts to conduct such remedial and clean-up operations in conformity with the Clean-up Plan.

          (c) In the event that the Indemnifying Party fails to notify the Indemnified Party within the Environmental Election Period regarding the Clean-up Plan, then the Indemnifying Party shall be deemed to have conclusively approved the Clean-up Plan and the costs associated with implementing such plan and the Indemnified Party shall have the right to proceed in remediating the property or properties subject to the Environmental Remediation Claims in accordance with the Clean-up Plan; provided, however, that the Indemnified Party shall use its best efforts to conduct such remedial and clean-up operations in conformity with the Clean-up Plan.

          (d) Subject to the limitations set forth in SECTION 14.4, the Indemnified Party shall invoice the Indemnifying Party as soon as practicable following the end of a calendar month for any and all out-of-pocket costs and expenses incurred by the Indemnified Party in implementing its Clean-up Plan during such month and the Indemnifying Party shall promptly reimburse the Indemnified Party for any and all such costs and expenses immediately after receipt of such invoice.

          (e) In the event that the Indemnifying Party notifies the Indemnified Party within the Environmental Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this ARTICLE 14 but desires to take corrective action itself to remediate the property subject to the Environmental Remediation Claim, then the Indemnifying Party shall have the right to assume operations for the remediation of the property and shall take any and all corrective measures, at its sole cost and expense, to remediate such property and the Indemnified Party shall provide the Indemnifying Party at the sole cost, risk and expense of the Indemnifying Party (to the extent necessary) with reasonable access to such property necessary to take any and all appropriate actions and measures to remediate such property in accordance with this SECTION 14.6; provided, however, that in the event that the Indemnifying Party rejects the Clean-up Plan and undertakes to remediate such property, then the Indemnifying Party shall indemnify and hold harmless the Indemnified Party for any and all Losses suffered, incurred or paid by the Indemnified Party arising out of any acts or omissions by the Indemnifying Party in remediating such property pursuant to this SECTION 14.6(E), including, without limitation, any failure to fully remediate the condition that was the subject of the Clean-up Plan; and provided further, that the Indemnified Party shall have the right to monitor the progress of the clean-up of the affected property by the Indemnifying Party and shall have access to all personnel of the Indemnifying Party (whether employees, agents or otherwise), records, plans and other information concerning the clean-up of the affected property that the Indemnified Party deems necessary and advisable under the circumstances. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its experts and agents in conducting any remedial operations on the property subject to the Environmental Remediation Claim.

          (f) Regardless of whether the Indemnified Party or the Indemnifying Party cleans-up the property that is subject to an Environmental Remediation Claim, each party recognizes and acknowledges that it should use its reasonable best efforts to cooperate with the other party to implement the Clean-up Plan or to otherwise conduct the clean-up operations.

          (g) Regardless of whether the Indemnified Party or the Indemnifying Party cleans up the property that is subject to the Environmental Remediation Claim, the Indemnifying Party shall only be responsible for Losses or costs of clean-up or remediation that are (i) required to bring such property (as such property is used on the Closing Date) in compliance with the minimum standards imposed by the Environmental and Safety Laws in effect on the Closing Date or (ii) Losses arising from acts or omissions of the Indemnifying Party under paragraph (e) above. NGC agrees, as a predecessor in interest to the Surviving Corporation, that the Surviving Corporation shall use commercially reasonable efforts to complete all Clean-up Plans by the seventh anniversary of the Closing Date, except to

                                       57

     the extent that such efforts are not in accordance with good and prudent industry standards or would cause the Surviving Corporation to breach any of its representations, warranties, covenants or agreements under this Agreement.

          (h) In the event that the Surviving Corporation is expecting to conduct a Clean-up Plan as of August 30, 2003, then the Surviving Corporation shall, as soon as practicable after August 30, 2001, but in any event within 90 calendar days prior to August 30, 2003, provide Chevron with a schedule (the "ENVIRONMENTAL SCHEDULE") setting forth in reasonable detail (i) each Clean-up Plan that it expects to still be conducting on such date by the Surviving Corporation, (ii) an estimate of the amount of time that will be required to complete each such Clean-up Plan, (iii) what measures, if any, could be undertaken by the Surviving Corporation to expedite any of such Clean-up Plans, even if such measures are not the most economical or cost efficient measures that can be employed to clean-up or remediate the affected property ("ADDITIONAL MEASURES") and (iv) a reasonable estimate of the additional costs that would be associated with implementing such Additional Measures. In order to expedite any Clean-up Plan, Chevron may request in writing not later than 30 days prior to August 30, 2003, (i) that the Surviving Corporation modify such Clean-up Plan by implementing such Additional Measures which are reasonable and appropriate under the circumstances and the Surviving Corporation shall use commercially reasonable efforts to implement such Additional Measures (and the implementation of such measures shall not diminish in any respect Chevron's indemnification obligations hereunder) or (ii) to assume clean-up obligations with respect to an affected property covered by such Clean-up Plan (subject to the provisions of SECTION 14.6(E) above) and, in such event, Chevron may implement such Additional Measures (at Chevron's sole cost and expense) as Chevron deems appropriate under the circumstances. In no event shall any Additional Measures be undertaken by Chevron or the Surviving Corporation, if such Additional Measures would not be as effective in cleaning up or remediating the affected property or would expose their employees or other agents or contractors to increased risk. This paragraph (h) shall in no way diminish Chevron's indemnification obligations under this SECTION 14.6 but shall only provide Chevron with certain limited rights with respect to clean-up operations and remediations being conducted after August 30, 2003 which are covered by the indemnity of this ARTICLE 14.

          (i) All other environmental claims with regard to the Chevron Facilities or NGC Facilities or Former NGC Facilities that do not involve corrective or remedial operations shall be addressed under SECTION 14.5 or
     SECTION 14.7, as applicable.

     14.7 INDEMNIFICATION PROCEDURES: ABSENCE, LOSS OR IMPAIRMENT OF USE OF PROPERTY. An Indemnified Party claiming indemnification under this Agreement for Losses resulting from a complete or partial absence or loss (or impairment of use) of any property or asset ("USE CLAIMS"), shall transmit to the Indemnifying Party a written notice (the "USE NOTICE") describing in reasonable detail the nature of the Use Claim, a non-binding estimate of the Loss attributable to such Use Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Use Notice that the Indemnifying Party disputes such Use Claim, the Use Claim specified by the Indemnified Party in the Indemnity Notice shall be deemed to be an admission of liability of the Indemnifying Party hereunder in at least the amount specified in the Indemnity Notice. If the Indemnifying Party has timely disputed the validity or amount of such Use Claim, as provided above, then the parties shall attempt to resolve through any manner that they deem reasonable under the circumstances, failing which the Indemnified Party may institute appropriate legal action. Payments of all amounts owing by the Indemnifying Party with respect to any Use Claim shall be made within thirty (30) days after the later of (i) the expiration of the sixty-day (60-day) Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                                       58

                                   ARTICLE 15
                              POST-CLOSING MATTERS

     15.1 CORPORATE NAMES. NGC expressly acknowledges and agrees that the name "Chevron," and any derivation thereof shall not constitute a Contributed Asset and shall remain the exclusive property of Chevron. Neither NGC nor any Affiliate of NGC shall, in any way, infringe upon Chevron's use or rights to such name (and any derivation thereof). Within six months after Closing, NGC shall remove all trademarks and tradenames containing the name Chevron or the Chevron logo from any of the assets or properties comprising the Contributed Businesses. Chevron expressly acknowledges and agrees that the name "Warren Petroleum Company" and any derivation thereof constitutes a part of Contributed Businesses and shall become the exclusive property of the Surviving Corporation upon consummation of the transactions contemplated hereby. Neither Chevron nor any Affiliate of Chevron (except Newco or the Surviving Corporation or its Subsidiaries) shall, in any way, infringe upon Surviving Corporation's use or rights to such name (and any derivation thereof).

     15.2 OPTIONS. NGC and the Surviving Corporation shall, in accordance with the procedures set forth in Paragraph IX(d) of the NGC Corporation EEP, Section 13 of the NGC Option Plan and Section 3(a) of the Warrant, cause the number and class of shares of NGC Corporation Stock covered by each Option outstanding as of the Effective Time to be amended so that immediately after the Effective Time such Option shall cover the same number and class of shares of Surviving Corporation Common Stock to which the holder of such Option would have been entitled pursuant to the terms of this Agreement if, immediately prior to the Effective Time, such holder had been the holder of record of the number of shares of NGC Corporation Stock then covered by such Option.

15.3  DEFINITIVE CONSIDERATION ADJUSTMENT.

          (a) As promptly as practicable but in no event later than 90 calendar days after the Closing Date, Chevron shall deliver to Surviving Corporation (after consultation with Surviving Corporation), a schedule (the "PRELIMINARY ADJUSTMENT SCHEDULE") setting forth in reasonable detail the calculation of the actual Consideration Adjustments contemplated by paragraphs (a) through (h) of SECTION 2.3, but shall use the actual values and quantities on the Closing Date for the calculations to be made at Closing pursuant to the applicable provisions of SECTION 2.3 and shall use the same procedures included in SECTION 2.3(H) for the calculation relating to the Contributed Warren Business provided in such section. In the event NGC and Chevron shall have reached agreement as to the Agreed Value of a Retained Asset for which a Minimum Value was used for purposes of SECTION
     2.4 or pursuant to the provisions of SECTION 15.4, then such adjustments shall also be made in the Preliminary Adjustment Schedule.

          (b) The Preliminary Adjustment Schedule shall be subject to review by Surviving Corporation. In reviewing the Preliminary Adjustment Schedule, Surviving Corporation shall have the right to communicate with, and to review the work papers, schedules, memoranda and other documents prepared or reviewed by Chevron during the preparation of the Preliminary Adjustment Schedule (including, without limitation, the income statements used to derive net income and depreciation and amortization included therein) and thereafter shall have access to all relevant employees of Chevron and to all relevant books and records, all to the extent reasonably required by Surviving Corporation in order to complete its review of the Preliminary Adjustment Schedule. Within 60 calendar days after its receipt of the Preliminary Adjustment Schedule, Surviving Corporation shall advise Chevron whether, based on such review, it has any exceptions to the Preliminary Adjustment Schedule. Unless Surviving Corporation shall deliver to Chevron within such 30 calendar day period a letter specifying in reasonable detail any such exceptions, the Preliminary Adjustment Schedule shall be conclusive and binding on Chevron and the Surviving Corporation. If Surviving Corporation shall submit a letter detailing any exceptions to the Preliminary Exception Schedule, then the Surviving Corporation and Chevron shall mutually agree on which exceptions shall result in adjustments to the Preliminary Consideration Adjustment. The "DEFINITIVE CONSIDERATION ADJUSTMENT" shall mean the Preliminary Consideration Adjustment, with any adjustment required by the immediately preceding sentence.

                                       59

          (c)(i) If the Definitive Consideration Adjustment is greater than the Estimated Consideration Adjustment, Chevron shall pay the Surviving Corporation the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding the payment date.

          (ii) If the Definitive Consideration Adjustment is less than the Estimated Consideration Adjustment, the Surviving Corporation shall pay Chevron the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding the payment date.

          (iii)  Any payment required by paragraph (a) or (b) of this SECTION
     15.3 shall be made on the third Business Day after the Definitive Consideration Adjustment is determined via wire transfer to an account designated by the party to whom the payment is owed. Such account shall be designated by such party on the date the Definitive Consideration Adjustment is made.

     15.4 TRANSFERS OF RETAINED ASSETS DURING THE INTERIM PERIOD. During the period commencing on the Closing Date and continuing through and including the first anniversary thereof (the "INTERIM PERIOD"), Chevron shall use its best efforts to transfer to the Surviving Corporation any Retained Asset or reasonably equivalent economic value therefor that is reasonably acceptable to the Surviving Corporation. In the event that Chevron is able to transfer the Retained Asset to the Surviving Corporation during the Interim Period, the Surviving Corporation shall make a cash payment to Chevron equal to (i) the sum of the Minimum Value or Agreed Value (as the case may be) of the Retained Asset plus interest thereon at a rate of 6% per annum from the Closing Date through and including the date on which the Retained Asset is transferred to the Surviving Corporation, LESS (ii) any net operating cash flow attributable to such Retained Asset during such period. Any payment made by the Surviving Corporation pursuant to this SECTION 15.4 shall be made on the third Business Day after the Retained Asset is transferred to the Surviving Corporation and shall be made to a bank account designated by Chevron in writing no later than the date on which such asset is transferred.

15.5  FINAL ADJUSTMENT FOR RETAINED ASSETS.

     (a) If NGC and Chevron shall have disagreed as to the fair value of a Retained Asset pursuant to SECTION 2.4 and such asset was not transferred during the Interim Period or the value of such asset was not resolved pursuant to
SECTION 15.3, then within five Business Days after the first anniversary of the Closing Date, the Surviving Corporation shall refer the matter for resolution by an investment banking firm without a conflict of interest (the "INDEPENDENT VALUE EXPERT") to be selected by Lehman Brothers and Goldman Sachs (the "VALUE EXPERTS") in accordance with the provisions of this SECTION 15.5, by giving notice to Chevron of its election to do so. If the Surviving Corporation fails to provide Chevron with proper notice under this SECTION 15.5, then the Minimum Value shall be conclusively deemed to be the fair value of the Retained Asset and shall be final and binding on the parties.

     (b) Within ten Business Days after referring a matter to the Value Experts in accordance with paragraph (a) of this SECTION 15.5, the Value Experts shall select the Independent Value Expert. Within five Business Days thereafter, each party shall deliver to the other party and to the Independent Value Expert a notice setting forth in reasonable detail the fair value such party ascribes to each Retained Asset and the basis of such valuation (the "DECISION NOTICE"). Within five Business Days after receiving the Decision Notices, the Independent Value Expert shall choose the fair value of the Retained Asset as set forth in one party's Decision Notice and shall be in no way empowered to choose a different value. The Independent Value Expert shall adopt the Decision Notice that, in the best judgment of such Independent Value Expert, is the closer of the two Decision Notices to the fair value of the Retained Asset. In making such determination the Independent Value Expert shall apply the valuation principles utilized by the parties in connection with the transactions contemplated by this Agreement.

     (c) The decision of the Independent Value Expert shall be in writing and shall be final and binding upon the parties, and may be entered in any court of competent jurisdiction upon the application of either party. If applicable, the expenses of the Independent Value Expert shall be borne by the party whose

                                       60

Decision Notice is not chosen. Each party shall bear the costs of its own counsel, witnesses (if any) and employees.

     (d)(i) If the Minimum Value is less than the value chosen by the Independent Expert with respect to such Retained Asset (the "DEFINITIVE VALUE"), Chevron shall pay the Surviving Corporation the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding the payment date.

     (ii) If the Minimum Value is greater than the Definitive Value, the Surviving Corporation shall pay Chevron the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding the payment date.

     (iii) Any payment required by this SECTION 15.5 shall be made on the third Business Day after the Definitive Value is determined via wire transfer to an account designated by the party to whom the payment is owed. Such account shall be designated by such party on the date the Definitive Value is established.

15.6  ADJUSTMENT REGARDING LONDON OPERATIONS.

     (a) Chevron agrees, as a contingent reduction to the Consideration due to Chevron hereunder, that if the London Earnings for the 1997, 1998 and 1999 calendar years (the "OPERATIVE YEARS"), shall equal at least a total of $54 million, as reflected in the calculations contained in a notice sent by Surviving Corporation to Chevron (the "LONDON NOTICE"), Chevron shall pay to Surviving Corporation, as an additional adjustment to the Consideration payable hereunder, the sum of $33 million plus an amount equal to interest on such sum from the Closing Date to the date of payment at a rate of 6% per annum, compounded semi-annually. If the London Earnings for the Operative Years are less than $30 million, there shall be no payment under this section. If the London Earnings for the Operative Years are more than $30 million but less than $54 million (as reflected in the London Notice), Chevron shall pay to Surviving Corporation an amount determined by multiplying $33 million by a fraction, the numerator of which shall be the total London Earnings for the Operative Years in excess of $30 million and the denominator of which shall be $24 million, plus an amount equal to interest on such sum from the Closing Date to the date of payment at a rate of 6% per annum, compounded semi-annually. As used herein, the term "London Earnings" shall mean the amounts contributed to NGC's net income from the London Operations determined on a basis consistent with generally accepted accounting principles (including reductions for the effect of any appropriate income taxes); provided, however, that such earnings shall exclude all earnings (a) derived from or attributable to the presently existing contracts comprising a part of the Contributed Warren Business, (b) attributable to any interest in Accord in addition to NGC's present 49% interest therein, (c) attributable to contributions made by NGC to Accord or NGC International (other than the return of earnings distributed after the Closing by Accord or NGC International to NGC plus an amount equal to interest thereon at 6% per annum from the time of such distribution to the time of such return) and (d) derived from or attributable to any project, whether an acquisition of properties or a project requiring capital expenditures, which is financed with funds other than internal cash of Accord, NGC International and their respective Subsidiaries (i) to the extent the amount so financed exceeds 50% of the total cost of such project (in which case, London Earnings shall be adjusted by the decreasing the earnings derived from such project by multiplying such earnings by a fraction, the numerator of which shall be 50 and the denominator of which shall be the percentage to which such project has been financed), or (ii) if there are guarantees given or collateral supplied in connection with such financing by parties other than Accord, NGC International and their respective subsidiaries. In addition, earnings from acquisitions or capital investments shall constitute London Earnings only to the extent such expenditures are made to facilitate the application and leverage of NGC's core competencies and sources of competitive advantage related to marketing and trading energy commodity products and services. For purposes of this provision, NGC's international investment philosophy generally will be to minimize its equity participation and capital projects consistent with establishing a sufficient position to optimize its trading and marketing businesses. Chevron shall have a period of 90 days after any such London Notice to audit the calculation of the adjustments contemplated hereunder. The payment of the amounts due with respect to the London Notice shall be made within 15 days after the expiration of such ninety day period.

                                       61

     (b) If Chevron does not agree with the computation of payment due regarding London Earnings, it shall promptly provide notice to a Surviving Corporation, and in any event prior to the expiration of such 90 days period set forth in paragraph (a) above. The Parties shall thereafter negotiate in a good faith attempt to resolve their differences. If the Parties are unable to resolve such differences, either Party may elect to refer the matter for resolution by an Arbitrator, who shall be a partner reasonably acceptable to each Party of a nationally recognized accounting firm without a conflict of interest. If the Parties are unable to agree on an Arbitrator under the provisions of the preceding sentence within 90 additional days after the expiration of such 90 day period, either Party may file an action in a court of law seeking judicial resolution of such dispute.

15.7  INSURANCE.

     (a) Chevron, Newco and NGC acknowledge that Chevron Corporation has maintained worldwide programs of property and liability insurance coverage for itself and its Affiliates, including with respect to the Contributed Businesses and the Contributed West Texas LPG Pipeline Business. Such programs have been designed to achieve a cost-effective, coordinated risk-management package for the entire corporate group. All of the insurance policies through which such worldwide programs of coverage are presently or have previously been provided are herein called the "CHEVRON CORPORATION POLICIES."

     (b) It is the understanding and intention of Chevron, Newco and NGC that subject to SECTION 15.7(D) below:

          (i) from and after the Closing, no insurance coverage shall be provided under the Chevron Corporation Policies relating to the Contributed Businesses and the Contributed West Texas LPG Pipeline Business; and

          (ii) from and after the Closing, no claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made against or with respect to the Chevron Corporation Policies by the Surviving Corporation.

     (c) Subject to SECTION 15.7(D) below, Newco, NGC and the Surviving Corporation, on behalf of itself, its successors and assigns, hereby releases, to the extent permitted by applicable law, Chevron and its Affiliates from any claim made after the Closing against or with respect to any of the Chevron Corporation Policies by or through Newco, NGC or the Surviving Corporation. Such release shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payment or prospective premium increases attributable to any such claim.

     (d) Nothing contained in the foregoing provision of this SECTION 15.7 shall in any way limit, impair or constitute a release or discharge of any right of Surviving Corporation or obligation of Chevron with respect to any representation, warranty, covenant, agreement, indemnity or other obligation of Chevron contained in this Agreement (regardless of whether the same was, is or may be covered by any insurance described herein), all of which rights and obligations shall continue in full force and effect notwithstanding any other provision of this SECTION 15.7.

     (e) To the best of Chevron's knowledge, neither Chevron nor any prior owner of Warren Petroleum Company, or any of the assets comprising Warren Petroleum Company, has purchased Third Party Insurance Policies specifically covering Warren Petroleum Company or certain of the assets that comprise Warren Petroleum Company. In the event that Chevron locates or otherwise identifies any such Third Party Insurance Policies, Chevron shall promptly notify the Surviving Corporation and shall use all commercially reasonable efforts to provide the Surviving Corporation with any benefits that Chevron may have under such insurance policies; provided, however, that Surviving Corporation shall reimburse Chevron for any out-of-pocket costs incurred by Chevron in assisting the Surviving Corporation in deriving any such benefits; and provided further, that in no event shall Chevron be obligated to provide the Surviving Corporation with any such benefits in the event that such insurance policies cover assets other than the Contributed Warren Business or could be included in a comprehensive settlement that is being contemplated by Chevron as of the date hereof.

                                       62

     15.8 INDEMNIFICATION PRINCIPLES. NGC acknowledges that upon consummation of the Combination the Surviving Corporation will assume certain indemnification obligations to Chevron hereunder as the successor in interest to NGC after the Combination and that such obligations have been negotiated on the Surviving Corporation's behalf by NGC to provide recourse to Chevron for breaches of representations, warranties and agreements of NGC in lieu of Chevron having such recourse against the stockholders of NGC as of immediately prior to the Closing. Newco, NGC and Chevron agree (i) that the principles of reciprocal indemnification under this Agreement are fair to the stockholders of NGC and to Chevron, and, will be fair, upon consummation of the Combination to the stockholders of the Surviving Corporation and (ii) that the Surviving Corporation should be charged to administer such indemnities impartially. Accordingly NGC and Newco, on their own behalf and as predecessors in interest to the Surviving Corporation, agree with Chevron that, from and after the Closing, the Surviving Corporation shall exercise stewardship of its assets and affairs without regard to the existence, nature or extent of any indemnity to or from Chevron arising under this Agreement, and in this regard, the Surviving Corporation will assume a duty to Chevron that is equal to the duty it owes to its stockholders as a whole; provided however, that the Surviving Corporation may make claims against Chevron to the extent permitted under this Agreement. The Surviving Corporation shall make and keep good records of potential claims for indemnification to or from Chevron, and provide Chevron with access thereto at all times. Newco and NGC, on their own behalf and as predecessors in interest to the Surviving Corporation, further agree with Chevron that neither Newco or NGC nor the Surviving Corporation (upon consummation of the Combination) will induce or persuade a third party or Governmental Entity to bring, or disclose or notify or otherwise bring to the attention of a third party or Governmental Entity, any claim that any such third party or Governmental Entity may have against the Surviving Corporation if such claim would be subject to indemnification by Chevron under this Agreement or the Contribution and Assumption Agreement, except in instances where contractual obligations or duties or applicable law require or obligate the Surviving Corporation to make such disclosure or notification, or, if the Board of Directors of the Surviving Corporation determines in good faith, for reasons unrelated to the provisions of this Agreement, that it would be in the best interest of the Surviving Corporation to do so.

     15.9 ASSUMPTION OF SENIOR NOTES. As promptly as practicable after the consummation of the Combination, the Surviving Corporation shall take any and all actions necessary to assume (a) the 6 3/4% Senior Notes of NGC due December 15, 2005, and (b) all obligations under the Credit Agreement dated as of March 14, 1995 by and among NGC, The First National Bank of Chicago, individually and as agent, and the institutions which are parties thereto.

     15.10 REGISTRATION OF CERTAIN SECURITIES. If the issuance of the shares of Newco Common Stock issued to the PEP Individuals in connection with the Merger is not registered under the Securities Act pursuant to the registration statement including the Definitive Information Statement/Prospectus, as soon as practicable after the Effective Time the Surviving Corporation shall file a registration statement on the appropriate form to register such shares for resale under the Securities Act and shall make such other state blue sky filings as are necessary to register such shares, in each case in accordance with the Registration Rights Agreement, dated as of October 21, 1994, among NGC (as successor to Trident Holding), British Gas, NOVA and the PEP Individuals.

                                   ARTICLE 16
                               GENERAL PROVISIONS

     16.1 EFFECT OF DUE DILIGENCE. No investigation by any party to this Agreement into the business, operations and condition of any other party shall diminish in any way the effect of any representations or warranties made by such other party in this Agreement or shall relieve such other party of any of its obligations under this Agreement. Notwithstanding the foregoing, neither Chevron nor NGC shall be deemed to be in breach of its representations and warranties contained herein if and to the extent that the other had actual knowledge on the date hereof that any such representation or warranty was inaccurate; provided, however, that such knowledge shall have no effect on any indemnification obligation hereunder

                                       63

(other than for indemnification for the breach of such representation or warranty) in the absence of fraud or bad faith. The parties agree that any item specifically disclosed on any schedule to this Agreement shall be deemed to be disclosed for all purposes of this Agreement, notwithstanding the fact that such item was not disclosed on any other schedule to this Agreement.

     16.2 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns, and no other Person will have any obligations hereunder; provided, however, that no party hereto may assign any of its rights or obligations hereunder without the prior written consent of all other parties hereto.

     16.3 NOTICES. All notices and other communications hereunder shall be deemed given on the date delivered personally or confirmed as received by facsimile, or two business days after mailed by registered or certified mail (return receipt requested) at the number indicated below at the following addresses:

          (a)  If to NGC, Newco or the Surviving Corporation:
            Mr. Kenneth E. Randolph
            Senior Vice President and General Counsel
            NGC Corporation
            13430 Northwest Freeway, Suite 1200
            Houston, Texas 77040
            Facsimile No. (713) 507-6808

          With a copy to:
                Mr. Robert B. Allen
            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            1700 Pacific Avenue
            Suite 4100 Dallas, Texas 75201-4618
            Facsimile No. (214) 969-4343

Mr. David S. Peterman
            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            1900 Pennzoil Place -- South Tower
            711 Louisiana
            Houston, Texas 77002
            Facsimile No. (713) 236-0822

          (b)  If to Chevron or Newco:
            Chevron U.S.A. Inc.
            1301 McKinney
            Houston, Texas 77010
            Attention: Mr. David Stevenson
            Facsimile No: (713) 754-3366

          With a copy to:
                Mr. Terry Michael Kee
            Pillsbury Madison & Sutro LLP
            235 Montgomery Street
            San Francisco, California 94104
            Facsimile No: (415) 983-1200

     16.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same Agreement, and shall become effective when counterparts have been signed by

                                       64

each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     16.5 MISCELLANEOUS. This Agreement and the documents and instruments to which it refers (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (other than the Confidentiality Agreement), among any of the parties with respect to the subject matter of this Agreement, including, without limitation, the Exclusivity Agreement dated January 21, 1996 between NGC and Chevron; provided, however, that the Exclusivity Agreement shall survive to the extent, but only to the extent, that the Exclusivity Agreement modifies, supplements or amends the Confidentiality Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     16.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

     16.7 NO RECOURSE. Notwithstanding any of the terms or provisions of this Agreement to the contrary, each of the parties hereto agrees that neither it nor any person acting on its behalf may assert any claim or cause or action against any officer or director of any other party hereto in connection with or arising out of this Agreement or any of the transactions contemplated hereby.

     16.8 BULK SALES LAWS. Chevron and NGC hereby waive compliance with all requirements of applicable bulk sales laws.

     16.9 NO REMEDY IN CERTAIN CIRCUMSTANCES. To the extent that a party hereto takes any action pursuant to an order, injunction, decree, judgment or other restraint of a Governmental Entity of competent authority, which is inconsistent with this Agreement or failed to take action consistent with or required under this Agreement, such party shall not incur any liability or obligation unless such party breached its obligations under SECTION 9.3 hereof or did not in good faith use reasonable efforts to resist or object to the imposition or entering of such order, injunction, decree, judgment or other restraint.

     16.10 RECORDING FEES AND SIMILAR COSTS. Chevron and the Surviving Corporation shall each bear one-half of any recording fees and similar costs incurred and imposed upon, or with respect to, the Contributed Businesses to be transferred hereunder.

     16.11 AMENDMENT. This Agreement, to the extent permitted by law, may be amended by the parties to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement; PROVIDED that Section 15.10 may not be amended without the consent of the PEP Individuals.

     16.12 WAIVER. Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. Any waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

     16.13 NO THIRD PARTY BENEFICIARIES. Notwithstanding any other provision of this Agreement, except for the PEP Individuals (which are intended beneficiaries only for purposes of SECTIONS 15.10 AND 16.11) and the Chevron Indemnitees or NGC Indemnitees that are not parties hereto, this Agreement shall not create benefits on behalf of any Person who is not a party to this Agreement or to the Contribution and Assumption Agreement (including, without limitation, any broker or finder or any Prospective Employee or Affected Employee, notwithstanding any provisions to the contrary contained herein), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

     16.14 REAL PROPERTY DISCLOSURES. In connection with the transfer of real property constituting part of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business located in the State of Texas, the Contributing Parties hereby make the disclosures set forth in EXHIBIT 16.14 to this Agreement. NGC and Newco represent that they are aware that the disclosures contained in EXHIBIT 16.14 may be incomplete and agree that Chevron may amend such disclosures from time to time prior to Closing to

                                       65

comply with disclosure generally applicable to the transfer of real estate in the state of Texas ("GENERAL DISCLOSURES"). NGC and Newco further waive any rights they may have arising out of the incompleteness of any General Disclosure given in this Agreement or the Contribution and Assumption Agreement or the failure to give any additional General Disclosure required to be given by and state or local law, statute or ordinance including, but not limited to, Section
230.005 of the Texas Local Government Code, Section 257.004 of the Texas Transportation Code, Section 61.025 of the Texas Natural Resources Code, Section
33.135 of the Texas Natural Resources Code and Section 49.452 of the Texas Water Code. No Uniform Vendor and Purchaser Risk Act enacted by any state in which any part of the real property being transferred hereunder is located, including, without limitation, the Texas Vendor and Purchaser Risk Act in Section 5.007 of the Texas Property Code, shall be applicable with respect to this Agreement, and NGC, Chevron and Newco hereby voluntarily waive the provisions of, and any rights under, any such Vendor and Purchaser Risk Act.

     16.15 WAIVER OF CONSUMER RIGHTS. EACH OF NGC, NEWCO, AND CHEVRON HEREBY WAIVES ITS RESPECTIVE RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES--CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW WHICH GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, EACH OF NGC, NEWCO AND CHEVRON VOLUNTARILY CONSENT TO THIS WAIVER. EACH OF NGC AND NEWCO REPRESENTS AND WARRANTS TO CHEVRON AND CHEVRON WARRANTS TO NGC AND NEWCO, THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, THAT IT IS REPRESENTED BY LEGAL COUNSEL IN SEEKING OR ACQUIRING THE GOODS OR SERVICES HEREUNDER, AND THAT ITS LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY THE OTHER PARTIES OR AN AGENT OF SUCH OTHER PARTIES.

            (The remainder of this page is intentionally left blank)

                                       66

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be signed as of the date first above written by its duly authorized officer.

                                          NGC CORPORATION
                                          By: __________________________________
                                          Printed Name: ________________________
                                          Title: _______________________________

                                          CHEVRON U.S.A. INC.
                                          By: __________________________________
                                          Printed Name: ________________________
                                          Title: _______________________________

                                          MIDSTREAM COMBINATION CORP.
                                          By: __________________________________
                                          Printed Name: ________________________
                                          Title: _______________________________

                                       67

                                  APPENDIX III

                                 LEHMAN BROTHERS

                                  May 20, 1996

Board of Directors
NGC Corporation
13430 Northwest Freeway
Houston, Texas 77040

Members of the Board:

     We understand that NGC Corporation ("NGC" or the "Company") and Chevron USA Inc. ("Chevron") plan to pursue a transaction (the "Proposed Transaction") pursuant to which Chevron's Warren Petroleum Company division ("Warren"), the Natural Gas Business Unit of the Chevron USA Production Company division ("NGBU") and certain assets and operations of affiliates of Chevron (the "Other Assets", collectively with Warren and the NGBU, the "Chevron Operations") will be combined with the assets and operations of NGC into a newly formed entity ("Newco"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Combination Agreement and Plan of Merger and the various Exhibits and Schedules thereto (collectively, the "Agreement"). Pursuant to the Agreement, (i) each share of NGC will be exchanged for one share of Newco; (ii) Chevron will transfer the Chevron Operations to Newco in exchange for (a) 38,623,210 shares of Newco Common Stock, (b) 7,815,363 shares of Newco Series A Participating Preferred Stock, (c) the assumption by Newco of $155 million of assumed indebtedness (subject to adjustment pursuant to the terms of the Agreement) and (d) the issuance of a promissory note by Newco to Chevron in the principal amount of $141 million (subject to adjustment pursuant to the terms of the Agreement); and (iii) Chevron and Newco (or affiliates of each), will enter into certain supply, sales and service agreements with respect to natural gas, natural gas liquids and electricity.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company for the Chevron Operations in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (i) the Agreement and the specific terms of the Proposed Transaction, (ii) the proposed Preliminary Proxy Statement to be used in connection with the Proposed Transaction and such other publicly available information concerning the Company and Chevron that we believe to be relevant to our inquiry, (iii) historical and projected financial and operating information with respect to the business, operations and prospects of the Company and the Chevron Operations furnished to us by the Company and Chevron, respectively, (iv) a trading history of the Company's common stock from March 14, 1995 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (v) a comparison of the historical financial results and present financial condition of the Company and the Chevron Operations with those of other companies that we deemed relevant,
(vi) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant;
(vii) historical and projected pro forma financial and operating results for Newco, including a comparison with historical and projected information for NGC on a stand alone basis; (viii) the relative contribution of the Chevron Operations and NGC to the historical and projected financial and operating results of Newco; (ix) certain projections of cost savings and operating synergies expected to result from a combination of the businesses of the Company and the Chevron Operations; (x) the pro forma ownership profile of Newco; and
(xi) the proposed accounting treatment for the Proposed Transaction, as described to us by the Company and its accountants. In addition, we have had discussions with the management of the Company and of Chevron, in each case concerning their respective businesses, operations, assets, financial condition and prospects and the business, operations, assets, financial condition and prospects of Newco, and we undertook such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with such projections. With respect to the financial projections of the Chevron Operations, we have reviewed such projections with Chevron and have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Chevron as to the future financial performance of the Chevron Operations. However, for purposes of our analysis, we have made certain adjustments to the projections of Chevron. We have discussed these adjusted projections with the management of the Company and they have agreed with the appropriateness of the use of such adjusted projections in performing our analysis. With respect to the pro forma financial projections of Newco, we have relied on the Company projections, the adjusted Chevron projections and certain assumptions regarding cost savings, financing, accounting treatment and other items. We have discussed these assumptions regarding cost savings, financing, accounting treatment and other items with the management of the Company and they have agreed with the appropriateness of the use of such assumptions in performing our analysis. In arriving at our opinion we have assumed that Newco will perform substantially in accordance with such pro forma projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or of the Chevron Operations and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or the Chevron Operations. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company for the Chevron Operations in the Proposed Transaction is fair to the Company.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and Chevron in the past, and are currently engaged to perform investment banking services for Chevron which are unrelated to the Proposed Transaction, and have received and will receive customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Chevron for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                                       2

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                          By:/s/ H.E. MCGEE III
                                                 H.E. McGee III
                                                 Managing Director

                                       3


                                   APPENDIX IV

                          CERTIFICATE OF INCORPORATION
                                       OF
                                 NGC CORPORATION

     FIRST:  The name of the corporation is NGC CORPORATION (the
"Corporation").

     SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH:

     A. CAPITAL STOCK. The total number of shares of stock which the Corporation shall have authority to issue is 450,000,000 shares, divided into two classes as follows: (i) 50,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"); and (ii) 400,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock").

     The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and the Common Stock of the Corporation are as follows:

     B.  PROVISIONS RELATING TO THE PREFERRED STOCK.

     1. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation as hereafter prescribed.

     2. Authority is hereby expressly granted to and vested in the board of directors of the Corporation to authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each such series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

          (i) whether or not such series is to have voting rights, full, special, or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other series or class of stock;

          (ii) the number of shares to constitute such series and the designations thereof;

          (iii) the preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any such series;

          (iv) whether or not the shares of any such series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

          (v) whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

          (vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, or a combination thereof, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

          (vii) the preferences, if any, and the amounts thereof which the holders of any such series shall be entitled to receive upon the voluntary and involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

          (viii) whether or not the shares of any such series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

          (ix) such other special rights and provisions with respect to any such series as may to the board of directors of the Corporation seem advisable.

     3. The shares of each series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The board of directors of the Corporation may increase the number of shares of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The board of directors of the Corporation may decrease the number of shares of the Preferred Stock designated for any existing series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

     C.  PROVISIONS RELATING TO THE SERIES A PARTICIPATING PREFERRED STOCK.

     1. DESIGNATION AND AMOUNT. The shares of such series of Preferred Stock shall be designated as "Series A Participating Preferred Stock" (the "Series
A Preferred"), $0.01 par value per share, and the number of shares of Preferred Stock constituting such series shall be 8,000,000.

     2. DIVIDENDS AND DISTRIBUTION. Subject to the provision for adjustment hereinafter set forth, the holders of the Series A Preferred shall be entitled to receive dividends or distributions equal per share in amount and kind to any dividend or distribution payable on shares of Common Stock, when and as the same are declared by the Board of Directors out of any funds legally available therefor and paid to the holders of Common Stock, and no dividend may be declared and paid on Common Stock unless an identical dividend or distribution is declared and paid concurrently on Series A Preferred. If, however, at any time after the date of original issuance of Series A Preferred, the Corporation shall subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case, the amount to which holders of the Series A Preferred were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of the Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of the Common Stock outstanding immediately prior to such event. The Corporation will have the right to issue shares of capital stock that are senior or junior to or on a parity with the Series A Preferred with respect to dividends without the approval or consent of the holders of Series A Preferred.

     3. VOTING RIGHTS. Except as provided by law, the holders of the Series A Preferred shall have no voting rights on any matter.

     4. REDEMPTION. The shares of the Series A Preferred shall not be redeemable.

     5. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made to the holders of Common Stock or any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of the Series A Preferred shall have received $1.00 per share. All assets of the Corporation available for distribution after the liquidation preferences are fully met of the Series A Preferred and any shares senior to or on a parity with the Series A Preferred with respect to liquidation preferences shall be distributed ratably among the holders of the Series A Preferred and Common Stock in proportion to the number of shares of Series A Preferred and Common Stock outstanding at the time of such liquidation, dissolution or winding up of the Corporation. The Corporation will have the right to issue shares of capital stock that are senior or junior to or on a parity with the Series A Preferred with respect to the liquidation, winding-up or dissolution of the Corporation without the approval or consent of the holders of the Series A Preferred.

     6. CONVERSION. The Series A Preferred may be converted at the option of the holder thereof, or shall be converted automatically without any action on the part of the holder thereof, into shares of Common Stock, on the terms and conditions set forth in this Section 6. For purposes of this section 6, the term "affiliate" shall mean any corporation, partnership or other entity that is an "affiliate" within the meaning of the regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as such regulations are in effect on the date hereof, and the term "Person" shall mean any individual, firm, corporation, partnership, association, trust, joint venture, legal entity, political subdivision or instrumentality or other organization.

     (A) RIGHT TO CONVERT. Subject to the provisions for adjustment hereinafter set forth, each share of the Series A Preferred shall be convertible, at the option of the holder, at any time after the date of issuance of such share, into one share of Common Stock as follows:

          (i) To the extent necessary (a) to avoid dilution of the holder's percentage ownership of the issued Common Stock, provided that, with respect to dilution resulting from the issuance of additional compensatory options as approved by not less than eighty-five percent (85%) of the entire Board of Directors, the holder would have no such conversion right so long as its ownership of Common Stock would still be greater than twenty percent (20%) of the issued Common Stock, assuming for this purpose that all shares of Common Stock subject to currently exercisable options and warrants were issued and outstanding, or (b) to maintain a percentage ownership of the issued Common Stock at least equal to that of the then largest other stockholder of the Corporation;

          (ii) To the extent necessary, if any Person other than the holder of Series A Preferred or an affiliate of such holder makes a tender offer for Common Stock and such holder desires to tender the shares of the Series A Preferred in the same proportion as it tenders Common Stock;

          (iii) Upon approval by the stockholders of the Corporation of any merger or recapitalization proposal in which the Series A Preferred would be treated differently than Common Stock; and

          (iv) Upon approval by the Corporation's stockholders of any (a) sale of all or substantially all of the assets of the Corporation or (b) liquidation, dissolution or winding up of the Corporation.

     (B) AUTOMATIC CONVERSION. Subject to the provisions for adjustment hereinafter set forth, each share of the Series A Preferred shall be automatically converted into one share of Common Stock upon a sale or other transfer (by operation of law, merger or otherwise) by the holder of such shares to any Person other than an affiliate of the holder.

     (C) CONVERSION RATE ADJUSTMENTS. The Conversion Rate of the Series A Preferred shall be subject to adjustment as hereinafter set forth. If at any time the Corporation shall subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case, the number of shares of Common Stock into which each share of the Series A Preferred is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of the Series A Preferred would have been entitled to receive after the happening of any and all of the events described above had such share been converted into Common Stock immediately prior to the happening of such event or the record date therefor, whichever is earlier.

     (D) MECHANICS OF CONVERSION. The holder of any shares of the Series A Preferred may exercise its option to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of the Series A Preferred to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within five business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock of the Corporation to which the holder of the Series A Preferred so converted shall be entitled (and/or any other consideration to which the holders of such shares of Common Stock would then be entitled) and (ii) if less than the full number of shares of the Series A Preferred evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made upon receipt by the Corporation of such notice and such surrendered certificate or certificates representing the shares of the Series A Preferred to be converted, so that the rights of the holder thereof shall cease except for the right to receive Common Stock of the Corporation in accordance herewith (and/or any other consideration to which the holders of such shares of Common Stock would then be entitled), and such holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time.

     D.  PROVISIONS RELATING TO THE COMMON STOCK.

     1. Except as otherwise required by law, and subject to any special voting rights which may be granted any series of Preferred Stock in the board of directors resolution which creates such series, each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in such other holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders.

     2. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as, and if declared by the board of directors of the Corporation, out of funds legally available therefor, dividends payable in cash, stock, or otherwise.

     3 Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock and the holders of any bonds, debentures, or other obligations of the Corporation shall have been paid in full the amounts to which they shall be entitled (if any), or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock and the holders of Series A Preferred in accordance with their respective rights and interest, to the exclusion of the holders of any other series of the Preferred Stock and any bonds, debentures, or other obligations of the Corporation.

     4. Without the consent of the holders of eighty-five percent (85%) of the outstanding Common Stock, the Corporation may (and may permit any subsidiary of the Corporation over which it has control to) sell the following products:

          (i) crude oil;

          (ii) other products usually and normally refined as petroleum products from crude oils; and

          (iii) natural gas liquids or liquefied petroleum gases;

irrespective of where such sales or products are made, only when the seller has no actual knowledge that the sale is not for consumption or resale in one or more of the following areas:

          (i) the United States or any of its territories or possessions;

          (ii) any country wholly located in the Western Hemisphere and/or Europe or surrounded by the Mediterranean Sea;

          (iii) any country all of the territory of which was formerly contained within the Union of Soviet Socialist Republics;

          (iv) any country whose territory is contained within the territories constituting as of the date hereof the countries known as Algeria, Angola, Benin, Burkina Faso, Cameroon, Central African Republic, Chad, Congo, Cote D'Ivoire, Equatorial Guinea, Gabon, Gambia, Ghana, Greenland, Guinea, Guinea Bissau, Iceland, Liberia, Libya, Mali, Mauritania, Mongolia, Morocco, Niger, Nigeria, Rio Muni, Senegal, Sierra Leone, Togo, Tunisia, Turkey, Western Sahara and/or Zaire;

          (v) Antarctica; and

          (vi) international waters;

unless (a) otherwise permitted by the terms of that certain Scope of Business Agreement, dated May 22, 1996, between the Corporation and Chevron Corporation, as the same may from time to time be amended in accordance with the terms thereof, or (b) such Scope of Business Agreement is terminated pursuant to its terms, upon which termination the provisions of this paragraph 4 shall be of no further force and effect. A copy of such Scope of Business Agreement, as the same may be amended, shall be available for inspection by any stockholder of the Corporation at the principal offices of the Corporation. Except as indicated above or as may otherwise be provided in this Certificate of Incorporation or by Delaware law, stockholders shall have no right to approve specific business activities of the Corporation, and the above provisions shall not otherwise affect corporate powers and purposes as stated in Article III.

     E.  GENERAL.

     1. Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (in any form, but not less in value than the par value thereof) as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

     2. The Corporation shall have authority to create and issue rights and options entitling their holders to purchase or otherwise acquire shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the board of directors of the Corporation. The board of directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; PROVIDED, HOWEVER, that the consideration to be received (which may be in any form) for any shares of capital stock subject thereto shall have a value not less than the par value thereof.

     FIFTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein "person" means any other corporation, partnership, association, firm, trust, joint venture, other legal entity, political subdivision, or instrumentality or other organization) in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof (to the extent permitted by applicable law), or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

     SIXTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he (i) is or was a director or officer of the Corporation or
(ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the General Corporation Law of Delaware, as the same exists or may hereafter be amended. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law of Delaware, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the General Corporation Law of Delaware, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee or directors thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee or directors thereof, independent legal counsel or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise. The Company shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the board of directors of the Company.

     The Corporation's obligation, if any, to indemnify or advance expenses to any person who was or is serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement from such other foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise.

     The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

     As used herein, the term "proceeding" means any threatened, pending, or completed action suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

     Any repeal or amendment of this Article SIXTH shall be prospective only and shall not affect the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article SIXTH.

     SEVENTH: The board of directors shall have the power to make, adopt, alter, amend, and repeal from time to time the Bylaws of the Corporation and to make from time to time new Bylaws of the Corporation (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, and repeal Bylaws made by the board of directors or to make new Bylaws) to the extent and in the manner provided in the Bylaws; PROVIDED, HOWEVER, that the stockholders of the Corporation shall be entitled to adopt, alter, amend, or repeal Bylaws made by the board of directors or to make new Bylaws solely upon the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock.

     EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or it stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article EIGHTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article EIGHTH, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the General Corporation Law of Delaware.

     NINTH: The number of directors constituting the board of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Each director of the Corporation shall hold office until the next annual meeting of stockholders or until his or her successor shall have been duly elected and qualified. Directors need not be elected by written ballot.

     TENTH: The incorporator of the Corporation is Shannon M. Hernandez, whose mailing address is 235 Montgomery Street, San Francisco, California 94104. The power of the incorporator shall terminate upon the filing of this Certificate of Incorporation, and the names and mailing addresses of the persons who are to serve as directors until the first annual meeting and until their successors are elected and qualified are:


NAME                 ADDRESS
- ----------------  -------------------------------------------------
R. E. Galvin      1301 McKinney St., Houston, TX 77010
D. L. Paul        1301 McKinney St., Houston, TX 77010
D. R. Dunn        1301 McKinney St., Houston, TX 77010

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly, have hereunto set my hand this 22nd day of May, 1996.


                                                        /s/ Shannon M. Hernandez
                                                            INCORPORATOR

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of Midstream Combination Corp., a Delaware corporation (the "Company"), as amended, contains a limitation of liability provision under which a director will not be personally liable to Newco or its stockholders for monetary damages resulting from breaches of his fiduciary duty of care as a director, including breaches which constitute gross negligence. As a result, the rights of Newco and its stockholders to obtain monetary damages for acts or omissions of directors will be more limited than they would be in the absence of the limitation of liability provision. The limitation of liability provision does not limit or affect a stockholder's ability to seek and obtain relief under the federal securities law.

     Section 145 of the DGCL permits indemnification upon a determination that an officer or director has met the applicable standard of conduct. Such officer or director is required to have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of a corporation and, with respect to any criminal action, without reasonable cause to believe his conduct was unlawful. Section 145 does not authorize indemnification in actions brought by or in the right of a corporation with respect to any claim, issue or matter as to which a director or officer is adjudged to be liable to the corporation, unless specifically authorized by the Delaware Court of Chancery or the court in which such action is brought. Newco's Certificate of Incorporation provides for the mandatory indemnification of officers and directors to the fullest extent permitted under the DGCL. Section 145 also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     The above discussion of Newco's Certificate of Incorporation and of Sections 102 and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and the DGCL.

     Upon consummation of the Combination, Newco, as the surviving corporation in the Combination (in such capacity, "New NGC") will carry purchased liability insurance policies covering its directors and officers to insure against losses that are not covered by the indemnification of directors and officers by Newco, as discussed above. Covered losses include those arising from any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors or officers in their respective capacities as such. It is also contemplated that New NGC will also be insured against losses incurred as a result of indemnity payments to any director or officer.

ITEM 21.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON 8-K

     The following instruments and documents are included as exhibits to this Form S-4.

(a)  Exhibits:


EXHIBIT
NUMBER                      DESCRIPTION
- -------   ----------------------------------------------------------------------

2.1 -- Combination Agreement and Plan of Merger, dated October 21, 1994, among Trident NGL Holding, Inc., Natural Gas Clearinghouse, British Gas General Partner Inc., British Gas Limited Partner Inc., British Gas NGC L.P., NOVA NGC, Inc., Participating Employee Partners, C. L. Watson, Inc., Stephen W. Bergstrom, Inc., Gilbert Burciaga, Inc., A.
          R. Cipriani, Jr., Inc., David C. Feldman, Inc., James T. Hackett, Inc., H. Keith Kaelber, Inc., Kenneth E. Randolph, Inc., Donald R. Sinclair, Inc. and Jacob S. Ulrich, Inc.(11)

+2.2   -- Combination Agreement and Plan of Merger, dated May 22, 1996 by and among NGC Corporation, Chevron U.S.A., Inc. and Midstream Combination Corp.

+2.3   -- Form of Amendment to Combination Agreement by and among NGC
          Corporation, Chevron U.S.A., Inc. and Midstream Combination Corp.

                                      S-1

3.1    -- Certificate of Incorporation of NGC Corporation.(5)

3.2    -- Amended and Restated By-Laws of NGC Corporation.(15)

+3.3   -- Certificate of Incorporation of Midstream Combination Corp.

+3.4   -- By-Laws of Midstream Combination Corp.

+3.5   -- Certificate of Incorporation of New NGC Corporation (as successor in interest in the Combination).

+3.6   -- Form of By-Laws of NGC Corporation (as successor in interest in the
          Combination).

4.1 -- Indenture, dated as of September 9, 1993, between Trident NGL, Inc. and Ameritrust Texas National Association, as Trustee.(6)

4.2 -- Form of 14% Senior Subordinated Note of Trident NGL, Inc. due 2001 (included in Exhibit 4.1).

4.3 -- Note Purchase Agreement, dated as of August 30, 1991, by and among Trident NGL, Inc. and the Purchasers named therein.(2)

4.4 -- Indenture, dated as of April 15, 1993, between Trident NGL, Inc. and First National Bank of Boston, as Trustee.(4)

4.5 -- Form of 10.25% Subordinated Note of Trident NGL, Inc. due 2001 (included in Exhibit 4.4).

4.6 -- Waiver and Agreement, dated as of October 31, 1993, by and among Trident NGL Holding, Inc. and the other parties signatory thereto.(5)

4.7 -- Terms of the Contingent Right of Certain Trident stockholders to receive the Contingent Shares.(12)

4.8    -- Terms of the NGC Partners Right to receive the Contingent
          Shares.(12)

4.9 -- Credit Agreement dated as of March 14, 1995, among NGC Corporation and The First National Bank of Chicago, individually and as agent, The Chase Manhattan Bank National Association and NationsBank of Texas N.A., individually and as co-agent, and certain other lenders named therein.(14)

4.10 -- Indenture, dated as of December 11, 1995, between NGC Corporation Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee.(13)

4.11   -- Form of Senior Notes (included in Exhibit 4.10).

+5.1   -- Opinion and Consent of Pillsbury Madison & Sutro L.L.P., as to the
          validity of the securities being registered hereby.

+7.1   -- Opinion and consent of Richards Layton & Finger regarding the
          Series A Participating Preferred Stock.

+8.1   -- Tax Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld,
          L.L.P.

10.1 -- Stock Purchase Agreement, dated as of August 30, 1991, among Trident NGL Holding, Inc., Trident NGL Holding Subsidiary, Inc., HM/Trident, L.P., OXY NGL Inc. and the other purchasers listed on
          Schedule I thereto.(1)

10.2 -- Amended and Restated Stockholders Agreement, dated as of April 15, 1993, among Trident NGL Holding, Inc., HM/Trident, L.P. and the other parties listed on Schedule I thereto.(9)

10.3 -- Agreement of Sale and Purchase of Assets, dated as of May 15, 1991, as amended on June 6, 1991 and August 30, 1991, by and between OXY USA Inc. and Trident Energy, Inc.(1)

10.4 -- Master Agreement on Gas Processing, dated as of May 5, 1991, by and between OXY USA Inc. and Trident NGL, Inc.(1)

10.5 -- Agreement on Employment, Employee Benefits and Wages, dated as of August 30, 1991, by and between OXY USA Inc. and Trident NGL, Inc.(1)

10.6 -- Product Sale and Delivery Agreement between Trident NGL, Inc., OXY NGL Pipeline Company and OXY Petrochemicals, Inc. dated as of August 30, 1991.(1)

10.7 -- Right of First Refusal Agreement, dated as of August 30, 1991, by and between OXY USA Inc. and Trident NGL, Inc. (Lake Charles facilities and Trident NGL Pipeline).(1)

                                      S-2

10.8 -- Right of First Refusal Agreement, dated as of August 30, 1991, by and between OXY USA Inc. and Trident NGL, Inc. (Hackberry storage facilities and terminal).(1)

10.9   -- Amended and Restated Gulf Coast Fractionators Partnership
          Agreement.(7)

10.10 -- Employment Agreement, dated as of July 9, 1991, by and between Bruce M. Withers, Jr. and Trident NGL, Inc.(1)

10.11 -- Amendment to Employment Agreement, dated as of April 28, 1994, by and between Bruce M. Withers, Jr., Trident NGL Holding, Inc. and Trident NGL, Inc.(8)

10.12 -- Second Amendment, dated as of October 21, 1994, to Employment Agreement, dated as of July 9, 1991, as amended, by and between Bruce
          M. Withers, Jr. and Trident NGL, Inc.

10.13 -- Employment Agreement, dated as of May 19, 1992, between C.L. Watson and Natural Gas Clearinghouse.(12)

10.14 -- Employment Agreement, dated as of May 19, 1992, between Stephen W. Bergstrom and Natural Gas Clearinghouse.(12)

+10.15 -- NGC Corporation Amended and Restated 1991 Stock Option Plan.

10.16  -- NGC Corporation Employee Equity Option Plan.(12)

+10.17 -- NGC Corporation Amended and Restated Non-Employee Director
          Compensation Plan.

10.18 -- Agreement for the Construction, Ownership and Operation of the Mont Belvieu I Fractionation Facility between Trident NGL, Inc. and Union Pacific Fuels, Inc. dated November 17, 1993.(7)

10.19 -- The Amended and Restated Natural Gas Clearinghouse Deferred Compensation Plan, dated February 28, 1992.(14)

10.20 -- Natural Gas Clearinghouse Above Base Incentive Compensation Plan, as amended and restated, effective as of January 1, 1994.(14)

10.21 -- Unanimous Shareholder Agreement, dated February 25, 1994, among Novacorp International Inc., (formerly NOVA Gas Services, Ltd.), NGC Canada Inc. and Novagas Clearinghouse, Ltd.(14)

10.22 -- First Amendment to Unanimous Shareholders Agreement, dated May 20, 1994, among Novacorp International Inc. (formerly NOVA Gas Services, Ltd.), NGC Canada, Inc. and Novagas Clearinghouse, Ltd.(14)

10.23 -- Limited Partnership Agreement, dated February 25, 1994, among Novacorp International Inc. (formerly Nova Gas Services, Ltd.), NGC Canada, Inc., and Novagas Clearinghouse, Ltd.(14)

10.24 -- Amended and Restated Lease Agreement entered into June 3, 1992 between Cypress Crossing Venture, as Landlord, and Natural Gas Clearinghouse, as Tenant.(14)

10.25 -- First Amendment to Amended and Restated Lease Agreement, dated effective as of November 1, 1992, between Cypress Crossing Venture and Natural Gas Clearinghouse.(14)

10.26 -- Second Amendment to Amended and Restated Lease Agreement, dated effective as of May 1, 1994, between Cypress Crossing Venture and Natural Gas Clearinghouse.(14)

10.27 -- Amended Contract for Processing Gas, dated January 1, 1995, by and between Amoco Production Company and Trident NGL, Inc.(5)

10.28 -- Lock-up Agreement, dated as of October 21, 1994, executed by BG Holdings, Inc., in favor of Trident NGL Holding, Inc.(12)

10.29 -- Lock-up Agreement, dated as of October 21, 1994, executed by NOVA Gas Services (U.S.) Inc. in favor of Trident NGL Holding, Inc.(12)

10.30 -- Lock-up Agreement, dated as of October 21, 1994, executed by C.L. Watson, Stephen W. Bergstrom, Gilbert Burciaga, A. R. Cipriani, Jr., David C. Feldman, Inc., James T. Hackett, H. Keith Kaelber, Kenneth E. Randolph, Donald R. Sinclair, and Jacob S. Ulrich in favor of Trident NGL Holding, Inc.(12)

                                      S-3

10.31 -- Indemnification Agreements dated as of October 21, 1994, between Trident NGL Holding, Inc. and BG Holdings, Inc.(12)

10.32 -- Indemnification Agreement, dated as of October 21, 1994, among Trident NGL Holding, Inc., NOVA Gas Services (U.S.) Inc. and NOVA Investments (U.S.) Inc.(12)

10.33 -- Indemnification Agreements, dated as of October 21, 1994, between Trident NGL Holding, Inc. and each of C. L. Watson, Stephen W. Bergstrom, Gilbert Burciaga, A. R. Cipriani, Jr., James T. Hackett, H. Keith Kaelber, Kenneth E. Randolph, Donald R. Sinclair, and Jacob S. Ulrich, respectively.(12)

10.34 -- Indemnification Agreement, dated as of October 21, 1994, among Trident NGL Holding, Inc. and David C. Feldman, Inc. and David C. Feldman.

10.35 -- Administrative Services Agreement, dated as of October 21, 1994, between Trident NGL Holding, Inc. and NOVAGAS Clearinghouse Limited Partnership.(12)

10.36 -- Master Services Contract, dated as of October 21, 1994, between Accord Energy Limited and Trident NGL Holding, Inc.(12)

10.37 -- Stockholders Agreement, dated as October 21, 1994, among Trident NGL Holding, Inc. and certain of its Stockholders.(12)

10.38 -- Stockholders Agreement, dated as of October 21, 1994, among Trident NGL Holding, Inc., HMTF, BG Holdings, Inc., NOVA Gas Services (U.S.) Inc. and certain other stockholders named therein.(12)

10.39 -- Registration Rights Agreement, dated as of October 21, 1994, among Trident NGL Holding, Inc., BG Holdings, Inc., NOVA Gas Services (U.S.) Inc. and each of C. L. Watson, Stephen W. Bergstrom, Gilbert Burciaga,
          A. R. Cipriani, Jr., David C. Feldman, Inc., James T. Hackett, H. Keith Kaelber, Kenneth E. Randolph, Donald R. Sinclair, and Jacob S. Ulrich.(12)

+10.40 -- Form of Contribution and Assumption Agreement, dated as of , 1996, among Chevron U.S.A. Inc., Chevron Pipe Line Company, Chevron Chemical Company and Midstream Combination Corp.

+10.41 -- Form of Midstream Combination Corp. Note, dated as of , 1996, among
          Chevron U.S.A. Inc. and Midstream Combination Corp.

+10.42 -- Form of Voting Agreement dated May 22, 1996 between Chevron U.S.A.
          Inc. and BG Holdings, Inc.

+10.43 -- Scope of Business Agreement dated May 22, 1996 between Chevron
          Corporation and NGC Corporation.

+10.44 -- Stockholders Agreement, dated May 22, 1996, among BG Holdings,
          Inc., NOVA Gas Services (U.S.) Inc. and Chevron U.S.A. Inc.

+10.45 -- Form of Registration Rights Agreement, dated as of , 1996, among
          NGC Corporation, BG Holdings, Inc., NOVA Gas Services (U.S.) Inc. and Chevron U.S.A. Inc.

+10.46 -- Form of Master Alliance Agreement, dated as of , 1996, among
          Chevron U.S.A. Inc., Chevron Chemical Company, Chevron Pipe Line Company, and other Chevron U.S.A. Inc. affiliates, NGC Corporation, Natural Gas Clearinghouse, Warren Petroleum Company Limited Partnership, Electric Clearinghouse, Inc. and other NGC Corporation affiliates.

*+10.47-- Form of Natural Gas Purchase and Sale Agreement, dated as of ,
          1996, among Chevron U.S.A. Inc. and Natural Gas Clearinghouse.

*+10.48-- Form of Master Natural Gas Processing Agreement, dated as of ,
          1996, among Chevron U.S.A. Inc. and Warren Petroleum Company Limited Partnership.

*+10.49-- Form of Master Natural Gas Liquid Purchase Agreement, dated as of ,
          1996, among Warren Petroleum Company Limited Partnership and Chevron U.S.A. Inc.

                                      S-4

*+10.50-- Form of Gas Supply and Service Agreement, dated as of , 1996, among
          Chevron Products Company and Natural Gas Clearinghouse.

+10.51 -- Master Power Service Agreement, dated as of May 16, 1996, among
          Electric Clearinghouse, Inc. and Chevron U.S.A. Production Company.

+10.52 -- Master Power Service Agreement, dated as of May 16, 1996, among
          Electric Clearinghouse, Inc. and Chevron Chemical Company.

+10.53 -- Master Power Service Agreement, dated as of May 16, 1996, among
          Electric Clearinghouse, Inc. and Chevron Products Company.

*+10.54-- Form of Feedstock Sale and Refinery Product Purchase Agreement dated as of , 1996, among Chevron Products Company and Warren Petroleum Company Limited Partnership.

*+10.55-- Form of Refinery Product Sale Agreement (Hawaii), dated as of ,
          1996, among Warren Petroleum Company Limited Partnership and Chevron Products Company.

*+10.56-- Form of Feedstock Sale and Refinery Product Master Services
          Agreement, dated as of , 1996, among Chevron Products Company and Warren Petroleum Company Limited Partnership.

*+10.57-- Barge Co. Term Sheet, dated as of , 1996, among Chevron U.S.A. Inc.
          and NGC Corporation.

*+10.58-- CCC Product Sale and Purchase Agreement dated as of , 1996, among
          Warren Petroleum Company Limited Partnership and Chevron Chemical Company.

*+10.59-- CCC/WPC Services Agreement, dated as of , 1996, among Chevron
          Chemical Company and Warren Petroleum Company Limited Partnership.

*+10.60-- Operating Agreement, dated as of , 1996, among Warren Petroleum
          Company Limited Partnership and Chevron Pipe Line Company.

+10.61 -- Galena Park Service Agreement, dated as of , 1996, among Chevron
          Products Company and Midstream Combination Corp.

*+10.62-- Venice Complex Operating Agreement, dated as of August 1, 1996, among Chevron U.S.A. Inc. and Warren Petroleum Company Limited Partnership.

*+10.63-- Product Storage Lease and Terminal Access Agreement, dated as of
          August 1, 1996, among Chevron U.S.A. Inc. and Warren Petroleum Company Limited Partnership.

+10.64 -- Lone Star Swap Transaction Confirmation Term Sheet, dated as of ,
          1996, among Chevron U.S.A. Inc. and NGC Corporation.

*+10.65-- Form of West Texas LPG Pipeline Partnership Agreement by and between Chevron Pipe Line Company, or an affiliate thereof, and an affiliate of NGC Corporation.

*+10.66-- Form of West Texas LPG Pipeline Operating Agreement by and between
          Chevron Pipe Line Company, or an affiliate thereof, and the West Texas LPG Pipeline Partnership.

+10.67 -- Employment Agreement dated April 2, 1996 by and between NGC
          Corporation and Mr. Stephen A. Furbacher.

+10.68 -- Employment Agreement dated March 15, 1996 by and between NGC
          Corporation and Mr. Mark L. Hazelwood.

+10.69 -- Lease Agreement entered into on June 12, 1996 between Metropolitan
          Life Insurance Company and Metropolitan Tower Realty Company, Inc., as landlord, and NGC Corporation, as tenant.

+10.70 -- First Amendment to Lease Agreement entered into on June 12, 1996 between Metropolitan Life Insurance Company and Metropolitan Tower Realty Company, Inc., as landlord, and NGC Corporation, as tenant.

+13.1(i)- Annual Report on Form 10-K/A of NGC Corporation for the period ending December 31, 1995.

                                      S-5

+13.2(ii) Quarterly Report on Form 10-Q/A of NGC Corporation for the three month period ending March 31, 1996.

+21.1  -- Subsidiaries of the Registrant.

+21.2  -- Subsidiaries of NGC Corporation.

+23.1  -- Consent of Arthur Andersen LLP, Independent Auditors.

+23.2  -- Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1)

+23.3  -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
          Exhibit 8.1)

+23.4  -- Consent of Lehman Brothers, Inc.

+23.5  -- Consents of nominees to the Registrant's Board of Directors.

+23.6  -- Consent of Richards Layton & Finger (included in Exhibit 7.1)

+23.7  -- Consent of Price Waterhouse, Chartered Accountants and Registered
          Auditors.

+24.1  -- Power of Attorney (included on the signature page hereto).

+99.1  -- Form of Proxy Card.
- ------------

  +  Filed herewith.

  * Exhibit omits certain information which the Company has filed separately with the Commission pursuant to a confidential treatment request pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

 (1) Incorporated by reference to exhibits to the Registration Statement of Trident NGL, Inc. on Form S-1, Registration No. 33-43871.

 (2) Incorporated by reference to exhibits to the Registration Statement of Trident NGL, Inc. on Form S-1, Registration No. 33-46416.

 (3) Incorporated by reference to exhibits to the registration Statement of Trident NGL, Inc. on Form S-1, Registration No. 33-59200.

 (4) Incorporated by reference to exhibits to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 1993 of Trident NGL, Inc. Commission File No. 1-11156.

 (5) Incorporated by reference to exhibits to the Annual Report on Form 10-K of NGC Corporation for the year ended December 31, 1994, Commission File No. 1-11156.

 (6) Incorporated by reference to exhibits to the Registration Statement of Trident NGL Holding, Inc. on Form S-1, Registration No. 33-68842.

(7) Incorporated by reference to exhibits to the Annual Report of Trident NGL Holding, Inc. on Form 10-K for the Fiscal Year Ended December 31, 1993, Commission File No. 1-11156.

 (8) Incorporated by reference to exhibits to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 1994 of Trident NGL Holding, Inc., Commission File No. 1-11156.

 (9) Incorporated by reference to exhibits to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1994 of Trident NGL Holding, Inc., Commission File No. 1-11156.

(10) Incorporated by reference to exhibits to the Current Report on Form 8-K of Trident NGL Holding, Inc., Commission File No. 1-11156, dated August 4, 1994.

(11) Incorporated by reference to exhibits to the Current Report on Form 8-K of Trident NGL Holding, Inc., Commission File No. 1-11156, dated October 21, 1994.

(12) Incorporated by reference to exhibits to the Registration Statement of Trident NGL Holding, Inc. on Form S-4, Registration No. 33-88907.

(13) Incorporated by reference to the Registration Statement of NGC Corporation on Form S-3, Registration No. 33-97368.

(14) Incorporated by reference to exhibits to the current report on Form 8-K of NGC Corporation, Commission File 1-11156, dated March 14, 1995.

(15) Incorporated by reference to exhibits to the Annual Report of NGC Corporation on Form 10-K for the Fiscal Year Ended December 31, 1995, Commission File No. 1-11156.

                                      S-6

(b)  Financial Statement Schedules.

     None

(c) Reports, Opinions and Appraisals -- Opinion of Lehman Brothers Inc. dated May 22, 1996 relating to the fairness of the consideration to be received by NGC in the Combination (See Appendix III of the Proxy
     Statement/Prospectus).

ITEM 22.  UNDERTAKINGS.

(a)  Undertakings Required by Item 512 of Regulation S-K

     RULE 415 OFFERING UNDERTAKING.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 10.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ^ 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                      S-7

     UNDERTAKING RELATING TO INCORPORATING BY REFERENCE SUBSEQUENT EXCHANGE ACT FILINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     UNDERTAKING REGARDING INCORPORATED ANNUAL OR QUARTERLY REPORTS.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     UNDERTAKINGS RELATING TO REGISTRATION ON FORM S-4.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                      S-8

                               POWER OF ATTORNEY

     The registrant and each person whose signature appears below hereby designates and appoints David R. Dunn, Darald W. Callahan, Donald L. Paul, and Peter J. Robertson, and each of them, as its or his attorneys-in-fact (the "Attorney-in-Fact") with full power to act in each capacity stated below, to sign one or more amendments (including post-effective amendments) to this Registration Statement on Form S-4 as any such Attorney-in-Fact deems appropriate, and to file each such amendment to this Registration Statement on Form S-4 together with all exhibits thereto and any and all documents in connection therewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 31, 1996.

                                                    MIDSTREAM COMBINATION CORP.
                                                    By:/s/ DAVID R. DUNN
                                                            David R. Dunn,
                                                              President

Date:  July 31, 1996

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     SIGNATURE                      TITLE                            DATE
- ----------------------   -------------------------------     -------------------
/s/DAVID R. DUNN         President (Principal Executive          July 31, 1996
   David R. Dunn         Officer and Principal Financial
                         and Accounting Officer

/s/DARALD W. CALLAHAN               Director                     July 31, 1996
   Darald W. Callahan

/s/DONALD L. PAUL                   Director                     July 31, 1996
   Donald L. Paul

/s/PETER J. ROBERTSON               Director                     July 31, 1996
   Peter J. Robertson

                                      S-9